Filed Pursuant to Rule 424(b)(4)
Registration No. 333-260003

55,000,000 Ordinary Shares

GLOBALFOUNDRIES Inc.

This is an initial public offering of the ordinary shares, US$0.02 par value per share, of GLOBALFOUNDRIES Inc., or the company. We are offering 30,250,000 of the ordinary shares to be sold in this offering. Mubadala Investment Company PJSC (“Mubadala”) is offering 24,750,000 of the ordinary shares to be sold in the offering. We will not receive any proceeds from the sale of ordinary shares by Mubadala. Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price per ordinary share is US$47.00. We have been approved to list our ordinary shares on the Nasdaq under the symbol “GFS.”

Following the completion of this offering and the Concurrent Private Placement referred to below, we will be a “controlled company” as defined under the Nasdaq corporate governance requirements. Our shareholder, Mubadala, through its wholly owned subsidiaries Mubadala Technology Investment Company (“MTIC”) and MTI International Investment Company LLC (“MTIIIC”), will beneficially own 89.4% of our issued and outstanding ordinary shares and control approximately 89.4% of the voting power of our issued and outstanding ordinary shares following this offering and the Concurrent Private Placement, assuming no exercise of the underwriters’ option to purchase additional ordinary shares. See “Principal and Selling Shareholder.”

Certain funds and accounts managed by subsidiaries of BlackRock, Inc., certain funds and accounts managed by Columbia Management Investment Advisers, LLC, certain entities affiliated with Fidelity Management & Research Company LLC, certain affiliates of Koch Strategic Platforms, LLC, an affiliate of Koch Industries, Inc., and Qualcomm Incorporated (collectively, the “cornerstone investors”) have indicated an interest in purchasing ordinary shares with an aggregate purchase price of approximately $1.05 billion in this offering at a price per share equal to the initial public offering price. These indications of interest have been made severally but not jointly. The underwriters will receive the same underwriting discount on any ordinary shares purchased by the cornerstone investors as they will on any other ordinary shares sold to the public in this offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no ordinary shares in this offering to any or all of the cornerstone investors, or any or all of these cornerstone investors may determine to purchase more, fewer or no shares in this offering. Certain funds affiliated with Silver Lake Technology Management, L.L.C. (“Silver Lake”) have agreed to purchase ordinary shares from us with an aggregate purchase price of approximately $75.0 million in a concurrent private placement transaction at a price per share equal to the initial public offering price (the “Concurrent Private Placement”). The Concurrent Private Placement is contingent upon, and is expected to close immediately following, the closing of this offering as well as the satisfaction of customary closing conditions. See “Recent Developments—Concurrent Private Placement.”

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 23 of this prospectus.

	Per Ordinary Share	Total
Initial public offering price	US$47.00	US$2,585,000,000
Underwriting discounts and commissions(1)	US$1.41	US$77,550,000
Proceeds to us, before expenses	US$45.59	US$1,379,097,500
Proceeds to Mubadala, before expenses	US$45.59	US$1,128,352,500

(1)	See “Underwriters” for additional information regarding total underwriter compensation.

At our request, the underwriters have reserved up to 2,750,000 ordinary shares, or up to 5% of the shares offered by us and Mubadala in this offering, for sale at the initial public offering price through a directed share program to certain employees and other related persons identified by us. See the section titled “Underwriters—Directed Share Program.”

Mubadala has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 8,250,000 additional ordinary shares at the public offering price, less underwriting discounts and commissions.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment in New York, New York on or about November 1, 2021, through the book-entry facility of The Depository Trust Company.

MORGAN STANLEY	BofA SECURITIES	J.P. MORGAN
CITIGROUP		CREDIT SUISSE

DEUTSCHE BANK SECURITIES	HSBC	JEFFERIES

BAIRD	COWEN	NEEDHAM & COMPANY	RAYMOND JAMES	WEDBUSH SECURITIES

DREXEL HAMILTON	SIEBERT WILLIAMS SHANK	IMI - INTESA SANPAOLO

PROSPECTUS DATED OCTOBER 27, 2021

GF: Delivering pervasive semiconductors for humankind

You should rely only on the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and Mubadala have not, and the underwriters have not, authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and Mubadala take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and Mubadala are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares. Our results of operations, financial condition, business and prospects may have changed since such date.

Through and including November 21, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in the ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside of the United States: neither we, Mubadala, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, observe any restrictions relating to, the offering of ordinary shares and this distribution of this prospectus outside of the United States.

i

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report under International Financial Reporting Standards (“IFRS”), as adopted by the International Accounting Standards Board (“IASB”). Our financial statements were not prepared in accordance with generally accepted accounting principles in the United States. We present our consolidated financial statements in U.S. dollars. References in this prospectus to “US$” or “$” refer to U.S. dollars, the official currency of the United States.

Use of Non-IFRS Financial Measures

Certain parts of this prospectus contain the following non-IFRS financial measures: adjusted gross profit (loss), adjusted loss from operations, adjusted EBITDA, adjusted net loss from continuing operations and adjusted loss per share.

Adjusted gross profit (loss), adjusted loss from operations, adjusted EBITDA, adjusted net loss from continuing operations and adjusted loss per share are used by our management to monitor the underlying performance of the business and its operations. These measures are used by different companies for differing purposes and are often calculated in ways that reflect the circumstances of those companies. You should exercise caution in comparing these measures as reported by us to the same or similar measures as reported by other companies. Adjusted gross profit (loss), adjusted loss from operations, adjusted EBITDA, adjusted net loss from continuing operations and adjusted loss per share may not be comparable to similarly titled metrics of other companies. These measures are unaudited and have not been prepared in accordance with IFRS or any other generally accepted accounting principles.

Adjusted gross profit (loss), adjusted loss from operations, adjusted EBITDA, adjusted net loss from continuing operations and adjusted loss per share are not measurements of performance under IFRS or any other generally accepted accounting principles, and you should not consider them as an alternative to loss for the period, operating loss or other financial measures determined in accordance with IFRS or other generally accepted accounting principles. These measures have limitations as analytical tools, and you should not consider them in isolation.

ii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “GF,” “the company,” “we,” “us” and “our” in this prospectus refer to GLOBALFOUNDRIES Inc. and its consolidated subsidiaries.

GLOBALFOUNDRIES INC.

Overview

We are one of the world’s leading semiconductor foundries. We manufacture complex, feature-rich integrated circuits (“ICs”) that enable billions of electronic devices that are pervasive throughout nearly every sector of the global economy. With our specialized foundry manufacturing processes, a library consisting of thousands of qualified circuit-building block designs (known as intellectual property (“IP”) titles or IP blocks), and differentiated transistor and device technology, we serve a broad range of customers, including the global leaders in IC design, and provide optimized solutions for the function, performance and power requirements of critical applications driving key secular growth end markets. As the only scaled pure-play foundry with a global footprint that is not based in China or Taiwan, we help customers mitigate geopolitical risk and provide greater supply chain certainty. We define a scaled pure-play foundry as a company that focuses on producing ICs for other companies, rather than those of its own design, with more than $2 billion of annual foundry revenue.

Technology megatrends including internet of things (“IoT”), 5G, cloud, artificial intelligence (“AI”) and next-generation automotive are reshaping the global economy and driving a new golden age for semiconductors—a market that is expected to grow to more than $1 trillion by the end of this decade, from close to $0.5 trillion in 2021, according to VLSI Research. Semiconductors have become ubiquitous, powering a broad range of applications from consumer devices to enterprise and industrial applications. Semiconductor innovation is essential to the growth and development of many parts of the technology ecosystem. This includes the software and AI revolution and data collection, transmission and processing at an unprecedented scale, as well as increasing use of advanced driver-assistance systems (“ADAS”) and electrification of automobiles, with electric vehicle penetration, consisting of hybrid-full, hybrid-mild and battery electric vehicle propulsion systems, expected to increase from 19% in 2021 to 55% in 2027, according to IHS Markit from July 2021. Semiconductor innovation is also essential for many industrial applications. As the manufacturing backbone of the semiconductor industry, foundries are the bedrock of the global technology ecosystem, and, by extension, the world economy. Foundries such as GF drive innovation by providing advances in process technologies, materials science and IC design IP within the global supply chain to enable customers to develop ICs, accelerate time-to-market and offer value-added services.

We provide differentiated foundry solutions that enable the era for data-centric, connected, intelligent and secure technologies. We are redefining the foundry model with feature-rich solutions that enable our customers to develop innovative products for an increasingly wide variety of applications across broad and pervasive markets. We unlock value for our customers by helping drive technology in multiple dimensions, making their products more intelligent and intuitive, more connected and secure, and more powerful and energy-efficient. Our objective is to be the global leader in feature-rich semiconductor manufacturing—the foundry of choice for the pervasive semiconductor market. We have a large and growing market opportunity with an estimated serviceable addressable market (“SAM”) of $54 billion in 2020, which reflects the sum of all foundry revenues excluding memory and revenues from <12nm wafers, as estimated by Gartner. Our SAM is supported by significant opportunities in our core markets of Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive and Personal Computing.

Since our founding in 2009, we have invested over $23 billion in our company to build a global manufacturing footprint with multiple state-of-the-art facilities across three continents, offering customers the flexibility and security their supply chains require. As semiconductor technologies become more complex with advanced integration requirements, we are also able to offer comprehensive, state-of-the-art design solutions and services that provide our customers with a high-quality, cost-effective and faster path to market. We have over 50 ecosystem partners spanning IP, electronic design automation, outsourced assembly and test and design services. Building on an existing library of more than 4,000 IP titles, we currently have more than 950 IP titles in active development across 26 process nodes and 34 IP partners.

We focus on feature-rich devices that include digital, analog, mixed-signal, radio frequency (“RF”), ultra-low power and embedded memory solutions that connect, secure and process data, and efficiently power the digital world around us. As the semiconductor and technology industries become more complex, we expect to become an even more vital partner to fabless semiconductor design companies, integrated device manufacturers (“IDMs”) and original equipment manufacturers (“OEMs”), bringing their designs to life in physical hardware. Our core technology portfolio includes a range of differentiated technology platforms, including our industry-leading RF Silicon-on-Insulator (“SOI”) solutions, advanced high-performance Fin Field-Effect Transistor (“FinFET”), feature-rich Complementary Metal-Oxide Semiconductor (“CMOS”), our proprietary Fully-Depleted SOI (“FDXTM”), high-performance Silicon Germanium (“SiGe”) products and Silicon Photonics (“SiPh”), all of which can be purposely engineered, innovated and designed for a broad set of demanding applications. Customers depend on us for feature-rich solutions based on these differentiated technologies in a growing number of applications that require low power, real-time connectivity and on-board intelligence.

The combination of our highly-differentiated technology and our scaled manufacturing footprint enables us to attract a large share of single-sourced products and long-term supply agreements, providing a high degree of revenue visibility and significant operating leverage, resulting in improved financial performance and bottom line growth. As of the date of this prospectus, the aggregate lifetime revenue commitment reflected by these agreements amounted to approximately $20 billion, including more than $10 billion during the period from 2022 through 2023 and more than $2.5 billion in advanced payments and capacity reservation fees. These agreements include binding, multi-year, reciprocal annual (and, in some cases, quarterly) minimum purchase and supply commitments with wafer pricing and associated mechanics outlined for the contract term. Through an intense focus on collaboration, we have built deep strategic partnerships with a broad base of more than 200 customers as of December 31, 2020, many of whom are the global leaders in their field. In the first six months of 2021, our top ten customers, based on wafer shipment volume, included some of the largest semiconductor companies in the world: Qualcomm Inc. (“Qualcomm”), MediaTek Inc. (“MediaTek”), NXP Semiconductors N.V. (“NXP”), Qorvo, Inc. (“Qorvo”), Cirrus Logic, Inc. (“Cirrus Logic”), Advanced Micro Devices, Inc. (“AMD”), Skyworks Solutions, Inc. (“Skyworks”), Murata Manufacturing Co., Ltd. (“Murata”), Samsung Electronics Co., Ltd. (“Samsung”) and Broadcom Inc. (“Broadcom”). A key measure of our position as a strategic partner to our customers is the mix of our wafer shipment volume attributable to single-sourced business, which represented approximately 61% of wafer shipment volume in 2020, up from 47% in 2018. We define single-sourced products as those that we believe can only be manufactured with our technology and cannot be manufactured elsewhere without significant customer redesigns. Approximately 80% of our more than 350 design wins in 2020 were for single-sourced business, a record-breaking year in terms of number of design wins, up from 69% in 2018. We define a design win as the successful completion of the evaluation stage, where a customer has assessed our technology solution, verified that it meets its requirements, qualified it for their products and confirmed to us their selection.

In addition to our highly-differentiated technology platforms, our capital-efficient, scaled manufacturing footprint spanning three continents gives us the flexibility and agility to meet the dynamic needs of our customers around the globe, help them mitigate geopolitical risk and provide greater supply chain certainty. We are also one of the most advanced accredited foundry providers to the U.S. Department of Defense (“DoD”) and have the ability to extend this high-assurance model to serve commercial customers and to enhance supply chain security and resilience at a time when they are becoming more critical to national and economic security. Since foundry production is concentrated in China and Taiwan, we believe our global manufacturing footprint is a key differentiator that makes us the ideal partner for local and regional government stakeholders at a time when many regions, in particular the United States and Europe, are contemplating significant funding to secure and grow domestic semiconductor manufacturing capabilities.

We currently operate five manufacturing sites in the following locations: Dresden, Germany; Singapore; Malta, New York; Burlington, Vermont; and East Fishkill, New York. Subsequent to our transfer of our East Fishkill facility (the “EFK facility”) (see “Business—Manufacturing and Operations”), we will have four world-class manufacturing sites on three continents, providing the scale, technology differentiation and geographic diversification that we believe are critically important to our customers’ success, with total 300mm equivalent capacity in 2020 of approximately 1,920 kilo wafers per annum (“kwpa”).

Industry Background

Technology Megatrends Are Reshaping the Global Economy

The global economy’s dependency on technology is greater today than ever before. Consumer devices played a significant role in technological advances over the last decade, triggering a wave of innovation in design and manufacturing, as evidenced by the evolution of the smartphone since the introduction of the iPhone in 2007. The number of connected devices worldwide increased from 13.3 billion in 2015 to 21.6 billion in 2020, according to IoT Analytics. The latest generations of smartphone devices have integrated and improved the functionality of dozens of applications, including the Global Positioning System (“GPS”), camera, camcorder, music player, recorder, measuring devices, remote controller, car keys and credit cards, which in turn has spawned increased innovation in myriad electronic devices across numerous markets. Several megatrends including IoT, 5G, cloud, AI and next-generation automotive are poised to lead the next decade of technology advances, redefining how we use electronic devices to live, work and interact as a global society. These megatrends are reshaping nearly every industry in the global economy and rely on advances in semiconductor technology across multiple innovation vectors.

A New Golden Age for Semiconductors

Semiconductors are the core building blocks of electronic devices and systems, including those used in mobile devices, automobiles, consumer electronics, wearables, smart home devices, 5G wireless infrastructure, robotics, personal computers (“PCs”), cloud computing, data networking and others. Historically, semiconductor innovation was driven by a few select compute-centric applications—initially PCs and later the internet and mobile phones. Mobile devices have evolved from a convenient communication appliance to a feature-rich, always-connected device, enabling users to do and control nearly everything in their lives. This has driven significant growth in semiconductor demand. According to Gartner, mobile phone semiconductor revenue in 2021, excluding memory, is expected to increase by approximately 16% from 2020, which is primarily attributable to the shift from 4G to 5G phones. Similarly, the use of semiconductors in automobiles is expected to dramatically increase from 2015 to 2025 as innovation in driver safety, electrical vehicles and infotainment applications increase.

Another significant driver of semiconductor demand has been, and we believe will continue to be, the tremendous growth in the deployment of intelligent software, which is increasingly transforming a wide variety of business functions across all sectors. Semiconductors enable the functionality that software delivers. With wide-scale adoption of mobile devices and software solutions, society has grown to expect high-speed connectivity, convenience and security in all applications, providing a catalyst for increased semiconductor content in nearly every industry.

Semiconductors have become mission-critical to the functionality, safety, transformation and success of many industries. As a result, the diversification of semiconductor demand across a wide range of industries has made the sector more foundational and central to the broader economy and in turn less vulnerable to cyclicality.

Foundries Are the Bedrock of the Technology Ecosystem

Semiconductor manufacturing is now a critical part of the electronics value chain by providing the foundation for innovation by fabless semiconductor design companies and OEMs, enabling broad-ranging products addressing almost every commercial sector. As a result, access to manufacturing has become a supply chain, economic and, ultimately, a national security concern.

Prior to the 1980s, the semiconductor industry was vertically integrated and semiconductor companies owned and operated their own manufacturing facilities. The market demand for continued electronics innovation, combined with the technical and financial barriers to entry in manufacturing, led to the proliferation of fabless semiconductor companies that outsourced manufacturing to foundry players. Over time, foundries, with their continued process technology innovation, coupled with the proliferation of product-focused fabless semiconductor companies, have been the engines driving the growth of the $0.5 trillion semiconductor market in 2021.

Today, it is increasingly difficult for IDMs to profitably scale manufacturing in-house, resulting in more outsourcing of manufacturing to foundries. In 2020, more than 33% of semiconductor manufacturing was outsourced to foundries, compared to approximately 9% in 2000, according to IC Insights. As manufacturing costs have continued to increase, only foundries have enough manufacturing volume to generate a return on the capital investment required, making outsourcing critical to any IDM’s strategy. Today, almost all of the remaining IDMs use foundry services for some of their products.

Geopolitical Environment and Growing Importance of Supply Security

Over the past three decades, semiconductor manufacturing has shifted toward Asia. Since 1990, the share of global semiconductor manufacturing capacity produced in major commercial fabs using leading wafer sizes in the United States and Europe declined from 81% to 21% in 2020, according to the Boston Consulting Group (“BCG”) and the Semiconductor Industry Association (“SIA”). Over the same period, production capacity in China and Taiwan increased from close to zero to 37% of total global capacity, driven in large part by significant local government subsidies and support.

There are currently only five foundries of significant scale: GF, Samsung, Semiconductor Manufacturing International Corporation (“SMIC”), Taiwan Semiconductor Manufacturing Company, Limited (“TSMC”) and United Microelectronics Corporation (“UMC”). Collectively, these five foundries accounted for the vast majority of worldwide foundry revenue in 2020, according to a March 2021 Gartner Semiconductor Foundry Worldwide Market Share report. More importantly, approximately 77% of foundry revenue in 2020 was from wafers manufactured in Taiwan or China, with SMIC, TSMC and UMC accounting for approximately 72% of foundry revenue in 2020. These trends have not only created trade imbalances and disputes, but have also exposed global supply chains to significant risks, including geopolitical risks. The U.S. and European governments are increasingly focused on developing a semiconductor supply chain that is less dependent on manufacturing based in Taiwan or China.

In particular, the concentration of semiconductor production in countries such as Taiwan, a resource-constrained island susceptible to natural disasters and geopolitical tension, additionally exposes global supply chains to significant risk. Given the ubiquitous nature of semiconductor technology, these imbalances and associated risks are considered by countries to be a threat to economic and national security, with many industry experts equating the importance of semiconductor supply today to that of oil in the twentieth century.

The Global Semiconductor Supply Shortage

While technology megatrends have been driving increased semiconductor demand, the COVID-19 pandemic accelerated demand trends already underway, including remote work, learning and medicine, driving sustainable demand for electronic devices such as networking and infrastructure to maintain a distributed environment. As a result, demand has outstripped supply across most of the semiconductor industry. Meanwhile, other industries, such as the automotive sector, which were initially hard-hit by the pandemic, began to halt new purchases and depleted existing inventories of semiconductor chips. As some parts of the world have started to re-open, these impacted sectors have seen significant increases in new demand, which, when coupled with underlying megatrends not related to the COVID-19 pandemic, such as the electrification of vehicles, have resulted in a significant imbalance between demand and supply. Although the supply-demand imbalance is expected to improve over the medium-term, the semiconductor industry will require a significant increase in investment to keep up with demand, with total industry revenue expected to double over the next eight to ten years.

Government Incentives to Secure Supply

Against this backdrop, governments have been proposing bold new incentives to fund and secure their local semiconductor manufacturing industries. The United States Congress recently authorized the Creating Helpful Incentives to Produce Semiconductors for America (“CHIPS”) Act, which, when funded, as proposed by the United States Innovation and Competition Act, will provide for more than $52 billion in funding to the domestic semiconductor industry, with approximately two-thirds directed toward semiconductor manufacturing. In Europe, a program referred to as the Important Projects of Common European Interest (“IPCEI”) includes a large aid package to strengthen the European Union’s (“EU”) semiconductor industry. These programs are designed to bring back share in the semiconductor industry to the United States and Europe by encouraging manufacturers such as GF to increase their local capacities in these regions.

Similarly, we believe that foundry customers are increasingly seeking to diversify and secure their semiconductor supply chains, and are looking for foundry partners with manufacturing footprints in Europe, the United States and Asia, outside of China and Taiwan. Fabless companies and IDMs increasingly view their foundry relations as highly strategic and are looking to secure long-term capacity contracts by paying to access capacity expansions at their foundry partners. This trend has the potential to help balance the geographical distribution of manufacturing and drive increased long-term visibility and profitability of the foundry industry.

Evolution to Pervasive, Broadly Diversified End Markets

Historically, processor-centric compute was the foundation of the semiconductor industry, and technological innovation in end products was driven by an evolution to smaller feature sizes and greater processing capability per unit produced. This was appropriate when narrow application requirements were centered on raw processing power, and led to a cyclical industry predominantly focused on highly digital, compute-oriented verticals. Today, robust feature sets such as wireless connectivity, low power and thermal efficiency, human interfaces and security have become mission-critical to the functionality, safety, transformation, security and success of many industries. In addition, virtually all electronic systems require a combination of compute capability and features such as digital, analog, mixed-signal, RF and embedded memory to enable breakthrough functionality across wide-ranging end markets and applications. The ICs that serve these applications comprise the pervasive semiconductor market, consisting of feature-rich digital, analog and mixed-signal semiconductors. The market for, and manufacturing of, ICs for pervasive semiconductors is very different and less cyclical than the market for traditional processor-centric compute semiconductors, which have higher operating and capital costs and a narrower customer set.

The pervasive semiconductor market represented 73% of the total semiconductor foundry market, as well as 33% of the total semiconductor foundry capital expenditure in 2020, according to the Gartner Forecast,

Semiconductor Foundry Revenue Supply and Demand Worldwide 2Q21 Update, July 2021. The pervasive semiconductor market is driving breakthrough innovation across broad applications such as longer battery life for mobile devices, always-on access to connected devices, high data throughput for work from home, streaming, gaming and augmented reality / virtual reality (“AR/VR”), powerful sensing for safe and comfortable autonomous driving and embedded memory for secure cryptographic credentials. Unlike processor-centric compute devices, pervasive semiconductor performance is driven more by circuit design, specialty materials and specialized manufacturing processes. Innovation in pervasive ICs is measured in terms of precision, accuracy, bandwidth, efficiency and sensitivity. When combined with greater breadth and diversity of customers and end markets, these factors tend to result in more stable demand and pricing for pervasive semiconductors than processor-centric compute semiconductors.

Our Journey

History

Since our inception, we have grown through a combination of acquisitions, greenfield expansions and strategic partnerships. We were established in 2009 when a subsidiary of Mubadala acquired AMD’s manufacturing operations in Dresden, Germany, and a fab project site in Malta, New York. In 2010, we combined with Chartered Semiconductor Manufacturing, the third-largest foundry by revenue at the time, forming the basis for our Singapore manufacturing hub. In 2015, we acquired International Business Machines Corporation’s (“IBM”) Microelectronics division with manufacturing facilities in New York and Vermont, adding distinctive technology capabilities, including more than 2,000 IBM engineers. By 2017, we had successfully ramped our most advanced manufacturing site in Malta, New York. Through our organic and strategic growth initiatives, we increased manufacturing capacity twelvefold from 2009 to 2020 and now have a global footprint with five manufacturing sites on three continents with approximately 15,000 employees and approximately 10,000 worldwide patents. In 2020, we shipped approximately 2 million 300mm equivalent semiconductor wafers. With this level of market presence and capability, our technologies are found across most semiconductor end markets in devices used on a daily basis.

Strategic Repositioning

Beginning in 2018, we embarked on a new strategy to significantly reposition our business to better align with our customers’ needs, drive margin expansion and accelerate value creation for our stakeholders. Today, we focus on and are growing sales of foundry solutions for the pervasive semiconductor market, where we are trusted to reliably innovate and deliver premium performance, functionality, efficiency and quality, rather than focusing merely on transistor density and processing speed.

Key elements of our strategy include:

•

Focus on feature-rich solutions. In August 2018, we shifted our focus to address the pervasive foundry market opportunity and the growing demand for specialized process technologies in emerging high-growth markets.

•

Market-based customer engagement strategy. In order to better address and capture the pervasive semiconductor foundry market opportunity, we restructured our go-to-market organizations to better align with the growing opportunities in Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive and Personal Computing. We supplemented our existing workforce with talented executives holding deep domain expertise in these growing markets.

•

Optimized portfolio. We took a number of steps to streamline and optimize our business and manufacturing footprint to improve our bottom line and return on capital. In 2019, we divested three assets that were not aligned with our strategic priorities.

•

Resized and refocused cost structure. We have realigned our engineering, sales and marketing organizations toward higher-margin, higher-return products and opportunities to drive our improved bottom line.

•

Disciplined, capital-efficient expansion strategy. Since our repositioning, we have focused on a capital-efficient expansion strategy that is based on long-term demand certainty and partnerships with our customers. In addition, by repositioning to focus on differentiated technologies, we have been able to efficiently add features to our existing platforms while significantly reducing overall capital expenditures. Additionally, this strategy provides us with the opportunity to pursue highly accretive investments to meet market demand.

Our Market Opportunity

According to Gartner, the total addressable market (“TAM”) for the overall semiconductor device market was $466 billion in 2020, while the TAM for the foundry market, excluding memory, was $74 billion. Of this total, we estimate that our SAM represented $54 billion, which included $22 billion for Smart Mobile Devices, $18 billion for Home and Industrial IoT, $9 billion for Communications Infrastructure & Datacenter, $4 billion for Automotive and $1 billion for Personal Computing opportunities.

Smart Mobile Devices

According to Gartner, the smart mobile devices semiconductor market, excluding memory, is expected to grow at 6.3% compound annual growth rate (“CAGR”) from 2020 to 2025. By 2025, semiconductor devices for mobile applications, such as phones, tablets and wearables, are expected to account for approximately 28% of total semiconductor demand, excluding memory. Within smart mobile devices, we expect particularly rapid growth in mobile devices connected to phones, such as smart watches (with an expected CAGR of 22% from 2020 to 2025, according to Gartner). RF content in 5G mobile devices is also expected to be more than 700% higher than that of 4G devices by 2025, according to IDC. We anticipate rapid growth in wearables, such as smart watches, mesh sensors and tracking devices, as well as AR/VR headsets, as these technologies continue to mature. Our technology platforms are designed to capture this opportunity as they address key challenges that need to be solved to drive improved customer experience and adoption.

Home and Industrial IoT

According to Gartner, the home and industrial IoT semiconductor market is expected to grow at 7.6% CAGR, with industrial automation markets expected to grow at 11% CAGR from 2020 to 2025, excluding memory. Our Home and Industrial IoT opportunity consists of solutions for a wide variety of applications, including factory automation, test and measurement, smart city, healthcare, transportation, connected home and others. According to Gartner, IoT applications are expected to account for approximately 22% of total annual semiconductor demand in 2025, excluding memory. We are well-positioned to capture future growth in IoT applications, as we believe these applications will increasingly combine ultra-low power chips, a variety of sensors, improved displays and cameras, multi-sensor human-machine interfaces, connectivity and intelligence at the edge.

Communications Infrastructure & Datacenter

According to Gartner, the communications infrastructure & datacenter market is expected to grow at 5.4% CAGR, with wireless infrastructure and enterprise networking markets expected to grow at 12% CAGR, and 9% CAGR, respectively, from 2020 to 2025, excluding memory. Our Communications Infrastructure & Datacenter opportunity consists of solutions for wired and wireless network infrastructure, datacenter applications and satellite communications. We believe we are well-positioned in RF, switching, optical, compute and storage solutions for these key end markets. Our leading capability in SiPh increases throughput and dramatically reduces power consumption through the use of light instead of electrons. Our millimeter wave (“mmWave”) technology serves the evolving needs of mobile networks, such as micro-cells for 5G mmWave, while our breadth of power applications enable our customers to design more efficient solutions for the RF networks of the future.

Automotive

According to Gartner, the automotive semiconductor devices, ADAS applications, and EV/HEV applications markets are expected to grow at 14.2% CAGR, 20% CAGR and 28% CAGR respectively, from 2020 to 2025, excluding memory. Many of the innovations underway in the automotive industry, such as electric and autonomous vehicles, advanced infotainment, connectivity and security, are driven by increased adoption of semiconductors in cars. Semiconductor content per vehicle is expected to increase dramatically in the coming years. The number of semiconductor devices per car is expected to double between 2016 and 2027, to over 2,000 ICs per car, according to IHS Markit from July 2021.

We expect the recent growth of semiconductor content in the automotive industry to continue, and we have been regularly evolving our technologies to serve these needs. We have developed many technologies that are well-positioned to be the semiconductor backbone of fully autonomous vehicles, such as our FDXTM platform for mmWave RADAR applications and SiGe for battery management.

Personal Computing

According to Gartner, the personal computing market is expected to grow at 2.5% CAGR from 2020 to 2025, excluding memory. Additionally, clamshell ultra-mobile devices and video game consoles are expected to grow at 9% CAGR and 12% CAGR, respectively, within that same time period, excluding memory. By 2025, semiconductor devices for personal computing, such as laptops and desktops are expected to account for approximately 16% of total semiconductor demand, excluding memory. In 2020 and 2021, the volume of personal computing devices has experienced strong growth, driven by work from home, remote learning and other trends related to the COVID-19 pandemic. We expect demand will continue to be sustained with the increasing use of compute in an increasing range of human activities (e.g., education and health), including in geographies that had limited access in the past.

While a large portion of the end market is driven by central processing units / graphics processing units (“CPU/GPUs”) that are progressively transitioning to technologies we do not serve following our pivot in 2018, we will continue to support our customers across a variety of applications where our technology platforms can provide meaningful differentiation for their devices. These devices include chipsets (e.g., platform controller hub (“PCH”) or I/O die (“IOD”)), Wi-Fi, power delivery, display drivers, re-drivers and audio amplifiers. Many of our technologies offer best-in-class performance for these applications, including FinFET, CMOS and BCDLiteTM.

Key Strengths

We have several distinct advantages that differentiate us from our peers:

•

Scaled manufacturing capabilities. According to Gartner, in 2020, we were the third largest foundry in the world based on external sales. In 2020, we shipped approximately 2 million 300mm equivalent semiconductor wafers. We believe that our scaled global manufacturing footprint enables our customers to leverage the security of our fabrication facilities (“fabs”) and ensure a trusted supply of critical semiconductors.

•	Differentiated technology platforms and ecosystem. We deliver highly-differentiated solutions to meet customer demand for superior performance, lower power consumption and better thermal efficiency for mission-critical applications across IoT, 5G, cloud, AI, next-generation automotive and other secular growth markets that are driving the economy of the future.

•

Diversified and secure geographic footprint. Our scaled global manufacturing footprint helps mitigate geopolitical, natural disaster and competitive risks. We are the only U.S.-based scaled semiconductor foundry with a global footprint. We believe that this geographic diversification is critical to our customers as well as governments around the world as they look to secure semiconductor supply. Furthermore, a significant number of our technology platforms are qualified across our manufacturing footprint, providing our customers with a geographically diverse one-stop supply chain solution.

•

Market-centric solutions driving deep customer relationships. We are pioneering a new sustainable foundry relationship with fabless companies, IDMs and OEMs by partnering with customers to redefine the supply chain and economics for the entire value chain. The insights we gain through our market-centric approach enable us to focus on and invest in the markets and applications in which we believe we can achieve a clear leadership position.

•

High degree of revenue and earnings visibility. Our combination of highly-differentiated technology, significant number of single-sourced products and customer supply agreements provides a high degree of revenue and earnings visibility.

•

Capital-efficient model. Our focus on the pervasive semiconductor market results in lower capital requirements compared to foundries that focus on processor-centric compute semiconductors and are therefore obligated to invest significant capital to transition from node to node. Additionally, as the only scaled pure-play foundry with existing manufacturing capacity in the United States and Europe, we are well-positioned to benefit from government support, as governments around the world implement or contemplate large aid packages to encourage manufacturers such as us to increase their local capacities in these regions.

•

World-class team and focus on sustainability. We have a highly technically proficient, talented and experienced management team of executive officers and key employees with average industry experience of 25 years. We are dedicated to ethical and responsible business practices, the personal and social well-being of our diverse and highly-skilled employee base, and supply chain and environmental stewardship. As of December 31, 2020, we employed approximately 15,000 employees, and approximately 65% of our employees were engineers or technicians.

Our Differentiated Technology Platforms

We offer a wide range of feature-rich solutions that can address the needs of mission-critical applications in Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive and Personal Computing. To solve our customers’ most complex challenges, we have developed a broad range of sophisticated technology platforms that leverage our extensive patent portfolio and deep technical expertise in digital, analog, mixed-signal, RF and embedded memory.

We devote the majority of our research and development (“R&D”) efforts to our six primary differentiated technology platforms:

•

RF SOI: Our industry-leading RF SOI technologies are utilized in high-growth, high-volume wireless and Wi-Fi markets and are optimized for low power, low noise and low latency/high frequency applications that enable longer battery life for mobile applications and high cellular signal quality. Our RF SOI technologies are found in almost all cellular handsets from major manufacturers and in cellular ground station transceivers.

•

FinFET: Our FinFET process technology is purpose-built for high-performance, power-efficient Systems-on-a-Chip (“SoCs”) in demanding, high-volume applications. Advanced features such as RF, automotive qualification, ultra-low power memory and logic provide a best-in-class (12 to 16 nanometer (“nm”)) combination of performance, power and area, and are well-suited for compute and AI, mobile/consumer and automotive processors, high-end IoT applications, high performance transceivers and wired/wireless networking applications.

•

Feature-Rich CMOS: Our CMOS platforms combined with foundational and complex IP and design enablement offer mixed-technology solutions on volume production-proven processes and are well-suited for a wide variety of applications. Technology features include Bipolar-CMOS-DMOS (“BCD”) for power management, high-voltage triple-gate oxide for display drivers, and embedded non-volatile memory for micro-controllers.

•

FDXTM: Our proprietary FDXTM process technology platform is especially well-suited for efficient single-chip integration of digital and analog signals delivering cost-effective performance for connected and low-power embedded applications. A full range of features, such as Ultra-Low Power (“ULP”), Ultra-Low Leakage (“ULL”), RF and mmWave, embedded Magnetoresistive Random Access Memory (“MRAM”) and automotive qualification, makes our FDXTM process technology platform especially well-matched for IoT/wireless, 5G (including mmWave), automotive radar, and satellite communications applications.

•

SiGe: Our SiGe Bipolar CMOS (“BiCMOS”) technologies are uniquely optimized for either power amplifier applications or very-high-frequency applications for optical and wireless networking, satellite communications and communications infrastructure. Our SiGe technologies are performance-competitive with more costly compound semiconductor technologies while taking full advantage of being integrated with conventional Silicon CMOS (“Si CMOS”).

•

SiPh: Our SiPh platforms address the increasing need for data centers to handle ever higher data rates and volumes with greater power efficiency, as conventional copper wire connections are becoming prohibitive from a power consumption perspective. Our SiPh platforms integrate photonics components with CMOS logic and RF to enable a fully integrated, monolithic electrical and optical computing and communications engine. Our SiPh technologies are also being extended to applications such as Light Detection and Ranging (“LiDAR”), quantum computing and consumer optical networks.

Our Growth Strategies

Key elements of our growth strategies include:

•

Deepen relationships with key customers. We operate a customer-focused partnership model in which we work closely with our customers to better understand their requirements in order to invest in and develop tailored solutions to suit their specific needs. We intend to expand our customer base and increase market share by leveraging our core IP, comprehensive portfolio, scale and flexibility to redefine the fabless-foundry model.

•

Expand portfolio of differentiated, feature-rich technologies. We believe that maintaining and enhancing our leadership position in differentiated technologies is critical to attracting and retaining customers, which increasingly rely on specific silicon features to differentiate their products. We will continue to invest in R&D across our six key technology platforms, which we believe provide room for continued innovation and growth within our addressable market for the foreseeable future.

•

Disciplined capacity expansion. We believe that we have a capital-efficient model that allows us to expand capacity in a disciplined and economically attractive manner. Our focus on the pervasive semiconductor market requires lower capital intensity than that of the compute-focused foundries to drive revenue growth.

•

Strengthen government partnerships. We intend to continue expanding our existing footprint by building on the strength of our public/private investment partnerships. As regions around the world work to establish domestic semiconductor supply, we believe governmental funding to secure local manufacturing will continue.

•

Continued operational excellence. We delivered more than $1 billion in cost savings from 2018 to 2020 through intensive management focus on operational efficiency and are continuing to implement additional efficiency measures aimed at expanding margins, improving our bottom line, and generating higher returns on investment. We expect our business model to provide significant bottom line benefits as revenue scales at each of our existing locations.

Recent Developments

Recent Operating Results (Preliminary and Unaudited)

We have not yet performed certain closing procedures and are in the process of finalizing our results for the three months ended September 30, 2021. We have presented below certain preliminary results representing our estimates for the three months ended September 30, 2021, which are based only on currently available information and do not present all necessary information for an understanding of our results of operations for the three months ended September 30, 2021. This financial information has been prepared by and is the responsibility of our management. Such preliminary results are subject to the finalization of financial and accounting review procedures (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with IFRS. We have provided ranges, rather than specific amounts, for the preliminary estimates for the unaudited financial data described below primarily because our financial closing procedures for the three months ended September 30, 2021 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or performed any procedures with respect to this preliminary financial data or the accounting treatment thereof. Our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. We expect to complete our interim financial statements for the three months ended September 30, 2021 subsequent to the completion of this offering.

There can be no assurance that final third quarter results will not differ materially from these estimated results when we report the final results for the quarter. Readers are cautioned not to place undue reliance on such preliminary unaudited operating results, which constitute forward-looking statements. These preliminary estimates are not necessarily indicative of any future period and should be read together with “Risk Factors”, “Forward-Looking Statements”, and our consolidated financial statements and related notes included herein. Adjusted EBITDA is a supplemental measure that is not calculated and presented in accordance with IFRS. See “Management’s Discussion and Analysis Of Financial Condition and Results of Operations—Key Financial and Operating Metrics—Non-IFRS Financial Metrics” below for the definition of adjusted EBITDA.

	Three Months Ended September 30, 2021		Three Months Ended September 30, 2020
(dollars in millions)	Low (estimated)	High (estimated)
Consolidated Statement of Operations Data (unaudited)
Net revenues(1)	$1,695	$1,700	$1,091
Gross profit (loss)(2)	$290	$300	$(134)
Net income (loss) from continuing operations(2)	$—	$5	$(293)
Non-IFRS Financial Data (unaudited)
Adjusted EBITDA(2)(3)	$490	$500	$275

(1)

In 2020, the majority of our customer contractual terms were amended in a manner that resulted in moving from recognizing wafer revenue on a Percentage-of-Completion basis to recognizing revenue on a Wafer Shipment basis. This resulted in a one-time, non-recurring reduction in net revenues recognized in 2020. Had the change in terms not occurred, net revenues for the period ended September 30, 2020 would have been an estimated $309 million higher than reported results.

(2)

The change in customer contract terms and associated revenue recognition also had an impact on gross profit (loss), net income (loss) from continuing operations and adjusted EBITDA for the period ended September 30, 2020, estimated to be $10 million.

(3)	The following table presents a reconciliation of net income (loss) from continuing operations to adjusted EBITDA:

	Three Months Ended September 30, 2021		Three Months Ended September 30, 2020
(dollars in millions)	Low (estimated)	High (estimated)
Net income (loss) from continuing operations	$—	$5	$(293)
Adjustments to net income (loss) from continuing operations:
Depreciation and amortization	$415	$415	$612
Finance expense	$27	$27	$34
Provision for income taxes	$22	$22	$(56)
Share-based compensation	$26	$29	$—
Restructuring and corporate severance	$—	$1	$2
(Gain) on transactions, legal settlements and transaction expenses(1)	$—	$1	$(24)

Adjusted EBITDA	$490	$500	$275

(1)	See the table below for the composition of (gain) on transactions, legal settlements and transaction expenses adjustment for each period presented:

	Three Months Ended September 30, 2021		Three Months Ended September 30, 2020
(dollars in millions)	Low (estimated)	High (estimated)
(Gain) on transactions	$—	$—	$(32)
Legal settlements	—	—	—
Transaction expenses	—	1	8

Total (gain) on transactions, legal settlements and transaction expenses	$—	$1	$(24)

We expect total net revenues to increase by $604 million to $609 million for the three months ended September 30, 2021 compared to the three months ended September 30, 2020, driven by continued strong wafer demand.

We expect total gross profit (loss) to increase by $424 million to $434 million for the three months ended September 30, 2021 compared to the three months ended September 30, 2020, as a result of an increase in net revenues and a decrease in depreciation expense.

We expect net income (loss) from continuing operations of $— million to $5 million for the three months ended September 30, 2021 compared to net income (loss) from continuing operations of $(293) million for the three months ended September 30, 2020, driven by gross profit growth as well as a decrease in operating costs as a result of our cost saving initiatives.

We expect adjusted EBITDA of $490 million to $500 million for the three months ended September 30, 2021 as compared to adjusted EBITDA of $275 million for the three months ended September 30, 2020.

Revolving Credit Facility

On October 13, 2021, we entered into an amendment to our undrawn $398 million revolving credit facility to, among other things, extend its maturity to 2026 and increase the commitments available thereunder to $1 billion (the “RCF Upsize”), in order to provide additional available liquidity for general corporate purposes. The effectiveness of such amendment is subject to a number of customary closing conditions, including the closing of this offering. Subject to the effectiveness of the RCF Upsize and the closing of this offering, we intend to terminate our undrawn $400 million revolving credit agreement with Mubadala Treasury Holding Company LLC (“MTHC”).

Concurrent Private Placement

We have entered into a stock purchase agreement with Silver Lake, pursuant to which Silver Lake has agreed to purchase $75 million of our ordinary shares from us at a price per share equal to the initial public offering price. Based on the initial public offering price of $47.00, Silver Lake will purchase 1,595,744 ordinary shares. The Concurrent Private Placement is expected to close immediately following the closing of this offering and is subject to customary closing conditions, including the completion of this offering pursuant to which the issuance and sale of ordinary shares by us, together with the issuance and sale of ordinary shares pursuant to the Concurrent Private Placement, results in aggregate gross proceeds of at least $1.25 billion. None of our ordinary shares to be sold in the Concurrent Private Placement will be registered and sold in this offering.

RISK FACTORS SUMMARY

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include the following:

Risks Related to our Business and Industry

•	Global economic and political conditions could materially and adversely affect us.

•

We have long-term supply agreements with certain customers that obligate us to meet specific production requirements, which may expose us to liquidated and other damages, require us to return advanced payments, require us to provide products and services at reduced or negative margins and constrain our ability to reallocate our production capacity to serve new customers or otherwise.

•	Our strategy of securing and maintaining long-term supply contracts and expanding our production capacity may not be successful.

•

We depend on a small number of customers for a significant portion of our revenues and any loss of this or our other key customers, including potentially through further customer consolidation, could result in significant declines in our revenues.

•	We rely on a complex silicon supply chain and breakdowns in that chain could affect our ability to produce our products.

•	Reductions in demand and average selling prices for our customers’ end products (e.g., consumer electronics).

•	Our competitors have announced expansions and may continue to expand in the United States and Europe, which could materially and adversely affect our competitive position.

•

Sales to government entities and highly regulated organizations are subject to a number of challenges and added risks, and we could fail to comply with these heightened compliance requirements, or effectively manage these challenges or risks.

Risks Related to Manufacturing, Operations and Expansion

•	If we are unable to manage our capacity and production facilities effectively, our competitiveness may be weakened.

•

Our manufacturing processes are highly complex, costly and potentially vulnerable to impurities and other disruptions, and cost increases, that can significantly increase our costs and delay product shipments to our customers.

•

Our profit margin may substantially decline if we are unable to continually improve our manufacturing yields, maintain high shipment utilization or fail to optimize the process technology mix of our wafer production.

•	If we are unable to obtain adequate supplies of raw materials in a timely manner and at commercially reasonable prices our revenue and profitability may decline.

Risks Related to Intellectual Property

•	Any failure to obtain, maintain, protect or enforce our intellectual property and proprietary rights could impair our ability to protect our proprietary technology and our brand.

•	There is a risk that our trade secrets, know-how and other proprietary information will be stolen, used in an unauthorized manner, or compromised.

•

The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate.

•

Our success depends, in part, on our ability to develop and commercialize our technology without infringing, misappropriating or otherwise violating the intellectual property rights of third parties and we may not be aware of such infringements, misappropriations or violations.

•	We may be unable to provide technology to our customers if we lose the support of our technology partners.

•	We have been and may continue to become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

Political, Regulatory and Legal Risks

•	Environmental, health and safety laws and regulations expose us to liability and risk of non-compliance, and any such liability or non-compliance may adversely affect our business.

•	We are subject to governmental export and customs compliance requirements that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

•	We are currently and may in the future become subject to litigation that could result in substantial costs, divert or continue to divert management’s attention and resources.

Risks Related to Our Status as a Controlled Company and Foreign Private Issuer

•

Mubadala will continue to have substantial control after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control, and otherwise affect the prevailing market price of our ordinary shares.

•

We are a foreign private issuer and, as a result, are not subject to U.S. proxy rules but are subject to reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

CORPORATE INFORMATION

We are an exempted company incorporated in the Cayman Islands with limited liability on October 7, 2008. Our principal executive offices are located at 400 Stonebreak Road Extension, Malta, New York 12020, United States, and our telephone number is (518) 305-9013. Our website address is www.gf.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

The GF design logo, “GF” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of GLOBALFOUNDRIES Inc. Other trade names, trademarks and service marks used in this prospectus are the property of their respective owners.

OUR OFFERING

Ordinary shares offered by us	30,250,000 shares

Ordinary shares offered by us in the Concurrent Private Placement	1,595,744 shares

Ordinary shares offered by Mubadala	24,750,000 shares (or 33,000,000 shares if the underwriters exercise their over-allotment option in full)

Ordinary shares to be outstanding after this offering and the Concurrent Private Placement	531,845,744 shares

Option to purchase additional shares

Mubadala has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 8,250,000 additional shares at the public offering price, less underwriting discounts and commissions.

Use of proceeds

We estimate that our net proceeds from this offering and the Concurrent Private Placement will be approximately $1.42 billion from the sale of the shares of ordinary shares offered by us in this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the anticipated net proceeds from this offering and the Concurrent Private Placement for capital expenditures and other general corporate purposes. We may use a portion of the net proceeds for acquisitions of technologies or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments. See “Use of Proceeds” for additional information.

We will not receive any proceeds from the sale of ordinary shares by Mubadala in this offering.

Indications of interest

The cornerstone investors have indicated an interest in purchasing ordinary shares with an aggregate purchase price of approximately $1.05 billion in this offering at a price per share equal to the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may decide to purchase more, less or no ordinary shares in this offering, or the underwriters may decide to sell more, less or no ordinary shares in this offering to the cornerstone investors. The underwriters will receive the same discount from any ordinary shares sold to the cornerstone investors as they will from any other ordinary shares sold to the public in this offering.

Dividend policy

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Therefore, we do not anticipate declaring or paying any cash dividends to our shareholders in the foreseeable future. See “Dividend Policy” for additional information.

Directed share program

At our request, the underwriters have reserved up to 2,750,000 ordinary shares, or up to 5% of the shares offered by us and Mubadala in this offering, for sale at the initial public offering price through a directed share program to certain employees and other related persons identified by us.

The number of ordinary shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Morgan Stanley & Co. LLC will administer our directed share program.

See the sections titled “Certain Relationships and Related Party Transactions,” “Shares Eligible for Future Sale,” and “Underwriters—Directed Share Program.”

Risk factors	You should read the section titled “Risk Factors” for a discussion of factors to consider carefully before deciding to invest in our shares.

Concurrent private placement

We have entered into a stock purchase agreement with Silver Lake, pursuant to which Silver Lake has agreed to purchase $75 million of our ordinary shares from us at a price per share equal to the initial public offering price. Silver Lake will purchase 1,595,744 of our ordinary shares. The Concurrent Private Placement is expected to close immediately following the closing of this offering and is subject to customary closing conditions, including the completion of this offering pursuant to which the issuance and sale of ordinary shares by us, together with the issuance and sale of ordinary shares pursuant to the Concurrent Private Placement, results in aggregate gross proceeds of at least $1.25 billion. None of our ordinary shares to be sold in the Concurrent Private Placement will be registered and sold in this offering.

Nasdaq symbol	“GFS”

The number of our ordinary shares to be outstanding after this offering is based on 500,000,000 ordinary shares outstanding as of October 13, 2021. Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to 8,250,000 additional ordinary shares at the public offering price, less underwriting discounts and commissions.

The number of ordinary shares to be outstanding after this offering does not take into account an aggregate of 27,550,470 ordinary shares available for future issuance under the 2018 Equity Plan, the Equity Plan and the ESPP (as defined under “Executive Compensation”), 21,811,038 ordinary shares subject to outstanding share options and 638,493 restricted share unit (“RSU”) awards granted under the 2018 Equity Plan, and 54,655 ordinary shares subject to outstanding share options granted under the 2017 LTIP.

In addition, except as otherwise noted, all information in this prospectus reflects our reverse share split, which was effective September 12, 2021, to reclassify:

•

all 1,153,804,300, 1,000,000,000 and 1,000,000,000 of our ordinary shares outstanding as of December 31, 2018, 2019, and 2020 respectively, to 576,902,150, 500,000,000 and 500,000,000 ordinary shares, respectively; and

•	all 1,000,000,000 of our ordinary shares outstanding as of June 30, 2021 to 500,000,000 ordinary shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our historical consolidated financial data at the dates and for the periods indicated. We have derived our summary consolidated statements of operations data for the years ended December 31, 2018, 2019 and 2020, and for the six months ended June 30, 2020 and 2021, and our summary consolidated balance sheet data as of December 31, 2019 and 2020, and June 30, 2021 from our consolidated financial statements included elsewhere in this prospectus. We prepare our annual financial statements in accordance with IFRS, as adopted by the IASB. We prepare our unaudited interim condensed consolidated financial statements in accordance with International Financial Reporting Standard IAS No. 34 “Interim Financial Reporting,” or IAS 34. The financial information presented below may not be indicative of our future performance. The summary historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	For the Years Ended December 31,			For the Six Months Ended June 30,
(dollars in millions, except for share amounts)	2018	2019	2020	2020	2021
Consolidated Statement of Operations data
Net revenues(1)	$6,196	$5,813	$4,851	$2,697	$3,038
Cost of revenues	(6,646)	(6,345)	(5,563)	(3,058)	(2,708)

Gross profit (loss)(2)	(450)	(532)	(713)	(361)	330

Research and development expenses	(926)	(583)	(476)	(243)	(235)
Selling, general and administrative expenses	(453)	(446)	(445)	(210)	(293)

Operating expenses	(1,379)	(1,029)	(921)	(453)	(528)

Restructuring charges	(112)	—	—	—	—
Impairment charges	(582)	(64)	(23)	2	—

Other operating charges	(694)	(64)	(23)	2	—

Loss from operations(2)	(2,523)	(1,625)	(1,656)	(815)	(198)
Finance income	10	11	3	2	3
Finance expenses	(165)	(230)	(154)	(82)	(58)
Share of profit of joint ventures and associates	7	8	4	2	2
Gain on sale of a fabrication facility and application specific integrated circuit business	—	615	—	—	—
Other income (expense), net	61	74	440	395	(20)

Loss before income taxes from continuing operations	(2,610)	(1,147)	(1,363)	(498)	(271)
Income tax (expense) benefit	(16)	(224)	12	(36)	(30)

Net loss from continuing operations	(2,626)	(1,371)	$(1,351)	(534)	(301)

Discontinued operations
Loss from discontinued operations, net of tax $1	(148)	—	—	—	—

Net loss(2)	$(2,774)	$(1,371)	$(1,351)	$(534)	$(301)

Attributable to:
Shareholder of GLOBALFOUNDRIES INC.	$(2,702)	$(1,371)	$(1,348)	$(533)	$(299)
Non-controlling interest	(72)	—	(3)	(1)	(2)

Net loss for the period	$(2,774)	$(1,371)	$(1,351)	$(534)	$(301)
Loss per share attributable to the equity holders of the company:
Basic and diluted loss per share:
From continuing operations	$(4.56)	$(2.72)	$(2.70)	$(1.06)	$(0.60)
From discontinued operations	$(0.14)	$—	$—	$—	$—

Net loss per share	$(4.70)	$(2.72)	$(2.70)	$(1.06)	$(0.60)

(1)

In 2020, the majority of our customer contractual terms were amended in a manner that resulted in moving from recognizing wafer revenue on a Percentage-of-Completion basis to recognizing revenue on a Wafer Shipment basis. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Revenue Recognition.” This resulted in a one-time, non-recurring reduction in net revenues recognized in 2020. Had the change in terms not occurred, our net revenues in 2020 would have been an estimated $810 million higher than reported results. In addition, we divested our Application Specific Integrated Circuit (“ASIC”) business, Avera Semiconductor, in 2019. This business generated $391 million of revenue in 2019 and $402 million in 2018.

(2)

The change in customer contract terms and associated revenue recognition also had a one-time impact on adjusted EBITDA, adjusted gross profit (loss), adjusted loss from operations, and adjusted net loss in 2020, estimated to be $176 million.

	Years Ended December 31,			Six Months Ended June 30,
(dollars in millions)	2018	2019	2020	2020	2021
Consolidated Statement of Cash Flows data
Net cash provided by operating activities	$279	$497	$1,006	$539	$582
Net cash provided by (used in) investing activities	(1,167)	344	(366)	(166)	(462)
Net cash provided by (used in) financing activities	1,132	(684)	(733)	(99)	(224)

	As of December 31,		As of June 30, 2021
(dollars in millions)	2019	2020
Consolidated Balance Sheet data
Cash and cash equivalents	$997	$908	$805
Total current assets	3,514	2,987	3,008
Total assets	14,498	12,322	12,397
Total current liabilities	2,336	1,896	2,146
Total liabilities	5,478	5,080	5,464
Total stockholder’s equity	9,019	7,242	6,932

We use non-IFRS financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, and identify trends in our underlying operating results, and it provides additional insight and transparency on how we evaluate the business. These non-IFRS measures are used by both our management and our board of directors, together with the comparable IFRS information, in evaluating our current performance and planning future business activities. We have detailed the non-IFRS adjustments that we make in our non-IFRS definitions below. The adjustments generally fall within the categories of non-cash items, acquisition and integration costs, business transformation initiatives and financing-related costs. We believe the non-IFRS measures should always be considered along with the related IFRS financial measures. We have provided the reconciliations between the IFRS and non-IFRS financial measures below. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table reconciles gross profit (loss) to adjusted gross profit (loss) for the years ended December 31, 2018, 2019 and 2020, and the six months ended June 30, 2020 and 2021, respectively:

Adjusted gross profit (loss)

	For the Years Ended December 31,			For the Six Months Ended June 30,
(dollars in millions)	2018	2019	2020	2020	2021
Gross profit (loss) for the period(1)	$(450)	$(532)	$(713)	$(361)	$330
Share-based compensation	—	—	—	—	36

Adjusted gross profit (loss)	$(450)	$(532)	$(713)	$(361)	$366

(1)

The change in customer contract terms and associated revenue recognition also had a one-time impact on adjusted EBITDA, adjusted gross profit (loss), adjusted loss from operations and adjusted net loss in 2020, estimated to be $176 million.

The following table reconciles loss from operations to adjusted loss from operations for the years ended December 31, 2018, 2019 and 2020, and the six months ended June 30, 2020 and 2021, respectively:

Adjusted loss from operations

	For the Years Ended December 31,			For the Six Months Ended June 30,
(dollars in millions)	2018	2019	2020	2020	2021
Loss from operations for the period(1)	$(2,523)	$(1,625)	$(1,656)	$(815)	$(198)
Share-based compensation	5	—	1	1	144

Adjusted loss from operations	$(2,518)	$(1,625)	$(1,655)	$(814)	$(54)

(1)

The change in customer contract terms and associated revenue recognition also had a one-time impact on adjusted EBITDA, adjusted gross profit (loss), adjusted loss from operations and adjusted net loss in 2020, estimated to be $176 million.

The following table reconciles net loss from continuing operations to adjusted EBITDA for the years ended December 31, 2018, 2019 and 2020, and for the six months ended June 30, 2020 and 2021, respectively:

Adjusted EBITDA

	For the Years Ended December 31,			For the Six Months Ended June 30,
(dollars in millions)	2018	2019	2020	2020	2021
Net loss from continuing operations(1)	$(2,626)	$(1,371)	$(1,351)	$(534)	$(301)
Adjustments to net loss from continuing operations:
Depreciation and amortization	2,948	2,678	2,523	1,285	785
Finance expense	165	230	154	82	58
Provision for income taxes	16	224	(12)	36	30
Share-based compensation	5	—	1	1	144
Restructuring and corporate severance programs	125	—	16	3	10
(Gain) on transactions, legal settlements and transaction expenses(2)	21	(607)	(356)	(339)	34

Adjusted EBITDA	$654	$1,154	$976	$535	$760

(1)

The change in customer contract terms and associated revenue recognition also had a one-time impact on adjusted EBITDA, adjusted gross profit (loss), adjusted loss from operations and adjusted net loss in 2020, estimated to be $176 million.

(2)	See the table below for the composition of (gain) on transactions, legal settlements and transaction expenses adjustment for each period presented:

	For the Years Ended December 31,			For the Six Months Ended June 30,
(dollars in millions)	2018	2019	2020	2020	2021
(Gain) on transactions(a)	$—	$(682)	$(98)	$(63)	$—
Legal settlements(b)	—	—	(294)	(294)	34
Transaction expenses(c)	21	75	36	18	—

Total (gain) on transactions, legal settlements and transaction expenses	$21	$(607)	$(356)	$(339)	$34

(a)

As part of our strategic repositioning, for the year ended December 31, 2019, we recognized $615 million of gains related to the sale of the ASIC business and Singapore fabrication facility. Additionally, we recognized a gain on tool and equipment sales of $67 million, $98 million and $63 million for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020, respectively. We exclude these gains as they are not representative of our ongoing business and impact investors’ ability to evaluate our business.

(b)

Represents $294 million gain directly associated with a patent legal settlement with a competitor for the year ended December 31, 2020, and $34 million related to a provision for a settlement with Chengdu, China local government (“CD”), regarding its request for the company to share in CD’s alleged losses and related costs incurred to support the parties’ joint venture for the six months ended June 30, 2021. We exclude these legal settlements as they are not representative of our ongoing business and impact investors’ ability to evaluate our business.

(c)

Represents transaction expenses for professional services rendered in connection with business combinations and dispositions. We exclude these charges because they are not reflective of our ongoing business and results of operations.

The following table reconciles net loss from continuing operations to adjusted net loss from continuing operations and adjusted loss per share for the years ended December 31, 2018, 2019 and 2020, and for the six months ended June 30, 2020 and 2021, respectively:

Adjusted net loss from continuing operations

	For the Years Ended December 31,			For the Six Months Ended June 30,
(dollars in millions)	2018	2019	2020	2020	2021
Net loss from continuing operations(1)	$(2,626)	$(1,371)	$(1,351)	$(534)	$(301)
Share-based compensation	5	—	1	1	144

Adjusted net loss from continuing operations	$(2,621)	$(1,371)	$(1,350)	$(533)	$(157)

Adjusted loss per share	$(4.54)	$(2.72)	$(2.70)	$(1.06)	$(0.32)

(1)

The change in customer contract terms and associated revenue recognition also had a one-time impact on adjusted EBITDA, adjusted gross profit (loss), adjusted loss from operations and adjusted net loss in 2020, estimated to be $176 million.

RISK FACTORS

A description of the risks and uncertainties associated with our business and ownership of our shares is set forth below. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Result of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making a decision to invest in our shares. Our results of operations, financial condition, business and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our results of operations, financial condition, business and prospects could be materially and adversely affected. In that event, the market price of our shares could decline and you could lose all or part of your investment.

Risks Related to our Business and Industry

Global economic and political conditions could materially and adversely affect our results of operations, financial condition, business and prospects.

The semiconductor industry relies on a global supply chain and is considered strategically important by major trading countries, including the United States, China, and countries in the EU. Political, economic and financial crises have in the past negatively affected and in the future could negatively affect the semiconductor industry and its end markets. Our business may also be materially affected by the impact of geopolitical tensions and related actions. In recent years, there have been political and trade tensions among, and between, a number of the world’s major economies, most notably in our industry between the United States and China, with Hong Kong and Taiwan implicated in the tensions. These tensions have resulted in the implementation of trade barriers, including the use of economic sanctions and export control restrictions against certain countries and individual companies. For example, over the past two years, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) placed one of the largest mobile handset and 5G infrastructure providers in the world, Huawei, and China’s largest semiconductor foundry, SMIC, on the BIS Entity List. Violations of these economic sanctions and export control restrictions can result in significant civil and criminal penalties. These trade barriers have had a particular impact on the semiconductor industry and related markets. Prolonged or increased use of trade barriers may result in a decrease in the growth of the global economy and semiconductor industry and could cause turmoil in global markets, which in turn often results in declines in our customers’ electronic products sales and could decrease demand for our products and services. Also, any increase in the use of economic sanctions or export control restrictions to target certain countries and companies could impact our ability to continue supplying products and services to those customers and our customers’ demand for our products and services, and could disrupt semiconductor supply chains.

Any future systemic political, economic or financial crisis or market volatility, including interest rate fluctuations, inflation or deflation and changes in economic, trade, fiscal and monetary policies in major economies, could cause revenue or profits for us or the semiconductor industry as a whole to decline dramatically. If the economic conditions in the markets in which our customers operate or the financial condition of our customers were to deteriorate, the demand for our products and services may decrease and impairments, write-downs and other accounting charges may be required, which could reduce our operating income and net income. Further, in times of market instability, sufficient external financing may not be available to us on a timely basis, on commercially reasonable terms or at all. If sufficient external financing is not available when we need such financing to meet our demand-driven capital requirements, we may be forced to curtail expansion, modify plans and delay the deployment of new or differentiated technologies, products, or services until we obtain such financing. Further escalation of trade tensions, the increased use of economic sanctions or export control restrictions or any future global systemic crisis or economic downturn could materially and adversely affect our results of operations, financial condition, business and prospects.

We have long-term supply agreements with certain customers that obligate us to meet specific production requirements, which may expose us to liquidated and other damages, require us to return advanced payments, require us to provide products and services at reduced or negative margins and constrain our ability to reallocate our production capacity to serve new customers or otherwise.

In response to the current global semiconductor supply shortage and in connection with our focus on differentiated technology platforms and deeper customer engagements, we have entered into multiple long-term supply agreements that provide for significant customer commitments in return for capacity reservation commitments from us. In many cases, in connection with these arrangements we have received, or will receive, customer advanced payments and capacity reservation fees. If we are unable to satisfy our obligations under these contracts, we may be forced to return such payments which could result in significant cash expenditures. Under most of our long-term supply agreements, we must maintain sufficient capacity at our manufacturing facilities to meet anticipated customer demand for our proprietary products. From time to time, this requires us to invest in expansion or improvements of those facilities, which often involves substantial cost and other risks, such as delays in completion. Such expanded manufacturing capacity may still be insufficient, or may not come online soon enough, to meet customer demand and we may have to limit the amount of products we can supply to customers, forgo sales or lose customers as a result. Further, capacity reserved for certain customers could cause us to breach obligations to other customers due to capacity constraints, or prevent us from serving new customers. If we are unable to satisfy our obligations under our customer agreements, we may be subject to significant liquidated damages or penalties, which could result in significant cash expenditures and require us to raise additional capital. Conversely, if we overestimate customer demand or a customer defaults on its purchase or payment obligations to us, we could experience underutilization of capacity at these facilities without a corresponding reduction in fixed costs. Our inability to maintain appropriate capacity could materially and adversely affect our results of operations, financial condition, business and prospects.

Our strategy of securing and maintaining long-term supply contracts and expanding our production capacity may not be successful.

We have undertaken, and will continue to undertake, various business strategies to sell a significant portion of our production capacity through long-term supply contracts, grow our production capacity, and improve operating efficiencies and generate cost savings. We cannot assure you that we will successfully implement those business strategies or that implementing these strategies will sustain or improve and not harm our results of operations. In particular, our ability to implement our strategy to enter into long-term supply contracts successfully is subject to certain risks, including:

•	customers defaulting on their obligations to us, which may include significant payment obligations;

•	our defaulting on our obligations to our customers (for example, due to raw materials shortages or production disruptions), which could result in us owing substantial penalties to our customers;

•	customers seeking to renegotiate key terms of their contracts, such as pricing and specified volume commitments, in the event market conditions change during the contract term; and

•	our inability to extend contracts when they expire.

As a result, we cannot assure you that we will successfully implement this strategy or realize the anticipated benefits of these contracts.

Additionally, the costs involved in implementing our strategies may be significantly greater than we currently anticipate. For example, our ability to complete production capacity expansions or make other operational improvements as planned may be delayed, interrupted or made more costly by the need to obtain environmental and other regulatory approvals, the availability of semiconductor manufacturing equipment, labor and materials, unforeseen hazards, such as weather conditions, and other risks customarily associated with construction projects. Moreover, the cost of expanding production capacity could have a negative impact on our financial results until shipment utilization is sufficient to absorb the incremental costs associated with the expansion.

Our ability to successfully implement these strategies depends on a variety of factors, including, among other things, our ability to finance our operations, maintain high-quality and efficient manufacturing operations, respond to competitive and regulatory changes, access semiconductor manufacturing equipment or quality raw materials in a cost-effective and timely manner, and retain and attract highly skilled personnel. Further, some of our long-term supply agreements constrain our ability to change product mix within short time frames, given “end of life” provisions in our agreements that require substantial notice periods before we can cease production of existing products. Since 2018, we have been in the process of pivoting our development resources to focus on differentiated technologies, based an analysis of market dynamics and our competitive strengths. Any failure to continue implementing this strategic pivot in a timely and cost-effective manner could materially and adversely affect our results of operations, financial condition, business and prospects.

We depend on a small number of customers for a significant portion of our revenues and any loss of this or our other key customers, including potentially through further customer consolidation, could result in significant declines in our revenues.

We have been largely dependent on a small number of customers for a substantial portion of our business. Our ten largest customers in 2018, 2019 and 2020 accounted for approximately 75%, 73% and 73% of our wafer shipment volume, respectively. We expect that a significant portion of our revenue will continue to come from a relatively limited number of customers. We cannot assure you that our revenue generated from these customers, individually or in the aggregate, will reach or exceed historical levels in any future period. Loss or cancellation of business from, significant changes in scheduled deliveries to, or decrease of products and services sold to any of these customers could significantly reduce our revenue. Additionally, the increasing trend in mergers and acquisition activities in the semiconductor industry could reduce the total available customer base.

We rely on a complex silicon supply chain and breakdowns in that chain could affect our ability to produce our products and could materially and adversely affect our results of operations, financial condition, business and prospects.

We rely on a small number of suppliers for wafers, which is a key input into our products. In particular, only a limited number of companies in the world are able to produce SOI wafers. If there is an insufficient supply of wafers, particularly SOI wafers, to satisfy our requirements, we may need to limit or delay our production, which could materially and adversely affect our results of operations, financial condition, business and prospects. If our limited source suppliers and suppliers for wafer preparation were to experience difficulties that affected their manufacturing yields or the quality of the materials they supply to us, it could materially and adversely affect our results of operations, financial condition, business and prospects. In particular, we depend on Soitec S.A. (“Soitec”), our largest supplier of SOI wafers, for the timely provision of wafers in order to meet our production goals and obligations to customers. We have entered into multiple long-term agreements with Soitec across a wide spectrum of SOI products. Soitec supplied 52% of our SOI wafers in 2020. In April 2017, we entered into a multi-year materials supply agreement with Soitec that expires in 2022, with automatic annual extensions unless terminated by either party. In that same year, we agreed to an addendum to the materials supply agreement for FDXTM wafers, in particular, as amended and restated in 2021. In November 2020, we agreed to an addendum to our original materials supply agreement to secure supply for 300 mm RF SOI, partially-depleted SOI and SiPh wafers. Our supply agreements with Soitec impose mutual obligations, in the form of capacity requirements, minimum purchase requirements and supply share percentages. We may be subject to penalties if we fail to comply with such obligations. If we are unable to obtain 300mm SOI wafers from Soitec for any reason, we expect that it would be challenging, if not infeasible, to find a replacement supplier on commercially acceptable terms in the near term. While we are in the process of developing relationships with alternate suppliers, we do not expect to be able to acquire a significant amount of SOI wafers from those suppliers in the near term, and there is no assurance that we will ever be able to do so.

The ability of our suppliers to meet our requirements could be impaired or interrupted by factors beyond their control, such as earthquakes or other natural phenomena, labor strikes or shortages, or political unrest or failure to obtain materials for their suppliers. For example, Soitec is reliant on third-party providers to obtain raw silicon wafers—difficulties in obtaining raw silicon wafers may result in Soitec’s inability to produce SOI wafers. In the event one of our suppliers is unable to deliver products to us or is unwilling to sell materials or components to us, our operations may be adversely affected. Further, financial or other difficulties faced by our suppliers, or significant changes in demand for the components or materials they use in the products they supply to us, could limit the availability of those products, components, or materials to us. Any breakdown of our wafer supply chain could materially and adversely affect our results of operations, financial condition, business and prospects.

Reductions in demand and average selling prices (“ASPs”) for our customers’ end products (e.g., consumer electronics) and increases in inflation may decrease demand for our products and services and could materially and adversely affect our results of operations, financial condition, business and prospects.

The substantial majority of our revenue is derived from customers who use our products in intelligent and highly connected devices in markets such as Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive and Personal Computing. A deterioration or a slowdown in the growth of such end markets resulting in a substantial decrease in the demand for overall global semiconductor foundry services, including our products and services, could adversely affect our revenue and profit margins. Semiconductor manufacturing facilities require substantial investment to construct and are largely fixed-cost assets once they are in operation. Because we own our manufacturing facilities, a significant portion of our operating costs are fixed. In general, these costs do not decline when customer demand or our shipment utilization rate drops, and thus declines in customer demand, among other factors, may significantly decrease our profit margins. Our costs may also increase as a result of, among other things, inflation, which may have a greater impact on our profit margins than ASPs. In the past, there have been periods of sustained decline in ASPs of our customers’ end products and applications. A return to historical trends could place downward pressure on the prices of the components, including our products, that go into such end products and applications. If ASPs decline and our cost reduction programs and actions do not offset the decrease or our costs increase due to inflation or otherwise and are not offset by an increase in ASPs, our results of operations, financial condition, business and prospects may be materially and adversely affected.

The seasonality and cyclical nature of the semiconductor industry and periodic overcapacity make us vulnerable to significant and sometimes prolonged economic downturns.

The semiconductor industry has exhibited cyclicality in the past and, at various times, has experienced downturns. Fluctuations in our customers’ demand drive significant variations in order levels for our products and services and can result in volatility in our revenues and earnings. Because our business is, and will continue to be, largely dependent on the requirements of both consumer and industrial high-end technology product suppliers for our services, downturns in this broad industry will likely lead to reduced demand for our products and services.

Demand for our customers’ end products is affected by seasonal variations in market conditions that contribute to the fluctuations of demand and prices for semiconductor services and products. The seasonal sales trends for semiconductor services and products closely mirror those for automotive, consumer electronics, communication and computer sales. These seasonal variations, and seasonal variation changes that we cannot anticipate, may result in increased volatility in our results of operation and could materially and adversely affect our results of operations, financial condition, business and prospects.

Overcapacity in the semiconductor industry may reduce our revenues, earnings and margins.

The prices that we can charge our customers for manufacturing services are significantly related to the overall worldwide supply of ICs and semiconductor products. The overall supply of semiconductors is based in part on the capacity of other companies, which is outside of our control. For example, in light of current market conditions, we and some other companies, including competitors with access to material government support, have announced plans to increase capacity expenditures significantly. Additionally, some nations, including

China, are investing heavily in developing additional domestic capacity for semiconductor fabrication. We believe such plans, if carried out as planned, will increase the industry-wide capacity and could result in overcapacity in the future. In periods of overcapacity, if we are unable to offset the adverse effects of overcapacity through, among other things, our technology and product mix, we may have to lower the prices we charge our customers for our services and/or we may have to operate at significantly less than full capacity. Such actions could reduce our margin and profitability and weaken our financial condition and results of operations. We cannot give any assurance that an increase in the demand for foundry services in the immediate and short-term will not lead to overcapacity in the future, which could materially and adversely affect our results of operations, financial condition, business and prospects.

If we are unable to attract customers with our technology, respond to fast-changing semiconductor market dynamics or maintain our leadership in product quality, we will become less competitive.

The semiconductor industry and the technologies it brings to market are constantly being created and evolving. We compete by developing process technologies that incorporate increasingly higher performance and advanced features, offering increasing functionality depending upon the customer’s application requirements. If we do not anticipate these changes in technology requirements and fail to rapidly develop new and innovative solutions to meet these demands, we may not be able to provide foundry services on competitive terms with respect to cost, schedule or volume manufacturing capacity. There is a risk that our competitors may successfully adopt new or more differentiated technology before we do, resulting in us losing design wins (including in cases in which we have expended significant resources to pursue design wins) and market share. If we are unable to continue to offer differentiated services and processes on a competitive and timely basis, we may lose customers to competitors providing similar or better technologies.

A key differentiator in the marketplace is to significantly reduce the time in which technology products or services are launched into the market. If we are unable to meet the shorter time-to-market requirements of our customers or fail to impress them with our newer technology solutions or are unable to allocate or develop new production capacity to meet those customers’ demands in a timely manner, we risk losing their business and not generating the market adoption needed to pay for our development efforts. These factors have also been intensified by the shift of the global technology market to consumer-driven products and increasing concentration of customers and competition. Further, the increasing complexity of technology also imposes challenges for achieving expected product quality, cost and time-to-market expectations. If we fail to maintain quality, it may result in loss of revenue and additional cost, as well as loss of business or customer trust. If we are unable to meet the expected production yields of a new technology, we will not be able to meet the expected costs of that technology. In addition, the market prices for technology and services tend to fall over time, except in times of extreme supply shortage. As a result, if we are unable to offer new differentiated services and processes on a competitive and timely basis, we may need to decrease the prices that we set for our existing services and processes. If we are unable to innovate new and differentiated technologies and bring them to a cost-competitive volume manufacturing scale that meets the demand of our customers, we may become less competitive and our revenue and margins may decline significantly.

External risks also exist that can impact our position as a technology leader. Differentiated technology offerings may rely upon unique or specialized materials as compared to our competitors, including specialized wafers upon which some of our technologies are currently manufactured, raw materials for wafer fabrication, and materials used in the packaging of ICs to enable them to be used in the end products. A disruption in the availability of or quality of these new or unique materials during technology development can impact time-to-market, or have impact on the quality or cost of finished goods in the marketplace. Similarly, our technology roadmap relies on externally sourced design tools and component circuit designs that allow our end customers to more readily realize their products in our technologies, and disruption or delays in our ability to obtain those resources may impair our ability to compete effectively and serve our customers.

The rapidly changing nature of advanced semiconductor technology can also culminate in the emergence of highly disruptive or unconventional technologies and new disruptive solutions using existing technologies, which can create a rapid inflection point leaving those on a conventional technology roadmap path at a significant disadvantage and unprepared to react in a timely manner.

If we are unable to compete effectively with other sophisticated players in the highly competitive foundry segment of the semiconductor industry, we may lose customers and our profit margins and earnings may decrease.

The foundry market is comprised of five major pure-play foundries that accounted for the vast majority of worldwide foundry revenue in 2020, according to a March 2021 Gartner Semiconductor Foundry Worldwide Market Share report. TSMC at $46 billion of wafer revenue in 2020 accounted for more than 58% of the total market, while the next four players combined made up only 27% of the market. Other key competitors include SMIC and UMC, as well as the foundry operation services of some integrated device manufacturers, such as Samsung and, more recently, Intel Corporation (“Intel”). IDMs principally manufacture and sell their own proprietary semiconductor products but may also offer foundry services. Other smaller dedicated foundry competitors include X-FAB Silicon Foundries, Tower Semiconductor Ltd., Vanguard International Semiconductor Corporation (“Vanguard”) and WIN Semiconductors Corp. Some of our competitors may offer more advanced or differentiated technologies than we do and some have greater access to capital and substantially greater production capacity, R&D, marketing and other resources, including access to government subsidies and economic stimulus (including protective demand-side measures), than we do. As a result, these companies may be able to compete more aggressively over a longer period of time than we can.

The principal elements of competition in the wafer foundry market include:

•	scale and the ability to access capital to fund future growth;

•	capacity utilization;

•	technical competence, including internal and access to external design enablement capabilities;

•	technology leadership and differentiation;

•	price;

•	time-to-volume production and cycle time;

•	time-to-market;

•	investment in R&D and related quality of results;

•	manufacturing yields;

•	optimization of the technology mix of wafer production at particular process technology nodes;

•	design/technology interaction and resulting chip reliability;

•	customer service and design support;

•	management expertise; and

•	strategic alliances and geographic diversification.

Our ability to compete successfully also depends on factors partially outside of our control, including component supply, intellectual property, including cell libraries that our customers embed in their product designs, and industry and general economic trends.

Our competitors have announced expansions and may continue to expand in the United States and Europe, which could materially and adversely affect our competitive position.

TSMC, Samsung and Intel have recently announced plans to develop new fabs and substantially increase their manufacturing capacity in the United States, and other competitors may seek to do likewise. Similarly, our competitors may seek to develop new fabs in Europe and substantially increase their manufacturing capacity. Such expansions may increase the attractiveness of our competitors to customers who wish to utilize fabs located in the United States or Europe, use geographically dispersed suppliers or mitigate risks posed by geopolitical tensions and export controls. Further, it may lead to increased competition for funding and talent in those jurisdictions. This increased competition could materially and adversely affect our results of operations, financial condition, business and prospects.

The semiconductor industry is capital-intensive and, if we are unable to invest the necessary capital to operate and grow our business, we may not remain competitive.

To remain competitive and comply with evolving regulatory requirements, we must constantly improve our facilities and process technologies and carry out extensive R&D, each of which requires investment of significant amounts of capital. The costs of manufacturing facilities and semiconductor manufacturing equipment continue to rise. We expect to incur additional capital expenditures in connection with our revenue expansion plans to expand our fabs in Dresden, Germany; Malta, New York; and Singapore. On June 22, 2021, we announced plans to spend approximately $4.0 billion to expand our Fab 7 operations in Singapore, and on July 19, 2021 announced fab expansion plans in Malta, New York involving approximately $1.0 billion, with the construction of a new fab on the same campus to follow. Our actual expenditures may exceed our planned spend due to global economic and industry-wide equipment or material price increases during the long lead time to build capacity. Given the fixed-cost nature of our business, we have in the past incurred, and may in the future incur, operating losses if our revenues do not adequately offset the impact of our capital expenditures and the cost of financing these expenditures. Additionally, a significant portion of any operating income we do generate is needed to service our outstanding debt.

We invest significantly in R&D, and to the extent our R&D efforts are unsuccessful, our competitive position may be harmed and we may not be able to realize a return on our investments. To compete successfully, we must maintain a successful R&D effort, develop new product technologies, features and manufacturing processes, and improve our existing products and services, technologies and processes. Our R&D efforts may not deliver the benefits we anticipate. To the extent we do not timely introduce new technologies and features relative to competitors, we could face cost, product performance, and time-to-market disadvantages, which could materially and adversely affect our results of operations, financial condition, business and prospects.

Financing, including equity capital, debt financing, customer co-investments and government subsidies, may not be available on commercially acceptable terms or at all. Any additional debt financing we may undertake could require debt service and financial and operational requirements that could adversely affect our business. If we are unable to generate sufficient cash or raise sufficient capital to meet both our debt service and capital investment requirements, or if we are unable to raise required capital on favorable terms when needed, we may be forced to curtail revenue expansion plans or delay capital investment, which could materially and adversely affect our results of operations, financial condition, business and prospects.

We may not be able to implement our planned growth and development or maintain the differentiation of our solutions if we are unable to recruit and retain key executives, managers and skilled technical personnel.

We rely on the continued services and contributions of our management team and skilled technical and professional personnel. In this industry, the competitive pressures to find and retain the most talented personnel are intense and constant. The top talent in the industry is often well-known and pursued by competitors. In addition, with the speed of technological and business change, skills need to be constantly refreshed and built upon. Our business could suffer if we are unable to fulfill and sustain resource requirements with qualified individuals in required positions globally. Fulfilling new resource needs on a timely basis continues to be a challenge in this highly competitive market for semiconductor talent. Competition for talent exists in all of our operating regions, emphasizing the importance of strong employee retention, and if we fail to attract and retain top talent, our business and results of operations could be materially adversely impacted.

We receive subsidies and grants in certain countries and regions in which we operate, and a reduction in the amount of governmental funding available to us or demands for repayment could increase our costs and affect our results of operations.

As is the case with other large semiconductor companies, we receive subsidies and grants from governments in certain countries and regions in which we operate. In response to increased geopolitical tensions, national security and supply chain concerns, as well as recent supply shortages, government funding such as the proposed United States Innovation and Competition Act in the United States, which includes the CHIPS Act and the R&D funding in the Endless Frontiers Act, and the “second” IPCEI in Europe are in the process of being adopted or funded, resulting in potentially significant new sources of capital and R&D investment for our industry. Historically, we have benefitted from government investment programs, and we intend to continue to benefit from government programs to help fund our expansion efforts. However, we may be unable to secure government funding at the levels we expect or at all, and the availability of government funding is outside our control. Moreover, should we terminate any activities or operations related to government funds that we receive or upon which government funds have been conditioned, we may face adverse consequences. In particular, government agencies could seek to recover subsidies or grants from us, seek repayment of loans, or could cancel, reduce or deny our requests for future subsidies or grants. This could materially and adversely affect our results of operations, financial condition, business and prospects.

Strong government support in China for capacity expansion, combined with weaker demand from and strained economic relations with that country, could lead to underutilization or significant ASP erosion for fab fill.

China’s aggressive investment in its “buy from China” initiatives have inflated the capital available for technology development in China and resulted in an expansion of fabrication capacity for semiconductors. China’s decision to build capacity for China, to be sourced primarily from indigenous suppliers like SMIC, will have the effect of limiting the Chinese market for other global suppliers like us. Increases in China’s fabrication capacity for semiconductors may also significantly increase the competition we face globally, which may make it more difficult for us to retain and obtain new customers and lead to material reductions in ASPs.

Any outbreak of contagious disease, such as the recent COVID-19 pandemic, could materially and adversely affect our results of operations, financial condition, business and prospects.

Any outbreak of contagious disease, including, but not limited to, COVID-19, Zika virus, Ebola virus, avian or swine influenza or severe acute respiratory syndrome, may disrupt our ability to adequately staff our business and may generally disrupt our operations. The recent outbreak of COVID-19 has slowed economic growth, including in regions of the world where we, our customers and suppliers operate, and has negatively impacted the global supply chain, market and economies. We have significant operations in the United States, Europe, and Singapore, including supply chain and manufacturing facilities and sales and marketing channels and information technology (“IT”) design and other support services in these countries and regions as well as other countries such as Japan, India, Bulgaria, Taiwan and China.

If the COVID-19 outbreak worsens or continues longer term, or new outbreaks of COVID-19 or other contagious diseases occur, we may experience material adverse effects on our business, including, among other things:

•	declines in sales activities and customer orders;

•	significant fluctuations in demand for our products and services, which could in turn cause uncertainty for our capacity planning, production delays and reduced workforce availability;

•	difficulties in domestic and international travel and communications and interruption;

•

delays in our planned expansion in Singapore, including from temporary governmental work stoppage orders to control COVID-19 infection rates or as a result of border closures with Malaysia, both of which have occurred;

•	delays in other potential expansion plans; or

•	slowdown of R&D activities.

Likewise, such an outbreak of disease could slow or suspend the operations of our suppliers and cause them to be unable to deliver needed raw materials as required. Any of these factors could materially and adversely affect our results of operations, financial condition, business and prospects.

Sales to government entities and highly regulated organizations are subject to a number of challenges and added risks, and our failure to comply with these heightened compliance requirements, or effectively manage these challenges or risks, could impact our operations and financial results.

We currently sell to the U.S. federal government and to customers in highly regulated industries, and may sell to state and local governments and to foreign governmental agency customers in the future. Sales to such entities are subject to a number of compliance challenges and risks, including regarding access to and required protection of classified information. Failure to comply with Foreign Ownership, Control or Influence, or “FOCI”, agreements could lead to a loss of our security clearance and certain government business and reputational harm. Selling to governmental and highly regulated entities can be highly competitive, expensive and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government contracting requirements may change and in doing so restrict our ability to sell into the government sector until we have attained any revised necessary certification or authorization. Government demand and payment for our products and services are affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our products and services. Such sales are made more difficult by the fact that many of our product design and life cycles are very long, compared to public fiscal budget calendars.

Further, governmental and highly regulated entities may demand contract terms that differ from our standard commercial arrangements, and those contract terms may be in some respects less favorable than terms agreed to by private sector customers. Governments routinely retain certain rights to IP developed in connection with government contracts. Such entities may have statutory, contractual or other legal rights to terminate contracts with us or our partners for convenience or for other reasons that are out of our control or influence. Any such terminations, or other adverse actions, may materially adversely affect our ability to contract with other government customers, as well as our reputation, results of operations, financial condition, business and prospects. In addition, our U.S. government contracts obligate us to comply with various cybersecurity requirements. These requirements include ongoing investment in systems, policies and personnel, and we expect these requirements to continue to impact our business in the future by increasing our legal, operational and compliance costs.

Certain of our government contracts require us to notify the applicable governmental actor and discuss options with the governmental actor before making certain potential transfers of intellectual property developed under those contracts, and certain of our government contracts impose specific limitations on our use and licensing of certain of our intellectual property. Additionally, production of sensitive, export-controlled products for governmental and highly regulated entities requires adherence to strict export and security controls. In the event of a breach or other security event involving one of these products, we may be subject to investigations to determine the extent and impact to such products, regulatory proceedings, litigation, mitigation and other actions, as well as penalties, fines, increased insurance premiums, indemnification expenditures and administrative, civil and criminal liabilities and reputational harm, each of which could negatively impact operations for multiple products and future business, cause production and sales delays and materially and adversely affect our results of operations, financial condition, business and prospects.

We may be exposed to liabilities if it is determined that our compensation arrangements do not comply with, or are not exempt from, Section 409A of the Code.

Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“the Code”), sets forth the rules governing non-qualified deferred compensation arrangements. Section 409A contains many technical, complicated and ambiguous rules and regulations, including proposed but not yet finalized regulations that do not currently have the force of law, making compliance with Section 409A difficult to assess and to ensure. While we have attempted to structure our compensation arrangements (including our equity incentive awards) so that they either comply with, or are exempt from, Section 409A, it is possible that some of these compensation arrangements are not so exempt or compliant. In some instances, we have determined that amendments to certain of our compensation arrangements were advisable in order to mitigate or eliminate potential Section 409A non-compliance risk, though there can be no assurance that such amendments will mitigate or eliminate any such risk. If it is determined that any of our compensation arrangements are neither compliant with, nor exempt from, Section 409A, we may be subject to significant liabilities and costs, including penalties for failing to properly report deferred compensation arrangements under Section 409A and to withhold taxes payable by our service providers, including our employees, and we may be required to pay to the applicable governmental authorities the amount of taxes we should have withheld and related interest and penalties. In addition, those of our service providers, including our employees, participating in such arrangements may experience significant adverse tax consequences under Section 409A, including a 20% federal penalty tax imposed on the amount of compensation involved (and, as applicable, similar excise taxes under state law or foreign law). These liabilities may be significant and the imposition of such liabilities may materially affect our employee relations. In addition, in the event any such liabilities were imposed on our service providers, including our employees, we could decide to take remedial action, including making cash payments to adversely affected service providers, including our employees. Any amounts so paid by us could materially and adversely affect our results of operations, financial condition, business and prospects.

The market data and forecasts included in this prospectus may prove to be inaccurate, and you should not unduly rely on such market data and forecasts.

The market data and forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Such reports speak as of their respective publication dates and the opinions expressed in such reports are subject to change, including as a result of the impact of COVID-19 on the global economy. Accordingly, potential investors in our ordinary shares should not place undue reliance on such forecasts and market data.

Improper disclosure of confidential information could negatively impact our business.

In the ordinary course of our business, we maintain sensitive data on our networks, including our intellectual property and proprietary or confidential business information relating to our business and that of our customers and business partners. In addition, we regularly enter into confidentiality obligations with our customers, suppliers and parties that we license intellectual property to or from. The secure maintenance of this information is critical to our business and reputation. We have put in place policies, procedures and technological safeguards designed to protect the security of this information. However, we cannot guarantee that this information will not be improperly disclosed or accessed. Disclosure of this information could harm our reputation, subject us to liability under our contracts and harm our relationships with key counterparties, which could materially and adversely affect our results of operations, financial condition, business and prospects.

Risks Related to Manufacturing, Operations and Expansion

If we are unable to manage our capacity and production facilities effectively, our competitiveness may be weakened.

We perform long-term market demand forecasts for our products to manage, and plan for, our overall capacity. Because market conditions are dynamic, our market demand forecasts may change significantly at any time. During periods of decreased demand, certain manufacturing lines or tools in some of our manufacturing facilities may be idled or shut down temporarily, to save costs while preserving capacity. However, if subsequent demand increases rapidly, we may not be able to restore the capacity in a timely manner to take advantage of the upturn. In light of market demand forecasts, we have recently been adding capacity to meet market needs for our products. Expansion of our capacity will increase our costs. For example, we will need to purchase additional equipment, and hire and train additional personnel to operate the new equipment. If demand does not increase as planned, we may not increase our net revenues accordingly, which could materially and adversely affect our results of operations, financial condition, business and prospects.

Because we own and operate high-tech manufacturing facilities, our operations have high costs that are fixed or difficult to reduce in the short term, including our costs related to utilization of existing facilities, facility construction and equipment, R&D, and the employment and training of a highly skilled workforce. To the extent demand decreases or we fail to forecast demand accurately, we could be required to write off inventory or record underutilization charges, which would lower our gross margin. To the extent any demand decrease is prolonged, our manufacturing capacity could be underutilized, and we may be required to write down our long-lived assets, which would increase our expenses. We may also be required to shorten the useful life of under-used facilities and equipment and accelerate depreciation.

Our manufacturing processes are highly complex, costly and potentially vulnerable to impurities and other disruptions, and cost increases, that can significantly increase our costs and delay product shipments to our customers.

Our semiconductor manufacturing processes are highly complex, require advanced and costly equipment, and are continuously being modified to improve manufacturing yields and product performance intended to improve or protect our ability to achieve our revenue and profit plan. Disruptions in manufacturing operations could be caused by numerous issues including impurities in our raw materials (such as chemicals, gases and wafers), facilities issues (such as electrical power and water outages), equipment failures (such as performance issues or defects) or IT issues (such as down computer systems and viruses). Any of these issues, and others, could lower production yields or interrupt manufacturing, which could result in the loss of products in process that could cause delivery delays, reduced revenue, increased cost or reduced quality delivered to our customers. These factors could significantly affect our financial results as well as our ability to attract new and retain existing customers.

In the past, we have encountered, among other issues:

•	capacity constraints due to changes in product mix or the delayed delivery of equipment critical to our production;

•	construction delays during expansions of our clean rooms and other facilities;

•	difficulties in upgrading or expanding existing facilities;

•	failure of manufacturing execution system or automatic transportation systems;

•	unexpected breakdowns in manufacturing equipment and/or related facilities;

•	disruptions in connection with changing or upgrading our process technologies;

•	raw materials shortages and impurities; and

•	delays in delivery or shortages of spare parts used in the maintenance of our equipment.

If the above issues recur or we face similar challenges in the future, we may suffer delays in our ability to deliver our products, which could have a material and adverse effect on our results of operations, financial condition, business and prospects. In addition, we cannot guarantee that we will be able to increase our manufacturing capacity and efficiency in the future to the same extent as in the past. Additionally, increases in the costs of key inputs to fabs, including raw materials, electric power and water, could materially and adversely affect our results of operations, financial condition, business and prospects.

We are subject to risks associated with the development and implementation of new manufacturing technologies.

Production of ICs is a complex process. We are continually engaged in the development of new manufacturing process technologies and features. Forecasting our progress and schedule for developing new process technologies and features is challenging, and at times we encounter unexpected delays due to the complexity of interactions among steps in the manufacturing process, challenges in using new materials, and other issues. We may expend substantial resources on developing new technologies that are ultimately not successful, which may result in our recognizing significant impairment charges. Diagnosing defects in our manufacturing processes often takes a long time, as manufacturing throughput times can delay our receipt of data about defects and the effectiveness of fixes. We are not always successful or efficient in developing or implementing new technologies and manufacturing processes.

Our profit margin may substantially decline if we are unable to continually improve our manufacturing yields, maintain high shipment utilization or fail to optimize the process technology mix of our wafer production.

Our ability to maintain our profit margin depends, in part, on our ability to:

•	maintain high capacity utilization;

•	maintain or improve our production yields; and

•	optimize the technology mix of our production by increasing the number of wafers manufactured by utilizing different processing technologies.

Our shipment utilization affects our operating results because a large percentage of our operating costs is fixed. Our manufacturing yields directly affect our ability to attract and retain customers, as well as the prices of our services. Different technologies load the available capacity differently, and an increase of lower margin product demand could lower the financial performance of a factory while still fully utilizing the available capacity. If we are unable to continuously maintain high capacity utilization, improve our manufacturing yields or optimize the technology mix of our wafer production, our profit margin may substantially decline.

Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Minute impurities or other difficulties in the manufacturing process can lower yields. Further, at the beginning of each semiconductor technological upgrade, the manufacturing yield utilizing the new technology may be lower than the yield under current technology. Our manufacturing efficiency is an important factor in our profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in effecting transitions to new manufacturing processes. As a consequence, we may suffer delays in product deliveries or reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, upgrading or expanding our existing facilities or changing our process technologies, any of which could materially and adversely affect our results of operations, financial condition, business and prospects.

We may be unable to obtain manufacturing equipment in a timely manner and at a reasonable cost that is necessary for us to remain competitive.

Our operations and ongoing revenue expansion plans depend on our ability to obtain complex and specialized manufacturing equipment and related services from a limited number of suppliers in a market that is characterized from time to time by limited supply and long delivery cycles. During such times, supplier-specific or industry-wide lead times for delivery can be as long as twelve months or more. Further, growing complexities of the most valuable equipment may delay the timely delivery of such equipment and parts needed to capitalize on time-sensitive and perishable business opportunities. Industry-wide demand increases for this equipment could increase its market price as well as the market price of replacement parts and consumable materials needed to operate the equipment. As a result of demand driven by the semiconductor supply shortage, as well as significant new sources of funding in China as well as potentially other governments (such as Korea, the United States and Europe), the current demand for semiconductor manufacturing equipment and equipment supply constraints are resulting in longer than normal lead times for such equipment. If we are unable to obtain equipment in a timely manner to fulfill our customers’ demand on technology and production capacity, or at a reasonable cost, we may be unable to meet commitments under our contracts with customers, which could expose us to substantial liquidated damages and other claims and could materially and adversely affect our results of operations, financial condition, business and prospects.

If we are unable to obtain adequate supplies of raw materials in a timely manner and at commercially reasonable prices our revenue and profitability may decline.

Our production operations require that we obtain adequate supplies of raw materials, such as silicon wafers, gases, chemicals and photoresist, on a timely basis and at commercially reasonable prices, many of which are not commodities easily replaced with substitutions. In the past, shortages in the supply of some materials, whether by specific vendors or by the industry generally, have resulted in occasional industry-wide price adjustments and delivery delays. Moreover, major natural disasters, trade barriers and political or economic turmoil occurring within the country of origin of such raw materials may also significantly disrupt the availability of such raw materials or increase their prices. Further, since we procure some of our raw materials from sole-sourced suppliers, there is a risk that our need for such raw materials may not be met or that back-up supplies may not be readily available. In addition, recent trade tensions between the United States and China could result in increased prices or the unavailability of raw materials, including rare earth metals used in our products. Tariffs, export control or other non-tariff barriers, due to global or local economic conditions could also affect material cost and availability.

Certain raw materials and other inputs, such as electricity and water, necessary for our production operations may experience substantial price volatility. Hedging transactions for many of those raw materials and other inputs are not available to us, or are not available on terms we believe are commercially acceptable. Hedges that we enter into with respect to certain inputs, such as electricity, may not be effective. Additionally, once our prices with a customer are negotiated, we are generally unable to revise pricing with that customer until our next regularly scheduled price adjustment. As a result, if market prices for essential components increase, we will often be unable to pass the price increases through to our customers for products purchased under an existing agreement. Consequently, we are exposed to the risks associated with the volatility of prices for these components and our cost of revenues could increase and our gross margins could decrease in the event of price increases. Recently, as a result of demand driven by the semiconductor supply shortage, the costs of raw wafers as well as certain other raw materials are relatively high. Failure to obtain adequate supplies could result in our being unable to meet commitments under our contracts with customers, which could expose us to substantial liquidated damages and other claims, which could materially and adversely affect our results of operations, financial condition, business and prospects.

Failure to adjust our supply chain volume due to changing market conditions or failure to estimate our customers’ demand could adversely affect our sales and could result in additional charges for obsolete or excess inventories or non-cancelable purchase commitments.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, personnel needs and other resource requirements, based on our estimates of customer requirements. The possibility of rapid changes in demand for our customers’ products reduces our ability to accurately estimate our customers’ future requirements for our products. On occasion, our customers may require rapid increases in production, which can challenge our resources. We may not have sufficient capacity at any given time to meet our customers’ demands. Conversely, downturns in the semiconductor industry have in the past caused and may in the future cause our customers to significantly reduce the amount of products ordered from us. Because many of our sales, R&D, and manufacturing expenses are relatively fixed, a reduction in customer demand may decrease our gross margins and operating income, which could materially and adversely affect our results of operations, financial condition, business and prospects.

In addition, we base many of our operating decisions, and enter into purchase commitments, on the basis of anticipated sales, which are highly unpredictable. Some of our purchase commitments are not cancelable, and in some cases we are required to recognize a charge representing the amount of material or capital equipment purchased or ordered that exceeds our actual requirements. For example, we have non-cancelable purchase commitments with vendors and long-term supply agreements with certain of our third-party wafer fabrication partners, under which we are required to purchase a minimum number of wafers per year or face financial penalties. These types of commitments and agreements could reduce our ability to adjust our inventory to address declining market demands. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges. If sales in future periods fall substantially below our expectations, or if we fail to accurately forecast changes in demand mix, we could again be required to record substantial charges for obsolete or excess inventories or non-cancelable purchase commitments.

Moreover, during a market upturn, we may not be able to purchase sufficient supplies or components to meet increasing product demand, which could prevent us from taking advantage of opportunities and reduce our sales. In addition, a supplier could discontinue a component necessary for our design, extend lead times, limit supply or increase prices due to capacity constraints or other factors. Our failure to adjust our supply chain volume or estimate our customers’ demands could materially and adversely affect our results of operations, financial condition, business and prospects.

Until recently, as a result of current market conditions, we did not typically operate with any significant backlog, except in periods of capacity shortage. The historic lack of significant backlog and the unpredictable length and timing of semiconductor cycles made it more difficult for us to accurately forecast revenue in future periods. Additionally, as we now face more significant backlog, it may not necessarily be indicative of actual sales for any succeeding period. Moreover, our expense levels are based in part on our expectations of future revenue, and we may be unable to fully adjust costs in a timely manner to compensate for revenue shortfalls.

Certain of our debt agreements contain covenants that may constrain the operation of our business, and our failure to comply with these covenants could materially and adversely affect our results of operations, financial condition, business and prospects.

Restrictive covenants in our credit facilities may prevent us from pursuing certain transactions or business strategies, including by limiting our ability to, in certain circumstances:

•	incur additional indebtedness;

•	pay dividends or make distributions;

•	acquire assets or make investments outside of the ordinary course of business;

•	sell, lease, license, transfer or otherwise dispose of assets;

•	enter into transactions with our affiliates;

•	create or permit liens;

•	guarantee indebtedness; and

•	engage in certain extraordinary transactions.

Failure to comply with any of the covenants in our debt agreements, including due to events beyond our control, could result in an event of default. The holders of the defaulted debt could terminate commitments to lend and accelerate amounts outstanding to be due and payable immediately. This could also result in cross-defaults under our other debt instruments, significantly impacting our liquidity and ability to fund our operations. Any of these occurrences could materially and adversely affect our results of operations, financial condition, business and prospects.

Aging infrastructure, power grids and risks to the supply of fresh water or natural gas could interrupt production.

The semiconductor fabrication process requires extensive amounts of fresh water and a stable source of electricity and natural gas. In addition, it requires effective facilities to manage wastewater. As our production capabilities and our business grow, our requirements for these factors will grow substantially. Although we have not, to date, experienced any instances of lack of sufficient supplies of water or natural gas or material disruptions in the electricity supply to, or wastewater processing capacity of, any of our fabs beyond temporary or short-term stoppages, we may not have access to sufficient supplies of water, natural gas, electricity or wastewater processing capacity to accommodate our planned growth. Droughts, pipeline interruptions, power interruptions, electricity shortages or government intervention, particularly in the form of rationing, are factors that could restrict our access to these utilities in the areas in which our fabs are located. If there is an insufficient supply of fresh water, natural gas, electricity or wastewater processing capacity to satisfy our requirements, we may need to limit or delay our production. In addition, a power outage, even of very limited duration, could result in a loss of wafers in production and a deterioration in yield. Any of these occurrences could materially and adversely affect our results of operations, financial condition, business and prospects.

We may be subject to the risk of loss due to fire because the materials we use in our manufacturing processes are highly flammable.

We use highly flammable materials such as silane and hydrogen in our manufacturing processes and may therefore be subject to the risk of loss arising from fires. The risk of fire associated with these materials cannot be completely eliminated. We maintain insurance policies to reduce losses caused by fire, including business interruption insurance. However, our insurance coverage is subject to deductibles and self-insured retention and may not be sufficient to cover all of our potential losses. If any of our fabs were to be damaged or cease operations as a result of a fire, our manufacturing capacity would be reduced, which could materially and adversely affect our results of operations, financial condition, business and prospects.

Our operations are subject to the risks of earthquakes, fires, floods, severe weather incidents and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, industrial accidents, or terrorism.

Significant natural disasters such as earthquakes, fires, floods, severe weather incidents or acts of terrorism occurring in any of our manufacturing or office locations, or where a business partner, such as a customer or supplier, is located, could adversely affect our operational and financial performance. In addition, natural disasters, spills or hazardous exposure incidents, accidents and acts of terrorism could cause disruptions in our business or our suppliers’ or customers’ businesses, national economies or the global economy as a whole, and we may not have insurance coverage for these matters. Our operations, as well as our computing systems, are vulnerable to interference, or interruption from terrorist attacks, natural disasters or pandemics (including COVID-19), the effects of climate change (such as sea level rise, drought, flooding, wildfires, and increased storm severity), power loss, telecommunications failures, criminal fraud or impersonation, inadvertent or intentional actions by our employees, or other attempts to harm or access our systems. In the event of a major disruption caused by a natural disaster or any of the foregoing, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data or personal information, any of which could materially and adversely affect our results of operations, financial condition, business and prospects. We are also at risk of data breaches, as further described below.

The risk of cyberattacks and other data security breaches requires us to incur significant costs to maintain the security of our networks and data, and, in the event of such breaches, may expose us to liability, adversely affect our operations, damage our reputation, and affect our net revenues and profitability, and our efforts to combat breach and misuse of our systems and unauthorized access to our data may not be successful.

We rely on our IT systems and those of our service providers to conduct much of our business operations. Our and our service providers’ IT and computer systems store and transmit customer information, trade secrets, corporate data and personal information, and are otherwise essential to the operation of our production lines, which may make us a target for cyberattacks. In addition, our accreditation as a Trusted Foundry by the Defense Microelectronics Activity (“DMEA”) and our processing of sensitive information may make us an attractive target for attacks, including industrial or nation-state espionage, organized criminals, and terrorist cyberattacks. Hackers may seek to disrupt our operations, blackmail us to regain control of our systems, or spy on us for sensitive information. Further, we depend on our employees and the employees of our service providers to appropriately handle confidential and sensitive data and deploy our IT resources in a safe and secure manner that does not expose our network systems to security breaches or the loss of data. However, there is always a risk that inadvertent disclosure or actions or internal malfeasance by our employees or those of our service providers could result in a loss of data or a breach or interruption of our IT systems.

We are making significant investments in cybersecurity and data security, as well as other efforts to combat breach and misuse of our systems and unauthorized access to our and our customers’ data by third parties. While we seek to continuously review and assess our cybersecurity policies and procedures to ensure their adequacy and effectiveness, all IT and computer systems are vulnerable to attacks, especially via methods that have not been observed yet or quickly evolve. The risk of security breaches may be higher during times of a natural disaster or pandemic (including COVID-19) due to remote working arrangements. We cannot guarantee that our IT and computer systems which control or maintain vital corporate functions, such as our manufacturing operations and enterprise accounting, would be immune to cyberattacks. In the event of a serious cyberattack, our systems may lose important customer information, trade secrets, corporate data or personal information or our production lines may be shut down pending the resolution of such an attack.

In addition, we employ certain third-party service providers for us and our affiliates worldwide with whom we need to share highly sensitive and confidential information to enable them to provide the relevant services. While, to date, we have not been subject to cyberattacks which, individually or in the aggregate, have been material to our operations or financial conditions, some of our third-party service providers have experienced cyberattacks of which we have been made aware. Despite requiring certain third-party service providers to comply with the confidentiality and security requirements in our service agreements with them, there is no assurance that each of them will strictly fulfill any of their obligations or that they will be successful in preventing further cyberattacks. The on-site network systems and the off-site cloud computing networks such as servers maintained by these service providers and/or their contractors are also subject to risks associated with cyberattacks. While we attempt to take prompt action once we are alerted to a cyberattack against one of our third-party service providers and implement steps designed to mitigate associated risks to our systems and data, we may in the future not be made aware of such events in a timely manner or may be unable to successfully sever network connectivity or otherwise limit the risk to our own systems.

If we or our service providers are not able to timely contain, remediate and resolve the respective issues caused by cyberattacks and data breaches, or ensure the integrity and availability of our systems and data (or data belonging to our customers or other third parties) or control of our or our service providers’ IT or computer systems, then such attacks, breaches or failures could:

•	disrupt the proper functioning of these networks and systems and, therefore, our operations and/or those of certain of our customers;

•	result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information of ours, our customers or our employees, including trade secrets, which could be used to compete against us or for disruptive, destructive or otherwise harmful purposes and outcomes;

•	result in litigation and governmental investigation and proceedings that could expose us to civil or criminal liabilities;

•	compromise national security and other sensitive government functions;

•	require significant management attention and resources to remedy the damages that result;

•	result in our incurring significant expenses in implementing remedial and improvement measures to enhance our IT network or computer systems;

•	result in costs which exceed our insurance coverage and/or indemnification arrangements;

•	subject us to claims for contract breach, damages, credits, penalties or termination; and

•	damage our reputation with our customers (including the U.S. government) and the general public.

Further, remediation efforts may not be successful and could result in interruptions, delays or cessation of service, unfavorable publicity, damage to our reputation, customer allegations of breach-of-contract, possible litigation, and loss of existing or potential customers that may impede our sales or other critical functions. Additionally, any such attack or unauthorized access may require spending resources on correcting the breach and indemnifying the relevant parties and litigation, regulatory investigations, regulatory proceedings, increased insurance premiums, lost revenues, penalties fines and other potential liabilities, which could materially and adversely affect our results of operations, financial condition, business and prospects.

Any of the foregoing factors could materially and adversely affect our results of operations, financial condition, business and prospects.

Compliance with applicable data security and data privacy laws and regulations may be costly and, in the case of a breach of applicable law, could harm our reputation.

In the United States, federal and state laws impose limits on, or requirements regarding the collection, distribution, use, security and storage of personal information of individuals, and there has been increased regulation of data privacy and security particularly at the state level, including the California Consumer Privacy Act (effective on January 1, 2020), and the California Privacy Rights Act (expected to take effect on January 1, 2023). Currently, many states are actively considering or enacting similar laws and we operate in many of these jurisdictions. Outside the United States, the European Union and other countries in which we operate also have privacy and data protection laws, regulations and standards.

The interpretation and application of many of these existing or recently enacted laws and regulations are increasingly complex, uncertain and fluid, and could be inconsistent with our existing data management practices. For example, recent developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and the UK to the United States and other jurisdictions. Furthermore, the long-term regulation of data transfers between the EEA and the UK is uncertain, as a relevant adequacy decision enabling such transfers is due to expire. These developments could lead to substantial costs, require significant changes, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. If we are unable to transfer personal data between and among countries and regions in which we operate, it could affect the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results. In addition, the existing EU and UK privacy laws on cookies and e-marketing are also in flux and are likely to be replaced by new regulations, which may introduce more stringent requirements for using cookies and similar technologies for direct marketing and significantly increase fines for non-compliance in-line with the General Data Protection Regulation (“GDPR”). Stricter enforcement of such laws could limit the effectiveness of our marketing activities, divert the attention of our technology personnel, increase costs and subject us to additional liabilities.

Inappropriate disclosure of personal and other sensitive data, even if inadvertent, or other actual or perceived violations of or noncompliance with such laws and regulations could expose us to significant administrative, civil or criminal liability as well as reputational harm. For example, a breach of the GDPR could result in fines of up to 20 million euros (“EUR”) under the European GDPR or British pound sterling (“GBP”) 17.5 million under the U.K. GDPR or up to 4% of the annual global revenues of the infringer, whichever is greater, as well as regulatory investigations, reputational damage, orders to cease or change our processing of personal data, enforcement notices and/or assessment notices (for a compulsory audit). Privacy-related claims or lawsuits initiated by governmental bodies, employees or other third parties, whether meritorious or not, could be time-consuming, result in costly regulatory proceedings, litigation, penalties and fines, or require us to change our business practices, sometimes in expensive ways, or other potential liabilities.

Additionally, a failure to comply with the National Institute of Standards and Technology Special Publication 800-171 or the DoD’s cybersecurity requirements, including the Cyber Security Material Model Certificate (“CMMC”), which will require all contractors to receive specific third-party cybersecurity certifications to be eligible for contract awards, could restrict our ability to bid for, be awarded and perform on DoD contracts. The DoD expects that all new contracts will be required to comply with the CMMC by 2026, and initial requests for information and for proposal have already begun. We are in the process of evaluating our readiness and preparing for the CMMC. To the extent we, or our subcontractors or other third parties on whom we rely are unable to achieve certification in advance of contract awards that specify the requirement, we may be unable to bid on contract awards or follow-on awards for existing work with the DoD, which could materially and adversely affect our results of operations, financial condition, business and prospects. We will also be required to go through a recertification process every two years. In addition, any obligations that may be imposed on us under the CMMC may be different from or in addition to those otherwise required by applicable laws and regulations, which may cause additional expense for compliance.

Our products may contain defects that could harm our reputation, be costly to correct, delay revenues and expose us to litigation.

Our products are highly complex and sophisticated and, from time to time, may contain defects, errors, hardware failures or other failures that are difficult to detect and correct. Errors, defects and other failures may be found in new solutions, products or services or improvements to existing solutions, products or services after delivery to our customers. If these defects, errors and failures are discovered, we may not be able to successfully correct them in a timely manner or otherwise mitigate or eliminate the impact of the error or failure. The occurrence of errors, defects and other failures in our products could result in the delay or the denial of market acceptance of our products and alleviating such errors, defects and other failures may require us to make significant expenditure of our resources. Our products are often used for critical business processes and as a result, any defect in or failure of our products may cause customers to reconsider renewing their contract with us, cause significant customer dissatisfaction and possibly giving rise to claims for indemnification or other monetary damages. The harm to our reputation resulting from errors, defects and other failures may be material. Any claims for actual or alleged losses to our customers’ businesses may require us to spend significant time and money in litigation or arbitration or to pay significant settlements or damages. Defending a lawsuit, regardless of merit, can be costly and divert management’s attention and resources. Accordingly, any such claim could materially and adversely affect our results of operations, financial condition, business and prospects.

Any problem in the semiconductor outsourcing infrastructure could materially and adversely affect our results of operations, financial condition, business and prospects.

Many of our customers depend on third parties to provide assembly, testing and other related services. Many of these services are geographically concentrated primarily in Asia. If these customers cannot timely obtain those services on reasonable terms, they may not order foundry products and services from us, which could materially and adversely affect our results of operations, financial condition, business and prospects.

Risks Related to Intellectual Property

Any failure to obtain, maintain, protect or enforce our intellectual property and proprietary rights could impair our ability to protect our proprietary technology and our brand.

Our success depends to a significant degree on our ability to obtain, maintain, protect and enforce our intellectual property rights. We rely on a combination of patents, trade secrets, copyrights, trademarks, service marks, and other forms of intellectual property, contractual restrictions and confidentiality procedures to establish and protect our proprietary rights. However, the steps we take to obtain, maintain, protect and enforce our intellectual property rights may be inadequate. We may not be able to protect our technology, know-how, and/or brand if we are unable to enforce our rights for whatever reason or if we do not detect unauthorized use of our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitors may gain access to our proprietary technology and develop and commercialize substantially similar products, services or technologies, which could materially and adversely affect our results of operations, financial condition, business and prospects.

We have filed various applications for certain aspects of our intellectual property in the United States and other countries, and we have built a comprehensive patent portfolio of approximately 10,000 worldwide patents. In the future, we may acquire additional patents or patent portfolios, license patents from third parties or agree to license the technology of third parties, which could require significant cash expenditures. Our patents do not cover all of our technologies, systems, products and product components and our competitors or others may design around our patented technologies. Further, when we seek patent protection for a particular technology, there is no assurance that the applications we file will result in issued patents or that if patents do issue as a result that they will be found to be valid and enforceable or that they will effectively block competitors from creating competing technology. In addition, we may need to license technology from third parties to develop and market new products and we cannot be certain that we could license that technology on commercially reasonable terms or at all. Our inability to license this technology could harm our ability to compete and materially and adversely affect our results of operations, financial condition, business and prospects.

Some of our know-how or technology is not patented or patentable and may constitute trade secrets. To protect our trade secrets, we have a policy of requiring our employees, consultants, advisors and other collaborators who contribute to our material intellectual property to enter into confidentiality agreements. We also rely on customary contractual protections with our suppliers and customers, and we implement security measures intended to protect our trade secrets, know-how and other proprietary information. However, no assurances can be given that those contracts will not be breached. Further, those contracts and arrangements may be ineffective in protecting our intellectual property and may not prevent unauthorized disclosure. See also “There is a risk that our trade secrets, know-how and other proprietary information will be stolen, used in an unauthorized manner, or compromised, which could materially and adversely affect our results of operations, financial condition, business and prospects.” In addition, third parties may independently develop technologies that may be substantially equivalent or superior to our technology.

There is a risk that our trade secrets, know-how and other proprietary information will be stolen, used in an unauthorized manner, or compromised, which could materially and adversely affect our results of operations, financial condition, business and prospects.

Our trade secrets, know-how and other proprietary information may be stolen, used in an unauthorized manner, or compromised through a direct intrusion by private parties or foreign actors, including those affiliated with or controlled by state actors, through cyber intrusions into our computer systems, physical theft through corporate espionage or other means, or through more indirect routes, including by joint venture partners, licensees that do not honor the terms of the license, potential licensees that were ultimately not licensed, or other parties reverse engineering our company’s solutions, products or components. Any of the foregoing factors could materially and adversely affect our results of operations, financial condition, business and prospects.

The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate.

The absence of internationally harmonized intellectual property laws and different enforcement regimes makes it more difficult to ensure consistent protection of our proprietary rights. Our strong international presence may lead to increased exposure to unauthorized copying and use of our manufacturing technologies and proprietary information. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights. Our inability to secure or enforce our intellectual property rights could materially and adversely affect our results of operations, financial condition, business and prospects.

We have been and may continue to become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

The semiconductor industry is subject to claims of infringement by patent assertion entities and is characterized by frequent litigation regarding patent rights. From time to time, we receive communications from third parties that allege that our products or technologies infringe their patent or other intellectual property rights and we have had patent infringement lawsuits filed against us claiming that certain of our products, services, or technologies infringe the intellectual property rights of others. We may continue to become subject to such intellectual property disputes in the future. Further, we have entered into licenses, including patent licenses with third parties in settlements of claims or in order to avoid intellectual property disputes and the loss of license rights, including as a result of a termination or expiration of such licenses, may limit our ability to use certain technologies in the future, which could cause us to incur significant costs, prevent us from commercializing certain of our products or otherwise have a material adverse effect on us. In addition, there may be issued patents held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or products. There also may be pending patent applications of others that may result in issued patents, which could be alleged to be infringed by our current or future technologies or products.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect those rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay the implementation of our manufacturing technologies, delay introductions of new solutions or injure our reputation and could have a material and adverse effect on our results of operations, financial condition, business and prospects.

Further, many of our agreements with our customers and partners, the terms of which often survive termination or expiration of the applicable agreement, require us to defend such parties against certain intellectual property infringement claims and indemnify them for damages and losses arising from certain intellectual property infringement claims against them, which have in the past resulted, and could in the future result, in increased costs for defending such claims or significant damages if there is an adverse ruling in any such claims. These defense costs and indemnity payments could materially and adversely affect our results of operations, financial condition, business and prospects. Such customers and partners may also discontinue the use of our products, services, and solutions, as a result of injunctions or otherwise, which could result in loss of revenues and adversely affect our business. We may also have to seek a license for the technology, which may not be available on reasonable terms, if at all, and may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to develop and deliver our products. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense or which may not be possible, which could negatively affect our business. Moreover, intellectual property indemnities provided to us by our suppliers, when obtainable, may not cover all damages and losses suffered by us and our customers arising from intellectual property infringement claims. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Any of the foregoing factors could materially and adversely affect our results of operations, financial condition, business and prospects.

Our success depends, in part, on our ability to develop and commercialize our technology without infringing, misappropriating or otherwise violating the intellectual property rights of third parties and we may not be aware of such infringements, misappropriations or violations.

Third parties may bring claims alleging infringement, misappropriation or violation of intellectual property rights. We cannot guarantee that we have not, do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others. Our technologies may not be able to withstand any third-party claims against their use. In addition, some companies may have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, third parties have and may continue to assert infringement claims against us in the future, including the sometimes aggressive and opportunistic actions of non-practicing entities whose business model is to obtain patent-licensing revenues from operating companies such as us. Regardless of the merit of such claims, any claim that we have violated intellectual property or other proprietary rights of third parties, whether or not it results in litigation, is settled out of court or is determined in our favor, could be expensive and time-consuming, and could divert the time and attention of management and technical personnel from our business. The litigation process is subject to inherent uncertainties, and we may not prevail in litigation matters regardless of the merits of our position. In some jurisdictions, plaintiffs can also seek injunctive relief that may limit the operation of our business or prevent the marketing and selling of our services that infringe or allegedly infringe on the plaintiff’s intellectual property rights. If a third party is able to obtain an injunction preventing us from using our technology, accessing third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we could be forced to limit or stop manufacturing activities or sales of our products or cease other business activities related to such intellectual property. To resolve these claims, we may enter into licensing agreements with restrictive terms or significant fees, stop selling our products or services or be required to implement costly or inferior redesigns to the affected products or services, or pay damages to satisfy contractual obligations to others. If we do not resolve these claims in advance of a trial, there is no guarantee that we will be successful in court. These outcomes could materially and adversely affect our results of operations, financial condition, business and prospects.

We may be unable to provide technology to our customers if we lose the support of our technology partners.

Enhancing our manufacturing process technologies is critical to our ability to provide services for our customers. We intend to continue to advance our process technologies through internal R&D and alliances with other companies. In addition to our internal R&D focused on developing new and improved semiconductor manufacturing process technologies, our business involves collaboration, including customization and other development of technologies and intellectual property, with and for our customers, vendors and other third parties. We frequently enter into agreements with customers, vendors, equipment suppliers and others that involve customization and other development of technologies and intellectual property. As a result of these agreements, we may be required to limit use of, or refrain from using, certain technologies and intellectual property rights in parts of our business. Determining inventorship and ownership of technologies and intellectual property rights resulting from development activities can be difficult and uncertain.

Disputes may arise with customers, vendors and other third parties regarding ownership of and rights to use and enforce these technologies and intellectual property rights or regarding interpretation of our agreements with these third parties, and these disputes may result in claims against us or claims that intellectual property rights are not owned by us, are not enforceable, or are invalid. The cost and effort to resolve these types of disputes, or the loss of rights in technologies in intellectual property rights if we lose these types of disputes, could harm our business and financial condition. In addition, our customers, vendors and other third parties may suffer delays, quality issues, or other problems affecting their development activities and ability to supply us with certain technology and intellectual property, which could adversely affect our business and operating results. Further, if we are unable to continue any of our joint development arrangements or other agreements, on mutually beneficial terms, or if we cannot re-evaluate the technological and economic benefits of such relationships with these partners, vendors or suppliers in a timely manner sufficient to support our ongoing technology development, we may be unable to continue providing our customers with leading edge or differentiated mass-producible process technologies and may, as a result, lose important customers, which could have a materially adverse effect on our results of operations, financial condition, businesses and prospects.

Risks Related to Strategic Transactions

We are in the process of divesting our EFK facility to ON Semiconductor as part of a transaction we entered into in 2019. Failure to successfully manage the divestment of that asset in a timely manner may adversely affect our operations and have a material impact on our cost savings initiatives.

In April 2019, we entered into an Asset Purchase Agreement with Semiconductor Components Industries, LLC (“ON Semiconductor”) pursuant to which we agreed to transfer substantially all the assets and employees related to our EFK facility in return for $400 million in consideration and $30 million for a technology license. ON Semiconductor paid $100 million upon signing, which included $30 million for the technology license, and an additional $100 million in 2020. We expect the completion of the sale will occur, subject to regulatory approvals, at the end of 2022. The transaction excluded the transfer of our commercial customer arrangements. Since the transaction was entered into, we have transferred a number of technologies from the EFK facility to our other global manufacturing sites to ensure continuous supply to key customers. In order to facilitate these transfers, we and ON Semiconductor have agreed to provide transition services, including reciprocal supply agreements and technology transfer and intellectual property licensing agreements. Pursuant to the Asset Purchase Agreement, we also agreed to transition approximately 1,000 employees to ON Semiconductor. While we do not anticipate issues related to the transfer and anticipate satisfying all the conditions to closing as set forth in the agreements, the divestment has taken and will continue to require management time and attention and, if for any reason, we fail to complete the transfer on a timely manner or at all or ON Semiconductor fails to fulfill its obligations under the applicable agreements, we may not be able to realize our anticipated benefits, including cost savings, related to the divestment, which could materially and adversely affect our results of operations, financial condition, business and prospects.

We may make strategic acquisitions, and such acquisitions may introduce significant risks and uncertainties, including risks related to integrating the acquired companies, assets or businesses.

We have in the past sought, and may in the future seek, to acquire or invest in businesses, joint ventures and technologies that we believe could complement or expand our capacity, enhance our technology offerings or otherwise offer growth opportunities. These efforts may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. Our integration efforts may periodically expose deficiencies in the controls and procedures relating to cybersecurity and the compliance with data privacy and protection laws, regulations and standards of an acquired company or business that were not identified in our due diligence undertaken prior to consummating the acquisition. Additionally, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company cannot be retained, or we have difficulty preserving the customers of any acquired business. Any such transactions that we are able to complete may not result in the synergies or other benefits we expected to achieve, which could result in substantial impairment charges. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. Any of the foregoing factors could materially and adversely affect our results of operations, financial condition, business and prospects.

Political, Regulatory and Legal Risks

Environmental, health and safety laws and regulations expose us to liability and risk of non-compliance, and any such liability or non-compliance could adversely affect our business.

In each jurisdiction in which we operate, our operations are subject to diverse environmental, health and safety laws and regulations that govern, among other things, emissions of pollutants into the air, wastewater discharges, the use and handling of hazardous substances, waste disposal, the investigation and remediation of soil and ground water contamination and the health and safety of our employees. Semiconductor manufacturing depends on a wide array of process materials, including hazardous materials that are subject to local, state, national or international regulations. These materials, our manufacturing operations and our products and services are subject to diverse environmental, health and safety laws, regulations and regulatory requirements. Sourcing of materials could also present reputational risks if our direct or indirect suppliers are found to be in violation of environmental health and safety regulations, or of ethical or human rights regulations or standards.

Regulatory changes, including restrictions on new or existing materials critical to our manufacturing processes, such as per- and polyfluoroalkyl substances, increased restrictions related to wastewater, air emissions and hazardous substances, or changes to necessary permitting requirements, could cause disruptions to our operations or necessitate additional costs or capital expenditures, such as those associated with identifying and qualifying substitute materials or processes, or with installing additional controls related to wastewater, air emissions or waste management. Regulatory limitations or restrictive covenants at contaminated properties could affect our ability to expand manufacturing operations or capacities and may affect our ability to import materials or equipment.

Industrial accidents or releases, including those associated with storage, use, transportation or disposal of hazardous materials or wastes, could expose us to liabilities or remediation obligations and we may not have insurance coverage for such matters. Non-compliance with environmental, health and safety regulations or associated permit requirements may result in liabilities or monetary penalties. Non-compliance with or public controversy regarding environmental, health and safety matters could result in reputational harm.

Certain environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and state equivalents, make us potentially liable on a strict, joint and several basis for the investigation and remediation of contamination at, or originating from, facilities that are currently or formerly owned or operated by us and third-party sites to which we send or have sent materials for disposal or materials for recycling, along with related natural resources damages. We could become subject to potential material liabilities for the investigation and cleanup of historic contamination on the U.S. properties where we operate should the currently responsible parties cease their ongoing remediation efforts notwithstanding their contractual obligations to us.

Regulations and customer-imposed requirements in response to climate change could result in additional costs related to changes in process materials, control of process emissions, “carbon taxes” or related fees, and sourcing of energy supplies. Increased frequency of extreme weather events, and chronic conditions like higher temperatures and droughts could cause disruptions to our manufacturing facilities, non-manufacturing operations and supply chain.

Although we have policies, controls, and procedures designed to help ensure compliance with applicable laws, there can be no assurance that our employees, contractors, suppliers or agents will not violate such laws or our policies. Violations of these laws and regulations can result in fines, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business, and damage to our reputation.

Any of the foregoing factors could materially and adversely affect our results of operations, financial condition, business and prospects.

We are subject to anti-corruption, anti-bribery, anti-money laundering, counter-terrorist financing laws and similar laws and regulations, and non-compliance with such laws, regulations and standards can subject us to administrative, criminal or civil liability and harm our business, financial condition, results of operations and reputation.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, U.S. anti-bribery laws and other anti-corruption, anti-bribery, anti-money laundering and counter-terrorist financing laws and regulations in the countries in which we conduct business. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sectors. In connection with our international sales and business and sales to the public sector, we may engage with business partners and third-party intermediaries to market our products and services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, our third-party intermediaries, or other business partners, may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for corrupt or other illegal activities of these third-party intermediaries or other business partners, their employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. Although we have policies and procedures to address compliance with such laws and regulations, there is a risk that our employees and agents will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, anti-money laundering or counter-terrorist financing laws and regulations could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our results of operations, financial condition, business and prospects could be materially and adversely affected. Even in the event of a positive outcome in such an investigation or proceeding, the cost of the investigation or defense could be significant and negatively affect our financial performance.

These laws, regulations and standards are driving the review and updating of many corporate policies and systems, often at significant expense. Until there is a settling of a consistent and stable global approach, our company, with customers and employees around the world, will be exposed to financial risk in complying with these requirements. Any of the foregoing factors could materially and adversely affect our results of operations, financial condition, business and prospects.

We are subject to governmental export and customs compliance requirements that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

Our products and technology are subject to export controls in the jurisdictions where we do business. For example, in the United States, we are subject to the Export Administration Regulations and the International Traffic in Arms Regulations (“ITAR”). Under these regulations, certain commodities, software and technology may be exported only with the required export authorizations. Some technology and software that we create or possess is controlled under these regulations, and in certain cases, we are required to maintain controls limiting the access to such technology and software, even among our own employees. Furthermore, our activities are subject to economic sanctions laws and regulations, including U.S. economic sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control that prohibit or restrict dealings that are within U.S. jurisdiction with, in or involving certain jurisdictions subject to comprehensive U.S. sanctions and certain designated persons and entities. We have corporate policies and procedures in place reasonably designed to ensure compliance with all applicable export control and economic sanctions laws and regulations.

In some cases, our compliance obligations may result in the loss of sales opportunities. In other cases, we may experience delays in our ability to conduct business as we await government authorization. Violations of economic sanctions or export control regulations can result in significant administrative fines or penalties or even criminal prosecution.

We are currently and may in the future become subject to litigation that could result in substantial costs, divert or continue to divert management’s attention and resources, and materially and adversely affect our results of operations, financial condition, business and prospects.

On June 7, 2021 we filed a complaint in the Supreme Court of New York seeking declaratory judgment that we had not violated certain agreements entered into with IBM relating to our acquisition of IBM’s Microelectronics division in 2015, and subsequent development and research activities and sales of our products to IBM. On June 8, 2021, IBM filed a complaint in the Supreme Court of New York asserting intentional breach of contract and fraudulent misrepresentation claims under the same set of agreements. IBM argues that it is entitled to a return of its $1.5 billon payment to the company and at least $1 billion in damages. On September 14, 2021, the Court granted our motion to dismiss IBM’s claims of fraud, unjust enrichment and breach of the implied covenant of good faith and fair dealing. Our complaint seeking declaratory judgment was dismissed. The case will proceed based on IBM’s breach of contract and promissory estoppel claims. We believe, based on discussions with legal counsel, that we have meritorious defenses against IBM’s claims. We dispute IBM’s claims and intend to vigorously defend against them.

In 2017, we and CD entered into a set of agreements related to the establishment of a joint venture in Chengdu, China to establish and operate a greenfield wafer production site in Chengdu. The parties contemplated that the manufacturing operations would be implemented in two phases. Due to a variety of factors, including unanticipated market conditions, the manufacturing operations did not proceed as planned and the parties have been working to wind-down operations of the joint venture. On April 26, 2021, we received a claim from CD requesting that we share in CD’s alleged losses and related costs incurred to support the joint venture. We and CD are engaged in negotiations to settle the claim and we recorded a provision of $34 million in June 2021.

In addition, we are, and may become subject to, legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial disputes, product liability claims, employment claims made by our current or former employees or claims of infringement raised by intellectual property owners, in connection with the technology used in our manufacturing operations. The risk of such litigation may increase due to use of our products in safety-related systems of other advanced technologies, including automobiles.

Any existing or future disputes, claims or proceedings could result in substantial costs and may divert management’s attention and resources. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations. Any of the foregoing factors could materially and adversely affect our results of operations, financial condition, business and prospects. Further, negative publicity arising from disputes, claims or proceedings may damage our reputation and adversely affect the image of our brand and our products. In addition, if any verdict or award is rendered against us, we could be required to pay significant monetary damages, assume other liabilities and even to suspend or terminate related business ventures or projects.

If regular or statutory consultation processes with employee representatives such as works councils fail or are delayed, or if our employees were to engage in a strike or other work stoppage, our results of operations, financial condition, business and prospects could be materially and adversely affected.

We may be required to consult with our employee representatives, such as works councils, on items such as work hours, restructurings, acquisitions and divestitures. Although we believe that our relations with our employees, employee representatives and works councils are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate these agreements as they expire from time to time or, in the case of transactions, to conclude potential consultation processes in a timely way. Also, if we fail to extend or renegotiate our labor agreements and social plans, if significant disputes with unions arise, or if our workers engage in a strike or other work stoppage, we could incur higher ongoing labor costs or experience a significant disruption of operations. Recently, we have experienced minor work stoppages involving a small number of employees at our Dresden, Germany manufacturing facility. Although those work stoppages did not materially impact production, future work stoppages, if more frequent or on a larger scale, could impact our production and our ability to timely provide products to our customers. Any of the foregoing factors could materially and adversely affect our results of operations, financial condition, business and prospects.

Currency and Interest Rate Risks

We are exposed to foreign currency risk, which could materially adversely affect our cost of expenses and profit margins and could result in exchange losses.

The majority of our sales are denominated in U.S. dollars, and therefore, our revenue is not subject to foreign currency risk. However, an increase in the value of the U.S. dollar can increase the real cost to our customers of our products and services in those markets outside of the United States where we sell in U.S. dollars. Conversely, a weakened U.S. dollar can increase the cost of expenses such as our direct labor, raw materials and overhead that are incurred outside of the United States. These operating expenses are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. Additionally, this could impact our capital expenditures with foreign suppliers we pay in non-U.S. dollar currencies. We also engage in financing activities in local currencies. Our hedging programs may not be able to effectively offset any, or more than a portion, of the impact of currency exchange rate movements. As a result, unfavorable changes in exchange rates could materially and adversely affect our results of operations, financial condition, business and prospects.

LIBOR and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences.

Because a majority of our debt is primarily based on the London Interbank Offered Rate (“LIBOR”) and certain other benchmarks, fluctuations in interest rates could have a material effect on our business. We currently utilize, and may in the future utilize, derivative financial instruments such as interest rate swaps or interest rate caps to hedge some of our exposure to interest rate fluctuations, but such instruments may not be effective in reducing our exposure to interest fluctuations, and we may discontinue utilizing them at any time. As a result, we may incur higher interest costs if interest rates increase. These higher interest costs could have a material adverse impact on our financial condition and the levels of cash we maintain for working capital.

In addition, LIBOR and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop encouraging or requiring banks to submit LIBOR rates after 2021, and it is unclear if LIBOR will cease to exist or if new methods of calculating LIBOR will evolve. On March 5, 2021, ICE Benchmark Administration announced that all LIBOR settings will either cease to be provided by any benchmark administrator, or no longer be representative immediately after December 31, 2021 for all GBP, EUR, Swiss franc (“CHF”) and Japanese yen (“JPY”) LIBOR and for one-week and two-month U.S. dollar (“USD”) LIBOR tenors, and immediately after June 30, 2023 for the remaining USD LIBOR tenors. Notwithstanding this extension, a joint statement by key regulatory authorities called on banks to cease entering into new contracts that use LIBOR as a reference rate by no later than December 31, 2021. If LIBOR ceases to exist or if the methods of calculating LIBOR change from their current form, interest rates on our current or future debt obligations may be adversely affected.

If a published USD LIBOR rate is unavailable, we may be required to substitute an alternative reference rate, such as a different benchmark interest rate or the Secured Overnight Financing Rate (“SOFR”), in lieu of LIBOR. The Alternative Reference Rates Committee has proposed SOFR as its recommended alternative to LIBOR and the Federal Reserve Bank of New York began publishing SOFR rates in April 2018. SOFR is intended to be a broad measure of the cost of borrowing cash overnight that is collateralized by U.S. Treasury securities. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from LIBOR. For example, SOFR is a secured overnight rate, while LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas LIBOR is forward-looking. Because of these and other differences, there is no assurance that SOFR will perform in the same way as LIBOR would have performed at any time, and there is no guarantee that it is a comparable substitute for LIBOR. SOFR may fail to gain market acceptance. A change from LIBOR to any of the proposed alternative reference rates could result in interest obligations that are more than or that do not otherwise correlate over time with the payments that would have been made on this debt if USD LIBOR were available in its current form. Any of these proposals or consequences could have a material adverse effect on our financing costs. Moreover, the phase-out of LIBOR may adversely affect our assessment of effectiveness or measurement of ineffectiveness for accounting purposes of any future interest rate hedging agreements indexed to LIBOR.

Risks Related to Changes in Effective Tax Rate and Accounting Principles

Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.

Our effective tax rate could increase due to several factors, including, but not limited to:

•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	changes in tax laws, tax treaties and regulations or the interpretation of them;

•

changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•	the outcome of current and future tax audits, examinations or administrative appeals; and

•	limitations or adverse findings regarding our ability to do business in some jurisdictions.

Changes, such as these, that affect our effective tax rate could materially and adversely affect our results of operations and financial condition.

Our international operations subject us to potentially adverse tax consequences.

We generally conduct our international operations through subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the value of assets sold or acquired or income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations.

There is also a high level of uncertainty in today’s tax environment stemming from both global initiatives put forth by the Organisation for Economic Co-operation and Development, or the OECD, and unilateral measures being implemented by various countries due to a historic lack of consensus on these global initiatives. As an example, the OECD has put forth two proposals—Pillar One and Pillar Two—that revise the existing profit allocation and nexus rules (profit allocation based on location of sales versus physical presence) and ensure a minimal level of taxation, respectively. If these proposals are passed, it is likely that we will have to pay higher income taxes in countries where such rules are applicable.

Our reported financial results may be adversely affected by changes in accounting principles.

IFRS, as adopted by the IASB, is subject to interpretation by the IASB and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations, financial position and cash flows and could affect the reporting of transactions already completed before the announcement of a change.

Risks Related to Our Status as a Controlled Company and Foreign Private Issuer

Our shareholder, Mubadala, will continue to have substantial control after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control, and otherwise affect the prevailing market price of our ordinary shares.

After this offering, our shareholder, Mubadala, will beneficially own, in the aggregate, approximately 89.4% of our outstanding ordinary shares, and approximately 87.8% of our outstanding ordinary shares if the underwriters’ option to purchase additional shares of ordinary shares in this offering is exercised in full. See “Principal and Selling Shareholder.” In addition, as described in more detail under “Certain Relationships and Related Party Transactions,” prior to the consummation of this offering, we intend to enter into a shareholder’s agreement with Mubadala, which will entitle Mubadala, subject to the level of Mubadala’s beneficial ownership of our ordinary shares, to certain consent rights and director nomination rights. As a result, Mubadala will continue to have significant influence over the management and affairs of our company, as well as the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and the approval of significant corporate transactions, including any merger, consolidation or sale of all or substantially all of our assets and the issuance or redemption of equity interests in certain circumstances. The interests of Mubadala may not always coincide with, and in some cases may conflict with, our interests and the interests of our other shareholders. For instance, Mubadala could attempt to delay or prevent a change in control of our company, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their ordinary shares. This concentration of ownership may also affect the prevailing market price of our ordinary shares due to investors’ perceptions that conflicts of interest may exist or arise, and because Mubadala may sell, or investors may perceive that Mubadala is likely to sell, a significant amount of our ordinary shares.

As a foreign private issuer and a controlled company, we are not subject to certain corporate governance rules applicable to U.S. listed companies.

As a foreign private issuer that has been approved to list our ordinary shares on the Nasdaq, we rely on a provision in the Nasdaq corporate governance listing standards that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq.

For example, we are exempt from Nasdaq regulations that require a listed U.S. company to:

•	have a majority of the board of directors consist of independent directors;

•	require non-management directors to meet on a regular basis without management present;

•	have an independent compensation committee;

•	have an independent nominating committee; and

•	seek shareholder approval for the implementation of certain equity compensation plans and issuances of ordinary shares.

As a foreign private issuer, we are permitted to follow home country practice in lieu of the above requirements. Our audit, risk and compliance committee is required to comply with the provisions of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is applicable to U.S. companies listed on the Nasdaq. Therefore, we intend to have a fully independent audit, risk and compliance committee within one year from effectiveness of our initial public offering registration statement, in accordance with Rule 10A-3 of the Exchange Act. However, because we are a foreign private issuer, our audit, risk and compliance committee is not subject to additional Nasdaq corporate governance requirements applicable to listed U.S. companies, including the requirements to have a minimum of three members and to affirmatively determine that all members are “independent,” using more stringent criteria than those applicable to us as a foreign private issuer.

We are a foreign private issuer and, as a result, are not subject to U.S. proxy rules but are subject to reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

We are a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, and although we follow the laws and regulations of the Cayman Islands with regard to such matters, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. Foreign private issuers are required to file their annual report on Form 20-F within four months after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers. This may be the case even though we intend to make interim reports available to our shareholders, copies of which we are required to furnish to the SEC on a Form 6-K, and even though we are required to file reports on Form 6-K disclosing whatever information we have made or are required to make public pursuant to Cayman Islands law or distribute to our shareholders and that is material to us.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”), as amended and restated from time to time, the Cayman Islands Companies Act (as amended) (the “Cayman Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly defined as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States.

Our officers and directors presently have, and any of them in the future may have, additional fiduciary or contractual obligations to other entities, and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our directors and officers presently have, and any of them in the future may have, additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in our favor and a potential business opportunity may be presented to another entity prior to its presentation to us, subject to their fiduciary duties under Cayman Islands law.

Our Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other; and (iii) no individual serving as a director or an officer shall have a duty to communicate or offer any such corporate opportunity to us, nor shall such individuals be liable to us for a breach of fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us.

For a complete discussion of our executive officers’ and directors’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Management” and “Certain Relationships and Related Party Transactions.”

The Cayman Islands Economic Substance Law may affect our operations.

The Cayman Islands has recently enacted the International Tax Co-operation (Economic Substance) Law (2020 Revision), or the Cayman Economic Substance Law. The Cayman Economic Substance Law generally requires legal entities domiciled or registered in the Cayman Islands to have demonstrable substance in the Cayman Islands. The Cayman Economic Substance Law was introduced by the Cayman Islands to ensure that it meets its commitments to the European Union, as well as its obligations under the OECD’s global Base Erosion and Profit Shifting initiatives. We are required to comply with the Cayman Economic Substance Law. As we are a Cayman Islands company, compliance obligations include filing annual notifications for us, which need to state whether we are carrying out any relevant activities and, if so, whether we have satisfied economic substance tests to the extent required under the Cayman Economic Substance Law. As it is a relatively new regime, it is anticipated that the Cayman Economic Substance Law will evolve and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Cayman Economic Substance Law. Failure to satisfy these requirements may subject us to penalties under the Cayman Economic Substance Law. The Cayman Islands Tax Information Authority shall impose a penalty of CI$10,000 (or US$12,500) on a relevant entity for failing to satisfy the economic substance test or CI$100,000 (or US$125,000) if it is not satisfied in the subsequent financial year after the initial notice of failure. Following failure after two consecutive years the Grand Court of the Cayman Islands may make an order requiring the relevant entity to take specified action to satisfy the economic substance test or ordering it that it is defunct or be struck off.

Risks Related to Operating as a Public Company

We will incur increased costs and expenses as a result of operating as a public company and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur greater legal, accounting and other expenses than we incurred as a private company. After this offering, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (“SOX”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the rules and regulations of the Nasdaq, which impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. These requirements will increase our legal, accounting, and financial compliance costs and will make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems and resources. For example, we expect these rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage.

We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We will also need to comply with auditor attestation requirements of Section 404 of SOX. In that regard, as we prepare for such compliance, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with this offering, we intend to begin the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of SOX, which will require annual management assessment of the effectiveness of our internal control over financial reporting. Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm the trading price of our ordinary shares following this offering and make it more difficult for us to effectively market and sell our service to new and existing customers.

Risks Related to our Ordinary Shares

There has been no prior public market for our ordinary shares, and an active trading market may never develop or be sustained.

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price for our ordinary shares was determined by negotiations between us, Mubadala and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market following the closing of this offering. Although we have been approved to have our ordinary shares listed on the Nasdaq, an active trading market for our ordinary shares may never develop or be sustained following this offering. If an active market for our ordinary shares does not develop, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for our ordinary shares, or at all. An inactive trading market may also impair our ability to raise capital by selling shares of our ordinary shares and enter into strategic partnerships or acquire other complementary products, technologies or businesses by using shares of our ordinary shares as consideration. Furthermore, although we have been approved to have our ordinary shares listed on the Nasdaq, even if listed, there can be no guarantee that we will continue to satisfy the continued listing standards of the Nasdaq. If we fail to satisfy the continued listing standards, we could be de-listed, which would negatively impact the value and liquidity of your investment.

The trading price of our ordinary shares following this offering may be volatile, and investors in our ordinary shares may not be able to resell shares of our ordinary shares at or above the price paid, or at all.

The trading price of our ordinary shares following this offering could be volatile and subject to wide fluctuations in response to various factors, many of which are beyond our control, including, but not limited to:

•	variations in our actual or anticipated annual or quarterly operating results or those of others in our industry;

•	results of operations that otherwise fail to meet the expectations of securities analysts and investors;

•

changes in earnings estimates or recommendations by securities analysts, or other changes in investor perceptions of the investment opportunity associated with our ordinary shares relative to other investment alternatives;

•	market conditions in the semiconductor industry;

•	publications, reports or other media exposure of our products and services or those of others in our industry, or of our industry generally;

•

announcements by us or others in our industry, or by our or their respective suppliers, distributors or other business partners, regarding, among other things, significant contracts, price reductions, capital commitments or other business developments, the entry into or termination of strategic transactions or relationships, securities offerings or other financing initiatives, and public reaction thereto;

•	additions or departures of key management personnel;

•	regulatory actions involving us or others in our industry, or actual or anticipated changes in applicable government regulations or enforcement thereof;

•	the development and sustainability of an active trading market for our ordinary shares;

•	sales, or anticipated sales, of large blocks of our ordinary shares;

•	a significant number of shares of our ordinary shares becoming available for sale in a condensed period of time in connection with the exercise of employee stock options or sales by Mubadala;

•	general economic and securities market conditions; and

•	other factors discussed in this “Risk Factors” section and elsewhere in this prospectus.

Furthermore, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. Broad market and industry factors may significantly affect the market price of our ordinary shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our ordinary shares shortly following the closing of this offering, including potential volume fluctuations related to the exercise of a significant number of our employee stock options and subsequent sale of shares prior to the end of the calendar year in which our management lock-up expires. The number of options that are currently expected to be exercised in calendar year 2022 is approximately 13.0 million.

These and other factors may cause the market price and demand for our ordinary shares to fluctuate significantly, which may limit or prevent investors from readily selling their shares of ordinary shares and may otherwise negatively affect the liquidity of our ordinary shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders were to bring a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our core business operations.

In addition, the cornerstone investors have indicated an interest in purchasing ordinary shares with an aggregate purchase price of approximately $1.05 billion in this offering at a price per share equal to the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may decide to purchase more, less or no ordinary shares in this offering, or the underwriters may decide to sell more, less or no ordinary shares in this offering to the cornerstone investors. If one or more of the cornerstone investors are allocated all or a portion of the ordinary shares in which they have indicated an interest in this offering or more, and purchase any such ordinary shares, such purchase could reduce the available public float for our ordinary shares if the cornerstone investors hold such ordinary shares long term.

We have broad discretion to use the net proceeds that we receive from this offering and the Concurrent Private Placement, and our investment of these proceeds may not yield a favorable return. We may invest such proceeds in ways you disagree with.

Our management has broad discretion as to how to spend and invest the proceeds that we receive from this offering and the Concurrent Private Placement, and we may spend or invest these proceeds in ways with which our shareholders may disagree. Accordingly, investors will need to rely on our judgment with respect to the use of these proceeds. We intend to use the proceeds that we receive from this offering and the Concurrent Private Placement for capital expenditures and other general corporate purposes. We could spend the proceeds that we receive from this offering in ways that our shareholders may not agree with or that do not yield a favorable return. You will not have the opportunity as part of your investment decision to assess whether the net proceeds that we receive from this offering are being used appropriately. If we do not use the net proceeds that we receive in this offering effectively, our results of operations, financial condition, business and prospects could be materially adversely affected, and the market price of our ordinary shares could decline.

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution, and issuance of additional capital stock could lead to further dilution.

The initial public offering price of $47.00 per share will be substantially higher than the pro forma net tangible book value per share of our outstanding ordinary shares of $13.99 per share as of June 30, 2021 after this offering and the Concurrent Private Placement. Investors purchasing shares of our ordinary shares in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing ordinary shares in this offering will incur immediate dilution of $33.01 per share, based on the initial public offering price of $47.00 per share.

This dilution is due to the substantially lower price paid by our existing shareholder who purchased shares prior to this offering as compared to the price offered to the public in this offering. As a result of the dilution to investors purchasing shares in this offering, investors may receive less than the purchase price paid in this offering, if anything, in the event of our liquidation. See “Dilution.”

Future sales or distributions of our shares by Mubadala could depress the price of our ordinary shares.

After this offering, and subject to the lock-up period described below, Mubadala may sell all or a portion of the ordinary shares that it owns. Immediately following the offering and the Concurrent Private Placement, Mubadala will own approximately 89.4% of our outstanding ordinary shares (assuming no exercise of the underwriters’ option to purchase additional ordinary shares). Sales by Mubadala in the public market or other distributions of substantial amounts of our ordinary shares, or the filing of a registration statement relating to a substantial amount of our ordinary shares, could depress our ordinary share price. Mubadala is not subject to any contractual obligation to maintain its ownership position in our shares, except that it has agreed not to sell or otherwise dispose of any of our ordinary shares for a period ending 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, subject to specified limited exceptions and extensions described in “Underwriters.” Consequently, Mubadala may decide not to maintain its ownership of our ordinary shares once the lock-up period expires. See “Shares Eligible for Future Sale.”

In addition, Mubadala will have the right, subject to certain conditions, to require us to file registration statements covering its shares or to include its shares in other registration statements that we may file. By exercising its registration rights and selling a large number of shares, Mubadala could cause the price of our ordinary shares to decline.

We do not expect to declare or pay any dividends on our ordinary shares for the foreseeable future.

We do not intend to pay cash dividends on our ordinary shares for the foreseeable future. Consequently, investors must rely on sales of their shares of our ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking dividends should not purchase shares of our ordinary shares. Any future determination to pay dividends will be at the discretion of our board of directors and subject to, among other things, our compliance with applicable law, and depending on, among other things, our business prospects, financial condition, results of operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, the terms of any preferred equity securities we may issue in the future, covenants in the agreements governing our current and future indebtedness, other contractual restrictions, industry trends and any other factors or considerations our board of directors may regard as relevant. See “Dividend Policy.”

Anti-takeover provisions in our organizational documents and Cayman Islands law may discourage or prevent a change of control, even if an acquisition would be beneficial to our shareholders, which could depress the price of our ordinary shares and prevent attempts by our shareholders to replace or remove our current management.

Our Memorandum and Articles of Association contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. Our board of directors is divided into three classes with staggered, three-year terms. Our board of directors has the ability to designate the terms of and issue preferred shares without shareholder approval. We are also subject to certain provisions under Cayman Islands law that could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our ordinary shares. See “Description of Share Capital.”

Our Memorandum and Articles of Association provide that the courts of the Cayman Islands will be the exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.

Our Memorandum and Articles of Association provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands will, to the fullest extent permitted by the law, have exclusive jurisdiction over any claim or dispute arising out of or in connection with our Memorandum and Articles of

Association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or our Memorandum and Articles of Association, and (iv) any action asserting a claim against us governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. Our Memorandum and Articles of Association will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended (“Securities Act”), or Exchange Act, including all causes of action asserted against any defendant named in such complaint.

Our Memorandum and Articles of Association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our Memorandum and Articles of Association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.

Our Memorandum and Articles of Association provide for indemnification of officers and directors at our expense, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Memorandum and Articles of Association and applicable law of the Cayman Islands provide for the indemnification of our directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with our company, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. We will also bear the expenses of such litigation for any of our directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

If equity research analysts or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our ordinary shares, should one develop, will be influenced by the research and reports that industry or equity research analysts publish about us or our business. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our ordinary shares will have had relatively little experience with us, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If no or few securities or industry analysts commence coverage of us, the trading price for our ordinary shares will be negatively impacted. In the event we do obtain industry or equity research analyst coverage, we will not have any control over the analysts’ content and opinions included in their reports. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, financial performance, stock price or otherwise, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. The forward-looking statements appear in a number of places in this prospectus including, but not limited to, the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management.

You can identify some of these forward-looking statements by words or phrases such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “might,” “plan,” “potential,” “predict,” “shall,” “should,” “target,” “will,” the negative of these words or other similar expressions, or by discussions of strategy, plans or intentions. Known and unknown risks, uncertainties, and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•	general global economic conditions;

•	our ability to meet production requirements under long-term supply agreements;

•	our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

•	our reliance on a small number of customers;

•	our future business development, financial condition and results of operations, including expected financial results for the three months ended September 30, 2021;

•	the seasonality, volatility and cyclical nature of the semiconductor and microelectronics industry;

•	expected changes in our revenue, costs or expenditures;

•	our dividend policy;

•	our assumptions and estimates regarding design wins;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

•	our expectations regarding our capacity to develop, manufacture and deliver semiconductor products in fulfilment of our contractual commitments;

•	our ability to conduct our manufacturing operations without disruptions;

•	our ability to manage our capacity and production facilities effectively;

•	our ability to develop new technologies successfully and remain a technological leader;

•	our ability to maintain control over expansion and facility modifications;

•	our ability to generate growth or profitable growth;

•	our ability to maintain and protect our intellectual property;

•	our ability to hire and maintain qualified personnel;

•	our effective tax rate or tax liability;

•	whether the Concurrent Private Placement is successfully consummated;

•	our ability to acquire required equipment and supplies necessary to meet customer demand;

•	the increased competition from other companies and our ability to retain and increase our market share;

•	our proposed used of proceeds from this offering;

•	the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic;

•	developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations relating to our industry; and

•	assumptions underlying or related to any of the foregoing.

We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus.

Forward-looking statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them publicly in light of new information or future events, except as required by law. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Actual future results may be materially different from what we expect.

You should carefully consider the “Risk Factors” and subsequent public statements, or reports filed with or furnished to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

INDUSTRY AND MARKET DATA

This prospectus contains statistical data, estimates and forecasts about our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size. That information is based on our own internal estimates and research, as well as independent industry publications such as those published by Gartner, Inc., Boston Consulting Group, International Data Corporation, IoT Analytics, Dell’Oro Group, Inc. (“Gartner”), IC Insights, U.S. Census Bureau, IHS Markit Ltd., Omdia, VLSI Research and the Semiconductor Industry Association, and is subject to a number of assumptions and limitations. The Gartner content described herein (the “Gartner Content”) represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, and are not representations of fact. Gartner Content speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner Content are subject to change without notice.

Although we are responsible for all of the disclosure contained in this prospectus and we believe the information from the industry publication and other third-party sources included in this prospectus is reliable, neither we nor the underwriters have independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 30,250,000 ordinary shares that we are selling in this offering will be approximately $1.35 billion after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Such net proceeds, together with net proceeds from the Concurrent Private Placement, are estimated to be approximately $1.42 billion. We will not receive any proceeds from the sale of ordinary shares by the selling shareholder in the offering.

The principal purposes of selling our ordinary shares in this offering are to obtain additional capital, to create a public market for our ordinary shares and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering and the Concurrent Private Placement for capital expenditures and other general corporate purposes. We may also use a portion of the net proceeds for the acquisition of, or investment in, businesses or technologies that complement our business, although we have no present commitments or agreements to do so.

We have not yet determined our anticipated expenditures and therefore cannot estimate the amounts to be used for each of the purposes discussed above. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these net proceeds. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. The goal with respect to the investment of these net proceeds will be capital preservation and liquidity so that these funds are readily available to fund our operations.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Therefore, we do not anticipate declaring or paying any cash dividends to our shareholders in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, covenants in the agreements governing our current and future indebtedness, other contractual restrictions, industry trends and any other factors or considerations our board of directors may regard as relevant.

Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or distributable reserves, including our share premium account, and provided further that a dividend may not be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business.

For additional information, see “Risk Factors—We do not expect to declare or pay any dividends on our ordinary shares for the foreseeable future” and “Description of Share Capital—Dividends.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of ordinary shares by us pursuant to this offering and the Concurrent Private Placement.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included elsewhere in this prospectus, and with other financial information contained in this prospectus.

	June 30, 2021
	(dollars in thousands)
	Actual	As Adjusted
Cash and cash equivalents(1)(2)	$804,688	$1,786,785

Long term debt, including current portion
USD Term Loan A due 2025	646,405	646,405
2019 EUR Dresden Equipment Financing due 2026	466,475	466,475
2019 Tool Equipment Purchase and Lease Financing due 2024	232,147	232,147
2019 USD Dresden Equipment Financing due 2024	197,534	197,534
2020 USD Equipment Financing due 2025	240,698	240,698
EUR Term Loan A due 2025	98,162	98,162
Other long term debt	294,424	294,424

Total debt(3)	$2,175,845	$2,175,845

Shareholder’s equity
Share capital(4)	10,000	10,637
Additional paid-in capital(1)(2)(4)	11,848,304	23,384,451
Loan from shareholder(2)	10,554,687	—
Accumulated deficit	(15,517,963)	(15,517,963)
Accumulated other comprehensive loss	(24,590)	(24,590)

Total equity (deficit) attributable to the company	$6,870,438	$7,852,535
Non-controlling interests	$61,925	$61,925

Total equity	$6,932,363	$7,914,460

Total capitalization	$9,108,208	$10,090,305

(1)

The As Adjusted column further reflects the proceeds from the sale of 31,845,744 of our ordinary shares in this offering and the Concurrent Private Placement at the initial public offering price of $47.00 per share, after deducting underwriting discounts and commissions of $42,653 thousand and estimated offering expenses payable by us of $30,000 thousand, for $1,424,097 thousand of net proceeds.

(2)

We entered into loan facilities with Mubadala in 2012 to 2016 (collectively, the “Shareholder Loans”). After June 30, 2021, $442 million of cash payments were made. On October 3, 2021, we executed the conversion of the entire Shareholder Loans balance of $10,112,687 thousand into additional paid-in-capital (“the Conversion”), which did not have an impact on shares outstanding or have any dilutive effects, as no additional shares were issued.

(3)

On September 3, 2021, we entered into a loan agreement with a lender, which provided for loan facilities with maximum drawdown of SGD1,541,000 thousand (US$1,148,500 thousand) at fixed interest rates. No amounts have been drawn down on the facility. See Note 37 to our annual consolidated financial statements and Note 17 to our interim unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional details. This facility is not reflected in the table above.

(4)	Reflects the issuance of 31,845,744 shares with a par value of $0.02 associated with this offering and the Concurrent Private Placement.

DILUTION

If you invest in our ordinary shares in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our ordinary shares immediately after this offering and the Concurrent Private Placement. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per share attributable to the existing shareholder for our presently outstanding ordinary shares.

As of June 30, 2021, we had a historical net tangible book value of $6,458,960 thousand, or $12.92 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets of $11,925,408 thousand less our total liabilities of $(5,464,148) thousand and deferred IPO costs of $(2,300) thousand, divided by the number of our ordinary shares outstanding as of June 30, 2021, after giving effect to the completion of this offering and the Concurrent Private Placement at the initial public offering price of $47.00 per share. Total assets of $12,396,511 thousand less goodwill and intangible assets of $471,103 thousand represents the amount of our total tangible assets of $11,925,408 thousand as of June 30, 2021.

After giving effect to the sale of 31,845,744 ordinary shares that we are offering and the Concurrent Private Placement at the initial public offering price of $47.00 per share, and after the cash payments of $442 million on our Shareholder Loan, and deducting the underwriting discounts and commissions of $42,653 thousand and estimated offering expenses payable by us of $30,000 thousand, our pro forma net tangible book value as of June 30, 2021 would have been $7,441,057 thousand, or $13.99 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.07 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $33.01 per share to new investors purchasing ordinary shares in this offering. The following table illustrates this per share dilution:

Initial public offering price	$47.00
Historical net tangible book value per share as of June 30, 2021	$12.92
Increase in pro forma net tangible book value per share attributable to new investors	$1.07

Pro forma net tangible book value per share after this offering and the Concurrent Private Placement	$13.99

Dilution per share to new investors	$33.01

Dilution is determined by subtracting pro forma net tangible book value per share after the offering and the Concurrent Private Placement from the initial public offering price per share.

The following table sets forth, on a pro forma basis, as of June 30, 2021, the number of ordinary shares purchased from us, the total consideration paid (not including our Shareholder Loans), or to be paid, and the average price per share paid, or to be paid, by the existing shareholder, by the new investors and Silver Lake, at the initial public offering price of $47.00 per share, before deducting underwriting discounts and commissions and offering expenses:

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
Existing shareholder	475,250,000	89.4%	$11,271,317,952	(1)	80.9%	$23.72
New investors	55,000,000	10.3%	$2,585,000,000		18.6%	$47.00
Private Placement	1,595,744	0.3%	$74,999,968		0.5%	$47.00

Total	531,845,744	100%	$13,931,317,920		100%	$26.19

(1)	Total consideration for the ordinary shares held by the existing shareholder represents share capital and additional paid-in capital attributable to such shares as of June 30, 2021.

The foregoing tables assume no exercise of the underwriters’ over-allotment option or of outstanding share options or settlement of outstanding restricted share units (“RSUs”) after October 13, 2021. At October 13, 2021, 22,504,185 ordinary shares were subject to outstanding options and outstanding RSUs. The weighted average exercise price of outstanding share options is $10.03. To the extent these options are exercised or these RSUs are settled there will be further dilution to new investors. See Note 33 to our annual consolidated financial statements and Note 16 to our interim unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional details.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Summary Consolidated Financial Data” and the consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are one of the world’s leading semiconductor foundries. We manufacture complex, feature-rich ICs that enable billions of electronic devices that are pervasive throughout nearly every sector of the global economy. With our specialized foundry manufacturing processes, a library consisting of thousands of IP titles, and differentiated transistor and device technology, we serve a broad range of customers, including the global leaders in IC design, and provide optimized solutions for the function, performance and power requirements of critical applications driving key secular growth end markets. As the only scaled pure-play foundry with a global footprint that is not based in China or Taiwan, we help customers mitigate geopolitical risk and provide greater supply chain certainty. We define a scaled pure-play foundry as a company that focuses on producing ICs for other companies, rather than those of its own design, with more than $2 billion of annual foundry revenue.

Technology megatrends including IoT, 5G, cloud, artificial intelligence and next-generation automotive are reshaping the global economy and driving a new golden age for semiconductors. As the manufacturing backbone of the semiconductor industry, foundries are the bedrock of the global technology ecosystem. We provide differentiated foundry solutions that enable the era for data-centric and connected technologies. We have a large and growing market opportunity with an estimated SAM of $54 billion in 2020, which reflects the sum of all foundry revenues excluding memory and revenues from <12nm wafers, as estimated by Gartner. Our SAM is supported by significant opportunities in our core markets of Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive and Personal Computing. Our combination of highly-differentiated technology and large share of single-sourced products and long-term supply agreements provides a high degree of revenue visibility and significant operating leverage, resulting in improved financial performance and bottom line growth.

Since our founding in 2009, we have achieved the following key milestones:

Strategic Repositioning

Beginning in 2018, we embarked on a new strategy to significantly reposition our business to better align with our customers’ needs, drive margin expansion and accelerate value creation for our stakeholders. Today, we focus on and are growing sales of foundry solutions for the pervasive semiconductor market, where we are trusted to reliably innovate and deliver premium performance, functionality, efficiency and quality specifically developed for customer applications, rather than focusing merely on transistor density and processing speed.

Key elements of our strategy include:

•

Focus on feature-rich solutions. In August 2018, we shifted our focus to address the pervasive foundry market opportunity and the growing demand for specialized process technologies in emerging high-growth markets.

•

Market-based customer engagement strategy. In order to better address and capture the pervasive semiconductor foundry market opportunity, we restructured our go-to-market organizations to better align with the growing opportunities in Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive and Personal Computing. We supplemented our existing workforce with talented executives holding deep domain expertise in these growing markets.

•

Optimized portfolio. We took a number of steps to streamline and optimize our business and manufacturing footprint to improve our bottom line and return on capital. In 2019, we divested three assets that were not aligned with our strategic priorities.

•

Resized and refocused cost structure. We have realigned our engineering, sales and marketing organizations toward higher-margin, higher-return products and opportunities to drive our improved bottom line. We have moved toward product offerings that require lower capital expenditure while still creating significant value. Additionally, we have focused on feature rich-solutions that help us better partner with our customers to create long-term relationships. Our pivot has begun to contribute to a higher gross profit, with a gross profit percentage of 11% for the six months ended June 30, 2021, compared to (15)% for the year ended December 31, 2020.

•

Disciplined, capital-efficient expansion strategy. Since our repositioning, we have focused on a capital-efficient expansion strategy that is based on long-term demand certainty and partnerships with our customers. In addition, by repositioning to focus on differentiated technologies, we have been able to efficiently add features to our existing platforms while significantly reducing overall capital expenditures. Additionally, this strategy provides us with the opportunity to pursue highly accretive investments to meet market demand.

How We Generate Revenue

We generate the vast majority of our revenue from wafer fabrication and sales of finished semiconductor wafers, which accounted for approximately 92% of our net revenues in 2020. We derived the remainder of our revenue primarily from photomask manufacturing and sourcing services and post-fab manufacturing services.

In 2020, our net revenues were $4.9 billion, which included a one-time, non-recurring reduction in revenue due to our moving from recognizing wafer revenue on a Percentage-of-Completion basis to recognizing revenue on a Wafer Shipment basis, as a result of amendments to the majority of our customer contractual terms. See “—Critical Accounting Policies and Estimates—Revenue Recognition.” Had the change in terms not occurred, net revenues in 2020 would have been an estimated $810 million higher than reported results and 2020 cost of revenues would have likewise been higher by an estimated $634 million, with a commensurate decrease in our inventories. In addition, we divested our ASIC business in 2019. The divested business generated $391 million of revenue in 2019 and $402 million in 2018.

Key Financial and Operating Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, measure our performance, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business but should not be considered in isolation or as a substitute for IFRS financial measures. Certain judgments and estimates are inherent in our processes to calculate these metrics.

Wafer Shipment Volume

We define wafer shipment volume as the number of finished wafers shipped in a period expressed in 300mm equivalent wafers. We manufacture semiconductors on silicon wafers based on proprietary circuitry designs provided by and developed in conjunction with our customers.

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(shipments in thousands)
Wafer shipment volume	1,863	1,758	2,030	957	1,143

Non-IFRS Financial Metrics

We believe that in addition to our results determined in accordance with IFRS, adjusted gross profit (loss), adjusted loss from operations, adjusted EBITDA, adjusted net loss from continuing operations, and adjusted loss per share are useful in evaluating our business and the underlying trends that are affecting our performance. These non-IFRS financial measures provide supplemental information regarding our operating performance that excludes certain gains, losses and non-cash charges that occur relatively infrequently and/or that we consider to be unrelated to our core operations. These non-IFRS measures are used by both our management and our board of directors, together with the comparable IFRS information, in evaluating our current performance and planning future business activities.

We believe that these non-IFRS measures, when used in conjunction with our IFRS financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry. However, non-IFRS financial information is presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for financial information presented in accordance with IFRS. Our presentation of non-IFRS measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Other companies in our industry may calculate these measures differently, which may limit their usefulness as a comparative measure.

See “Summary Consolidated Financial Data” for reconciliation to the most directly comparable financial measure stated in accordance with IFRS.

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(dollars in millions, except per share data)
Net revenues(1)	$6,196	$5,813	$4,851	$2,697	$3,038
Gross profit (loss)(2)	$(450)	$(532)	$(713)	$(361)	$330
Adjusted gross profit (loss)(3)	$(450)	$(532)	$(713)	$(361)	$366
Loss from operations(2)	$(2,523)	$(1,625)	$(1,656)	$(815)	$(198)
Adjusted loss from operations(4)	$(2,518)	$(1,625)	$(1,655)	$(814)	$(54)
Net loss from continuing operations(2)	$(2,626)	$(1,371)	$(1,351)	$(534)	$(301)
Adjusted net loss from continuing operations(5)	$(2,621)	$(1,371)	$(1,350)	$(533)	$(157)
Adjusted EBITDA(6)	$654	$1,154	$976	$535	$760
Adjusted loss per share(7)	$(4.54)	$(2.72)	$(2.70)	$(1.06)	$(0.32)

(1)

In 2020, the majority of our customer contractual terms were amended in a manner that resulted in moving from recognizing wafer revenue on a Percentage-of-Completion basis to recognizing revenue on a Wafer

Shipment basis. This resulted in a one-time, non-recurring reduction in net revenues recognized in 2020. Had the change in terms not occurred, net revenues in 2020 would have been an estimated $810 million higher than reported results. In addition, we divested our ASIC business, Avera Semiconductor, in 2019. The divested business generated $391 million of revenue in 2019 and $402 million in 2018.

(2)

The change in customer contract terms and associated revenue recognition also had a one-time impact on adjusted EBITDA, adjusted gross profit (loss), adjusted loss from operations, and adjusted net loss in 2020, estimated to be $176 million.

(3)	We define adjusted gross profit (loss) for a particular period as gross profit (loss) before share-based compensation expense.
(4)	We define adjusted loss from operations for a particular period as loss from operations before share-based compensation expense.
(5)	We define adjusted net loss from continuing operations for a particular period as net loss before share-based compensation expense.
(6)

We define adjusted EBITDA as net income (loss) from continuing operations, excluding the impact of finance expense, tax expense, depreciation, amortization adjusted for share-based compensation expense, one-time transaction gains and associated expenses, one-time restructuring charges and litigation settlements.

(7)

We define adjusted loss per share for a particular period as adjusted net loss from continuing operations divided by the weighted average number of ordinary shares outstanding during the particular period.

Adjusted Gross Profit (Loss)

We regularly monitor adjusted gross profit (loss) to assess our manufacturing efficiency and pricing strategy. We define adjusted gross profit (loss) for a particular period as gross profit (loss) before share-based compensation expense. Adjusted gross profit (loss) has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS.

Adjusted Loss from Operations

We regularly monitor adjusted loss from operations to assess our operating performance. We define adjusted loss from operations for a particular period as loss from operations before share-based compensation expense. Adjusted loss from operations has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS.

Adjusted EBITDA

We regularly monitor adjusted EBITDA to assess our operating performance. We define adjusted EBITDA as net income (loss) from continuing operations, excluding the impact of finance expense, tax expense, depreciation, amortization adjusted for share-based compensation expense, one-time transaction gains and associated expenses, one-time restructuring charges and litigation settlements. Adjusted EBITDA is used to facilitate a comparison of the ordinary, ongoing and customary course of our operations on a consistent basis from period to period and provides an additional understanding of factors and trends affecting our business. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS.

Adjusted Net Loss from Continuing Operations and Adjusted Loss Per Share

We regularly monitor adjusted net loss from continuing operations to assess our operating performance. We define adjusted net loss from continuing operations for a particular period as net loss from continuing operations before share-based compensation expense. We define adjusted loss per share for a particular period as adjusted net loss from continuing operations divided by the weighted average number of ordinary shares outstanding during the particular period. Adjusted net loss from continuing operations and adjusted loss per share have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under IFRS.

Key Factors and Trends Affecting Our Operating Results

Our financial condition and results of operations have been, and will continue to be, affected by numerous factors and trends, including the following:

Global Demand for Semiconductor Products

Demand for our products is dependent on market conditions in the end markets in which our customers operate, which are generally subject to seasonality, cyclicality and competitive conditions. Additionally, we derive a portion of our net revenues from sales to customers that purchase large volumes of our products. Customers generally provide periodic forecasts of their requirements, but these forecasts do not commit such customers to minimum purchases except when long-term contracts are in place.

Increasing Design Wins with New and Existing Customers

We believe that we provide highly-differentiated solutions that enable our customers to innovate and deliver exceptional products to the marketplace. A key measure of our success is customer design wins, and we have secured more than $32 billion in design wins from 2018 to 2020. As our number of design wins has increased, our customer base has become larger and more diverse, having grown from only one customer, AMD, in 2009, to a global base of more than 200 customers as of December 31, 2020. As design wins for our highly-differentiated solutions are put into production and generate revenue, we expect significant benefits to our bottom line as our core solutions sell at premium pricing. We define a design win as the successful completion of the evaluation stage, where a customer has assessed our technology solution, verified that it meets its requirements, qualified it for their products and confirmed to us their selection.

Increasing Single-sourced Revenue Mix

We manufacture products based on a combination of our own technologies and our customers’ IP, resulting in a significant number of products that can only be sourced from us. Our sales and marketing strategy centers on deepening relationships with top customers and investing in technologies to become their single-source supplier for mission-critical applications. We believe a key measure of our success as a differentiated technology partner to our customers is the mix of our wafer shipment volume attributable to single-sourced business, which represented approximately 61% of wafer shipment volume in 2020, up from 47% in 2018. We define single-sourced products as those that we believe can only be manufactured with our technology and cannot be manufactured elsewhere without significant customer redesigns. Approximately 80% of our more than 350 design wins in 2020 were for single-sourced business, a record-breaking year in terms of number of design wins, up from 69% in 2018.

Technology Solution Mix and Pricing

Product mix is among the most important factors affecting revenue and margins, as our wafer price varies significantly across technology platforms. The value of a wafer is determined principally by the uniqueness and complexity of the technology, performance characteristics, yield and defect density. Devices with richer feature sets, higher performance, better yields and greater system-level integration require more substantial R&D investments and more complex manufacturing expertise and equipment, and thus generally command higher wafer prices.

Pricing and margins depend on the volumes and features of the solutions we deliver. We continually monitor and work to reduce the cost of our products and improve the potential value that our solutions deliver to our customers as we target new design win opportunities. While individual product prices may decline, we believe our R&D investments, differentiated product and single-sourced strategy should lead to improvements in pricing mix and overall ASPs if we compete effectively. We establish pricing levels for specific periods of time with our customers, some of which are subject to adjustment during the course of that period to take into account market conditions and other factors. We believe our efforts to provide a wide range of highly-differentiated solutions support our premium position in the marketplace.

Customer Advanced Payments

We recently began to more frequently enter into multiple long-term supply agreements with leading companies in the industry. Many of these contracts include customer advanced payments and capacity reservation fees in order to secure future supply. We have in place multiple long-term supply agreements with approximately $20 billion in aggregate lifetime revenue commitment. These revenue commitments provide significant visibility for our company.

Government Policy and Grants

We have received investment grants from the Federal Republic of Germany, the State of Saxony, various agencies of the Government of Singapore and the Empire State Development Corporation in New York. These grants are primarily provided in connection with construction and operation of our wafer manufacturing facilities, employment and R&D. We incorporate committed government grants into our planning process for future expansions.

Shipment Utilization

Beginning in 2020, our shipment utilization rates began to increase significantly compared to prior years, as we have optimized and streamlined our manufacturing footprint. We define shipment utilization as the ratio of wafer shipment volume divided by our estimated total capacity for wafer manufacturing in a specified period. Shipment utilization remains a very important factor in driving our financial performance, as we incur significant costs regardless of the number of wafers we actually produce. These fixed costs include staffing, electricity, infrastructure, depreciation and maintenance costs at each fab.

Our average shipment utilization rate across our 300mm fabs was 80%, 70% and 84% for the years ended December 31, 2018, 2019 and 2020, respectively. Factors affecting shipment utilization rates include efficiency in production facilities, complexity and mix of wafer types ordered by customers, including the impact of export controls and other regulatory changes affecting customers and competitors. Our production capacity is determined based on the capacity ratings of the equipment in the fab, adjusted for expected down time due to set up for production runs and maintenance and R&D.

Impact of COVID-19 on Our Business

All of our manufacturing facilities continue to remain open and are operating at normal production levels. We have been classified as an essential business in the United States, Germany and Singapore and we expect our facilities to remain open throughout the COVID-19 pandemic. Our manufacturing sites are limited to essential personnel only and we are able to maintain appropriate staffing levels to support production. We are also taking all appropriate measures to protect our workforce and community.

At the beginning of the pandemic, we increased the frequency of monitoring our cash flows and working capital, and to date we have seen no impacts. In March 2020, we drew down a $235 million revolving credit facility as a safeguard measure in case of pressure on the banking system, which was fully paid back in July 2020. Our suppliers continue to support our business without material impacts from the pandemic.

We are also evaluating and participating in government initiatives as appropriate. To date, we have benefited from approximately $29 million from payroll tax deferrals in the United States and approximately $26 million in grants from the government of Singapore.

Our customers have not signaled material demand shifts at this point and non-cancellable revenue coverage is within the normal historical range. We continue to closely monitor the business environment for changes and are prepared to adjust capital and operational spending as appropriate.

Components of Results of Operations

Net Revenues

We generate the majority of our revenue from volume production and sales of semiconductor wafers, which are priced on a per-wafer basis for the applicable design. We also generate revenue from pre-fabrication services such as rendering of non-recurring engineering (“NRE”) services, mask production and post-fabrication services such as bump, test, and packaging. Pricing is typically agreed prior to production and then updated based on subsequent period negotiations.

We recognize the vast majority of our revenue upon shipment of finished wafers to our customers. Prior to 2020, we recognized wafer revenue primarily on a Percentage-of-Completion basis. In 2020, the majority of our customer contractual terms were amended in a manner that resulted in moving from recognizing wafer revenue on a Percentage-of-Completion basis to recognizing revenue on a Wafer Shipment basis. This resulted in a one-time, non-recurring reduction in net revenues recognized in 2020. Our net revenues in 2020 were $4.8 billion, and had the change in terms not occurred, net revenues would have been an estimated $810 million higher than reported results. In addition, we divested our ASIC business in 2019. The divested business generated $391 million and $402 million of revenue in 2019 and 2018, respectively.

Cost of Revenues

Cost of revenues consists primarily of material expenses, depreciation and amortization, employee-related expenses, facility costs and costs of fixed assets, including maintenance and spare parts. Costs related to NRE services are also included within the cost of revenues.

Material expenses primarily include the costs of raw wafers, test wafers, photomasks, resists, process gases, process chemicals, other operating supplies and external service costs for wafer manufacturing. Depreciation and amortization charges primarily include the depreciation of clean room production equipment. We depreciate equipment on a straight-line basis over a two- to ten-year period and buildings on a straight-line basis over up to 26 years (or the remaining lease term of related land on which the buildings are erected, if shorter). Prior to 2021, we depreciated equipment on a straight-line basis over a two- to eight-year period. Employee-related expenses primarily include employee wages and salaries, social security contributions and benefits costs for operators, maintenance technicians, process engineers, supply chain, IT production, yield improvement and health and safety roles. Facility costs primarily consist of the costs of electricity, water and other utilities and services.

Operating Expenses

Our operating expenses consist of R&D and selling, general and administrative expenses. Personnel costs are the most significant component of our operating expenses and consist of salaries, benefits, bonuses, share-based compensation, and commissions.

Research and Development (“R&D”)

Our R&D efforts are focused on developing highly-differentiated process technologies and solutions. As part of our strategic repositioning, we shifted our R&D efforts to focus on technologies where we can deliver a highly-differentiated solution and discontinued our R&D-intensive single-digit node program. Our R&D expense includes personnel costs, materials costs, software license and intellectual property expenses, facility costs, supplies, professional and consulting fees, and depreciation on equipment used in R&D activities. Our development roadmap includes new platform investments, platform features and extensions, and investments in emerging technology capabilities and solutions. We expense R&D costs as incurred. We believe that continued investment in our technology portfolio is important for our future growth and acquisition of new customers. We expect our R&D expense as a percentage of revenue to moderately decline over time as revenue increases.

Selling, General and Administrative (“SG&A”)

SG&A expenses consist primarily of personnel-related costs, including sales commissions to independent sales representatives and professional fees, including the costs of accounting, audit, legal, regulatory and tax compliance. Additionally, costs related to advertising, trade shows, corporate marketing and allocated overhead costs are also included in SG&A expenses.

We expect our SG&A expenses to decrease as a percentage of net revenues. We anticipate that we will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with becoming and operating as a public company.

Other Operating Charges

Restructuring Charges

During the year ended December 31, 2018, we committed to a company-wide transformation program that resulted in the reorganization of our global business infrastructure. The company-wide transformation program resulted in restructuring charges relating to employee separation costs, which include one-time termination benefits that were recognized as a liability at estimated fair value at the time of communication to employees. During the year ended December 31, 2020, we also undertook transformation programs in targeted areas that resulted in restructuring charges related to employee separation costs.

Impairment Charges

We review, at each reporting date, or upon occurrence of a triggering event, the carrying amount of our property, plant and equipment and finite lived intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If it is determined that impairment of an asset has occurred, impairment losses are recognized in the consolidated statements of operations and comprehensive loss to the extent that the recoverable amount, measured at the present value of discounted cash flows attributable to the assets, is less than its carrying value.

Finance Expense

Finance expense consists primarily of interest on borrowings, amortization of debt issuance costs under our term loans, revolving credit facility, finance leases and the other credit facilities we maintain with various financial institutions.

Share of Profit from Joint Ventures and Associates

Share of profit from joint ventures and associates relates to our portion of profit and loss in investments that we do not consolidate. See Note 16 in our annual consolidated financial statements and Note 4 to our interim unaudited condensed consolidated financial statements for more information.

Gain on Sale of a Fabrication Facility and ASIC Business

Gain on sale of a fabrication facility and ASIC business relates to the sale of Fab 3E facility in Singapore in December 2019, and the sale of our ASIC business in November 2019.

Other Income (Expense), net

Other income (expense), net consists of one-time gains and losses and other miscellaneous income and expense items unrelated to our core operations. Included are payments received related to a recent legal settlement as part of a patent dispute with one of our competitors, as well as one-time gains related to a remeasurement of existing equity interests.

Income Tax Benefit (Expense)

Income tax expense consists primarily of income taxes in certain foreign jurisdictions in which we conduct business, which mainly include Germany, Singapore and U.S. federal and state income taxes.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(dollars in millions)
Net revenues	$6,196	$5,813	$4,851	$2,697	$3,038
Cost of revenues(1)(2)	6,646	6,345	5,563	3,058	2,708

Gross profit (loss)	(450)	(532)	(713)	(361)	330

Operating expenses:
Research and development(1)(2)	926	583	476	243	235
Selling, general and administrative(1)(2)	453	446	445	210	293

Total operating expense	1,379	1,029	921	453	528
Restructuring charges	112	—	—	—	—
Impairment charges	582	64	23	2	—

Other operating charges	694	64	23	2	—

Loss from operations	(2,523)	(1,625)	(1,656)	(815)	(198)
Finance Income	10	11	3	2	3
Finance Expense	(165)	(230)	(154)	(82)	(58)
Share of profit of joint ventures and associates	7	8	4	2	2

Gains on sale of a fabrication facility and ASIC business	—	615	—	—	—

Other income (expense), net	61	74	440	395	(20)

Loss before income taxes	(2,610)	(1,147)	(1,363)	(498)	(271)
Income tax (expense) benefit	(16)	(224)	12	(36)	(30)

Net loss from continuing operations	$(2,626)	$(1,371)	$(1,351)	$(534)	$(301)

(1)	Includes amortization of acquired intangibles:

	Years Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(dollars in millions)
Cost of revenues	$102	$92	$100	$41	$55
Research and development	$114	$104	$99	$44	$38
Selling, general and administrative	$49	$46	$85	$43	$11

(2)	Includes share-based compensation expense as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(dollars in millions)
Cost of revenues	$—	$—	$—	$—	$36
Research and development	$—	$—	$—	$—	$11
Selling, general and administrative	$5	$—	$1	$1	$97

Net Revenues

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Net revenues	$2,697	$3,038	$341	12.6%

Net revenues increased by $341 million, or 12.6%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The growth was attributable to a $234 million increase in wafer fabrication revenue, with approximately $155 million of the increase related to wafer shipment growth, driven by our Smart Mobile Devices end-market. Also, approximately $80 million of the wafer fabrication revenue growth was due to shipments with more favorable product mix and higher ASPs. In addition, $29 million of the increase was attributable to a forfeiture of a customer rebate, and $28 million increase related to engineering and other pre-fabrication services, mainly driven by an increase in reticle revenue.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Net revenues	$5,813	$4,851	$(962)	(16.6)%

Net revenues decreased by $962 million, or 16.6%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. In 2020, the majority of our customer contractual terms were amended in a manner that resulted in moving from recognizing wafer revenue on a Percentage-of-Completion basis to recognizing revenue on a Wafer Shipment basis. This resulted in a one-time, non-recurring reduction in net revenues recognized in 2020. Had the change in terms not occurred, our net revenues in 2020 would have been an estimated $810 million higher than reported results. In addition, we divested our ASIC business, which generated $391 million of revenue in 2019. These changes were offset by an increase in wafer shipment volume of approximately 272,000.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Net revenues	$6,196	$5,813	$(383)	(6.2)%

Net revenues decreased by $383 million, or 6.2%, for the year ended December 31, 2019, compared to the year ended December 31, 2018. Wafer fabrication revenue declined $270 million due to 105 thousand lower wafer shipments, driven by reductions in our Smart Mobile Devices and Communications Infrastructure & Datacenter end-markets. In addition, approximately $70 million of the period-to-period decrease was driven by a reduction in demand for our ASIC business.

Cost of Revenues

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Cost of revenues	$3,058	$2,708	$(350)	(11.4)%

Cost of revenues decreased by $350 million, or 11.4%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This decrease was due to an approximately $390 million reduction in depreciation and amortization expense, as well as approximately $120 million of savings in other costs driven by productivity initiatives. These decreases were partially offset by an approximately $90 million increase in costs related to a 19% period-over-period increase in wafer shipments, as well as $36 million in share-based compensation expense in 2021.

Approximately $300 million of the $390 million reduction in depreciation and amortization was related to a change in the first quarter of 2021 in the estimated useful lives of manufacturing equipment. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Property, Plant and Equipment.”

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Cost of revenues	$6,345	$5,563	$(782)	(12.3)%

Cost of revenues decreased by $782 million, or 12.3%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was attributable to the change in our customer contractual terms, which were amended in a manner that resulted in moving from recognizing wafer revenue on a Percentage-of-Completion basis to recognizing revenue on a Wafer Shipment basis. Had the change in terms not occurred, our cost of revenues in 2020 would have been an estimated $634 million higher than reported results, with a commensurate decrease in inventories. In addition, we divested our ASIC business in 2019. Cost of revenues related to this business was approximately $150 million in 2019.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Cost of revenues	$6,646	$6,345	$(301)	(4.5)%

Cost of revenues decreased by $301 million, or 4.5%, for the year ended December 31, 2019, compared to the year ended December 31, 2018. The decrease was primarily attributable to a $121 million reduction in depreciation expense, $92 million related to our Technology Cooperation Agreement (“TCA”), which ended in 2018, and approximately $60 million due to a reduction in wafer shipments of 105,000.

Research and Development Expenses

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Research and development expenses	$243	$235	$(8)	(3.3)%

Research and development expenses decreased by $8 million, or 3.3%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This decrease was attributable to a $26 million decrease in depreciation and amortization expense, which was partially offset by an $11 million increase in share-based compensation expense.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Research and development expenses	$583	$476	$(107)	(18.4)%

Research and development expenses decreased by $107 million, or 18.4%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was due to the sale of our ASIC business, which incurred research and development expenses of $91 million in 2019, and a $9 million increase in grants and NRE, reducing R&D.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Research and development expenses	$926	$583	$(343)	(37.1)%

Research and development expenses decreased by $343 million, or 37.1%, for the year ended December 31, 2019, compared to the year ended December 31, 2018. This decrease was related to a $152 million decrease related to a reduction in headcount, a $69 million decrease in indirect materials spend (purchase of raw materials used in the manufacturing of wafers), and a $115 million reduction in professional and other services fees. These reductions were largely as a result of our suspension of 7nm development in 2018.

Selling, General and Administrative Expenses

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Selling, general and administrative expenses	$210	$293	$83	39.5%

Selling, general and administrative expenses increased by $83 million, or 39.5%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This increase was attributable to share-based compensation expense of $97 million in the second quarter of 2021.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Selling, general and administrative expenses	$446	$445	$(1)	(0.2)%

Selling, general and administrative expenses decreased by $1 million, or 0.2%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was due to a reduction in administrative expenses related to the ASIC business which was sold to Marvell Technology Group Ltd. (“Marvell”).

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Selling, general and administrative expenses	$453	$446	$(7)	(1.6)%

Selling, general and administrative expenses decreased by $7 million, or 1.6%, for the year ended December 31, 2019, compared to the year ended December 31, 2018. This decrease was due to a reduction in professional and marketing expenses.

Other operating charges

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Other operating charges	$2	$0	$(2)	NM

Other operating charges decreased by $2 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020 due to an impairment charge that did not occur in 2021.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Other operating charges	$64	$23	$(41)	(64.1)%

Other operating charges decreased by $41 million, or 64.1%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was due to lower impairment charges in 2020 related to equipment held for sale.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Other operating charges	$694	$64	$(630)	Not meaningful (“NM”	)

Other operating charges decreased by $630 million for the year ended December 31, 2019, compared to the year ended December 31, 2018. This decrease was due to lower impairment charges in 2019, compared to 2018. In 2018, we recorded $494 million of impairment charges related to our 7nm assets and $112 million of restructuring-related charges.

Finance income

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Finance income	$2	$3	$1	50.0%

Finance income increased by $1 million, or 50.0%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Finance income	$11	$3	$(8)	NM

Finance income decreased by $8 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was due to lower cash balances and lower interest rates in 2020 compared to 2019, resulting in a decrease of interest earned.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Finance income	$10	$11	$1	10.7%

Finance income increased by $1 million, or 10.7%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This increase was due to higher cash balances in 2019, compared to 2018, resulting in an increase of interest earned.

Finance expense

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Finance expenses	$82	$58	$(24)	(29.3)%

Finance expenses decreased by $24 million, or 29.3%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This decrease was driven by the maturity of several loans in 2020, as well as lower interest rate from the refinancing of our Term Loan B with a term loan facility.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Finance expenses	$230	$154	$(76)	(32.9)%

Finance expenses decreased by $76 million, or 32.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was driven by lower outstanding loan balances, and matured loans refinanced with lower interest rates.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Finance expenses	$165	$230	$65	39.4%

Finance expenses increased by $65 million, or 39.4%, for the year ended December 31, 2019, compared to the year ended December 31, 2018. This increase was due to higher interest expense following a modification of one of our credit facilities and new financing.

Share of profit of joint ventures and associates

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Share of profit of joint ventures and associates	$2	$2	$0	NM

Share of profit of joint ventures and associates for the six months ended June 30, 2021 was consistent with the six months ended June 30, 2020.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Share of profit of joint ventures and associates	$8	$4	$(4)	NM

Share of profit of joint ventures and associates decreased by $4 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was due to the consolidation of our AMTC (as defined below) mask operations joint venture in Germany.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Share of profit of joint ventures and associates	$7	$8	$1	13.9%

Share of profit of joint ventures and associates increased by $1 million, or 13.9%, for the year ended December 31, 2019, compared to the year ended December 31, 2018.

Gain on Sale of a Fabrication Facility and ASIC Business

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Gain on sale of a fabrication facility and application specific integrated circuit business	$615	$—	$(615)	NM

In 2019, we recorded a $197 million gain on sale of Fab 3E and a $418 million gain on the sale of our ASIC business.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Gain on Sale of a Fabrication Facility and ASIC Business	$—	$615	$615	NM

As discussed above, we recorded gains in 2019 related to the sale of Fab 3E and our ASIC business.

Other Income (Expense), net

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Other income (expense), net	$395	$(20)	$(415)	NM

Other income (expense), net decreased by $415 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This decrease was attributable to a $395 million gain related to a legal settlement and remeasurement of existing equity interests, as well as gains on the sale of tools in 2020.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Other income (expense), net	$74	$440	$366	NM

Other income (expense), net increased by $366 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. This increase was due to gains of $333 million related to a legal settlement and remeasurement of existing equity interests in 2020.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Other income (expense), net	$61	$74	$13	21.3%

Other income (expense), net increased by $13 million, or 21.3%, for the year ended December 31, 2019, compared to the year ended December 31, 2018, due to a decrease in interest related to lease expenses.

Income tax benefit (Expense)

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended June 30,		Change	% Change
	2020	2021
	(dollars in millions)
Income tax benefit (expense)	$(36)	$(30)	$6	16.6%

Income tax expense decreased by $6 million, or 16.6%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This decrease was due to a $31 million decrease in withholding tax related to a legal settlement that occurred in 2020, partially offset by $22 million increase in income tax expense related to Singapore.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Years Ended December 31,		Change	% Change
	2019	2020
	(dollars in millions)
Income tax benefit (expense)	$(224)	$12	$236	NM

We had an income tax benefit of $12 million for the year ended December 31, 2020, compared to an income tax expense of $224 million for the year ended December 31, 2019. This change was due to the one-time 2019 deferred tax asset write-down of $190 million in Germany, and a one-time reduction in Singapore deferred tax liabilities of $64 million in 2020, after satisfying investment conditions necessary for an extension of a lower tax rate incentive during the year. This combined year-to-year expense reduction of $254 million was partially offset by a $33 million withholding tax expense on a negotiated lawsuit settlement in 2020.

Comparison of Year Ended December 31, 2019 and December 31, 2018

	Years Ended December 31,		Change	% Change
	2018	2019
	(dollars in millions)
Income tax benefit (expense)	$(16)	$(224)	$(208)	NM

Income tax (expense) increased by $208 million for the year ended December 31, 2019, compared to the year ended December 31, 2018. This increase was due to a $190 million asset write-down by a German subsidiary associated with a change in transfer price approach.

Quarterly Financial Information

The following table sets forth, for the three-month periods indicated, selected financial data from our unaudited consolidated statements of operations, as well as non-IFRS metrics. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with our annual consolidated financial statements and unaudited consolidated interim condensed financial statements, and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results in any future period and the results of a particular quarter or other interim period are not necessarily indicative of the results for a full year.

	Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(dollars in millions, except per share data)
Net revenues(1)	$1,379	$1,318	$1,091	$1,062	$1,418	$1,620
Gross profit (loss)(2)	$(178)	$(183)	$(134)	$(218)	$99	$231
Share-based compensation	$—	$—	$—	$—	$—	$36
Adjusted gross profit (loss)(3)	$(178)	$(183)	$(134)	$(218)	$99	$267
Loss from operations(2)	$(404)	$(411)	$(350)	$(491)	$(95)	$(103)
Share-based compensation	$—	$1	$—	$—	$—	$144
Adjusted loss from operations(3)	$(404)	$(410)	$(350)	$(491)	$(95)	$41
Net loss from continuing operations(2)	$(297)	$(237)	$(293)	$(524)	$(127)	$(174)
Share-based compensation	$—	$1	$—	$—	$—	$144
Adjusted net loss from continuing operations(3)	$(297)	$(236)	$(293)	$(524)	$(127)	$(30)
Adjusted EBITDA(3)(4)	$277	$258	$275	$166	$294	$466
Net loss per share	$(0.59)	$(0.47)	$(0.58)	$(1.05)	$(0.25)	$(0.35)
Adjusted loss per share(3)	$(0.59)	$(0.47)	$(0.58)	$(1.05)	$(0.25)	$(0.06)

(1)

In 2020, the majority of our customer contractual terms were amended in a manner that resulted in moving from recognizing wafer revenue on a Percentage-of-Completion basis to recognizing revenue on a Wafer Shipment basis. This resulted in a one-time, non-recurring reduction in net revenues recognized in 2020. Had the change in terms not occurred, net revenues for the periods ended September 30, 2020 and December 31, 2020 would have been an estimated $309 million and $501 million higher than reported results, respectively.

(2)

The change in customer contract terms and associated revenue recognition also had an impact on adjusted EBITDA, adjusted gross profit (loss), adjusted loss from operations, and adjusted net loss from continuing operations for the periods ended September 30, 2020 and December 31, 2020, estimated to be $10 million and $166 million, respectively.

(3)

See “Key Financial and Operating Metrics—Non-IFRS Financial Metrics” above for definitions of these metrics. Adjusted gross profit (loss), adjusted loss from operations, adjusted EBITDA, adjusted net loss from continuing operations, and adjusted loss per share are Non-IFRS metrics.

(4)	The following table presents a reconciliation of net loss from continuing operations to adjusted EBITDA:

	Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(dollars in millions)
Net loss from continuing operations	$(297)	$(237)	$(293)	$(524)	$(127)	$(174)
Adjustments to net loss from continuing operations:
Depreciation and amortization	$642	$643	$612	$626	$377	$408
Finance expense	$39	$43	$34	$38	$29	$29
Provision for income taxes	$—	$36	$(56)	$8	$10	$20
Share-based compensation	$—	$1	$—	$—	$—	$144
Restructuring and corporate severance programs	$3	$—	$2	$11	$5	$5
(Gain) on transactions, legal settlements and transaction expenses(1)	$(110)	$(228)	$(24)	$7	$—	$34

Adjusted EBITDA	$277	$258	$275	$166	$294	$466

(1)	See “Summary Consolidated Financial Data” for composition of (Gain) on transactions, legal settlements and transaction expenses.

Liquidity and Capital Resources

We have financed operations primarily through cash generated from our business operations, debt and government funding. As of December 31, 2020 and June 30, 2021, our principal source of liquidity was our cash balance of $908 million and $805 million, respectively, as well as an undrawn $398 million revolving credit facility, which is subject to the RCF Upsize following completion of this offering. See “Recent Developments—Revolving Credit Facility.” We believe that our operating cash flow, cash balance, revolving credit facilities and proceeds of this offering will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. We also have a $400 million revolving credit facility which was made available to us by Mubadala, which we intend to terminate subject to the effectiveness of the RCF Upsize and the closing of this offering. In addition to our available revolvers, which were undrawn as of December 31, 2020, and June 30, 2021, we had $2,338 million and $2,176 million of debt outstanding as of December 31, 2020 and June 30, 2021, respectively, which was primarily comprised of multiple term loans in various currencies.

The following table shows a summary of our term loan facilities, other debt facilities, which consist primarily of equipment financing and accounts receivable factoring, and our committed undrawn revolvers.

	As of December 31,		As of June 30,
	2019	2020	2021
Term loan facilities	$1,838	$1,771	$1,691
Other debt facilities	$891	$566	$485
Revolvers	$639	$803	$807

See Note 23 to our annual consolidated financial statements and Note 17 to our interim unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional details, including in respect of the loan agreement we entered into on September 3, 2021, which provides for loan facilities with maximum drawdown of SGD1,541 million (US$1,149 million) at fixed interest rates.

Additionally, we entered into the Shareholder Loans. The Shareholder Loans were non-interest bearing and principal repayment, in whole or in part, was entirely at our discretion. The Shareholder Loans had no maturity date. Further, there were no contingent settlements in the agreements. Since the Shareholder Loans did not contain any contractual obligations to deliver cash, but rather allowed us to make repayment at our absolute discretion and further prohibited Mubadala from demanding repayment, we classified the Shareholder Loans as equity within the consolidated financial statements. As of December 31, 2020 and June 30, 2021, we had $10,681 million and $10,555 million of Shareholder Loans, respectively. On October 1, 2021, our board approved the Conversion, and on October 3, 2021, we executed the Conversion. The Conversion did not have an impact on shares outstanding or have any dilutive effects, as no additional shares were issued.

We also rely on government grants as a key capital resource. Those grants are primarily provided in connection with construction and operation of our wafer manufacturing facilities, employment and R&D. For the years ended December 31, 2019, 2020 and six months ended June 30, 2021, we received $335 million, $312 million and $51 million, respectively, in proceeds from government grants.

We monitor capital using a gearing ratio, which is net debt divided by total capital plus net debt. Our policy is to keep the gearing ratio within a range to meet our business needs. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from customers, the timing and extent of spending to support development efforts, the introduction of new and enhanced products and solutions, and the continuing market adoption of our platform. We may from time to time seek to raise additional capital to support our growth. Any equity financing we may undertake could be dilutive to our shareholders, and any additional debt financing we may undertake could require debt services and financial and operational requirements that could adversely affect our business. We cannot provide any assurance that we would be able to obtain future financing on favorable terms or at all.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	Years Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(in millions)
Cash provided by operating activities	$279	$497	$1,006	$539	$582
Cash provided by (used in) investing activities	(1,167)	344	(366)	(166)	(462)
Cash provided by (used in) financing activities	1,132	(684)	(733)	(99)	(224)

Effect of exchange rate changes on cash and cash equivalents	(1)	(4)	4	(3)	1

Net increase (decrease) in cash and cash equivalents	$243	$153	$(89)	$271	$(103)

Operating Activities

Cash provided by operating activities for the six months ended June 30, 2021 of $582 million primarily related to our net loss of $301 million, adjusted for $785 million of depreciation and amortization of intangible assets. Other drivers for the period relate to $144 million of share-based compensation expense and associated payroll taxes, and $33 million of deferred income taxes, offset by $16 million amortization of government grants and an $11 million gain on sale of property, plant equipment. Changes in assets and liabilities were $39 million, which included a $246 million increase in receivables, prepayments and other assets and an $86 million increase in inventory, which was offset by a $290 million increase in trade and other payables and a $3 million increase in income tax payable.

Cash provided by operating activities for the six months ended June 30, 2020 of $539 million primarily related to our net loss of $534 million, adjusted for $1,285 million of depreciation and amortization of intangible assets. Other drivers for the period relate to a decrease related to a $45 million gain on sale of plant equipment, $38 million gain on remeasurement of existing equity interests and $27 million amortization of government grants. Changes in assets and liabilities were $64 million, which included a $137 million decrease in receivables, prepayments and other assets and a $224 million decrease in trade and other payables.

Cash provided by operating activities for the year ended December 31, 2020 of $1,006 million primarily related to our net loss of $1,351 million, adjusted for $2,523 million of depreciation and amortization of intangible assets. Other drivers for the period relate to $154 million of finance expenses, offset by a decrease related to a $79 million gain on sale of plant equipment, and $51 million amortization of government grants.

Changes in assets and liabilities were $59 million, which included a decrease in receivables, prepayments and other assets of $753 million and an increase of $21 million of income tax payable, offset by a $560 million increase in inventory and $155 million decrease in trade and other payables. The changes in inventory and prepayments and receivables, prepayments and other assets are primarily driven by impacts related to the change in method of revenue recognition from Percentage-of-Completion basis to Wafer Shipment basis.

Cash provided by operating activities for the year ended December 31, 2019 of $497 million primarily related to our net loss of $1,371 million, adjusted for $2,678 million of depreciation and amortization of intangible assets. The main drivers of the cash provided by operating activities relate to a $615 million gain on transaction-related proceeds primarily consisting of sale of our ASIC business and Fab 3E facility in Singapore as well as changes in working capital, which primarily related to a $144 million increase in receivables, prepayments and other assets, and decrease in trade and other payables of $97 million.

Cash provided by operating activities for the year ended December 31, 2018 of $279 million primarily related to our net loss of $2,774 million, adjusted for $2,948 million of depreciation and amortization of intangible assets and $582 million of impairment charges related to our underutilized fabrication tools resulting from our strategic shift. This was offset by $180 million increase in amortization of deferred income from government grants, as well as changes in working capital, including a $188 million increase in receivables, prepayments and other assets, a $69 million decrease in trade and other payables, and $168 million increase in deferred revenue relating to technology cooperation agreements.

Investing Activities

Cash used in investing activities was $462 million for the six months ended June 30, 2021, compared to $166 million of cash used in investing activities for the six months ended June 30, 2020, reflecting a $296 million increase. This increase was primarily driven by a $458 million increase in capital expenditures and was offset by $170 million increase in advances and proceeds from sale of property, plant and equipment and intangible assets, including $15 million of advances and proceeds from the sale of a fabrication facility and the ASIC business.

Cash used in investing activities was $366 million for the year ended December 31, 2020, compared to $344 million of cash provided by investing activities for the year ended December 31, 2019, reflecting a decrease of $710 million year-over-year. This is primarily attributable to lower capital expenditures of $181 million (2020 capital expenditures of $592 million and 2019 capital expenditures of $773 million) offset by lower proceeds of $865 million from transaction-related activities and asset sales.

Cash provided by investing activities was $343 million for the year ended December 31, 2019, compared to $1,167 million cash used in investing activities for the year ended December 31, 2018. The year-over-year change is primarily attributable to lower spending on capital expenditures of $556 million (2019 capital expenditures of $773 million and 2018 capital expenditures of $1,329 million) and $833 million of proceeds from transaction-related activities in 2019.

Capital Expenditures

We define capital expenditures as purchases of property, plant, and equipment and purchases of intangible assets. Capital expenditures were $725 million for the six months ended June 30, 2021, compared to $267 million for the six months ended June 30, 2020, reflecting a $458 million increase. This increase was primarily driven by factory capacity expansion to support increased customer demand related to long-term agreements.

Capital expenditures were $592 million for the year ended December 31, 2020, compared to $773 million for the year ended December 31, 2019. Capital expenditures decreased by $181 million, or 23.4%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was primarily driven by increased management focus on capital expenditure efficiency and completion of factory construction costs related to our new Malta fab facility in the year ended December 31, 2019.

Capital expenditures were $773 million for the year ended December 31, 2019, compared to $1,329 million for the year ended December 31, 2018. Capital expenditures decreased by $556 million, or 41.8%, for the year ended December 31, 2019, compared to the year ended December 31, 2018. The decrease was primarily attributable to reduction in factory construction costs and reduction in 7nm investments as a result of our 2018 strategic pivot.

Financing Activities

Cash used in financing activities was $224 million for the six months ended June 30, 2021, compared to $99 million for the six months ended June 30, 2020. This change was primarily attributable to a $336 million decrease in repayments of loans and borrowings from our shareholder, and a $225 million reduction of debt and lease obligation payments, and a $54 million decrease in net accounts receivable financing. This was offset by a $586 million decrease in proceeds from borrowings and a $193 million decrease in proceeds from government grants. The $586 million decrease in proceeds from borrowings was partially attributable to a $235 million draw down on a revolving credit facility in 2020 to safeguard available liquidity due to the COVID-19 pandemic. We repaid the $235 million in July 2020.

Cash used in financing activities was higher by $49 million for the fiscal year ended December 31, 2020, compared to the same period in 2019. This change was primarily due to the refinancing of existing debt obligations.

Cash used in financing activities was $684 million for the year ended December 31, 2019, compared to $1,132 million of cash provided by financing activities for the year ended December 31, 2018. This change was primarily due to repayment of debt obligations in 2019 as well as a return of capital and repayment of near-term debt to Mubadala, totaling approximately $650 million.

Contractual Obligations

As of December 31, 2020, we had $1,997 million of unconditional purchase commitments, $952 million of which related to contracts for capital expenditures, and $1,045 million of contracts related to operating expenditures. Of the total balance as of December 31, 2020, $1,316 million is due within the next 12 months. As of June 30, 2021, we had $4,704 million of unconditional purchase commitments, $1,655 million of which related to contracts for capital expenditures, and $3,048 million of contracts related to operating expenditures. Of the total balance as of June 30, 2021, $2,032 million is due within the next 12 months. See Note 30 to our annual consolidated financial statements and Note 14 to our interim unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional details.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates. See Note 34 to our consolidated financial statements included elsewhere in this prospectus for additional details.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to interest-earning financial assets and interest-bearing financial liabilities. Our interest-earning financial assets are mostly highly liquid investments and consist of primarily money market funds and time deposits. As these financial assets are mainly short-term in nature, our exposure to mark-to-market risk is limited. Our interest-bearing financial liabilities include fixed and floating rate loans and lease obligations. Floating rate loans bear interest at base rate or LIBOR or Euro Interbank Offered Rate (“EURIBOR”) plus a premium, which is fixed. We use pay-fixed / receive-float interest rate swaps to protect against adverse fluctuations in interest rates and to reduce our exposure to variability in cash flows on our forecasted floating-rate debt facility to the extent that it is practicable and cost-effective to do so. As of December 31, 2020 and June 30, 2021, a hypothetical 1,000 basis point change in interest rates would not have a material impact on our consolidated financial statements.

Foreign Currency Exchange Risk

As a result of foreign operations, we have costs, assets and liabilities denominated in foreign currencies, primarily the euro, the Singapore dollar and the Japanese yen. Therefore, movements in exchange rates could cause foreign currency-denominated expenses to increase as a percentage of net revenues, which are denominated in U.S. dollars, affecting profitability and cash flows. We use foreign currency forward contracts to reduce exposure to foreign currency fluctuations. We also incur a certain portion of our interest expense in euro, exposing us to exchange rate fluctuations between U.S. dollar and euro. We use cross currency swaps to reduce our exposure to variability from foreign exchange impacting cash flows arising from our foreign currency-denominated debt cash flows to the extent that it is practicable and cost effective to do so. As of December 31, 2020 and June 30, 2021, we do not believe that a hypothetical 1,000 basis point increase or decrease in the relative value of the U.S. dollar to currencies other than the euro would have a material effect on our operating results.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes included elsewhere in this prospectus are prepared in accordance with IFRS. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

We recognize revenue when control of the promised goods or services is transferred to customers for an amount that reflects the consideration that we expect to receive in exchange for those goods or services. Generally, our customers obtain control at the point of shipment from our facilities for wafers, and over time for pre-fabrication services such as non-recurring engineering services and mask production based on a percentage of costs incurred over total expected costs. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore excluded from revenues in the consolidated statements of operations and comprehensive loss.

Prior to 2021, we concluded that we met the criteria to recognize revenue for wafers over time upon the initial application of IFRS 15, “Revenue from Contracts with Customers” in 2018, on the basis that we fabricated customized wafers to customers’ specifications and had contractual enforceable right to payment including a reasonable profit (due to the existence of cancellation clauses for each arrangement). Thus, we previously recognized wafer revenue over time during the manufacturing process, based on a percentage of wafer costs incurred over total expected wafer costs (“Percentage-of-Completion basis”). Cost of revenues was recognized in the same period as related revenue. During the year ended December 31, 2020, we modified the cancellation terms of our contracts with customers that are applicable to wafer products. As a result, we no longer met the criteria to account for revenue recognition from contracts with customers over time on the outstanding purchase orders at the contract modification date, and future orders thereafter. Consequently, we now recognize revenue on the impacted outstanding wafers orders and future orders at the point at which control of the wafers is transferred to the customer, which we determined to be at the point of wafer shipment from our facilities (“Wafer Shipment basis”). Cost of revenues is recognized at the same time as related revenue, at the point of shipment. Prior to the point of shipment, inventories are increased to reflect costs incurred.

We recognize revenue at transaction prices that we determine using contractual prices reduced by sales returns and allowances, which we estimate based on historical experience having determined that a significant reversal in the amount of cumulative revenue recognized is not probable to occur. We recognize refund liabilities for estimated sales returns and allowances based on the customer complaints, historical experience and other known factors.

We recognize accounts receivable when we transfer control of the goods or services to customers and have a right to an amount of consideration that is unconditional. Such accounts receivable are short term and do not contain a significant financing component. For certain contracts that do not provide us unconditional rights to the consideration, and the transfer of controls of the goods or services has been satisfied, we recognize contract assets and revenue.

We account for consideration received from customers prior to having satisfied our performance obligations as contract liabilities which are transferred to revenue after the performance obligations are satisfied. We recognize costs to fulfill a contract when the costs relate directly to the contract, generate or enhance resources to be used to satisfy performance obligations in the future, and are expected to be recovered. We recognize the costs and revenue when we satisfy our performance obligations to customers upon transfer of control of promised goods and services.

Inventory Valuation

As a build-to-order foundry, we procure raw materials based on forecasted demand and produce work-in-progress and finished goods inventory against specific customer purchase orders. We state inventories at the lower of cost or net realizable value for finished goods, work-in-progress, raw materials, and spare parts. We make inventory write-downs on an item-by-item basis, except where it may be appropriate to group similar or related items.

A significant amount of our manufacturing cost is fixed because our global footprint of manufacturing facilities that are the source of our production capacity require substantial investment for construction and fit up. These are largely fixed-cost assets once they become operational. Utilization of these assets can have a material impact on product cost of revenues and inventory valuations. Our objectives for inventory are to maintain high levels of customer service, maintain stable and competitive lead times, minimize inventory obsolescence and optimize manufacturing asset utilization.

We value work-in-process and finished goods product cost based on a standard costing approach. We base standard cost on the planned utilization of installed factory capacity and adjust it annually as factory capacity conditions change and cost efficiencies are realized. We make allowances for saleability quarterly based on the aging characteristics of our inventory. Additionally, we make allowances where necessary to ensure saleable inventory is valued at a realizable value based on customer pricing agreements.

Realization of Deferred Income Tax Assets

When we have temporary differences in the amount of tax expenses recorded for tax purposes and financial reporting purposes, we may be able to reduce the amount of tax that we would otherwise be required to pay in future periods. We generally recognize deferred tax assets to the extent that it is probable that sufficient taxable income will be available in the future to utilize such assets. We record the income tax benefit or expense when there is a net change in our total deferred tax assets and liabilities in a period. The ultimate realization of the deferred tax assets depends upon the generation of future taxable income during the periods in which the temporary differences may be utilized. Specifically, the realization of deferred income tax assets is impacted by our expected future revenue growth and profitability, tax holidays and the amount of tax credits that can be utilized within the statutory period. In determining the amount of deferred tax assets as of December 31, 2020 and June 30, 2021, we considered past performance, the general outlook of the semiconductor industry, business conditions, future taxable income and prudent and feasible tax planning strategies.

Because the determination of the amount of deferred tax assets that can be realized is based, in part, on our forecast of future profitability, it is inherently uncertain and subjective. Changes in market conditions and our assumptions may cause the actual future profitability to differ materially from our current expectation, which may require us to increase or decrease the deferred tax assets that we have recorded. As of December 31, 2018, 2019, 2020 and June 30, 2021, deferred tax assets were $627 million, $408 million, $444 million and $419 million, respectively.

Property, Plant and Equipment

We make estimates and assumptions when accounting for property, plant and equipment. We compute depreciation using the straight-line method over the estimated useful life of the assets, and our depreciation expense is highly dependent on the assumptions we make about the estimated useful life of our assets. We estimate the useful life of our property, plant and equipment based on our experience with similar assets and our estimate of the usage of the asset. Whenever events or circumstances occur that change the estimated useful life of an asset, we account for the change prospectively. We must also make judgments about the capitalization of costs. We capitalize costs of major improvements, while we charge costs of normal repairs and maintenance to expense as incurred. If an asset or asset group is disposed or retired before the end of its previously estimated useful life, we may be required to accelerate our depreciation expense or recognize a loss on disposal.

During the first quarter of 2021, we revised the estimated useful life of certain production equipment and machinery from a range of five to eight years, to ten years. We made this change to better reflect the expected pattern of economic benefits from the use of the equipment and machinery over time, based on an analysis of production equipment’s current use, historical age patterns, and future plans and technology roadmaps, as well as an analysis of industry trends and practices. The analysis concluded that an increase in useful lives was warranted, and consistent with the Company’s continuing portfolio shift from leading-edge to feature-rich trailing edge technologies. The change in estimated useful life is a change in accounting estimate that was applied prospectively from January 1, 2021.

Share-Based Payment

We measure and recognize compensation expense related to share-based transactions, including employee, consultant, and non-employee director share option awards, in the consolidated financial statements based on fair value. We estimate the date that an initial public offering (“IPO”) is probable based on facts and circumstances that indicate there is a greater than 50% likelihood that an IPO will occur, at which point compensation expense is recognized for options that have vested as of the IPO probable date. We deemed an IPO to be probable on June 30, 2021, and recognized share-based compensation expense of $144 million, inclusive of $3 million of associated taxes, based on the graded vesting of the awards outstanding as of the IPO probable date. For any awards that do not have an IPO vesting condition, we will recognize the expense in accordance with the terms of individual agreements. We estimate the share option fair value at the date of grant using the Black-Scholes option pricing model, which requires management to make certain assumptions of future expectations based on historical and current data. The assumptions include the expected term of the share option, expected volatility, dividend yield, and risk-free interest rate. The expected term represents the amount of time that options granted are expected to be outstanding, based on forecasted exercise behavior. The risk-free rate is based on the rate at grant date of zero-coupon U.S. Treasury notes with a term comparable to the expected term of the option. We estimate expected volatility based on the historical volatility of comparable public entities’ share price from the same industry. We base our dividend yield on forecasted expected payments, which we expect to be zero for the immediate future. We recognize compensation expense over the vesting period of the award on a graded attribution basis, and we estimate forfeitures.

We will continue to use judgment in evaluating the assumptions related to our share-based compensation on a prospective basis. As we continue to accumulate additional data related to our ordinary shares, we may have refinements to our estimates, which could materially impact our future share-based compensation expense.

See Note 33 to our annual consolidated financial statements and Note 16 to our interim unaudited condensed consolidated financial statements included elsewhere in this prospectus for more information.

Ordinary Shares Valuations

The fair value of the ordinary shares underlying our share-based awards has been determined by our board of directors, with input from management and third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our ordinary shares. Given the absence of a public trading market of our ordinary shares, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our ordinary shares at each grant date. These factors include:

•	valuations of our ordinary shares performed by independent third-party specialists;

•	lack of marketability of our ordinary shares;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	likelihood of achieving a liquidity event, such as an IPO or a merger or acquisition of our company given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

In valuing our ordinary shares, our board of directors determined the equity value of our business using various valuation methods including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our ordinary shares.

For valuations after the completion of this offering, our board of directors will determine the fair value of each share of underlying ordinary shares based on the closing price of our ordinary shares as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

Recent Accounting Pronouncements

See Note 3 to our annual consolidated financial statements and Note 2 to or interim unaudited condensed consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Overview

We are one of the world’s leading semiconductor foundries. We manufacture complex, feature-rich ICs that enable billions of electronic devices that are pervasive throughout nearly every sector of the global economy. With our specialized foundry manufacturing processes, a library consisting of thousands of IP titles, and differentiated transistor and device technology, we serve a broad range of customers, including the global leaders in IC design, and provide optimized solutions for the function, performance and power requirements of critical applications driving key secular growth end markets. As the only scaled pure-play foundry with a global footprint that is not based in China or Taiwan, we help customers mitigate geopolitical risk and provide greater supply chain certainty.

Technology megatrends including IoT, 5G, cloud, AI and next-generation automotive are reshaping the global economy and driving a new golden age for semiconductors—a market that is expected to grow to more than $1 trillion by the end of this decade, from close to $0.5 trillion in 2021, according to VLSI Research. Semiconductors have become ubiquitous, powering a broad range of applications from consumer devices to enterprise and industrial applications. Semiconductor innovation is essential to the growth and development of many parts of the technology ecosystem. For example, semiconductors are expected to drive the software and AI revolution by enabling data collection, transmission and processing at an unprecedented scale. In 2020, the world generated 64 zettabytes of data. According to IDC, global data creation and replication will grow at a 23% CAGR from 2020 to 2025. Semiconductors are also revolutionizing how this data is transmitted, with 5G expected to deliver 500 times the bandwidth and more than 10 times lower latency than the 3G networks that supported the first generation of iPhones just 14 years ago. Finally, this technology revolution is expected to fully penetrate automobiles with the accelerating adoption of electric and hybrid vehicles. Electric vehicle penetration, consisting of hybrid-full, hybrid-mild and battery electric vehicle propulsion systems, is expected to increase from 19% in 2021 to 55% in 2027, according to IHS Markit from July 2021. Semiconductor innovation is also essential for many industrial applications. As the manufacturing backbone of the semiconductor industry, foundries are the bedrock of the global technology ecosystem, and, by extension, the world economy. Foundries such as GF drive innovation by providing advances in process technologies, materials science and IC design IP within the global supply chain to enable customers to develop ICs, accelerate time-to-market and offer value-added services.

We provide differentiated foundry solutions that enable the era for data-centric, connected, intelligent and secure technologies. We are redefining the foundry model with feature-rich solutions that enable our customers to develop innovative products for an increasingly wide variety of applications across broad and pervasive markets. We unlock value for our customers by helping drive technology in multiple dimensions, making their products more intelligent and intuitive, more connected and secure, and more powerful and energy-efficient. Our objective is to be the global leader in feature-rich semiconductor manufacturing—the foundry of choice for the pervasive semiconductor market. We have a large and growing market opportunity with an estimated SAM of $54 billion in 2020, which reflects the sum of all foundry revenues excluding memory and revenues from <12nm wafers, as estimated by Gartner. Our SAM is supported by significant opportunities in our core markets of Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive and Personal Computing.

Since our founding in 2009, we have invested over $23 billion in our company to build a global manufacturing footprint with multiple state-of-the-art facilities across three continents, offering customers the flexibility and security their supply chains require. As semiconductor technologies become more complex with advanced integration requirements, we are also able to offer comprehensive, state-of-the-art design solutions and services that provide our customers with a high-quality, cost-effective and faster path to market. We have over 50 ecosystem partners spanning IP, electronic design automation, outsourced assembly and test and design services. Building on an existing library of more than 4,000 IP titles, we currently have more than 950 IP titles in active development across 26 process nodes and 34 IP partners.

We focus on feature-rich devices that include digital, analog, mixed-signal, RF, ultra-low power and embedded memory solutions that connect, secure and process data, and efficiently power the digital world around us. As the semiconductor and technology industries become more complex, we expect to become an even more vital partner to fabless semiconductor design companies, IDMs and OEMs, bringing their designs to life in physical hardware. Our core technology portfolio includes a range of differentiated technology platforms, including our industry-leading RF SOI solutions, advanced high-performance FinFET, feature-rich CMOS, our proprietary FDXTM, high-performance SiGe products and SiPh, all of which can be purposely engineered, innovated and designed for a broad set of demanding applications. Customers depend on us for feature-rich solutions based on these differentiated technologies in a growing number of applications that require low power, real-time connectivity and on-board intelligence.

The combination of our highly-differentiated technology and our scaled manufacturing footprint enables us to attract a large share of single-sourced products and long-term supply agreements, providing a high degree of revenue visibility and significant operating leverage, resulting in improved financial performance and bottom line growth. As of the date of this prospectus, the aggregate lifetime revenue commitment reflected by these agreements amounted to approximately $20 billion, including more than $10 billion during the period from 2022 through 2023 and more than $2.5 billion in advanced payments and capacity reservation fees. These agreements include binding, multi-year, reciprocal annual (and, in some cases, quarterly) minimum purchase and supply commitments with wafer pricing and associated mechanics outlined for the contract term. Through an intense focus on collaboration, we have built deep strategic partnerships with a broad base of more than 200 customers as of December 31, 2020, many of whom are the global leaders in their field. In the first six months of 2021, our top ten customers, based on wafer shipment volume, included some of the largest semiconductor companies in the world: Qualcomm, MediaTek, NXP, Qorvo, Cirrus Logic, AMD, Skyworks, Murata, Samsung and Broadcom. A key measure of our position as a strategic partner to our customers is the mix of our wafer shipment volume attributable to single-sourced business, which represented approximately 61% of wafer shipment volume in 2020, up from 47% in 2018. We define single-sourced products as those that we believe can only be manufactured with our technology and cannot be manufactured elsewhere without significant customer redesigns. Approximately 80% of our more than 350 design wins in 2020 were for single-sourced business, a record-breaking year in terms of number of design wins, up from 69% in 2018. We define a design win as the successful completion of the evaluation stage, where a customer has assessed our technology solution, verified that it meets its requirements, qualified it for their products and confirmed to us their selection.

In addition to our highly-differentiated technology platforms, our capital-efficient, scaled manufacturing footprint spanning three continents gives us the flexibility and agility to meet the dynamic needs of our customers around the globe, help them mitigate geopolitical risk and provide greater supply chain certainty. We are also one of the most advanced accredited foundry providers to the DoD and have the ability to extend this high-assurance model to serve commercial customers and to enhance supply chain security and resilience at a time when they are becoming more critical to national and economic security. Since foundry production is concentrated in China and Taiwan, we believe our global manufacturing footprint is a key differentiator that makes us the ideal partner for local and regional government stakeholders at a time when many regions, in particular the United States and Europe, are contemplating significant funding to secure and grow domestic semiconductor manufacturing capabilities.

Industry Background

Technology Megatrends Are Reshaping the Global Economy

The global economy’s dependency on technology is greater today than ever before. Consumer devices played a significant role in technological advances over the last decade, triggering a wave of innovation in design and manufacturing, as evidenced by the evolution of the smartphone since the introduction of the iPhone in 2007. The number of connected devices worldwide increased from 13.3 billion in 2015 to 21.6 billion in 2020, according to IoT Analytics. The latest generations of smartphone devices have integrated and improved the functionality of dozens of applications, including GPS, camera, camcorder, music player, recorder, measuring devices, remote controller, car keys and credit cards, which in turn has spawned increased innovation in myriad electronic devices across numerous markets. At the same time, these devices have been increasingly coupled with companion devices such as smart watches, Bluetooth headphones, location tags and more, collectively driving a significant acceleration of consumer spending on personal technology. The value of wearable device shipments grew 28% from $52 billion in 2019 to $67 billion in 2020, according to IDC. These devices, in-turn, have driven a massive increase in the demand for and creation of data and content, which has prompted innovation in wireless and wired communication infrastructure in homes, workplaces, factories and the cellular and satellite-based networks that enable them.

Several megatrends including IoT, 5G, cloud, AI and next-generation automotive are poised to lead the next decade of technology advances, redefining how we use electronic devices to live, work and interact as a global society. Mobility continues to drive digital transformation throughout the global economy and enhanced connectivity continues to transform the way we communicate and share data, fueling a new era of widespread machine-to-machine communication around the world. Next-generation automotive capabilities, which we expect to further expand as adoption of electric and autonomous vehicles accelerates, are driving industry implementation of sophisticated safety systems, including sensors, advanced connectivity and analytics capabilities. Additionally, embedded AI functionality and the move to edge AI are bringing data storage and computation closer to the end devices, increasing the need for high speed, high bandwidth connectivity, combined with efficient power management and security.

These megatrends are reshaping nearly every industry in the global economy and rely on advances in semiconductor technology across multiple innovation vectors.

A New Golden Age for Semiconductors

Semiconductors are the core building blocks of electronic devices and systems, including those used in mobile devices, automobiles, consumer electronics, wearables, smart home devices, 5G wireless infrastructure, robotics, PCs, cloud computing, data networking and others. Historically, semiconductor innovation was driven by a few select compute-centric applications – initially PCs and later the internet and mobile phones. Mobile devices have evolved from a convenient communication appliance to a feature-rich, always-connected device, enabling users to do and control nearly everything in their lives. This has driven significant growth in semiconductor demand. According to Gartner, mobile phone semiconductor revenue in 2021 is expected to increase by approximately 16% from 2020, which is primarily attributable to the shift from 4G to 5G phones. Similarly, the use of semiconductors in automobiles is expected to dramatically increase from 2015 to 2025 as innovation in driver safety, electrical vehicles and infotainment applications increase. With continued development of new features such as augmented reality (“AR”), advanced audio and video communication and requirements for more powerful and multi-protocol connectivity (e.g., 5G mmWave cellular, Wi-Fi, Bluetooth, Near-Field Communication (“NFC”), Ultra-Wideband (“UWB”) and others) advancement in feature-rich semiconductor content will be needed to continue to satisfy consumer requirements. For example, we expect a continued focus on power efficiency to improve battery life, improved sensors to enable facial recognition in all light environments and 3D sensing, all of which will increasingly rely on differentiated semiconductor solutions.

Another significant driver of semiconductor demand has been, and we believe will continue to be, the tremendous growth in the deployment of intelligent software which is increasingly transforming a wide variety of business functions across all sectors. Semiconductors enable the functionality that software delivers. With wide-scale adoption of mobile devices and software solutions, society has grown to expect high-speed connectivity, convenience and security in all applications, providing a catalyst for increased semiconductor content in nearly every industry. These trends were accelerated by the COVID-19 pandemic, which emphasized the criticality of connectivity to allow the world to continue to work, communicate, educate, and deliver goods and services. For example, e-commerce accelerated dramatically in the United States in 2020, growing almost as much in the first two quarters of the year (more than 5% of total retail sales) as it had in the previous 10 years (more than 6% from

2009 to 2019), according to the U.S. Census Bureau. We believe that accelerated adoption of technologies such as video conferencing, telemedicine, e-education and e-commerce will serve to drive increased requirements for these technologies going forward.

Semiconductors are enabling the transformation of other sectors of the economy as well. According to IHS Markit from July 2021, total semiconductor shipments for the automotive industry are expected to more than double between 2016 and 2026, driven by demand for advanced safety systems, battery management and other applications, such as infotainment, navigation, temperature control, RADAR, LiDAR and 5G connectivity. Semiconductor shipments for ADAS applications are expected to increase by more than 370% over the same time period, according to IHS Markit from July 2021. In particular, autonomous driving applications are driving a sharp increase in semiconductor sensors. Semiconductors are increasingly integral to the performance, safety and comfort of vehicles, and we believe the continued electrification of automobiles will only further accelerate this trend.

Semiconductors have become mission-critical to the functionality, safety, transformation and success of many industries in addition to the automotive industry. As a result, the diversification of semiconductor demand across a wide range of industries has made the sector more foundational and central to the broader economy and in turn less vulnerable to cyclicality.

Foundries Are the Bedrock of the Technology Ecosystem

Semiconductor manufacturing is now a critical part of the electronics value chain by providing the foundation for innovation by fabless semiconductor design companies and OEMs, enabling broad-ranging products addressing almost every commercial sector. As a result, access to manufacturing has become a supply chain, economic and, ultimately, a national security concern.

According to Gartner, the global electronics market generated approximately $2 trillion in annual revenue in 2020. Of that, the global semiconductor market represented $466 billion and the foundry market, excluding memory, represented approximately $74 billion. As a result of this increasing relevance, regions around the world are competing to increase domestic semiconductor manufacturing. According to Gartner, the overall semiconductor and foundry markets are expected to grow at 7.9% CAGR and 10.1% CAGR, respectively, from 2019 to 2025.

Prior to the 1980s, the semiconductor industry was vertically integrated and semiconductor companies owned and operated their own manufacturing facilities. The market demand for continued electronics innovation, combined with the technical and financial barriers to entry in manufacturing, led to the proliferation of fabless semiconductor companies that outsourced manufacturing to foundry players. Over time, foundries, with their continued process technology innovation, coupled with the proliferation of product-focused fabless semiconductor companies, have been the engines driving the growth of the $0.5 trillion semiconductor market in 2021.

It is increasingly difficult for IDMs to profitably scale manufacturing in-house, resulting in more outsourcing of manufacturing to foundries. In 2020, more than 33% of semiconductor manufacturing was outsourced to foundries, compared to approximately 9% in 2000, according to IC Insights. As manufacturing costs have continued to increase, only foundries have enough manufacturing volume to generate a return on the capital investment required, making outsourcing critical to any IDM’s strategy. Today, almost all of the remaining IDMs use foundry services for some of their products. Intel and Samsung are the only remaining digital logic IDMs with manufacturing capabilities for nodes smaller than 28nm, and we expect the trend of increased outsourcing of manufacturing to foundries to continue. Additionally, hyper-scalers such as Google, Amazon, Facebook and Microsoft, as well as Tier 1 automotive suppliers are increasingly developing their semiconductor design capabilities, broadening the role foundries play in the technology ecosystem. As evidence of the increasing importance of foundries, foundry market revenue growth has consistently exceeded, and is expected to continue to exceed, that of the broader semiconductor industry from 2019 to 2025.

Geopolitical Environment and Growing Importance of Supply Security

Over the past three decades, semiconductor manufacturing has shifted toward Asia. Since 1990, the share of global semiconductor manufacturing capacity produced in major commercial fabs using leading wafer sizes in the United States and Europe declined from 81% to 21% in 2020, according to BCG and SIA. Over the same period, production capacity in China and Taiwan increased from close to zero to 37% of total global capacity, driven in large part by significant local government subsidies and support.

There are currently only five foundries of significant scale: GF, Samsung, SMIC, TSMC and UMC. Collectively, these five foundries accounted for the vast majority of worldwide foundry revenue in 2020,

according to a March 2021 Gartner Semiconductor Foundry Worldwide Market Share report. More importantly, approximately 77% of foundry revenue in 2020 was from wafers manufactured in Taiwan or China, with SMIC, TSMC and UMC accounting for approximately 72% of foundry revenue in 2020. These trends have not only created trade imbalances and disputes, but have also exposed global supply chains to significant risks, including geopolitical risks. The U.S. and European governments are increasingly focused on developing a semiconductor supply chain that is less dependent on manufacturing based in Taiwan or China.

Recent regulatory and trade tensions between the United States and China have led to export controls, historically used sparingly to address national security concerns, being used to control the flow of critical technology. For example, over the past two years, the BIS placed one of the largest mobile handset and 5G infrastructure providers in the world, Huawei, and China’s largest semiconductor foundry, SMIC, on the BIS Entity List. The concentration of semiconductor production in countries such as Taiwan, a resource-constrained island susceptible to natural disasters and geopolitical tension, additionally exposes global supply chains to significant risk. Given the ubiquitous nature of semiconductor technology, these imbalances and associated risks are considered by countries to be a threat to economic and national security, with many industry experts equating the importance of semiconductor supply today to that of oil in the twentieth century.

The Global Semiconductor Supply Shortage

While technology megatrends have been driving increased semiconductor demand, the COVID-19 pandemic accelerated demand trends already underway, including remote work, learning and medicine, driving sustainable demand for electronic devices such as networking and infrastructure to maintain a distributed environment. As a result, demand has outstripped supply across most of the semiconductor industry. Meanwhile, other industries, such as the automotive sector, which were initially hard-hit by the pandemic, began to halt new purchases and depleted existing inventories of semiconductor chips. As some parts of the world have started to re-open, these impacted sectors have seen significant increases in new demand, which, when coupled with underlying megatrends not related to the COVID-19 pandemic, such as the electrification of vehicles, have resulted in a significant imbalance between demand and supply. Although the supply-demand imbalance is expected to improve over the medium-term, the semiconductor industry will require a significant increase in investment to keep up with demand, with total industry revenue expected to double over the next eight to ten years.

Government Incentives to Secure Supply

Against this backdrop, governments have been proposing bold new incentives to fund and secure their local semiconductor manufacturing industries. The United States Congress recently authorized the CHIPS Act, which, when funded as proposed by the United States Innovation and Competition Act, will provide for more than $52 billion in funding to the domestic semiconductor industry, with approximately two-thirds directed toward semiconductor manufacturing. In Europe, a program referred to as the IPCEI includes a large aid package to strengthen the EU’s semiconductor industry. These programs are designed to bring back share in the semiconductor industry to the United States and Europe by encouraging manufacturers such as GF to increase their local capacities in these regions.

Similarly, we believe that foundry customers are increasingly seeking to diversify and secure their semiconductor supply chains, and are looking for foundry partners with manufacturing footprints in Europe, the United States and Asia, outside of China and Taiwan. Fabless companies and IDMs increasingly view their foundry relations as highly strategic and are looking to secure long-term capacity contracts by paying to access capacity expansions at their foundry partners. This trend has the potential to help balance the geographical distribution of manufacturing and drive increased long-term visibility and profitability of the foundry industry.

Evolution to Pervasive, Broadly Diversified End Markets

Historically, processor-centric compute was the foundation of the semiconductor industry, and technological innovation in end products was driven by an evolution to smaller feature sizes and greater processing capability per unit produced. This was appropriate when narrow application requirements were centered on raw processing power, and led to a cyclical industry predominantly focused on highly digital, compute-oriented verticals. Today, robust feature sets such as wireless connectivity, low power and thermal efficiency, human interfaces and security have become mission-critical to the functionality, safety, transformation, security and success of many industries. In addition, virtually all electronic systems require a combination of compute capability and features such as digital, analog, mixed-signal, RF and embedded memory to enable breakthrough functionality across wide-ranging end markets and applications. The ICs that serve these applications comprise the pervasive semiconductor market, consisting of feature-rich digital, analog and mixed-signal semiconductors. The market for, and manufacturing of, ICs for pervasive semiconductors is very different and less cyclical than the market for traditional processor-centric compute semiconductors, which have higher operating and capital costs and a narrower customer set.

Processor-centric compute semiconductors are primarily used for processing information and storing data. Their performance is generally evaluated by speed, density and overall power efficiency, where improvements and evolution have been defined by shrinking transistor size and increasing transistor density with each successive generation of process technology. This segment of the semiconductor industry has been governed by Moore’s Law, which forecasted a doubling of the number of transistors that could fit on a chip every 18 to 24 months. This focus has resulted in a trend in which feature size reduction is the most significant technological differentiator among processor-centric compute ICs. Foundries that manufacture processor-centric compute ICs need to produce them in higher volumes or at increasingly higher prices to support the substantial growth in capital expenditures necessary to continually improve processing capabilities. Substantial increases in manufacturing cost and complexity have made this segment of the market increasingly challenging to serve, resulting in shrinking application use cases.

The performance enhancements of moving to lower digital nodes often fail to offset the increasing cost and complexity of IC design at these lower nodes, which has become cost-prohibitive for many companies. Many sectors beyond processor-centric compute no longer need the latest digital logic devices, and even the processor-centric compute sector has started to design elements of their processors (referred to as chiplets) on ≥12nm technologies to avoid these added costs. We believe there are only three foundries (GF, Samsung and TSMC) with at-scale production of complex FinFET technologies ≥12nm. Samsung and TSMC are the only remaining foundries serving the market at lower nodes, which require capital investments of approximately $20 billion to ramp and scale a new fab, plus additional R&D expenses, to serve this additional, smaller portion of the overall market. All of this combined has further slowed down the advancement of Moore’s Law.

Unlike processor-centric compute semiconductors, digital, analog, mixed-signal and RF devices do not require single nanometer features. Mixed-signal devices embed both digital and analog circuitry onto a single IC, enabling digital processing of real-world occurrences on a single chip. Mixed-signal semiconductors are often developed using high levels of customization and tailored to the specific requirements of a particular end product. Production of these devices typically requires manufacturers that can accommodate a wide range of technologies and production processes that can be adapted to specific design requirements. Changes to the design can drive significant increases in engineering costs, which tends to support stickier relationships between foundries and their customers.

The pervasive semiconductor market represented 73% of the total semiconductor foundry market, as well as 33% of the total semiconductor foundry capital expenditure in 2020, according to the Gartner Forecast, Semiconductor Foundry Revenue Supply and Demand Worldwide 2Q21 Update, July 2021. The pervasive semiconductor market is driving breakthrough innovation across broad applications such as longer battery life for mobile devices, always-on access to connected devices, high data throughput for work from home, streaming, gaming and AR/VR, powerful sensing for safe and comfortable autonomous driving and embedded memory for secure cryptographic credentials. Unlike processor-centric compute devices, pervasive semiconductor performance is driven more by circuit design, specialty materials and specialized manufacturing processes.

Innovation in pervasive ICs is measured in terms of precision, accuracy, bandwidth, efficiency and sensitivity. When combined with greater breadth and diversity of customers and end markets, these factors tend to result in more stable demand and pricing for pervasive semiconductors than processor-centric compute semiconductors. Additionally, capital expenditure requirements are generally significantly lower for manufacturers of pervasive semiconductors.

Our Journey

History

Since our inception, we have grown through a combination of acquisitions, greenfield expansions and strategic partnerships. We were established in 2009 when a subsidiary of Mubadala acquired AMD’s manufacturing operations in Dresden, Germany, and a fab project site in Malta, New York. In 2010, we combined with Chartered Semiconductor Manufacturing, the third-largest foundry by revenue at the time, forming the basis for our Singapore manufacturing hub. In 2015, we acquired IBM’s Microelectronics division with manufacturing facilities in New York and Vermont, adding distinctive technology capabilities, including more than 2,000 IBM engineers. By 2017, we had successfully ramped our most advanced manufacturing site in Malta, New York. Through our organic and strategic growth initiatives, we increased manufacturing capacity twelvefold from 2009 to 2020 and now have a global footprint with five manufacturing sites on three continents with approximately 15,000 employees and approximately 10,000 worldwide patents. In 2020, we shipped approximately 2 million 300mm equivalent semiconductor wafers. With this level of market presence and capability, our technologies are found across most semiconductor end markets in devices used on a daily basis.

Strategic Repositioning

Beginning in 2018, we embarked on a new strategy to significantly reposition our business to better align with our customers’ needs, drive margin expansion and accelerate value creation for our stakeholders. Today, we focus on and are growing sales of foundry solutions for the pervasive semiconductor market, where we are trusted to reliably innovate and deliver premium performance, functionality, efficiency and quality, rather than focusing merely on transistor density and processing speed.

Our Strategic Repositioning

Key elements of our strategy include:

•

Focus on feature-rich solutions. In August 2018, we shifted our focus to address the pervasive foundry market opportunity and the growing demand for specialized process technologies in emerging high-growth markets. We accelerated our efforts to develop and commercialize feature-rich solutions including our advanced RF, FDXTM, SiGe, embedded memory, and other technology platforms, working hand-in-hand with our customers to tailor performance, features and the availability of foundational and complex IP blocks to support their requirements. We discontinued our R&D and capital-intensive focus on 7nm FinFET associated with processor-centric compute semiconductors and the pursuit of Moore’s Law scaling. While many of our competitors focus on a node-based strategy, we continue to focus on transitioning our revenues to a richer product mix and ramping higher-margin products, we expect significant benefits to our gross and operating profit margins.

•

Market-based customer engagement strategy. In order to better address and capture the pervasive semiconductor foundry market opportunity, we restructured our go-to-market organizations to better align with the growing opportunities in Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive and Personal Computing. We supplemented our existing workforce with talented executives holding deep domain expertise in these growing markets. For the past several years, these executives, and their respective technology development teams, have helped refine and deliver relevant feature-rich solutions to our core end markets, helping to enable our customers to win in their respective markets. A key measure of our success as a differentiated technology partner is the mix of our revenue attributable to single-sourced business with such revenue increasing to approximately 61% of our wafer shipment volume in 2020, up from approximately 47% in 2018. Another key measure of our success is the willingness of our customers to engage with us in long-term partnerships. We have multiple long-term supply agreements with lifetime revenue commitments of approximately $20 billion. We believe that these deeper, more intimate, customer engagements make us unique in our industry and we also believe that our market-based engagement strategy enables us to deliver longer-lived solutions with better demand visibility and, ultimately, higher lifetime profitability.

•

Optimized portfolio. We took a number of steps to streamline and optimize our business and manufacturing footprint to improve our bottom line and return on capital. In 2019, we divested three assets that were not aligned with our strategic priorities. We sold our ASIC business, Avera Semiconductor, which had a single-digit node roadmap, to Marvell to focus on our core foundry strategy. We sold our Fab 3E facility in Tampines, Singapore to Vanguard, allowing us to consolidate our Singapore operations into one campus and focus our efforts on technologies where we have clear differentiation. Additionally, we agreed to transfer ownership of our sub-scale EFK facility to ON Semiconductor by the end of 2022, allowing us to refocus investment into differentiated technologies in our three world-scale 300mm sites in New York, Germany and Singapore.

•

Resized and refocused cost structure. We have realigned our engineering, sales and marketing organizations toward higher-margin, higher-return products and opportunities to drive our improved bottom line. We have moved toward product offerings that require lower capital expenditure while still creating significant value. Additionally, we have focused on feature rich-solutions that help us better partner with our customers to create long-term relationships. Our pivot is beginning to contribute to a higher gross profit, with a gross profit percentage of 11% for the six months ended June 30, 2021, compared to (15)% for the year ended December 31, 2020. Additionally, we have streamlined our manufacturing operations resulting in significant efficiency improvements that have helped us deliver more than $1 billion in cost savings from 2018 to 2020.

•

Disciplined, capital-efficient expansion strategy. Since our repositioning, we have focused on a capital-efficient expansion strategy that is based on long-term demand certainty and partnerships with our customers. In addition, by repositioning to focus on differentiated technologies, we have been able to efficiently add features to our existing platforms while significantly reducing overall capital expenditures. Additionally, this strategy provides us with the opportunity to pursue highly accretive investments to meet market demand. We built our existing infrastructure in a modular way, enabling us to expand capacity in existing facilities by installing tooling, which will allow us to more cost-effectively and quickly add new capacity. As a result of the initiatives mentioned above, our net capital expenditures (capital expenditures, net of government subsidies) decreased from $1.4 billion in 2017 to $476 million in 2020. In 2021, we intend to increase our capital expenditures in a disciplined manner.

Our Market Opportunity

According to Gartner, the TAM for the overall semiconductor device market was $466 billion in 2020, while the TAM for the foundry market, excluding memory, was $74 billion. Of this total, we estimate that our SAM represented $54 billion, which included $22 billion for Smart Mobile Devices, $18 billion for Home and Industrial IoT, $9 billion for Communications Infrastructure & Datacenter, $4 billion for Automotive and $1 billion for Personal Computing opportunities.

2020 SAM

Smart Mobile Devices

According to Gartner, the smart mobile devices semiconductor market, excluding memory, is expected to grow at 6.3% CAGR from 2020 to 2025. By 2025, semiconductor devices for mobile applications, such as phones, tablets and wearables, are expected to account for approximately 28% of total semiconductor demand, excluding memory. Within smart mobile devices, we expect particularly rapid growth in mobile devices connected to phones, such as smart watches (with an expected CAGR of 22% from 2020 to 2025, according to Gartner). Historically, handset unit volume growth drove demand, but today users’ desire for increased functionality, speed and performance is driving significant increases in semiconductor content per device. IDC estimates that semiconductor content per mobile device has increased by more than 100% over the last five years. 5G implementation is driving the next wave of content growth as higher data rates and an increased number of bands require more RF circuits to amplify, transmit and receive signals. Our differentiation and expertise in RF technology positions us well in the smart mobile devices market as we help our customers deliver cellular, Wi-Fi, Bluetooth and other RF-based solutions. To date, we have shipped more than 80 billion RF chips into the smartphone market, and GF content is present in smart phone brands that cover 85% of the smartphone market, including many top models. In addition to RF technologies, we believe we are well-positioned to deliver audio, display, optical imaging and power solutions for the smart mobile devices market. As a foundry supplier, we produce more square inches of silicon in RF front-end, audio and NFC per smartphone than any other semiconductor manufacturer in the world.

RF content in 5G mobile devices is also expected to be more than 700% higher than that of 4G devices, by 2025, according to IDC. We anticipate rapid growth in wearables, such as smart watches, mesh sensors and tracking devices, as well as AR/VR headsets, as these technologies continue to mature. Our technology platforms are designed to capture this opportunity as they address key challenges that need to be solved to drive improved customer experience and adoption, including battery-life, smart audio, reliable multi-protocol connectivity, such as 5G, Wi-Fi 6, Bluetooth and NFC, security through LiDAR and imaging.

Home and Industrial IoT

According to Gartner, the home and industrial IoT semiconductor market is expected to grow at 7.6% CAGR, with industrial automation markets expected to grow at 11% CAGR from 2020 to 2025, excluding memory. Our Home and Industrial IoT opportunity consists of solutions for a wide variety of applications, including factory automation, test and measurement, smart city, healthcare, transportation, connected home and others. According to Gartner, IoT applications are expected to account for approximately 22% of total annual semiconductor demand in 2025, excluding memory. Our SoC, wireless, imaging, power and audio solutions are well-suited to deliver the functionality needed to drive the next generation of home, workplace and factory automation. We believe these secular trends will continue and accelerate as the era of the intelligent edge increases in importance and overall size relative to the global economy.

We are well-positioned to capture future growth in IoT applications, as we believe these applications will increasingly combine ultra-low power chips, a variety of sensors, improved displays and cameras, multi-sensor human-machine interfaces, connectivity and intelligence at the edge.

Communications Infrastructure & Datacenter

According to Gartner, the communications infrastructure & datacenter market is expected to grow at 5.4% CAGR, with wireless infrastructure and enterprise networking markets expected to grow at 12% CAGR, and 9% CAGR, respectively, from 2020 to 2025, excluding memory. Our Communications Infrastructure & Datacenter opportunity consists of solutions for wired and wireless network infrastructure, datacenter applications and satellite communications. Key growth drivers include 5G wireless infrastructure deployment and continued buildout of cloud computing capabilities. According to Omdia, 5G infrastructure spend is expected to grow at a high single-digit rate through 2025 and account for more than 80% of mobile infrastructure spend by 2025. Additionally, according to a July 2021 report by Gartner, data center capital expenditures by cloud service providers are expected to grow at an approximately 14% CAGR from 2020 to 2025, driven by overall cloud migration and transformation, as well as by work and learn from home trends. We believe we are well-positioned in RF, switching, optical, compute and storage solutions for these key end markets.

We believe that significant technological breakthroughs will be required to handle the substantial growth in data and elevated levels of power consumption. According to IDC, the total 64 zettabytes of data generated in 2020 is expected to grow at a 23% CAGR from 2020 to 2025. Our leading capability in SiPh increases throughput and dramatically reduces power consumption through the use of light instead of electrons.

Our mmWave technology serves the evolving needs of mobile networks, such as micro-cells for 5G mmWave, while our breadth of power applications enable our customers to design more efficient solutions for the RF networks of the future. Our RF capability is also well-suited to serve the emerging and fast growing Low Earth Orbit (“LEO”) networks that aim to bring connectivity to the entire planet. This end market is likely to experience rapid growth from satellites, base towers and end-devices, all three of which our technologies currently serve.

Automotive

According to Gartner, the automotive semiconductor devices, ADAS applications, and EV/HEV applications markets are expected to grow at 14.2% CAGR, 20% CAGR and 28% CAGR, respectively, from 2020 to 2025, excluding memory. Many of the innovations underway in the automotive industry, such as electric and autonomous vehicles, advanced infotainment, connectivity and security, are driven by increased adoption of semiconductors in cars. Semiconductor content per vehicle is expected to increase dramatically in the coming years. The number of semiconductor devices per car is expected to double between 2016 and 2027, to over 2,000 ICs per car, according to IHS Markit from July 2021. Significant content increases are being driven primarily by mandates for reduced emissions, improved safety and electrification. Semiconductor devices are now an integral component of engines, batteries, dashboard displays, safety systems and infotainment. We are well-positioned in RF and wireless for connectivity and communication as well as automotive microcontrollers (“MCUs”), power management, RADAR and LiDAR.

We expect the recent growth of semiconductor content in the automotive industry to continue, and we have been regularly evolving our technologies to serve these needs. For example, the weight of vehicles is a critical driver of range and performance, but as the amount of in-vehicle technology increases, so does the weight of the wiring and connections. Our SiPh platform applied to In-Vehicle-Networking (“IVN”) has the potential to drive a massive reduction in that weight, while improving speed and latency.

As the race for self-driving vehicles continues, we have developed many technologies that are well-positioned to be the semiconductor backbone of fully autonomous vehicles, such as our FDXTM platform for mmWave RADAR applications and SiGe for battery management. Our fabs have been producing automotive semiconductors for more than 15 years. In 2019 alone, we produced 107 products for 22 customers worldwide. Most of our facilities are IATF 16949:2016 certified and meet the mandatory global automotive industry quality management standards. In addition, we offer a range of feature-rich automotive technologies that span traditional CMOS, FinFET, high-voltage BiPolar CMOS for electrification and our proprietary FDXTM processes. Each of these technologies meets or exceeds the robust AEC-Q100 standards required by automotive OEMs. Additionally, our geographic diversity positions us well as the automotive industry seeks to localize its supply chain. For example, our Fab 1 in Dresden is the only 300mm foundry in Europe. We believe the proximity of Fab 1 to the German automotive innovation hubs in Saxony and Bavaria provides our customers with an advantage in supplying German OEMs.

Personal Computing

According to Gartner, the personal computing market is expected to grow at 2.5% CAGR from 2020 to 2025, excluding memory. Additionally, clamshell ultra-mobile devices and video game consoles are expected to grow at 9% CAGR and 12% CAGR, respectively, within that same time period, excluding memory. By 2025, semiconductor devices for personal computing, such as laptops and desktops are expected to account for approximately 16% of total semiconductor demand, excluding memory. In 2020 and 2021, the volume of personal computing devices has experienced strong growth, driven by work from home, remote learning and other trends related to the COVID-19 pandemic. We expect demand will continue to be sustained with the increasing use of compute in an increasing range of human activities (e.g., education and health), including in geographies that had limited access in the past.

While a large portion of the end market is driven by CPU/GPUs that are progressively transitioning to technologies we do not serve following our pivot in 2018, we will continue to support our customers across a variety of applications where our technology platforms can provide meaningful differentiation for their devices. These devices include chipsets (e.g., PCH or IOD), Wi-Fi, power delivery, display drivers, re-drivers and audio amplifiers. Many of our technologies offer best-in-class performance for these applications, including FinFET, CMOS and BCDLiteTM.

Key Strengths

We have several distinct advantages that differentiate us from our peers:

•

Scaled manufacturing capabilities. According to Gartner, in 2020, we were the third largest foundry in the world based on external sales. In 2020, we shipped approximately 2 million 300mm equivalent semiconductor wafers. We provide scaled manufacturing capabilities focused exclusively on the pervasive semiconductor market. We currently operate five manufacturing sites, with plans for future expansions and upgrades to deliver more output at all of our locations. We believe that our scaled global manufacturing footprint enables our customers to leverage the security of our fabs and ensure a trusted supply of critical semiconductors.

•

Differentiated technology platforms and ecosystem. We deliver highly-differentiated solutions to meet customer demand for superior performance, lower power consumption and better thermal efficiency for mission-critical applications across IoT, 5G, cloud, AI, next-generation automotive, and other secular growth markets that are driving the economy of the future. Our deep portfolio of approximately 10,000 worldwide patents and leadership positions in highly-differentiated technologies such as RF, FinFET, FDXTM and SiGe allow us to be key thought leaders and partners to customers who are developing semiconductors that are shaping the future of technology. Our deep and rich foundry ecosystem of over 50 partners, including industry leaders such as Arm Ltd., Cadence Design Systems, Inc. and Synopsys, Inc., with more than 4,000 IP titles available, enable our customers to accelerate their time-to-market, reduce their design costs and improve their speed of innovation.

•

Diversified and secure geographic footprint. Our scaled global manufacturing footprint helps mitigate geopolitical, natural disaster and competitive risks. We are the only U.S.-based scaled semiconductor foundry with a global footprint. We believe that this geographic diversification is critical to our customers as well as governments around the world as they look to secure semiconductor supply. Furthermore, a significant number of our technology platforms are qualified across our manufacturing footprint providing our customers with a geographically diverse one-stop supply chain solution. Additionally, we are a member of the DoD’s Trusted Foundry Program, and we believe that our Fab 8 facility is the most advanced ITAR-compliant semiconductor manufacturing facility of its kind in the world. We extend this know-how and capability to offer secure solutions for our commercial customers as part of our GF Shield initiative, which is a comprehensive, company-wide platform to further safeguard and protect our customers’ intellectual property and products.

•

Market-centric solutions driving deep customer relationships. We are pioneering a new sustainable foundry relationship with fabless companies, IDMs and OEMs by partnering with customers to redefine the supply chain and economics for the entire value chain. We provide customized and innovative solutions tailored to the specific needs of our customers and key end markets. Through an intense focus on collaboration, we have built strong strategic partnerships with a broad base of more than 200 customers as of December 31, 2020, many of whom are the global leaders in their field. Equipped with a deep understanding of the solutions our customers need, our expert teams work alongside customers to solve their most complex challenges. Our focus on end market applications for our customers drives our process technology decisions, not the other way around. The insights we gain through our market-centric approach enable us to focus on and invest in the markets and applications in which we believe we can achieve a clear leadership position.

•

High degree of revenue and earnings visibility. Our combination of highly-differentiated technology, significant number of single-sourced products and customer supply agreements provides a high degree of revenue and earnings visibility. Recently, we entered into multiple long-term supply agreements with leading companies in the industry, totaling approximately $20 billion in aggregate lifetime revenue commitments. Many of these contracts include customer advanced payments and capacity reservation fees.

•

Capital-efficient model. Our focus on the pervasive semiconductor market results in lower capital requirements compared to foundries that focus on processor-centric compute semiconductors and are therefore obligated to invest significant capital to transition from node to node. Additionally, as the only scaled pure-play foundry with existing manufacturing capacity in the United States and Europe, we are well-positioned to benefit from government support, as governments around the world implement or contemplate large aid packages to encourage manufacturers such as us to increase their local capacities in these regions. This support includes cash grants or government-backed loans that can significantly reduce the cash funding required for capital expenditures. For example, our Dresden facility was the largest German recipient of the EU’s 2018 IPCEI Microelectronics initiative, receiving a total of approximately $270 million through 2020. Additionally, expansion of our Fab 7 in Singapore, which broke ground and was announced in June 2021, will be funded in-part by the Singapore EDB in the form of long-term developmental loans and grants.

•

World-class team and focus on sustainability. We have a highly technically proficient, talented and experienced management team of executive officers and key employees with average industry experience of 25 years. Most members of our management team have served in prior roles at a variety of the world’s leading semiconductor and other high-tech companies, bringing a rich and diverse set of experiences to their roles at GF. Each member of our board of directors is equipped with deep industry and functional expertise. We are dedicated to ethical and responsible business practices, the personal and social well-being of our diverse and highly-skilled employee base, and supply chain and environmental stewardship. As of December 31, 2020, we employed approximately 15,000 employees, and approximately 65% of our employees were engineers or technicians.

Our Differentiated Technology Platforms

We offer a wide range of feature-rich solutions that can address the needs of mission-critical applications in Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive and

Personal Computing. To solve our customers’ most complex challenges, we have developed a broad range of sophisticated technology platforms that leverage our extensive patent portfolio and deep technical expertise in digital, analog, mixed-signal, RF and embedded memory.

We work in close collaboration with a broad ecosystem of partners on all areas of customer design enablement. We believe that our extensive partner network is a key differentiator of our technology platforms, allowing us to offer comprehensive, state-of-the art design solutions and services that provide our customers with a high-quality, cost-effective and faster path to market. We have over 50 ecosystem partners spanning IP, electronic design automation, outsourced assembly and test and design services. Building on an existing library of more than 4,000 IP titles, we currently have more than 950 IP titles in active development across 26 process nodes and 34 IP partners, and over the last five years, more than 1,500 customer designs have been enabled by our IP ecosystem. Additionally, we believe that our close collaboration with our partner ecosystem enables a robust quality management system to review the quality of all ecosystem IP and deliver high-quality solutions in an efficient manner.

Our core technology portfolio includes a range of differentiated technology platforms, including our industry-leading RF SOI offering, advanced high-performance FinFET, feature-rich CMOS, our proprietary FDXTM, high-performance SiGe products and SiPh, all of which can be purpose-built for demanding applications.

We devote the majority of our R&D efforts to our six primary differentiated technology platforms:

•

RF SOI: Our industry-leading RF SOI technologies are utilized in high-growth, high-volume wireless and Wi-Fi markets and are optimized for low power, low noise and low latency/high frequency applications that enable longer battery life for mobile applications and high cellular signal quality. Our RF SOI technologies are found in almost all cellular handsets from major manufacturers and in cellular ground station transceivers. As one of the industry leaders in RF, we are enabling new levels of connectivity with a portfolio of established and advanced RF SOI platforms targeting low-noise amplifiers, RF switches, phased-array antennas and control function integration in RF front-end modules for advanced 4G LTE, mmWave beamforming and 5G applications.

•

FinFET: Our FinFET process technology is purpose-built for high-performance, power-efficient SoCs in demanding, high-volume applications. Advanced features such as RF, automotive qualification, ultra-low power memory and logic provide a best-in-class (12 to 16nm) combination of performance, power and area, and are well-suited for compute and AI, mobile/consumer and automotive processors, high-end IoT applications, high performance transceivers and wired/wireless networking applications. Currently, GF, Intel, Samsung and TSMC are the only foundries that manufacture at scale on FinFET technology. Construction of a new facility with FinFET production capabilities can cost over $10 billion and require advanced lithography tools, which are at greater risk of being subject to export controls, adding uncertainty to the efforts of China-based companies to build FinFET capabilities. The significant cost required to develop and produce FinFET-based devices provides barriers to entry. Features such as RF and high-performance embedded decoupling capacitors enable key market segment penetration.

•

Feature-Rich CMOS: Our CMOS platforms combined with foundational and complex IP and design enablement offer mixed-technology solutions on volume production-proven processes and are well-suited for a wide variety of applications. Technology features include BCD for power management, high-voltage triple-gate oxide for display drivers, and embedded non-volatile memory for micro-controllers.

•

FDXTM: Our proprietary FDXTM process technology platform is especially well-suited for efficient single-chip integration of digital and analog signals delivering cost-effective performance for connected and low-power embedded applications. A full range of features, such as ULP, ULL, RF and mmWave, embedded Magnetoresistive Random Access Memory (“MRAM”) and automotive qualification, makes our FDXTM process technology platform especially well-matched for IoT/wireless, 5G (including mmWave), automotive radar, and satellite communications applications.

22FDXTM Target Applications & Advantages over Traditional 28nm Bulk-CMOS

5G, LTE and Wi-Fi	IoT / Wearables	Automotive mmWave RADAR, MCU, ADAS	Mid/low-Tier Apps Processor
Enables New RF Architectures • 35-50% die shrink • 40-50% lower power	Lower Power down to 0.4V • 80% lower power than 40nm	High-performance Long-range RADAR • Lower latency • Lower power • Lower cost	Full-node Scaling Benefits • <60% power • 1.3x performance • ~70% area

•

SiGe: Our SiGe BiCMOS technologies are uniquely optimized for either power amplifier applications or very-high-frequency applications for optical and wireless networking, satellite communications and communications infrastructure. Our SiGe technologies are performance-competitive with more costly compound semiconductor technologies while taking full advantage of being integrated with conventional Si CMOS.

•

SiPh: Our SiPh platforms address the increasing need for data centers to handle ever higher data rates and volumes with greater power efficiency, as conventional copper wire connections are becoming prohibitive from a power consumption perspective. Our SiPh platforms integrate photonics components with CMOS logic and RF to enable a fully integrated, monolithic electrical and optical computing and communications engine. Our SiPh technologies are also being extended to applications such as LiDAR, quantum computing and consumer optical networks.

Purpose-Built Solutions for Key Markets

We take a market-centric approach, developing differentiated technologies to solve our customers’ most complex challenges. Through our market insights, we have developed a broad range of sophisticated technologies tailored to market-specific needs. Our customers turn to us when superior performance, lower power consumption and better thermal efficiency are critical. We enable unique applications in our five core markets of Smart Mobile Devices, Home and Industrial IoT, Communications Infrastructure & Datacenter, Automotive, and Personal Computing.

Our Five Core Markets

Our Growth Strategies

Our objective is to be the leading foundry partner for mission-critical and pervasive applications. We take a market-centric approach, developing differentiated technologies to solve the industry’s most complex challenges.

As the only U.S.-based scaled semiconductor foundry with a global footprint, we provide our customers with increasingly critical supply chain certainty and geopolitical risk mitigation. Key elements of our growth strategies include:

•

Deepen relationships with key customers. We operate a customer-focused partnership model in which we work closely with our customers to better understand their requirements in order to invest in and develop tailored solutions to suit their specific needs. We believe this approach is critical to attracting new customers and increasing the use of our technology platforms by existing customers over time. We intend to expand our customer base and increase market share by leveraging our core IP, comprehensive portfolio, scale and flexibility to redefine the fabless-foundry model. As an example of this new, more strategic, customer-focused model, we have recently entered into multiple long-term supply agreements with leading companies in the industry, totaling approximately $20 billion in aggregate lifetime revenue commitments. Many of these contracts include customer advanced payments and capacity reservation fees.

•

Expand portfolio of differentiated, feature-rich technologies. We believe that maintaining and enhancing our leadership position in differentiated technologies is critical to attracting and retaining customers, which increasingly rely on specific silicon features to differentiate their products. Through our close cooperation with customers, we generate insights that enable us to solve complex problems as semiconductors become more ubiquitous in a more connected, data-driven world. We will continue to invest in R&D across our six key technology platforms: RF, FinFET, feature-rich CMOS, FDXTM, SiGe (as well as other compound semiconductors such as Gallium nitride-on-Silicon) and SiPh. Our investments cover a broad range of innovation vectors, including materials and substrates, architecture, integration, services, including packaging, and ecosystem. We have deep expertise in all these areas that make us a critical partner in enabling our customers’ product roadmaps. We believe that these platforms provide room for continued innovation and growth within our addressable market for the foreseeable future.

•

Disciplined capacity expansion. We believe that we have a capital-efficient model that allows us to expand capacity in a disciplined and economically attractive manner. We are in the process of significantly expanding capacity at our Dresden and Malta facilities and recently broke ground on an expansion in Singapore. Our focus on the pervasive semiconductor market requires lower capital intensity than that of the compute-focused foundries to drive revenue growth.

•

Strengthen government partnerships. We intend to continue expanding our existing footprint by building on the strength of our public/private investment partnerships. In addition to the Dresden and Singapore expansions, we have the potential to partner with the U.S. government and customers to expand our Fab 8 location, our most advanced manufacturing facility and headquarter located in Malta, New York. These expansion opportunities will increase the scale and diversity of our global manufacturing footprint, serving to further mitigate geopolitical risks for our customers and partners. As regions around the world work to establish domestic semiconductor supply, we believe governmental funding to secure local manufacturing will continue.

•

Continued operational excellence. We delivered more than $1 billion in cost savings from 2018 to 2020 through intensive management focus on operational efficiency and are continuing to implement additional efficiency measures aimed at expanding margins, improving our bottom line, and generating higher returns on investment. We expect our business model to provide significant bottom line benefits as revenue scales at each of our existing locations.

Sales, Marketing and Customers

We are highly focused on helping our customers achieve success through close cooperation and collaboration. As of December 31, 2020, our global, customer-facing sales and marketing teams are organized into three regions, across North America, EMEA and APAC, with more than 300 professionals who promote new solutions, secure design wins and facilitate design realization. Our team of application engineers closely supports our customers to increase design productivity and optimize customer product performance and time-to-market.

We have significantly transformed our customer engagements over the last few years. Prior to 2018, as we competed to win business at the latest digital nodes, we were often forced to accept second-source, lower margin business. Today, our sales and marketing strategy focuses on deepening our existing relationships and growing with new customers and becoming their single-source supplier for mission-critical applications. We are a strategic partner to some of the largest fabless semiconductor companies and IDMs in the world and are also increasingly engaged with hyper-scalers and OEMs.

Our customer base has become more diversified over time, having grown from only one customer, AMD, in 2009 to a diverse base of more than 200 customers as of December 31, 2020. In 2020, AMD and Qualcomm were our only customers exceeding 10% of our net revenues, with percentage contributions of approximately 21% and 11%, respectively.

Historically, the majority of our revenue was tied to purchase orders that could be cancelled without charge prior to wafer start and rolling non-binding demand forecasts made by our customers. Prior to 2020, any significant long-term supply agreements were exceptional and substantially consisted of our long-term agreements with AMD and IBM, which were entered into as part of strategic acquisitions agreed with AMD in 2009, and with IBM in 2015.

More recently, due to our deeper customer engagements, more differentiated technology offerings and the severe global supply shortage, we have entered into more than 20 long-term supply agreements with leading global semiconductor device companies. These agreements include binding, multi-year, reciprocal annual (and, in some cases, quarterly) minimum purchase and supply commitments with wafer pricing and associated mechanics outlined for the contract term. See “Risk Factors—We have long-term supply agreements with certain customers that obligate us to meet specific production requirements, which may expose us to liquidated and other damages, require us to return advanced payments, require us to provide products and services at reduced or negative margins and constrain our ability to reallocate our production capacity to serve new customers or otherwise.”

In addition, many of these customer agreements are further secured through customer advanced payments and capacity reservation fees.

As of the date of this prospectus, the aggregate lifetime revenue commitment reflected by these agreements amounted to approximately $20 billion, including more than $10 billion during the period from 2022 through 2023 and more than $2.5 billion in advanced payments and capacity reservation fees.

The following is a summary of our significant long-term supply agreements:

	Year Signed	Contract Duration (Years)	Revenue Commitment ($ in billions)(1)	Technology	Core End Products
Customer 1	2021	4	>$3.0	FinFET, CMOS, BCD CMOS, FDXTM, RF SOI	Various Mobile Products

Customer 2	2021	6	>$2.5	eNVM CMOS	NFC and UWB Secure Element, Secure Cards

Customer 3	2021	3	>$1.5	FinFET	Various Computing Products, Automotive Processors

Customer 4	2021	4	>$1.5	eNVM CMOS	Automotive MCU, Secure Cards

Customer 5	2021	4	>$1.5	RF SOI	Various Mobile Products

Customer 6	2020/2021	4	>$1.5	FinFET, CMOS	High-End Image Sensor and DTV Processor

Customer 7	2021	5	>$1.5	BCD CMOS	Mobile Audio, Haptic and Power

Customer 8	2021	5	>$1.0	FinFET	Various Computing Products

Customer 9	2021	4	>$1.0	CMOS, FDXTM	Various Mobile Products

Customer 10	2020/2021	5	>$1.0	CMOS	Image Sensor Processors

Customer 11	2021	4	>$0.5	FinFET	Network and Connectivity Infrastructure Processors

Customer 12	2021	3	>$0.5	RF SOI, SiGe, BCDLiteTM	Various Mobile Products

(1)	Revenue commitment does not reflect any options customers may have to increase purchase orders pursuant to their agreements with us.

Manufacturing and Operations

We are one of only five foundries of significant scale. According to Gartner, in 2020, we were the third largest foundry in the world based on external sales. In 2020, we shipped approximately 2 million 300mm equivalent semiconductor wafers. We currently operate five manufacturing sites in the following locations: Dresden, Germany; Singapore; Malta, New York; Burlington, Vermont; and East Fishkill, New York.

Scaled Global Footprint

Our focus on highly-differentiated solutions, quality, security and reliability requires world-class manufacturing capabilities. Since our strategic repositioning in 2018, we have shifted focus to digital, analog, mixed-signal and RF technologies, where we believe we can add significant value. We are streamlining and aligning our manufacturing footprint with this priority.

In 2018, we significantly reduced our contractual obligations under a set of agreements that we entered into with CD and its affiliates related to the establishment of a joint venture in Chengdu. As part of the original agreements, CD agreed to build, own and lease an approximately $1.1 billion clean room to the joint venture for 20 years. The amended agreement entered into in 2018 canceled a portion of the clean room project and terminated the lease agreement.

As part of our strategy to consolidate manufacturing to at-scale sites, on December 31, 2019, we sold our Fab 3E facility and operations in Tampines, Singapore to Vanguard for $236 million.

Furthermore, in April 2019, we agreed to transfer substantially all the assets and employees related to our EFK facility to ON Semiconductor in return for $400 million in consideration and $30 million for a technology license, of which ON Semiconductor paid $100 million upon signing, which included $30 million for the technology license, and an additional $100 million in 2020. This transfer will allow us to refocus investment into differentiated technologies at scale in our three globally diversified 300mm sites in New York, Germany and Singapore. We expect the completion of the asset sale to occur, subject to regulatory approvals, at the end of 2022. Since the transaction was entered into, we have transferred a number of technologies from the EFK facility to our other global manufacturing sites to ensure continuous supply to key customers.

Subsequent to our divestiture of Fab 3E and transfer of the EFK facility, we will have four world-class manufacturing sites on three continents, providing the scale, technology differentiation and geographic diversification that we believe are critically important to our customers’ success.

Our manufacturing sites currently occupy an aggregate area of approximately 6.2 million square meters, which equates to approximately 1,170 U.S.-style football fields. The total clean room space is approximately 255,000 square meters spread across five manufacturing sites. Each site is equipped with thousands of highly sophisticated manufacturing equipment and tools. We currently have more than 7,500 tools across all of our fabs. Each site has dedicated power, water, gas and chemical distribution systems.

Our products have applications that span the global markets from mobility to wireless, wired and satellite communication, to automotive, industrial, consumer electronics, to personal computing, data center, to power, power management, photonics and more, with sizes that range from just a few millimeters square to 400 millimeters square, across our six differentiated technology platforms.

Dresden Facility

Our Dresden facility is the largest semiconductor manufacturing site in Europe, with approximately 310,000 300mm equivalent semiconductor wafers shipped in 2020. The facility occupies an area of approximately 407,000 square meters, with clean room extending over an area of approximately 63,000 square meters, which is home to our CMOS and FDXTM process technologies from 55nm down to the 28/22nm node.

In Germany and the rest of Europe, we employ approximately 3,350 people from over 37 nations.

Singapore Facility

Our Singapore facility is one of the largest semiconductor foundry manufacturing sites in South-east Asia, with approximately 970,000 300mm equivalent semiconductor wafers shipped in 2020. The facility occupies an area of approximately 182,000 square meters, with clean room extending over an area of approximately 72,000 square meters, which is home to process technology of 40nm to 0.6um.

In Singapore, we employ approximately 4,800 people, which we believe makes us the second largest semiconductor-related employer and the largest foundry employer in the country.

Malta, New York Facility

Our Malta, New York facility is the largest and most advanced 300mm pure-play foundry site in the United States, with approximately 350,000 300mm equivalent semiconductor wafers shipped in 2020. The facility occupies an area of approximately 976,000 square meters, with clean room extending over an area of approximately 42,000 square meters, which is home to our FinFET process technology. We believe that our Malta facility is the most advanced ITAR-compliant semiconductor manufacturing facility of its kind in the world.

At our Malta facility, we employ approximately 3,000 people, which we believe makes the facility one of the largest manufacturing employers in the area.

Burlington, Vermont Facility

Our Burlington, Vermont facility is the largest 200mm pure-play foundry site in the United States with approximately 260,000 300mm equivalent semiconductor wafers shipped in 2020. The facility occupies an area of approximately 2.7 million square meters, with clean room extending over an area of approximately 44,000 square meters, which is home to most of our RF process technologies. Our Burlington facility is an accredited member of the DoD’s Trusted Foundry Program.

In the State of Vermont, we employ approximately 2,300 people, which we believe makes us one of the largest private-sector employers in the state.

East Fishkill, New York Facility

Our East Fishkill, New York facility is located in the Hudson Valley. The site has been developing and manufacturing a wide range of technologies in Digital Logic, RF SiPh, and now discrete devices for end-customer applications. This facility shipped approximately 135,000 300mm equivalent semiconductor wafers in 2020. The facility occupies over 2 million square meters, with clean room space extending over an area of approximately 33,000 square meters. We agreed to transfer ownership of this facility to ON Semiconductor by the end of 2022, allowing us to refocus investment into differentiated technologies in our three world-scale 300mm sites in New York, Germany and Singapore.

At the East Fishkill facility, we employ approximately 1,300 people, which we believe makes the facility one of the largest manufacturing employers in the area.

The following table describes each of our core manufacturing facilities as of June 30, 2021:

Our Global Manufacturing Footprint

	Key Technologies(1)	Wafer Size (mm)	2020 Shipments (kwpa, 300mm equivalent)	Fully Equipped Clean Room Space (kwpa, 300mm equivalent)
Malta, New York	FinFET, RF SOI, SiPh	300	~350	~570
Burlington, Vermont	RF SOI, SiGe	200	~260	~275
Dresden, Germany	FDXTM, NVM, HV, BCDL	300	~310	~850
East Fishkill, New York(2)	HP CMOS, RF SOI, SiPh	300	~135	N/A
Singapore	BCD/BCDL, HV, NVM, DDI, RF SOI, LP SiGe	300, 200	~970	~1040(3)

(1)	NVM refers to Non-Volatile Memory. eNVM refers to embedded non-volatile memory.
(2)	Transfer of ownership of this facility to ON Semiconductor is expected to be completed by the end of 2022.
(3)	Excludes Fab 7 Module 7H 450 kwpa expansion under construction.

In early 2021, we announced plans to accelerate the buildout of capacity within our existing fabs to meet committed customer demand. These investments are expected to add scale with attractive economic returns. For new fab expansions that require additional construction beyond our existing clean rooms, our strategy is to continue to build scale in each of our locations through public/private partnerships, coupled where possible with deep customer commitments, as well as advanced payments and capacity reservation fees to secure supply for our customers.

On June 22, 2021, we announced fab expansion plans in Singapore, with the addition of Module 7H, an extension of our existing 300mm Fab 7 operations. We expect to invest close to $4 billion in capital investments to build and fit out the new module, with construction to be completed by the end of 2023 and first products qualified shortly thereafter. The expansion will be funded in-part by the Singapore EDB in the form of long-term developmental loans and grants. We anticipate hiring an additional 1,000 people to the site, and once fully ramped, we anticipate having an additional 450,000 wafers of 300mm capacity.

On July 19, 2021, we announced fab expansion plans in Malta, New York, including the construction of a new fab on the same campus. We expect to invest approximately $1 billion in capital investments to expand the capacity of the existing fab by approximately 150,000 wafers per year, to be followed by the construction of an additional fab that we expect to double existing capacity. We are planning to fund the expansion through private/public partnerships in the United States.

Raw Materials

One of the most important raw materials used in our production processes is silicon wafers, which is the basic raw material from which integrated circuits are made. In recent years, the silicon substrate market has experienced price volatility and supply shortages. The principal suppliers for our wafers are Soitec, GlobalWafers Singapore Pte. Ltd. (“GlobalWafers”), SK Siltron, Inc., Siltronic AG, Sumco Corporation and Shin-Etsu Handotai (“S.E.H.”). In order to secure a reliable and flexible supply of high-quality wafers, we have entered into multiple long-term agreements with the majority of our principal suppliers, the largest of which is Soitec. We have entered into multiple long-term agreements with Soitec across a wide spectrum of SOI products. Soitec supplied 52% of our SOI wafers in 2020. See also “Risk Factors—We rely on a complex silicon supply chain and breakdowns in that chain could affect our ability to produce our products and could materially and adversely affect our results of operations, financial condition, business and prospects.”

Research and Development

We have a strong heritage of innovation, stemming from our roots at AMD, Chartered Semiconductor and IBM, and have built a comprehensive technology portfolio supported by approximately 10,000 worldwide patents, more than double that of other pure-play foundries with similar scale and revenue. As of December 31, 2020, we had approximately 1,400 employees dedicated to R&D.

We have a strong commitment to R&D, and, since our strategic repositioning in 2018, have been able to invest more efficiently, focusing our R&D efforts primarily on delivering a comprehensive and expanded portfolio of highly-differentiated, feature-rich solutions for our customers, including RF, FinFET, feature-rich CMOS, FDXTM, SiGe and SiPh. Our investments cover a broad range of innovation vectors, including materials and substrates, architecture, integration, services, including packaging, and the development of our ecosystem. These resources provide our customers with improved opportunities to develop innovative products to fuel the global economy. In 2018, 2019 and 2020, we spent $926 million, $583 million and $476 million, respectively, on R&D, which represented 15%, 10% and 10% of our net revenues in each respective year. The sequential decline in R&D spending was driven primarily by a reallocation of investment from 7nm development to a focus on expanding and enhancing features of our solutions for the pervasive semiconductor market, where R&D spending has significantly more impact per dollar invested.

Competition

There are substantial barriers to enter the foundry market. Operating an at-scale foundry requires an intricate web of ecosystem partners and IP libraries, mastery of highly complex manufacturing process technology, access to deep know-how and engineering talent, and a global engineering customer-support organization. Even companies with substantial access to capital have struggled to develop these capabilities. Historically, IDMs have attempted to use their excess capacity to provide foundry services, but these efforts have been challenged given the complexities of serving both internal and external customers, limited investment and focus on the necessary ecosystem, technology offering, customer support and process technologies. We believe IDMs will continue to struggle to meaningfully compete with pure-play foundries.

The foundry market is comprised of five major pure-play foundries that accounted for the vast majority of worldwide foundry revenue in 2020, according to a March 2021 Gartner Semiconductor Foundry Worldwide Market Share report. TSMC at $46 billion of wafer revenue in 2020 accounted for more than 58% of the total market, while the next four players combined made up only 27% of the market. In the pervasive semiconductor market in which we compete, we strive to differentiate ourselves with our deep portfolio of patents and leadership positions in technologies such as RF, FinFET, FDXTM and SiGe. Our primary competitors are Samsung, SMIC, TSMC, UMC and other smaller foundries.

We are the only U.S.-based semiconductor foundry with a global footprint. Having a reliable foundry partner outside of China, Taiwan and Korea is becoming increasingly important to ensuring the stability of the global economy, making us a vital player in today’s geopolitical landscape. We have limited exposure to China relative to our competition, as we do not maintain any fab operations in the country and have a diversified customer base with less than 10% of total sales in 2020 originating in China. See “Risk Factors—Our competitors have announced expansions and may continue to expand in the United States and Europe, which could materially and adversely affect our competitive position.”

Intellectual Property

We rely on IP rights, particularly patents and trade secrets, as well as contractual arrangements, to protect our core process and design enablement technologies and provide our customers with protected technology to enable their mission-critical offerings. On average, we file hundreds of new patent applications annually, and approximately 90% of our filed patent applications have successfully been issued as patents (based on U.S. patent applications filed between 2016 and 2020), which reflects the innovation of our engineers. Following our 2018 pivot to focus on differentiated technologies, our recent patent applications have closely tracked our areas of focus, including RF, FDXTM, SiGe, and SiPh. We file our patent applications in the United States and in key countries such as Taiwan, Korea, China and Germany based on the location of other semiconductor manufacturers or major markets.

In addition to patents invented by our engineers, we have also acquired thousands of patents from other leading semiconductor manufacturers, including AMD, Chartered Semiconductor and IBM. We periodically conduct in-depth reviews of our patents and the industry’s manufacturing technologies, and we cull patents having limited or no value, yielding both savings in patent office maintenance fees and a strong, active patent portfolio. As of December 31, 2020, we held approximately 10,000 worldwide patents.

Over the years, we have used our patent portfolio to successfully fend off operating companies seeking to extract patent license fees from us. Additionally, in 2019, we filed patent infringement lawsuits against TSMC in the U.S. International Trade Commission and district courts in the United States and Germany. The case was quickly settled with a patent cross-license. We have also entered into patent cross-licenses with a number of other leading advanced semiconductor companies, including AMD, Samsung and IBM. These cross-licenses provide us with valuable freedom of operation under patents owned or subsequently divested by such companies.

As is the case with many companies in the semiconductor industry, we have from time to time received communications from third parties, in particular, so-called non-practicing entities, asserting patents that allegedly cover certain of our technologies, and we expect to receive similar communications in the future. Some of the patents that others have chosen to assert against us are not valid based on pre-existing prior art, and we have successfully defended ourselves using inter partes review (“IPR”) and other procedures in the U.S. Patent and Trademark Office.

Regardless of the validity or the successful assertion of such claims, we could incur significant costs and devote significant management resources to the defense of these claims, which could seriously harm our company. Additionally, many of our agreements with our customers and partners require us to defend such parties against certain IP infringement claims and indemnify them for damages and losses arising from certain intellectual property infringement claims against them. See “Risk Factors—Intellectual Property—We have been and may continue to become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.”

Corporate Organizational Structure

Prior to this offering, we were wholly owned by Mubadala, which is wholly owned by the Government of Abu Dhabi, through Mubadala’s indirectly held, wholly owned subsidiaries, MTIC and MTIIIC. As depicted in the organizational chart below, following this offering and the Concurrent Private Placement, Mubadala will beneficially own 89.4% of our issued and outstanding ordinary shares and control approximately 89.4% of the voting power of our issued and outstanding ordinary shares, assuming no exercise of the underwriters’ option to purchase additional ordinary shares.

*	Please refer to Note 1 of our consolidated financial statements included elsewhere in this prospectus for more information on our subsidiaries.
(1)

Includes 1,595,744 ordinary shares to be sold to Silver Lake pursuant to the Concurrent Private Placement. Those shares are not expected to be freely tradeable until at least six months following this offering.

Employees

We have a highly-skilled employee base and as of December 31, 2020, we employed approximately 15,000 employees primarily located at our manufacturing sites. As of December 31, 2020, approximately 46% of our employees were located in North America, approximately 22% in EMEA, and approximately 32% in APAC. We also engage temporary employees and consultants. Overall, we believe we have good relations with our employees.

Our employee base is highly skilled, and in 2020 we invested more than 1.4 million hours in training for our employees. As of December 31, 2020, approximately 65% of our employees were engineers or technicians, and more than 44% of our employees had degrees in engineering, more than 14% had a Master’s degree, and more than 6% had a PhD.

Environmental, Social and Governance (“ESG”)

We are dedicated to ethical and responsible business practices, the personal and social well-being of our employees, and supply chain and environmental stewardship. ESG is fundamental to our culture and our value proposition to our customers, the communities in which we live and do business, and our full range of global stakeholders.

We currently focus our ESG efforts in the following key areas:

Employee Safety, Health and Well-being

Our Journey to Zero commitment is the leading theme of our Global Environmental Health and Safety (“EHS”) Policy and Standards, which serve as the foundation of health and safety programs at each of our manufacturing locations. We strive to continuously reduce occupational injuries and illnesses in all of our operations, and aspire to achieve the goal of zero annual incidents. In November 2020, we received the America’s Safest Companies award from EHS Today. Our enterprise-wide health and safety management system is certified to the ISO 45001:2018 standard.

Sustainable Manufacturing and Operations

Semiconductor manufacturing is generally resource-intensive. Therefore, our Journey to Zero commitment also represents our pursuit of sustainable and environmentally efficient manufacturing operations, seeking to minimize environmental- and climate-related impacts from our operations through pollution prevention and resource conservation. Our Global EHS Policy and Standards establish a continual improvement process and performance requirements that apply throughout the company. Our enterprise-wise environmental management system is certified to the ISO 14001:2015 standard. In August 2021, we launched our Journey to Zero commitment that aims to reduce greenhouse gas emissions by 25% by 2030.

Responsible Sourcing

As a member of the Responsible Business Alliance (“RBA”), we are committed to responsible sourcing practices. We progressively apply the RBA Code of Conduct to our major suppliers and monitor its application. We encourage and support our suppliers to do the same in our continuous pursuit of excellence in corporate responsibility and extension of responsible practices throughout the supply chain.

Technology Solutions for Humanity

We are focused on creating innovations in the largest and most pervasive segments of the semiconductor industry. As power efficiency has become a critical success factor for our industry, we strive to develop solutions that can lower the power consumption of digital technology.

Human Capital: Diversity & Inclusion and Talent Development

We believe that our success rests on empowering employees to bring their whole selves to the company and that building a culture of inclusion drives better business outcomes. As a global company, we recognize and value the wide variety of cultural values, traditions, experiences, education and perspectives of our team and communities. As part of our strategic repositioning in 2018, we established a Diversity & Inclusion office. As of December 31, 2020, we employed a multicultural workforce representing more than 90 nationalities across 13 countries. We believe that our culture of inclusion leads to higher levels of belonging, engagement and ultimately, higher-performing teams. We strive to focus on all aspects of the employee lifecycle, including recruitment, retention, professional development, and advancement of diverse talent. As part of this effort, we established our GLOBALWOMEN initiative in 2013 to have a positive impact on our business through the enrichment of our female employees. We use an annual engagement survey process to help measure employee engagement and our diversity and inclusion strategy progress.

Community Support and Engagement

We have a long history of community involvement, with well-established programs and global and local teams dedicated to enriching the lives of the people in our communities around the world. Through our worldwide GlobalGives program, we provide employees with the opportunity to make a positive impact in their local communities through personal donations, company-matched donations as well as through volunteering their time.

Stakeholder Engagement

Our key stakeholders have a significant interest in our business and help shape our company and the products and services we provide. We regularly engage with our employees, customers, communities, suppliers, and industry peers, sharing perspectives and gaining valuable insight relevant to our business and operations.

Legal Proceedings

On April 28, 2021, IBM sent us a letter alleging for the first time that we did not fulfill our obligations under the contracts we entered into with IBM in 2014 associated with our acquisition of IBM’s Microelectronics division. IBM asserted that we engaged in fraudulent misrepresentations during the underlying negotiations, and claimed we owed them $2.5 billion in damages and restitution. We believe, based on discussions with legal counsel, that we have meritorious defenses against IBM’s claims and on June 7, 2021, we filed a complaint with the New York State Supreme Court seeking a declaratory judgment that we did not breach the relevant contracts. IBM subsequently filed a complaint with the New York State Supreme Court on June 8, 2021. On September 14, 2021, the Court granted our motion to dismiss IBM’s claims of fraud, unjust enrichment and breach of the implied covenant of good faith and fair dealing. Our complaint seeking declaratory judgment was dismissed. The case will proceed based on IBM’s breach of contract and promissory estoppel claims. We do not currently anticipate this proceeding to have a material impact on our results of operations, financial condition, business and prospects.

In 2017, we and CD entered into a set of agreements related to the establishment of a joint venture in Chengdu, China to establish and operate a greenfield wafer production site in Chengdu. The parties contemplated that the manufacturing operations would be implemented in two phases. Due to a variety of factors, including unanticipated market conditions, the manufacturing operations did not proceed as planned and the parties have been working to wind-down operations of the joint venture. On April 26, 2021, we received a claim from CD requesting that we share in CD’s alleged losses and related costs incurred to support the joint venture. We and CD are engaged in negotiations to settle the claim and we recorded a provision of $34 million in June 2021.

In addition to the foregoing proceeding, from time to time, we become involved in legal proceedings arising in the ordinary course of our business, such as claims brought by our customers in connection with commercial disputes, product liability claims, employment claims made by our current or former employees or claims of infringement raised by intellectual property owners, in connection with the technology used in our manufacturing operations. Based on the information currently available to us, we believe that the outcome of these proceedings would not have a material impact on our results of operations, financial condition, business and prospects.

MANAGEMENT

The following table sets forth information for our executive officers, directors and key employees as of the date of this prospectus:

Name	Age	Title

Executive Officers

Dr. Thomas Caulfield	62	Chief Executive Officer, Board Director

David Reeder	46	Chief Financial Officer

Kay Chai (KC) Ang	62	Senior Vice President

Saam Azar	45	Chief Legal Officer

Juan Cordovez	42	Senior Vice President

Emily Reilly	57	Senior Vice President

Board of Directors

Ahmed Yahia Al Idrissi	48	Chairman

Dr. Thomas Caulfield	62	Chief Executive Officer, Board Director

Ahmed Saeed Al Calily	47	Board Director

Tim Breen	43	Board Director

Glenda Dorchak	67	Board Director

Martin L. Edelman	80	Board Director

David Kerko	48	Lead Independent Director

Jack Lazar	56	Board Director

Elissa E. Murphy	52	Board Director

Carlos Obeid	56	Board Director

Key Employees

Gregg Bartlett	60	Senior Vice President

Dr. Bami Bastani	68	Senior Vice President, General Manager

Michael J. Cadigan	64	Senior Vice President

Amir Faintuch	52	Senior Vice President, General Manager

Michael Hogan	56	Senior Vice President, General Manager

Americo Lemos	54	Senior Vice President

Thomas Weber	52	Senior Vice President

Executive Officers

Dr. Thomas Caulfield is Chief Executive Officer (CEO) of GF and was elected to the board of directors in March 2018. Dr. Caulfield joined the company in May 2014 as Senior Vice President and General Manager of the company’s Fab 8 semiconductor wafer manufacturing facility in Malta, NY, where he led operations, expansion and the ramp-up of semiconductor manufacturing production. Dr. Caulfield has an extensive career spanning engineering, management and global operational leadership with leading technology companies. Prior to joining GF, Dr. Caulfield served as President and Chief Operations Officer (COO) at Soraa from May 2012 to May 2014, the world’s leading developer of GaN on GaNTM (gallium nitride on gallium nitride) solid-state lighting technology. Before Soraa, Dr. Caulfield served as President and COO of Ausra from 2009 to 2010, a leading provider of large-scale concentrated solar power solutions for electricity generation and industrial steam production. Prior to leading at Ausra, Dr. Caulfield served as Executive Vice President of Sales, Marketing and Customer Service at Novellus Systems, Inc. Before that, Dr. Caulfield spent 17 years at IBM in a variety of senior leadership roles, ultimately serving as vice president of 300mm semiconductor operations for IBM’s Microelectronics division, leading its wafer fabrication operations in East Fishkill, NY. Dr. Caulfield earned a Bachelor of Science in Physics from St. Lawrence University before entering Columbia University’s Fu Foundation School of Engineering and Applied Science, where he earned both his Bachelor and Master of Science in Materials Science and Engineering as well as a Doctorate in Materials Science and Engineering. Dr. Caulfield was also a postdoctoral fellow at Columbia’s Engineering Center for Strategic Materials.

David Reeder is Chief Financial Officer (CFO) of GF, responsible for the company’s financial strategy and leading the global financial organization. He joined GF in August 2020 and has extensive experience in the semiconductor industry and other fields. Previously, he was Chief Executive Officer for Tower Hill Insurance Group from 2017 to 2020. Prior to that, he was President and CEO for Lexmark International, Inc. from 2015 to 2017. Earlier in his career, Mr. Reeder was CFO at Electronics for Imaging from 2014 to 2015 and Cisco’s Enterprise Networking Division from 2012 to 2014, and held executive positions at Broadcom and Texas Instruments. He holds a Bachelor of Science degree in Chemical Engineering from University of Arkansas and a Master of Business Administration degree from Southern Methodist University.

Kay Chai (KC) Ang is Senior Vice President of Global Fab Operations for GF since October 2020. Mr. Ang joined GF in July 2009 and has served in a variety of senior leadership roles for the company including head of all of our Singapore operations from 2012 to 2020 and as head of the Fab 1 manufacturing facility, customer engineering and corporate quality organizations. Mr. Ang has more than 30 years of foundry industry experience with a proven track record in manufacturing operations, fab start-up, and technology transfer. Prior to joining the company, he held senior leadership positions at Chartered Semiconductor Manufacturing from 1988 to 2009, including Senior Vice President of Sales and Marketing with responsibility for global sales, marketing, services, customer support and regional business operations. He also served as Senior Vice President of Fab Operations, where Mr. Ang had responsibility for manufacturing strategy and operational excellence across all of the company’s fabs from 2002 to 2007, including the launching operations at Chartered’s 300mm Fab 7 facility, which was integrated into GF in January 2010. Mr. Ang has held other manufacturing operations roles at Chartered as well as at SilTerra. He is also the SEMI Southeast Asia Regional Advisory Chairman and the Board Advisor to Singapore Semiconductor Industry Association. Mr. Ang holds a bachelor’s degree in Mechanical Engineering from National Taiwan University and a master’s degree in Engineering from University of Texas.

Saam Azar is Chief Legal Officer for GF since January 2017. He oversees all legal, compliance, government relations, strategic transactions and M&A matters worldwide. Mr. Azar also serves as Secretary to the GF board of directors and has been involved with the company since its founding in 2009. Before joining GF as Chief Legal Officer, Mr. Azar worked closely with the GF legal department and GF senior management on various strategic matters, including the IBM Microelectronics Division acquisition. He also served as GF Assistant General Counsel from 2014 to 2015. From 2006 to 2017, Mr. Azar has also served in various roles for GF’s sole shareholder, Mubadala Development Company PJSC, as a senior member of the Legal & Compliance Unit, working primarily on complex, cross border partnerships. Prior to Mubadala, he worked as a corporate associate at the international law firm of Cleary Gottlieb in New York, where he supported numerous corporate transactions with an emphasis on debt and equity capital markets. Mr. Azar holds a J.D. from New York University School of Law and a Bachelor of Science degree in Civil and Environmental Engineering from Duke University.

Juan Cordovez is Senior Vice President of Global Sales for GF since July 2019, leading client-facing functions including sales, commercial operations, field applications and customer engineering. Prior to his current role, Mr. Cordovez led GF’s EMEA and later APAC sales from 2016 to 2019. Prior to that, Mr. Cordovez led GF’s Customer Design Enablement Team including the PDK, device modeling and field applications engineering teams from 2013 to 2016. Prior to joining GF, Mr. Cordovez was founder and Vice President of Sentinel IC Technologies from 2008 to 2013 and Manager of Design Enablement at Jazz Semiconductor from 2002 to 2008. He holds a Master of Science degree in Electrical and Computer Engineering from the University of California, Irvine.

Emily Reilly is Senior Vice President of Human Resources at GF since March 2018 and has worldwide responsibility for all aspects of strategic human resources including talent and leadership development, delivering world-class people solutions, shaping the company’s culture and creating an environment of diversity, inclusion and belonging within GF. A member of GF’s original startup team, she joined the company in 2009 and has been instrumental in GF’s growth into a thriving, global organization of approximately 15,000 employees. Prior to joining GF, as an engineer, she worked in several roles with GE Advanced Materials and Momentive Performance Materials. During the course of her 14-year tenure, Ms. Reilly held leadership roles in both engineering and human resources, including a human resources leadership role for engineering in GE’s energy business. Ms. Reilly is Chair of the company’s People and Sustainability Committee and serves on the Women’s Leadership Council of the Global Semiconductor Association (GSA), providing inspiration and sponsorship for the next generation of women leaders. She holds a Bachelor of Science degree in Industrial Engineering from Cornell University.

Board of Directors

Ahmed Yahia Al Idrissi was elected to the board of directors as Chairman in December 2013. Mr. Al Idrissi is currently the Chief Executive Officer of Direct Investments at Mubadala Investment Company (Mubadala) with oversight of the energy, chemicals, technology, life sciences, consumer, industrial and financial services portfolios. Prior to joining Mubadala, Mr. Al Idrissi was a partner at McKinsey & Company, where he co-lead the Principal Investor practice and Managing Partner of the Abu Dhabi practice. He was formerly a Marketing Manager at Procter & Gamble, where he led several flagship brands. He also serves as Chairman of the board of directors of Compañía Española de Petróleos and S.A.U (Cepsa), Chairman of NOVA Chemicals Corporation, and a member of the board of directors of Emirates Global Aluminium PJSC, Mubadala Capital and PCI Pharma Services. Previously, Mr. Al Idrissi served as a board member for Advanced Micro Devices (AMD) from 2012 to 2019. Mr. Al Idrissi holds a Bachelor of Science in Industrial Engineering from École Centrale Paris and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology.

Dr. Thomas Caulfield is Chief Executive Officer (CEO) of GF and was elected to the board of directors in March 2018. Please see above under “Executive Officers” for a description of the business experience of Dr. Caulfield.

Ahmed Saeed Al Calily was elected to the board of directors in March 2018. Mr. Al Calily is the Chief Strategy & Risk Officer for Mubadala Investment Company (Mubadala), with oversight over portfolio strategy, enterprise risk management, and responsible investing. Prior to that, Mr. Al Calily was the Chief Executive Officer of Energy at Mubadala, where he oversaw the company’s energy assets. Prior to re-joining Mubadala, Mr. Al Calily was director general of the Abu Dhabi Technology Development Committee and Chief Executive Officer and managing director of the Abu Dhabi Ports Company. Mr. Al Calily also served as deputy director of the infrastructure and services unit at Mubadala. He currently serves as a member of the board of directors at Abu Dhabi Future Energy Company (Masdar), Cleveland Clinic Abu Dhabi LLC, Medical Holding Company LLC and Abu Dhabi Commercial Bank PJSC. Mr. Al Calily holds a bachelor’s degree in Economics and Political Science from Boston University.

Tim Breen was elected to the board of directors in January 2018. In 2020, he served as Executive Vice President of Strategy and Business Performance and as senior counselor to the Chief Executive Officer. Prior to that, he served as the Executive Vice President of Strategy and Business Transformation from 2018 to August 2020. He is currently a member of the senior leadership team of Mubadala Investment Company (Mubadala), responsible for the firm’s direct investments in the technology and consumer sectors and serves on the board of directors of several of Mubadala’s North American investments, including NOVA Chemicals Corporation, Truck

Hero, Inc. and Equinox Gold Corp. Prior to joining Mubadala, Mr. Breen was a partner with McKinsey & Company in Abu Dhabi. He holds a Master of Business Administration degree from London Business School.

Glenda Dorchak was elected to the board of directors in June 2019. Ms. Dorchak spent over thirty years in operational leadership roles in the technology industry, most recently as Executive Vice President and General Manager of Global Business with Spansion, Inc., a flash memory manufacturer. Her career began at International Business Machines Corporation (IBM) where she held executive positions including General Manager of PC Direct’s Personal Systems Group. Ms. Dorchak went on to become Chairperson and Chief Executive Officer at Value America Inc. before joining Intel Corporation as Vice President and Chief Operating Officer of Intel Communications Group. She also served as Vice President and General Manager of Intel Broadband Products Group and Vice President and General Manager of Intel Consumer Electronics Group. After Intel, Ms. Dorchak was Chairperson and Chief Executive Officer of Intrinsyc Software and Vice Chairman and Chief Executive Officer of VirtualLogix. Ms. Dorchak currently does advisory and board work and serves as a member of the board of directors at ANSYS, Inc., Wolfspeed Inc. and Viavi Solutions Inc. until November 10, 2021.

Martin L. Edelman was elected to the board of directors in February 2017. Mr. Edelman serves as “Of Counsel” in the real estate practice of Paul Hastings LLP. He has been an advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. Mr. Edelman is a Director of Blackstone Mortgage Trust, Inc. and Aldar Properties and currently serves on the boards of various nongovernmental organizations. Previously, Mr. Edelman served as a board member for Advanced Micro Devices (AMD) from 2013 to 2017. He has more than 40 years of experience and concentrates his practice on real estate and corporate mergers and acquisitions transactions. Mr. Edelman holds a Bachelor of Arts degree from Princeton University and a law degree from Columbia Law School.

David Kerko was elected to the board of directors in January 2018. Mr. Kerko is Head of North America Private Equity at Elliott Investment Management L.P. Prior to joining Elliott, Mr. Kerko was an advisor, member and co-head of the Technology Group at Kohlberg Kravis Roberts & Co. Inc. (KKR). Prior to joining KKR, he worked for Gleacher NatWest Inc. on mergers and acquisition transactions and financing. Mr. Kerko is a member of the board of directors of Cubic Corporation. Mr. Kerko holds a Bachelor of Science degree and a Bachelor of Science in Engineering degree, summa cum laude, from the University of Pennsylvania.

Jack Lazar was elected to the board of directors in July 2021. Mr. Lazar has spent over thirty years in operational and finance leadership roles at technology companies across multiple industries, most recently as Chief Financial Officer of GoPro, Inc., which he helped to take public in 2014. Prior to GoPro, Mr. Lazar served as Senior Vice President of Corporate Development and General Manager of Qualcomm Atheros, Inc. From 2003 until the time in which it was acquired by Qualcomm in 2011, he served in a variety of leadership roles at Atheros Communications, Inc. most recently as Chief Financial Officer and Senior Vice President of Corporate Development. In 2004, Mr. Lazar was part of the team that took Atheros public. He also served in leadership roles at NetRatings, Apptitude, and Electronics for Imaging, Inc. (EFI). Mr. Lazar currently serves as a member of the board of directors of several publicly traded companies including Box, Inc., Casper Sleep Inc., Resideo Technologies Inc., Silicon Labs, Inc. and thredUP Inc. He holds a Bachelor of Science in Commerce degree with an emphasis in Accounting from Santa Clara University and is a certified public accountant (inactive).

Elissa E. Murphy was elected to the board of directors in September 2021. Ms. Murphy has served as a Vice President of Engineering at Google, Inc. since 2016. Prior to Google, she was the Chief Technology Officer and Executive Vice President of Cloud Platforms at GoDaddy from 2013 to 2016. Ms. Murphy previously served as Vice President of Engineering at Yahoo! from late 2010 to 2013, where she oversaw the world’s largest private Hadoop cluster, a technology essential to massive-scale computing that is the basis of big data today. Prior to her time at Yahoo!, Ms. Murphy spent 13 years at Microsoft in various engineering positions including part of the original team responsible for Microsoft’s shift to the cloud, which led to the creation of Azure, and as a member of the High Performance Computing team. Ms. Murphy began her technology career designing and building many of the best-selling computer security and system utilities with 5th Generation Systems,

Quarterdeck and the Norton Group, a division at Symantec responsible for Norton Antivirus and other Norton products. Ms. Murphy brings expertise in global-scale platforms, big data and predictive analytics to our Board. She currently has over 30 patents issued with several more pending in the areas of distributed systems, cloud, machine learning and security.

Carlos Obeid was elected to the board of directors in January 2012. Mr. Obeid is currently the Chief Financial Officer of Mubadala Investment Company (Mubadala), with oversight of its commercial functions including treasury, investor relations, financial planning, business performance, financial governance and reporting. Before joining Mubadala, Carlos worked with the United Arab Emirates Offset Program Bureau where he led a wide range of initiatives including privatization, utilities and financial services. He serves as the chairman of the board of directors of Mubadala Infrastructure Partners Ltd. and is a member of the board of directors of Cleveland Clinic Abu Dhabi LLC, Bank Audi SAL, Mubadala Capital LLC and Abu Dhabi Commercial Bank PJSC. Carlos holds a Bachelor of Science in Electrical Engineering degree from American University of Beirut, Lebanon, and a Master of Business Administration degree from INSEAD in Fontainebleau, France.

Key Employees

Gregg Bartlett is Senior Vice President of Technology, Engineering and Quality at GF since September 2019. Prior to his current role, he served in various senior executive roles at GF including Head of Technology Development, Chief Technology Officer and Head of the CMOS (complementary metal-oxide-semiconductor) business from 2009 to 2019. Before joining GF, Mr. Bartlett spent 25 years in technical and management positions at Freescale Semiconductor and its predecessor, Semiconductor Products Sector at Motorola. Mr. Bartlett currently serves as a member of the board directors of Carbice Corporation. Mr. Bartlett holds a bachelor’s degree in Chemical Engineering from Kansas State University.

Dr. Bami Bastani is Senior Vice President and General Manager of Mobile and Wireless Infrastructure business unit since September 2019. Prior to this, Dr. Bastani held several business unit senior executive positions from 2015 to 2019. He has more than 35 years of industry experience in the semiconductor industry, including in component-to- system-level radio frequency (RF) technologies. Prior to joining GF, Dr. Bastani was President, CEO and board member of Meru Networks from 2012 to 2015, where he transformed the company from a hardware seller to solution provider. He has also served as President, CEO and member of the board of directors of both Trident Microsystems, Inc. from 2011 to 2012, and ANADIGICS, Inc. from 1998 to 2008, as well as served in executive positions at Fujitsu Microelectronics, National Semiconductor and Intel Corporation. Dr. Bastani holds a Ph.D. and Master of Science degree in Electrical Engineering in Microelectronics from The Ohio State University.

Michael J. Cadigan is Senior Vice President for Customer Design Enablement at GF since August 2019. Mr. Cadigan joined the company in 2015 when it acquired IBM’s Microelectronics division where he was General Manager, overseeing all aspects of the microelectronics business unit, including the technology development alliance activity from 2008 through the acquisition. Prior to that, Mr. Cadigan held several executive positions at IBM across a variety of areas, including supply chain operations, global outsourced manufacturing, systems manufacturing, hard disc drive manufacturing, and ASIC business unit manager from 1997 thru 2008. Prior to 1997, Mr. Cadigan worked across several different IBM divisions and locations as a senior executive. He holds a bachelor’s degree in Mechanical Engineering from the University of Buffalo.

Amir Faintuch is Senior Vice President and General Manager of the Computing, Wired Infrastructure and Silicon Photonics business unit since October 2019. Mr. Faintuch has more than 25 years of experience in the semiconductor industry. Prior to joining GF in 2019, he was Senior Vice President and General Manager at Intel responsible for its worldwide horizontal Research and Development, where he played a key role in leading a major engineering transformation that increased product competitiveness and predictability across silicon products for computing, data centers, Internet of Things (IoT), wireless and connectivity from 2014 to 2019. Mr. Faintuch is also a former Qualcomm executive, where he served as President of Qualcomm Atheros, a large subsidiary of Qualcomm Inc. that develops wireless connectivity, LTE small cell, networking, infrastructure and

IoT components from 2012 to 2014. His previous positions also include senior executive positions at Atheros communications and Texas Instruments. Mr. Faintuch holds a joint Master of Business Administration degree from Northwestern University, Kellogg School of Management and the Tel Aviv University, Recanati School of Management, as part of the Kellogg-Recanati International Executive MBA Program, and a bachelor’s degree from the University of Haifa.

Michael Hogan is Senior Vice President and General Manager of Automotive, Industrial and Multi-Market business unit since September 2019. He has more than 35 years of experience in the semiconductor industry. Prior to joining GF in 2019, Mr. Hogan was Senior Vice President and General Manager of IoT (Internet of Things) Compute and Wireless at Cypress Semiconductor from 2016 to 2019. From 2011 to 2016, he held a variety of business line management and strategy roles at Broadcom/Avago across an array of wireless technologies, from Wi-Fi to cellular, prior to co-founding the IoT business that was subsequently divested to Cypress Semiconductor in 2016. Prior to that, he was CEO of PulseCore Semiconductor and Sirific Wireless from 2002 to 2008. Mr. Hogan was the founding General Manager of the WLAN (wireless local area network) business at Texas Instruments, where he held a variety of sales and business unit general manager roles during his 16-year tenure. He holds a bachelor’s degree from Syracuse University.

Americo Lemos is Senior Vice President of Asia Business Development and China Country President for GF since February 2019. He is responsible for growing the company’s business in these critical markets. Prior to joining GF, Mr. Lemos was Senior Vice President at Qualcomm, responsible for its data center business while also serving as Chairman of the Supervisory Board of Huaxintong, a joint venture between Qualcomm and the Guizhou Government in China from 2016 to 2018. Prior to joining Qualcomm, Mr. Lemos was Vice President of Platform Engineering at Intel, responsible for strategic ventures with China semiconductor companies from 2009 to 2015. Before Intel, Mr. Lemos held leadership roles with Texas Instruments, Quanta Computer in Taiwan and Skyworks. He holds a Master of Sciences, Electronics and Computers degree from École Nationale Supérieure de Sciences Appliquées et de Technologie (ENSSAT) in Lannion, France.

Thomas Weber is Senior Vice President of Global Operations Support and Supply Chain for GF since October 2018. Previously, he was a Senior Vice President in McKinsey’s transformation practice where he led business transformations in the United States, Europe and Australia across the technology and resources industries from 2011 to 2018. Prior to McKinsey, he worked in the mobile devices industry developing strategy for Motorola and selling consumer research for Nielsen from 2004 to 2011. Mr. Weber began his career in the U.S. Navy where he flew helicopters and led a division through two deployments. Mr. Weber graduated from the U.S. Naval Academy and has a Master of Science in Engineering degree from the University of Pennsylvania.

Corporate Governance

Composition of our Board of Directors

Our board of directors currently consists of ten members, all of whom were elected pursuant to our Memorandum and Articles of Association. The board is divided into three classes designated as Class I, Class II and Class III, with the members of each class each serving staggered, three-year terms. The terms of our Class I directors will expire at the 2022 annual general meeting of members; the terms of our Class II directors will expire at the 2023 annual meeting of members; and the terms of our Class III directors will expire at the 2024 annual meeting of members. At the expiration of the respective terms of the Class I, Class II and Class III directors, new Class I, Class II and Class III directors will be elected to serve for a full term of the three years respectively.

Dr. Thomas Caulfield, Ahmed Saeed Al Calily, Tim Breen and Glenda Dorchak serve as Class I directors (with terms expiring in 2022). Martin L. Edelman, David Kerko, Jack Lazar and Carlos Obeid serve as Class II directors (with terms expiring in 2023). Ahmed Yahia Al Idrissi and Elissa E. Murphy serve as Class III directors (with terms expiring in 2024).

While we do not have a formal policy regarding board diversity, our nominating & governance committee and board of directors will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nominating & governance committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. Under a shareholder’s agreement to be entered into with Mubadala through two of its subsidiaries holding our ordinary shares, MTIC and MTIIIC (the “Shareholder’s Agreement”) prior to the consummation of this offering, we will agree to nominate for election to our board of directors a certain number of designees selected by Mubadala. See “Certain Relationships and Related Party Transactions—Shareholder’s Agreement.”

There is no Cayman Islands law requirement that a director must hold office for a certain term and stand for re-election unless the resolutions appointing the director impose a term on the appointment. We do not have any age limit requirements relating to our director’s term of office.

The Shareholder’s Agreement will provide that, for so long as MTIC, MTIIIC and certain of their affiliates (the “Mubadala Entities”), in the aggregate, beneficially own 50% or more of the ordinary shares held by the Mubadala Entities upon consummation of this offering, MTIC will be entitled to nominate a number of designees (the “Mubadala Designees”) to our board of directors representing a majority of our directors. We expect MTIC to designate the following directors as Mubadala Designees as of the date of consummation of this offering: Ahmed Yahia Al Idrissi, Ahmed Saeed Al Calily, Tim Breen, Martin L. Edelman, and Carlos Obeid. By making such designation, MTIC retains the right to appoint any additional Mubadala Designees in accordance with the Shareholder’s Agreement and the Memorandum and Articles of Association.

Our Memorandum and Articles of Association also provide that our directors may only be removed for cause by an affirmative vote of 75% of our shareholders, provided that (1) a Mubadala Designee may only be removed with or without cause by MTIC, and (2) as long as the Mubadala Entities beneficially own in the aggregate at least 50% of our outstanding ordinary shares, directors other than Mubadala Designees may be removed with or without cause by a majority of shareholders. Any vacancy resulting from an enlargement of our board of directors (which shall not exceed any maximum number stated in our Memorandum and Articles of Association), may be filled by ordinary resolution or by vote of a majority of our directors then in office; provided that any vacancy with respect to a Mubadala Designee may only be filled by a decision of majority of the Mubadala Designees then in office, or if there are none, by MTIC.

Board’s Role in Risk Oversight

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of our operations and corporate functions, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer provides reports to the audit, risk and compliance committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit, risk and compliance committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The audit, risk and compliance committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Board Committees

Our board of directors has established an audit, risk and compliance committee, a people and compensation committee, a strategy and technology committee and a nominating & governance committee, each of which operates pursuant to a separate charter adopted by our board of directors.

Audit, Risk and Compliance Committee

Glenda Dorchak, Jack Lazar and Carlos Obeid currently serve on the audit, risk and compliance committee, which is chaired by Jack Lazar. Our board of directors has determined that Glenda Dorchak and Jack Lazar are “independent” for audit, risk and compliance committee purposes as that term is defined in the rules of the SEC and the applicable rules of the Nasdaq. We intend to have a fully independent audit, risk and compliance committee within one year from effectiveness of our initial public offering registration statement, as permitted by Rule 10A-3 of the Exchange Act. The audit, risk and compliance committee’s responsibilities include:

•	appointing our independent registered public accounting firm, and approving the audit and permitted non-audit services to be provided by our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	establishing and overseeing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•

reviewing and discussing with the independent registered public accounting firm the results of our year-end audit, and recommending to our board of directors, based upon such review and discussions, whether our financial statements shall be included in our Annual Report on Form 20-F; and

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions.

We have one financial expert as of the date hereof. Our board of directors has determined that Jack Lazar qualifies as an “audit committee financial expert” as defined in SEC rules and satisfies the financial sophistication requirements of the Nasdaq.

People and Compensation Committee

Ahmed Saeed Al Calily, Tim Breen, David Kerko and Elissa E. Murphy currently serve on the people and compensation committee, which is chaired by David Kerko. The people and compensation committee’s responsibilities include:

•	establishing and reviewing the goals and objectives of our executive compensation plans;

•

establishing the goals and objectives relevant to Chief Executive Officer compensation, and making recommendations to our board of directors in evaluating our Chief Executive Officer’s performance in light of these goals and objectives;

•

evaluating the performance of our executive officers in light of the goals and objectives of our executive compensation plans and making recommendations to our board of directors with respect to the compensation of our executive officers, including our Chief Executive Officer;

•	making recommendations to our board of directors with respect to improvement of existing, or adoption of new, employee compensation plans and programs; and

•	retaining and approving the compensation of executive compensation advisors and other advisors advising the people and compensation committee.

Strategy and Technology Committee

Ahmed Yahia Al Idrissi, Dr. Thomas Caulfield, Tim Breen, Glenda Dorchak and David Kerko currently serve on the strategy and technology committee, which is chaired by Ahmed Yahia Al Idrissi. The strategy and technology committee’s responsibilities include:

•	assisting our board of directors in reviewing significant investments, divestments, joint ventures, partnerships, and other strategic agreements;

•	providing guidance to our board of directors on long range strategy and business plans;

•	assisting our board of directors in reviewing our technology road map; and

•	assisting our board of directors in reviewing strategic long-term customer and supplier agreements.

Nominating & Governance Committee

Ahmed Yahia Al Idrissi, Glenda Dorchak, Martin L. Edelman and David Kerko currently serve on the nominating & governance committee, which is chaired by Martin L. Edelman. The nominating & governance committee’s responsibilities include:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for election by the shareholders or appointment by our board of directors;

•	reviewing and assessing the adequacy of our corporate governance guidelines and recommending proposed changes to our board of directors; and

•	overseeing the evaluation of our board of directors.

Foreign Private Issuer Status

Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq in respect of the following:

•	the majority independent director requirement under Section 5605(b)(1) of Nasdaq listing rules;

•

the requirement under Section 5605(d) of Nasdaq listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

•

the requirement under Section 5605(e) of Nasdaq listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

•	the Shareholder Approval Requirements under Section 5635 of the Nasdaq listing rules; and

•	the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent directors have regularly scheduled meetings with only the independent directors present.

Lead Independent Director

Our board of directors has appointed David Kerko to serve as our lead independent director. As lead independent director, Mr. Kerko presides over periodic meetings of our independent directors, serves as a liaison between the chairman of our board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Code of Conduct and Code of Ethics

Our board has adopted a code of conduct that applies to all of our directors, officers and employees (the “Code of Conduct”). Our board has also adopted a code of ethics applicable to our executive officers and senior finance executives (the “Code of Ethics”), who must also comply with the Code of Conduct. Both the Code of Conduct and the Code of Ethics are available on our website: www.gf.com. We intend to disclose any amendments to the Code of Ethics, and any waivers of the Code of Ethics or the Code of Conduct for our directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq.

Duties of Directors

Under Cayman Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances (see “Description of Share Capital—Differences in Corporate Law”). In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles of Association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of the company and mortgaging the property of the company; and

•	executing checks, promissory notes and other negotiable instruments on behalf of the company.

Interested Transactions

No director shall be disqualified by their office from contracting and/or dealing with the company as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the company in which any director shall be in any way interested be or be liable to be avoided; nor shall any director so contracting or being so interested be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to the company for any profit realized by any such contract or arrangement by reason of such director holding that office or the fiduciary relationship thereby established. However, any such transaction that would constitute a “related party transaction” pursuant to the laws or rules promulgated by the SEC, shall require the review and approval of the audit, risk and compliance committee. The nature of the director’s interest must be disclosed by such director at the meeting of the directors at which the contract or arrangement is considered if the director’s interest then exists, or in any other case, at the first meeting of the directors after the acquisition of his interest.

A director must promptly disclose the interest to all other directors after becoming aware of the fact that the director is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction which may thereafter be made with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so, their vote shall be counted and they may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

EXECUTIVE COMPENSATION

Under Cayman Islands law, we are not required to disclose compensation paid to our directors and executive officers on an individual basis and we have not otherwise publicly disclosed this information elsewhere.

For the year ended December 31, 2020, the aggregate compensation paid by us and our subsidiaries for our directors and executive officers for services in all capacities to us and our subsidiaries was $29,000,000, which includes both benefits paid in kind and compensation, as well as the grant of share option awards to purchase, in the aggregate, 1,250,000 ordinary shares with an exercise price equal to $10.00 per ordinary share pursuant to the terms and conditions of our 2018 Equity Plan. Share options awards granted pursuant to our 2018 Equity Plan are exercisable and expire as set forth in “2018 Equity Plan” below.

Of the amounts above, for the year ended December 31, 2020, $71,000 was set aside or accrued by us or our subsidiaries to provide defined contribution retirement benefits or similar benefits to our directors and executive officers.

In addition, some share options are expected to be exercised in calendar year 2022 as a result of our long term incentive plans. The number of share options that are currently expected to be exercised in calendar year 2022 is approximately 13.0 million.

Our executive compensation philosophy includes the following objectives:

•	To pay for performance;

•	To attract, develop, reward, and retain great talent; and

•	To motivate our talent to achieve short-term and long-term goals that lead to sustainable long-term shareholder value creation.

Our executive officers receive fixed and variable compensation. They also receive benefits in line with market practice and with the benefits extended to our broad-based employee population.

The fixed component of compensation consists of base salary. This provides a fixed source of income and acts as foundation for other pay components. The base salary is reflective of executive role, responsibility, and individual performance, and it is designed to be market-competitive and attract and retain critical talent. We review base salaries annually, and make adjustments as appropriate based on market, performance and any change in responsibility.

The variable pay elements of our executive officers’ compensation consist of an annual incentive program (“AIP”) and a long-term share option program.

While none of our directors have service contracts with us or our subsidiaries that provide for benefits upon termination of their services, consistent with market practice, certain of our executive officers are entitled to certain benefits upon termination, including a cash severance payment if we terminate their employment without cause.

Annual Incentive Program

The AIP is a short-term annual cash incentive that incentivizes and rewards our executive officers for achieving critical company financial and operational goals as well as individual goals. Each of our executives has an AIP target opportunity, set as a percentage of their base salary, which is reviewed annually to assure that both our performance and pay opportunities are aligned with competitive practices and that our rewards are reflective of company and individual performance.

In 2020, our executive officers’ awards under the AIP were determined as follows:

•	50% based on our financial and operational performance;

•	30% based on individual performance on key objectives; and

•

20% based on our CEO’s discretion including but not limited to: leadership, employee engagement, diversity & inclusion, collaboration, business process improvement, strategic contributions and business context.

For our CEO and CFO, their 2020 AIP award payout was 75% based on our financial and operational performance and 25% as a discretionary component determined by our board of directors.

2017 LTIP

We maintain a long-term incentive plan (the “2017 LTIP”) pursuant to which a small number of current employees hold vested share options that were granted in 2017. Vested share options granted under the 2017 LTIP become exercisable upon the first anniversary of an IPO or change in control occurring following the vesting date but during the term of the share option. In connection with the establishment and adoption of the 2018 Equity Plan, we ceased making awards under the 2017 LTIP. As of October 13, 2021, there are 54,655 nonqualified share options to buy ordinary shares outstanding under the 2017 LTIP.

2018 Equity Plan

We maintain a long-term equity incentive program (the “2018 Equity Plan”) designed to enable our executives and select other high-performing and high-potential participants to share in the value creation of the company as we execute our business plan and deliver returns to our shareholders. Officers, employees, consultants, advisors and members of our board of directors are eligible to participate in the 2018 Equity Plan. The 2018 Equity Plan is administered by our people and compensation committee, which was delegated authority to administer the 2018 Equity Plan by our board of directors.

Awards under the 2018 Equity Plan may be granted in the form of nonqualified share options, share awards, or share unit awards. The vesting conditions and all other terms of these awards will be determined by the administrator of the 2018 Equity Plan and set out in the applicable award agreements.

Participants in the 2018 Equity Plan typically receive a one-time grant upon hire or promotion into an eligible role. As of October 13, 2021, there are 21,811,038 nonqualified share options to buy ordinary shares outstanding. Generally, awards of share options granted in 2020 or later vest over four years, with 25% of the share options vesting on the later of December 31 of the first four years following the grant date and the six-month anniversary of the consummation of an initial public offering, subject to continued employment through the applicable vesting date (with limited exceptions for certain qualifying terminations). The majority of share options granted in 2019 vest over five years, with 20% of the options vesting on the later of December 31 of the first five years following the grant date and the six-month anniversary of the consummation of an initial public offering, subject to continued employment through the applicable vesting date (with limited exceptions for certain qualifying terminations). Share options held by U.S. taxpayers that vest on the six-month anniversary of the consummation of this offering will be exercisable for a period commencing on the vesting date and ending on a fixed date in 2022. Any outstanding in the money exercisable share options not exercised as of the end of such period will be automatically exercised on the last day of such period. All other outstanding share options held by U.S. taxpayers will become exercisable for a period commencing on January 1 of the year following the year in which such share options vest and ending on a fixed date in such year, with any outstanding exercisable share options not exercised as of the end of such period being automatically exercised as of the last day of such period. Share options held by non-U.S. taxpayers will become exercisable on the date such share options vest and will remain exercisable, pursuant to normal share option exercise procedures under the terms and conditions of the 2018 Equity Plan for the duration of the term of the share option, with any outstanding exercisable share options not exercised before the expiration of such share options in accordance with their terms being automatically exercised as of the expiration date of the share options by means of “net exercise” in order to satisfy the exercise price and applicable taxes due in respect of such share options.

As of October 13, 2021 there are 546,200 restricted share unit awards to our employees outstanding. Generally, awards of share units vest over four years, with 25% of the share units vesting on each of the first four anniversaries of the earlier of the grant date or the participant’s hire or promotion date, subject to continued employment through the applicable vesting date (with limited exceptions for certain qualifying terminations). In addition, in connection with this offering certain current and former non-employee members of our board of directors were granted 92,293 restricted share units awards in the aggregate under the 2018 Equity Plan which generally vest over three years, with 33% of the share units vesting on the first three anniversaries of the grant date, subject to their continued provision of services (whether as a non-employee director or otherwise) to the company through the applicable vesting date.

As of October 13, 2021, there are 2,550,470 ordinary shares that remain available for grant under the 2018 Equity Plan. No awards may be granted under the 2018 Equity Plan after our board of directors terminates the 2018 Equity Plan or ten years from its effective date, whichever is earlier.

Shareholder Proceeds Bonus Program

We maintain a bonus program (the “Shareholder Proceeds Bonus Program”) pursuant to which eligible optionholders under our 2018 Equity Plan may receive cash awards depending on financial results linked to annual operating cash flow and other financial metrics.

If our board of directors determines that any amounts are to be paid under the Shareholder Proceeds Bonus Program, the aggregate amount of the cash payment to be received by any participant is based on the per share bonus payment amount, a multiple determined by the board and the number of outstanding share options to which the award under the Shareholder Proceeds Bonus Program relates, with the aggregate cash payment pro-rated based on the number of vested share options as of each payment date over the vesting schedule of the share option. Payment of any amounts under the Shareholder Proceeds Bonus Program is independent of and not contingent upon the exercise of any share options.

While awards under the Shareholder Proceeds Bonus Program may be granted in 2021, and payable in the ordinary course in January 2022, no new awards are expected to be granted under the Shareholder Proceeds Bonus Program in respect of calendar year 2022 or beyond and existing awards will continue to be paid out on their current payment schedule. If we issue share awards or share unit awards prior to the consummation of this offering, eligible holders of such awards may also participate in the Shareholder Proceeds Bonus Program, with the amount of any payment to be received based on the number of outstanding share awards or share unit awards to which the award under the Shareholder Proceeds Bonus Program relates.

2021 Equity Compensation Plan

In connection with, and prior to the consummation of, this offering, our board of directors adopted, and Mubadala approved, the GLOBALFOUNDRIES Inc. 2021 Equity Compensation Plan (the “Equity Plan”). Our Equity Plan will be administered by our board of directors or, as applicable, its delegate (the “Equity Plan Administrator”).

The purpose of the Equity Plan is to attract and retain certain employees, non-employee directors, consultants, and advisors. All of our (and our subsidiaries’) employees, non-employee directors and key advisors and consultants who perform services for us are eligible to receive awards under the Equity Plan. The Equity Plan provides for the issuance of incentive share options, non-qualified share options, share awards, share units, share appreciation rights, and other share-based awards.

The Equity Plan Administrator will determine the allocation of awards and all of the terms and conditions applicable to awards under the Equity Plan, except that awards to members of our board of directors must be authorized by a majority of our board of directors.

Subject to adjustment as described below, the maximum aggregate number of our ordinary shares that may be issued or transferred under the Equity Plan with respect to awards will be 17,500,000 ordinary shares; provided that the share reserve under the Equity Plan will, unless otherwise determined by our board of directors, automatically increase on January 1 of each year for 10 years commencing on January 1, 2023 and ending on (and including) January 1, 2032 in an amount equal to 1% of the total number of ordinary shares outstanding on December 31 of the preceding year.

In general, if any share options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any share awards, share units or other share-based awards are forfeited, terminated, or otherwise not paid in full in our ordinary shares, the shares subject to such awards will again be available for purposes of the Equity Plan. In addition, the maximum aggregate value of our ordinary shares subject to new awards made to any non-employee director pursuant to the Equity Plan, together with any cash fees earned by such non-employee director, for services rendered as a non-employee director during any calendar year, will not exceed $1,500,000, which value will be calculated based on the grant date fair value of such awards for financial reporting purposes.

In connection with certain events affecting the outstanding ordinary shares reserved for issuance as awards, the Equity Plan Administrator will equitably adjust the maximum number and kind of our ordinary shares available for issuance under the Equity Plan, the maximum number and kind of ordinary shares for which any individual may receive awards in any year, the kind and number of shares covered by outstanding awards, the kind and number of shares that may be issued under the Equity Plan, and the price per share or market value of any outstanding awards, and other conditions as the Equity Plan Administrator deems appropriate to prevent the enlargement or dilution of rights under the Equity Plan.

If there is a change in control and awards are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, all outstanding share options and share appreciation rights will immediately vest and become exercisable, any restrictions on share awards will lapse, and all other awards will become payable as of the date of the change in control. If there is a change in control and we (or our successor) terminate a participant’s employment without cause upon or within one year after the change in control, the participant’s outstanding share options and share appreciation rights will vest and become exercisable, any restrictions on share awards will lapse, and all other awards will become payable. In each of the foregoing events, awards based on performance objectives will vest and be payable in accordance with the terms set forth in the applicable award agreement. Notwithstanding the foregoing, the committee may establish any other terms and conditions relating to the effect of a change in control on awards as the Equity Plan Administrator deems appropriate and take any of the actions enumerated under the terms and conditions of the Equity Plan, without the consent of any participant.

Except as permitted by the committee with respect to non-qualified share options, only a participant may exercise rights under an award during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or pursuant to a domestic relations order. The committee may provide in an award agreement that a participant may transfer non-qualified share options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Our board of directors may amend or terminate the Equity Plan at any time, except that our shareholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board of directors or extended with shareholder approval, the Equity Plan will terminate on the day immediately preceding the tenth anniversary of its effective date.

2021 Employee Stock Purchase Plan

In connection with, and prior to the consummation of, this offering, our board of directors adopted, and Mubadala approved, the GLOBALFOUNDRIES Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). Our ESPP will be administered by our board of directors or, as applicable, its delegate (the “ESPP Administrator”).

Any of our employees, or any employees of a subsidiary or affiliate that the ESPP Administrator has designated as eligible to participate in an offering, will be eligible to participate in an offering under the ESPP, other than an employee who owns ordinary shares possessing 5% or more of our voting shares, or the voting shares of a parent or subsidiary, or certain other employees as determined by the ESPP Administrator.

Our ESPP will permit eligible employees to purchase our ordinary shares through contributions in the form of payroll deductions (by timely delivering a subscription agreement to us) or otherwise, as permitted by the ESPP Administrator. The ESPP permits two types of offerings: (1) an offering intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code; and (2) an offering not intended to be tax qualified under Section 423 of the Code to facilitate participation for employees who are not eligible to benefit from favorable U.S. federal tax treatment and, to the extent applicable, to provide flexibility to comply with non-U.S. law and other considerations. The timing of the offering periods will be determined by the ESPP Administrator.

The terms and conditions applicable to each offering period will be set forth in an offering document adopted by the ESPP Administrator for the particular offering period. We also may choose to issue matching ordinary shares with respect to ordinary shares purchased under the ESPP for an offering period. In that event, on the relevant ESPP purchase date, we will grant to each eligible employee in the ESPP a number of ordinary shares with a fair market value equal to a percentage of the aggregate purchase price paid to exercise the employee’s right to purchase ordinary shares on such purchase date. Such matching percentage for each purchase period shall be established by the ESPP Administrator in an offering document.

Subject to certain equitable adjustments in connection with certain events affecting the outstanding ordinary shares reserved for issuance as awards, the maximum aggregate number of our ordinary shares that may be issued or transferred under the ESPP with respect to awards will be 7,500,000 ordinary shares; provided that the share reserve under the ESPP will, unless otherwise determined by our board of directors, automatically increase on January 1 of each year for 8 years commencing on January 1, 2023 and ending on (and including) January 1, 2031 in an amount equal to 0.25% of the total number of ordinary shares outstanding on December 31 of the preceding year. In no event will the number of ordinary shares that may be issued or transferred pursuant to rights granted under the ESPP exceed 18,750,000, in the aggregate, subject to the adjustments described above.

The ESPP Administrator will have the authority to amend, suspend or terminate the ESPP. However, shareholder approval shall be required to amend the ESPP to increase the aggregate number or change the class of shares that may be sold pursuant to rights under the ESPP (other than an adjustment as provided above) or as may otherwise be required under Section 423 of the Code or as may otherwise be required by applicable stock exchange requirements.

Share Ownership

The shares and any outstanding beneficially owned by our directors and officers and/or entities affiliated with these individuals are disclosed in the section titled “Principal and Selling Shareholder.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loan and Credit Agreements with MTHC

On March 20, 2017, we entered into a loan agreement with MTHC under which we could borrow up to $580 million. Subsequently, on November 27, 2017 we entered into an amended agreement that reduced the maximum loan amount under the facility to $380 million. The loan matured on December 31, 2020 and had an interest rate of LIBOR plus 2.3%. During the years ended December 31, 2020 and 2019, we made principal repayments of $112 million and $247 million, respectively.

On June 13, 2017, we entered into a loan agreement with MTHC that provided us a USD facility under which we could borrow up to $860 million for the purpose of acquiring equipment for a 300mm fab in Chengdu High Technology Zone, Chengdu China. We drew down $0 and $26 million during the years ended December 31, 2019 and 2018, respectively. As of December 31, 2018, we entered into an amendment to the loan agreement to reduce the maximum loan amount under the facility from $860 million to $31 million and revise the maturity date to December 31, 2019. The loan had an interest rate of LIBOR plus 2.3%.

On June 19, 2018, we entered into a bridge loan agreement with MTHC that provided a USD facility under which we could borrow up to $250 million. The loan matured on August 31, 2018 and had an interest rate of three-month LIBOR plus 2.25% per annum. As of August 14, 2018, we entered into an amendment to the loan agreement to extend the termination date to December 31, 2018. We repaid the loan during the year ended December 31, 2018.

On June 5, 2019, we entered into a credit agreement with Morgan Stanley and several lenders, including MTHC. MTHC provided us facilities under which we could borrow up to $36 million and EUR17 million. We repaid the facilities during the year ended December 31, 2020.

MTHC Revolving Credit Facility

On December 15, 2013, we entered into a revolving credit agreement with MTHC that provided for an aggregate commitment of $600 million. Subsequently, on November 28, 2017, we entered into an amended agreement to reduce the aggregate commitment to $400 million. As further amended on July 27, 2020, the revolving credit agreement terminates on December 31, 2023, unless MTHC elects to terminate the facility upon the company ceasing to be a direct or indirect wholly owned subsidiary of Mubadala. Amounts outstanding under the loan bear interest at LIBOR plus 1.5%. No amounts were drawn down on this facility as of December 31, 2020 and we intend to terminate it in connection with the closing of this offering.

SMP

Silicon Manufacturing Partners Pte Ltd. (“SMP”) is a joint venture with LSI Technology (Singapore) Pte. Ltd. We hold a 49% interest in SMP and manage all aspects of its manufacturing operations. In the years ended December 31, 2020 and 2019, respectively, we purchased products, primarily wafers, from SMP for an aggregate of $57 million and $62 million. We also reimbursed expenses of and contributed tools to SMP in those periods, with an aggregate expense of $47 million and $51 million, respectively.

AMTC and BAC

On January 1, 2020, we obtained control of the Advanced Mask Technology Centre GmbH & Co. KG (“AMTC”) and Maskhouse Building Administration GmbH & Co. KG (“BAC”) joint venture with Toppan Photomasks, Inc. through an amendment of the joint venture agreement (the “AMTC JV Agreement”), which granted us the determining vote over changes in the business plans of AMTC and BAC. We consolidated the joint venture effective January 1, 2020. We continue to hold 50% of the voting securities in AMTC and BAC. No consideration was paid to the non-controlling shareholder as a result of the amendment to the joint venture agreement. In accordance with the AMTC JV Agreement, AMTC is responsible for performing development and production of advanced masks, and BAC is responsible for the acquisition, administration and leasing of real estate, and is the holder of the land and building that is used by AMTC for its operations.

Transactions with AMTC and BAC prior to January 1, 2020

Under the AMTC JV Agreement, as amended, we are entitled to 70% of AMTC’s manufacturing capacity. We provided AMTC with capital equipment and made unsecured loans to AMTC in order to fund such equipment, which amounted to $166 million and $162 million in the years ended December 31, 2019 and 2018, respectively. The loans carried a fixed interest rate of 4.0% and repayments were to be made quarterly over eight years. Additionally, we made unsecured loans to BAC, which amounted to $9 million and $3 million in the years ended December 31, 2019 and 2018, respectively. The loans carried a fixed interest rate of 5.081% and repayments were to be made quarterly over five years.

On January 20, 2011, we entered into a tool usage agreement with AMTC (the “Tool Usage Agreement”). Under this agreement, we are providing AMTC with permission to use a certain inspection tool owned by us for the purpose of production and development of masks for us and our affiliates (the “Tool”). The costs and expenses relating to the operation, maintenance or use of the Tool are being charged by AMTC pursuant to the AMTC JV Agreement. We are not charging AMTC for use of the Tool. The Tool Usage Agreement will expire upon the termination of the AMTC JV Agreement.

Mubadala

Shareholder Loan Facilities

We entered into several loan facilities with a subsidiary of Mubadala, none of which currently remain outstanding. Under those loan agreements, we have received the following funds during those years, and repaid the following amounts through August 31, 2021:

2012 Shareholder Loan	$1,915,000,000
2013 Shareholder Loan	1,780,000,000
2014 Shareholder Loan	3,885,000,000
2015 Shareholder Loan	3,395,000,000
2016 Shareholder Loan	592,687,000

11,567,687,000
2019 Repayment	(400,000,000)
2020 Repayment	(487,000,000)
2021 Repayment	(568,000,000)

Total	$10,112,687,000

Each of the 2012, 2013, 2014, 2015 and 2016 loans from Mubadala (collectively the “Shareholder Loans”) were non-interest bearing and principal repayment, in whole or in part, was entirely at our discretion as explicitly stated in the loan agreements. The Shareholder Loans were subordinated to any claims of other unsubordinated and subordinated creditors, including beneficiaries under guarantees issued, of the company. The Shareholder Loans had no maturity date. On October 1, 2021, our board approved the Conversion, and on October 3, 2021, we executed the Conversion. The Conversion did not have an impact on shares outstanding or have any dilutive effects, as no additional shares were issued.

Further Assurances Agreement

On July 1, 2015, in connection with our acquisition of IBM’s Microelectronics division, Mubadala Development Company PJSC (“MDC”), an affiliate of Mubadala, entered into a further assurances agreement (the “Further Assurances Agreement”) with IBM, under which MDC provided a guarantee of our obligations to IBM, which would have been triggered upon certain insolvency events, in an amount not to exceed $375 million. The Further Assurances Agreement expired on July 1, 2019.

Soitec

Douglas Dunn, a member of our board of directors from 2013 to 2019, was also a director of Soitec until July 2018. For information about our transactions with Soitec, see “Business—Raw Materials.”

Secondments

Between January 1, 2018 and the date of this prospectus, Mubadala has seconded seven persons to us. Two secondees, including Tim Breen, who is a member of our board of directors and previously served as an executive officer of the company, continue to be seconded to us as of the date of this prospectus. From January 1, 2018 through December 31, 2020, we paid Mubadala an average annual amount of $1.78 million in consideration of the services provided by the secondees.

Shareholder’s Agreement

Prior to the consummation of this offering, we intend to enter into the Shareholder’s Agreement.

The Shareholder’s Agreement will provide that, for so long as the Mubadala Entities, in the aggregate, beneficially own 50% or more of the ordinary shares held by the Mubadala Entities upon consummation of this offering, MTIC will be entitled to nominate a number of Mubadala Designees to our board of directors representing a majority of our directors. The Shareholder’s Agreement will also specify how such nomination rights will decrease as the Mubadala Entities’ beneficial ownership of our ordinary shares decreases. Specifically, for so long as the Mubadala Entities, in the aggregate, beneficially own (i) 40% or more, but less than 50%, (ii) 30% or more, but less than 40%, (iii) 20% or more, but less than 30%, and (iv) 5% or more, but less than 20%, of the ordinary shares held by the Mubadala Entities upon consummation of this offering, MTIC shall be entitled to Mubadala Designees on our board of directors representing at least 50%, 40%, 30% and 20%, respectively, of our directors. The Shareholder’s Agreement will provide that for so long as MTIC is entitled to nominate at least 30% of our directors, the chairman of our board of directors shall be appointed by a majority vote of the Mubadala Designees directors.

The Shareholder’s Agreement will specify that, where there is a vacant board position in respect of a Mubadala Designee director, such vacancy shall be filled only by a decision of a majority of the Mubadala Designee directors then in office or, if there are no such directors then in office, by MTIC. Additionally, we will include the Mubadala Designees on the slate that is included in our proxy statement relating to the appointment of directors of the class to which such persons belong and provide the highest level of support for the appointment of each such person as we provide to any other individual standing for appointment as a director.

The Shareholder’s Agreement also specifies that until such time as the Mubadala Entities no longer beneficially own at least 30% of our outstanding ordinary shares, we will not, nor will we permit our subsidiaries, to take certain significant actions specified therein without the prior consent of MTIC. These actions include:

•

amendments or modifications to, or repealing of, (whether by merger, consolidation or otherwise) any provisions of our organizational documents in a manner that would adversely affect the Mubadala Entities beneficially owning outstanding ordinary shares;

•	issuances of equity securities, subject to customary exceptions;

•	acquisitions or dispositions in an amount exceeding $300 million in any single transaction or $500 million in any calendar year, other than pursuant to ordinary course transactions;

•	mergers, consolidations, or other transactions that would involve a change of control of our company;

•	incurring financial indebtedness in an amount exceeding $200 million, subject to certain exceptions;

•	hiring or terminating our Chief Executive Officer, Chief Financial Officer or Chief Legal Officer or designating any replacement thereto;

•	liquidation, dissolution or winding up of our company;

•	any material change in the nature of the business of our company and our subsidiaries, taken as a whole; or

•	changes to the size of our board of directors.

The Shareholder’s Agreement will entitle the Mubadala Entities to certain information rights. The Mubadala Entities will be permitted to share such disclosed information with other Mubadala Entities and their directors, officers, employees, consultants, advisers, and financing providers, provided that the recipient maintain the confidentiality of such disclosed information.

We will agree to use our reasonable best efforts, if permitted by applicable law and regulation (including, in particular, our audit, risk and compliance committee’s responsibilities under U.S. securities laws and regulations) and if in the best interests of the company, to select the same independent certified public accounting firm, or auditor, used by Mubadala (or an affiliate of such auditor) and to provide to Mubadala as much prior notice as reasonably practical of any change in our auditor until the first fiscal year end occurring after the date on which Mubadala and any entities owned by the Government of Abu Dhabi, together with their subsidiaries, no longer own in aggregate at least 25% of the voting power of our then outstanding securities. When selecting our auditor, we have agreed that we will give due consideration to the benefits arising to our company from the use of the same auditor as Mubadala (or an affiliate of such auditor).

The Shareholder’s Agreement will be governed by Cayman Islands law and will terminate on the earlier to occur of (i) such time as the Mubadala Entities, in aggregate, cease to beneficially own 5% or more of our outstanding ordinary shares, and (ii) upon the delivery of a written notice by MTIC to us requesting its termination.

Certain of the provisions of the Shareholder’s Agreement have been included in our Memorandum and Articles of Association.

Registration Rights Agreement

Prior to the consummation of this offering, we intend to enter into a registration rights agreement with MTIC and MTIIIC, pursuant to which those holders of ordinary shares will be entitled to demand the registration of the sale of certain or all of our ordinary shares that they beneficially own (the “Registration Rights Agreement”). Among other things, under the terms of the Registration Rights Agreement:

•

Each holder will have an unlimited right, subject to certain conditions and exceptions, to request that we file registration statements with the SEC for one or more underwritten offerings of all or part of our ordinary shares that the holder beneficially owns, and we will be required to cause any such registration statements (a) to be filed with the SEC as promptly as practicable and (b) to use commercially reasonable efforts to cause such registration statements to become effective as soon as reasonably practicable;

•

If we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities by us, we will be required to use commercially reasonable efforts to offer the other parties to the Registration Rights Agreement, if any, the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•	All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the holders, will be paid by us.

The registration rights granted in the Registration Rights Agreement will be subject to customary restrictions such as minimum offering sizes, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The rights of the holders under the Registration Rights Agreement will be assignable to certain transferees of the holders’ ordinary shares. The Registration Rights Agreement will also contain customary indemnification and contribution provisions. The Registration Rights Agreement will be governed by New York law.

Directed Share Program

At our request, the underwriters have reserved up to 2,750,000 ordinary shares, or up to 5% of the shares offered by us and Mubadala in this offering, for sale at the initial public offering price through a directed share program to certain employees and other related persons identified by us. The number of ordinary shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Morgan Stanley & Co. LLC will administer our directed share program as described in the section titled “Underwriters—Directed Share Program.”

PRINCIPAL AND SELLING SHAREHOLDER

The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of October 13, 2021, as adjusted to reflect the sale of ordinary shares offered by us and Mubadala in this offering and the Concurrent Private Placement, assuming no exercise of the underwriters’ option to purchase 8,250,000 additional ordinary shares to cover over-allotments, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group;

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of ordinary shares; and

•	the selling shareholder.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. In addition, the following table does not reflect any ordinary shares that may be purchased in this offering or pursuant to our directed share program described under “Underwriters—Directed Share Program.”

	Shares Beneficially Owned Prior to this Offering and the Concurrent Private Placement			Shares Being Offered	Shares Beneficially Owned After this Offering and the Concurrent Private Placement
Name of Beneficial Owner	Shares		Percentage		Shares	Percentage
Mubadala Investment Company PJSC	500,000,000	(1)(2)	100%	24,750,000	475,250,000	89.4%
Directors and named executive officers:
Dr. Thomas Caulfield	0		*	—	—	—
David Reeder	0		*	—	—	—
Kay Chai (KC) Ang	0		*	—	—	—
Saam Azar	0		*	—	—	—
Juan Cordovez	0		*	—	—	—
Emily Reilly	0		*	—	—	—
Ahmed Yahia Al Idrissi	0		*	—	—	—
Ahmed Saeed Al Calily	0		*	—	—	—
Khaled Abdulla Al Qubaisi	0		*	—	—	—
Tim Breen	0		*	—	—	—
Dr. Jin-Yong Cai	0		*	—	—	—
Glenda Dorchak	0		*	—	—	—
Martin L. Edelman	0		*	—	—	—
David Kerko	0		*	—	—	—
Jack Lazar	0		*	—	—	—
Carlos Obeid	0		*	—	—	—

(1)

378,273,074 ordinary shares held by MTIC, and 121,726,926 ordinary shares held by MTIIIC, both wholly owned subsidiaries of Mubadala Technology Investments LLC. The address of Mubadala is Mamoura A Building Abu Dhabi, 45005 United Arab Emirates.

(2)	Reflects the effect of the 1-for-2 reverse share split approved by our board of directors on September 9, 2021 and effected on September 12, 2021.

*

Certain of our directors and executive officers hold vested options that will become exercisable for a period of time after the expiration of the applicable lock-up period and restricted share units that will vest on certain dates following expiration of the applicable lock-up period.

As of the date of this prospectus, Mubadala through its subsidiaries, MTIC and MTIIIC, is the sole shareholder of the entirety of our share capital, which consists of 500,000,000 ordinary shares. Mubadala is our ultimate parent company.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated in the Cayman Islands with limited liability on October 7, 2008.

Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Cayman Companies Act.

Our affairs are governed principally by: (1) our Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”); (2) the Cayman Companies Act; and (3) the common law of the Cayman Islands. As provided in our Memorandum and Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The following are summaries of material provisions of our Memorandum and Articles of Association and the Cayman Companies Act insofar as they relate to the material terms of our ordinary shares.

These summaries do not purport to be complete and are subject to the Memorandum and Articles of Association.

Throughout the following description of our share capital, we summarized the material terms of our ordinary shares as set forth in the Memorandum and Articles of Association. We have filed a copy of our complete Memorandum and Articles of Association as an exhibit to this registration statement on Form F-1.

Authorized Share Capital

Upon the completion of this offering, our authorized share capital will consist of 1,300,000,000 ordinary shares of US$0.02 per share and 200,000,000 preferred shares with a par value of US$0.02 per share of such class or classes (however designated) as the board of directors may determine in accordance with our Memorandum and Articles of Association.

Ordinary Shares

General

As of October 13, 2021, there were 500,000,000 ordinary shares issued, fully paid and outstanding held by two shareholders of record, which are wholly owned subsidiaries of Mubadala.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting, or by shareholders present in person or by proxy holding at least 10% of the shares giving the right to attend and vote at the meeting before or on the declaration of the result of the show of hands.

A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting. As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act to call annual general meetings. Only the board of directors may call an annual general meeting or any extraordinary general meeting. The Cayman Companies Act does not provide shareholders with rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board of directors will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten calendar days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to attend and vote, with regards to the annual general meeting, or the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

Generally speaking, an ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting and a special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders, as permitted by the Cayman Companies Act and our Memorandum and Articles of Association.

A special resolution will be required for certain matters such as a change of name, amendments to our Memorandum and Articles of Association, and a reduction in our share capital or any capital redemption reserve fund. Our shareholders may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amounts than our existing shares, converting all or any of our paid-up shares into stocks and reconverting that stock into paid-up shares of any denomination, subdividing existing shares or dividing the whole or any part of our share capital into shares of smaller amounts or into shares without par value, and cancelling any authorized but unissued shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Under the Cayman Companies Act, a Cayman Islands company may pay a dividend out of either profit or distributable reserves, including our share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Liquidation

On a winding up of our company, if the assets available for distribution among the holders of our ordinary shares shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among the holders of our ordinary shares in proportion to the par value of the ordinary shares held by them at the commencement of the winding up subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to the us for unpaid calls or otherwise.

If our assets available for distribution are insufficient to repay the whole of the issued share capital, such assets will be distributed so that the losses are borne by the holders of our ordinary shares in proportion to the par value of the ordinary shares held by them.

The liquidator may, with the sanction of a special resolution of our shareholders and any other sanction required by the Cayman Companies Act, divide among the shareholders in kind the whole or any part of the assets of our company, and may for that purpose value any assets and determine how the division shall be carried out as among our shareholders or different classes of shareholders. The liquidator may, with the same sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholder as the liquidator, with the same sanction, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

Share Repurchase

The Cayman Companies Act and our Memorandum and Articles of Association permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf us, subject to the Cayman Companies Act, our Memorandum and Articles of Association and to any applicable requirements imposed from time to time by the SEC or the applicable stock exchange on which our securities are listed.

Share Options and Restricted Share Unit Awards

As of October 13, 2021, options to purchase an aggregate of 21,811,038 ordinary shares and 638,493 restricted share unit awards were outstanding under the 2018 Equity Plan (and an additional 54,655 options to purchase ordinary shares were outstanding under the 2017 LTIP), and 2,550,740 additional shares of ordinary shares were available for future grant under the 2018 Equity Plan.

Directors

The management of our company is vested in a board of directors. Our Memorandum and Articles of Association, which will become effective upon completion of this offering, provide that the number of directors will be determined by our board of directors. However, for so long as MTIC is entitled to nominate at least one director to the board of directors, the board of directors will not, without MTIC’s prior written consent, include more than twelve directors and until such time as the Mubadala Entities no longer beneficially own in the aggregate at least 30% of our outstanding ordinary shares, the number of directors may not be changed without the prior written consent of MTIC.

In accordance with our Memorandum and Articles of Association, our board of directors will be divided into three classes of directors, with the directors in each class serving staggered three-year terms. The quorum necessary for any meeting of our board of directors shall consist of a simple majority of the members provided that, for so long as the Mubadala Entities are entitled to nominate one Mubadala Designee to our board of directors, the presence of at least one Mubadala Designee shall be required on first call to a meeting of the board of directors.

Our Memorandum and Articles of Association will also include certain veto rights in favor of the Mubadala Entities providing that until such time as the Mubadala Entities no longer beneficially own at least 30% of our outstanding ordinary shares, the board of directors will require the prior written consent of MTIC to take, or to permit our subsidiaries to take, the following actions:

•	issuances of equity securities, subject to customary exceptions;

•	acquisitions or dispositions in an amount exceeding $300 million in any single transaction or $500 million in any calendar year, other than in the ordinary course of business;

•	mergers, consolidations, or other transactions that would involve a change of control of our company;

•	incurring financial indebtedness in an amount exceeding $200 million, subject to certain exceptions;

•	hiring or terminating our Chief Executive Officer, Chief Financial Officer or Chief Legal Officer or designating any replacement thereto; or

•	any material change in the nature of the business of our company and our subsidiaries, taken as a whole.

Corporate Opportunity

Our Memorandum and Articles of Association provides that we renounce our interest in any corporate opportunity offered to any of our directors or officers. Additionally, any such director or officer shall be permitted to pursue competing opportunities without any liability to us.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors.

Register of Shareholders

The ordinary shares will be held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of the ordinary shares.

Under Cayman Islands law, we must keep a register of shareholders that includes:

•	the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	whether voting rights attach to the shares in issue;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, our register of shareholders is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a rebuttable presumption) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against that person’s name in the register of shareholders. Upon the completion of the proposed transaction, the register of shareholders will be immediately updated to record and give effect to the issuance of new ordinary shares in the proposed transaction. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Exempted Company

We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Where the proposed activities of a company are to be carried out mainly outside of the Cayman Islands, the registrant can apply for registration as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of shareholders is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Cayman Companies Act was modelled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Cayman Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation. Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, the director is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the company in any foreign jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or property or any part thereof; and (iv) that no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, the director is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows:

(a)

the shareholder must give the shareholder’s written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for the shareholder’s shares if the merger or consolidation is authorized by the vote;

(b)

within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection;

(c)

a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of the shareholder’s intention to dissent including, among other details, a demand for payment of the fair value of his shares;

(d)

within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase the shareholder’s shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and

(e)

if the company and the shareholder fail to agree a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Grand Court of the Cayman Islands to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies. In certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement,” which may be tantamount to a merger. In the event that a merger is sought pursuant to a scheme of arrangement (the procedures of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Our Memorandum and Articles of Association provide that until such time as the Mubadala Entities no longer beneficially own at least 30% of our outstanding ordinary shares, the board of directors shall not cause our company to merge or consolidate with another entity without the prior written approval of MTIC.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offer or may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of United States corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of the shares. However, appraisal rights would also not be available to shareholders of a Delaware target in a business combination transaction if the shares of the target were listed on a national securities exchange and target shareholders receive only shares of a corporation which shares are also listed on a national securities exchange.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

A shareholder of a Delaware corporation has the right to bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Our Memorandum and Articles of Association provide that each shareholder agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of our Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director to take any action in the performance of their duties with or for our company. However, such waiver shall not extend to any matter in respect of any dishonesty, actual fraud or willful default which may attach to such director or officer.

Maples and Calder (Cayman) LLP, our Cayman Islands counsel, is not aware of any reported class action suits having been brought in a Cayman Islands court. However, a class action suit could nonetheless be brought in the United States courts pursuant to an alleged violation of the securities laws of the United States.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty to exercise independent judgment; and

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests.

However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which the director has a personal interest provided that the director has disclosed that nature of his interest to the board of directors. With respect to the duty of directors to avoid conflicts of interest, our Memorandum and Articles of Association vary from the applicable provisions of Cayman Islands law mentioned above by providing that a director must disclose the nature and extent of the director’s interest in any contract or proposed contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or applicable listing rules, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which the director is interested and may be counted in the quorum at the meeting.

In addition to the above, under Cayman Islands law, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Memorandum and Articles of Association or alternatively by shareholder approval at general meetings. The Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. However, under our Memorandum and Articles of Association, we renounced our interest in any corporate opportunity offered to any director or officer. Additionally, any such director or officer shall be permitted to pursue competing opportunities without any liability to us. Furthermore, each of our officers and directors may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which the director actually possesses.

A general notice may be given to the board of directors to the effect that:

•

the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or

•

the director is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with the director, will be deemed sufficient declaration of interest.

This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our Memorandum and Articles of Association and subject to any separate requirement under applicable law or applicable listing rules, a director may vote in respect of any transaction or arrangement in which the director is interested and may be counted in the quorum at the meeting.

In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, directors must inform themselves of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that directors act in a manner they reasonably believe to be in the best interests of the corporation. They must not use their corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act does not provide shareholders with rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. Our Memorandum and Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors can be removed for cause by an affirmative vote of at least 75% of shareholders, provided that (1) Mubadala Designees may only be removed with or without cause by MTIC and (2) as long as the Mubadala Entities beneficially own in the aggregate at least 50% of the outstanding shares, directors other than the Mubadala Designees may be removed with or without cause by a majority of shareholders.

The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if the director:

•	becomes prohibited by law from being a director;

•	becomes bankrupt or makes an arrangement or composition with the director’s creditors;

•	dies or is in the opinion of all the director’s co-directors, incapable by reason of mental disorder of discharging his duties as director;

•	resigns the director’s office by notice to us; or

•

has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that the director’s office be vacated.

Our Memorandum and Articles of Association provide that any vacancy on the board of directors in respect of a Mubadala Designee may only be filled by a decision of majority of the Mubadala Designees then in office, or if there are none, by MTIC.

Proceedings of the Board of Directors

Our business is to be managed and conducted by the board of directors. The quorum necessary for any meeting of our board of directors shall consist of a simple majority of the members provided that, for so long as the Mubadala Entities are entitled to nominate one Mubadala Designee to our board of directors, the presence of at least one Mubadala Designee shall be required on first call to a meeting of the board of directors.

Subject to the provisions of our Memorandum and Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate.

Subject to the provisions of our Memorandum and Articles of Association, to any directions given by ordinary resolution of the shareholders and applicable listing rules, the board of directors may from time to time at its discretion exercise all of our powers, including, subject to the Cayman Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owes duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Cayman Companies Act, we may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting). Our Memorandum and Articles of Association also give our board of directors the authority to petition the Cayman Islands Court for our wind up.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, all or any of the special rights attached to any class of shares may be varied with either the written consent of the beneficial holders of two-thirds of the issued shares of that class, or with the approval of a special resolution passed at a general meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely affected by the creation, allotment or issuance of further shares (whether ranking in priority to, pari passu or subordinated to them) pursuant to the board of director’s ability to issue preference shares. The rights of the beneficial holders of the issued shares shall not be deemed to be materially adversely varied by the creation, allotment or issuance of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Memorandum and Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman

Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that we shall indemnify and hold harmless our directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the company other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. We will also bear the expenses of any reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such director or officer, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by us if it is ultimately determined that any such person shall not have been entitled to indemnification. No director or officer shall be liable to our company for any loss or damage incurred by our company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, dishonesty, willful neglect or willful default of such officer or director. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Enforcement of Civil Liabilities

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

We have appointed Corporation Service Company as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this offering. The address of Corporation Service Company is 251 Little Falls Drive, Wilmington, DE 19808.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that:

•

our board of directors will be divided into three separate classes, with each class serving for staggered terms, with successors to the class of directors whose term expires at subsequent annual meetings of shareholders following the date of such introduction, being elected for a further fixed term;

•

provide that our Memorandum and Articles of Association may be amended only by the affirmative vote of two-thirds of the votes permitted to be cast by persons present and voting in a general meeting at which a quorum is present;

•	provide that directors nominated by Mubadala may only be removed with or without cause by MTIC;

•

provide that any merger to which we are a party will require the approval of a special resolution and, until such time as the Mubadala Entities no longer beneficially own at least 30% of our outstanding ordinary shares, the prior written approval of MTIC;

•

authorize our board of directors to issue preferred shares and to designate the rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•

limit the ability of shareholders to requisition and convene general meetings of shareholders and prevent our shareholders from putting any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the company to first negotiate with the board of directors. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Exclusive Forum

Our Memorandum and Articles of Association provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands will, to the fullest extent permitted by the law, have exclusive jurisdiction over any claim or dispute arising out of or in connection with our Memorandum and Articles of Association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or our Memorandum and Articles of Association, and (iv) any action asserting a claim against us governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. Our Memorandum and Articles of Association will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act or Exchange Act, including all causes of action asserted against any defendant named in such complaint. Our Memorandum and Articles of Association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights of our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or our corporate records. However, our board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders.

Handling of Mail

Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as amended) of the Cayman Islands (“DPA”), based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. Future sales of substantial amounts of our ordinary shares, including shares issued upon exercise of outstanding share options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise equity capital in the future.

Upon the completion of this offering and the Concurrent Private Placement, based on the number of our ordinary shares outstanding as of October 13, 2021, we will have a total of 531,845,744 ordinary shares outstanding, assuming 30,250,000 ordinary shares are sold in this offering and 1,595,744 ordinary shares are sold in the Concurrent Private Placement by us. Of these outstanding shares, all of the shares sold in this offering will be freely tradable, except any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, or by certain individuals identified by us in the directed share program. Such shares would only be able to be sold in compliance with the Rule 144 limitations described below. In addition, some options are expected to be exercised in calendar year 2022 as a result of our LTIP plans. See “Executive Compensation” for more information.

The remaining outstanding ordinary shares will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rules 144 and 701 under the Securities Act, which rules are summarized below.

Rule 144

In general, under Rule 144, persons who became the beneficial owners of our ordinary shares prior to the completion of this offering may not sell their shares until the earlier of (i) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (ii) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale is entitled to sell an unlimited number of our ordinary shares provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale is entitled to sell within any three-month period only a number of ordinary shares that does not exceed the greater of either of the following:

•	one percent of the number of shares of our ordinary shares then outstanding; and

•	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with the SEC with respect to that sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of our ordinary shares without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Upon completion of the 180-day lock-up period, all of our outstanding restricted securities will be eligible for sale under Rule 144 subject to limitations on sales by affiliates and other contractual transfer restrictions.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of our initial public offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate, the sale may be made without compliance with its holding period or current public information requirement. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its holding period, but subject to the other Rule 144 restrictions.

Lock-Up Agreements

MTIC and MTIIIC are subject to lock-up agreements or market stand-off provisions that, subject to exceptions described under “Underwriters” below, prohibit them from offering for sale, selling, contracting to sell, pledging, granting any option for the sale of, making any short sale of, transferring or otherwise disposing of any ordinary shares, share options, or any security or instrument related to our ordinary shares or share options for a period of at least 180 days following the date of this prospectus, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters. These agreements are subject to certain customary exceptions. See “Underwriters” for additional information.

Equity Incentive Plans

In connection with this offering, we intend to file with the SEC a registration statement under the Securities Act registering the issuance and sale of all of the shares of our ordinary shares reserved for issuance under our equity incentive plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, resales of such shares may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144 and will not be eligible for resale until expiration of any contractual restrictions to which they are subject.

TAXATION

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands tax consequences of the acquisition, ownership and disposition of our ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase our ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change. If you are considering the purchase of our ordinary shares, you should consult your own tax advisors concerning the particular tax consequences to you of the purchase, ownership and disposition of our ordinary shares, as well as the consequences to you arising under the laws of your country of citizenship, residence or domicile.

The following is a discussion of certain Cayman Islands income tax consequences of an investment in our ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended to be tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of ordinary shares or on an instrument of transfer in respect of an ordinary share.

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has received an undertaking from the Governor in Cabinet of the Cayman Islands in substantially the following form:

The Tax Concessions Law

(1999 Revision)

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Law (1999 Revision) the Governor in Cabinet undertakes with GLOBALFOUNDRIES Inc.:

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us the company or our operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

a.	on or in respect of the shares, debentures or other obligations of the company; or

b.	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (20181 Revision).

These concessions shall be for a period of TWENTY years from 21st day of October 2008.

U.S. Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership and disposition of our ordinary shares by a U.S. Holder (as defined below).

This summary is based on provisions of the Code, and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of ordinary shares. In particular, this summary is directed only to U.S. Holders that hold ordinary shares as capital assets and does not address particular tax consequences that may be applicable to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax-exempt entities, regulated investment companies, real estate investment trusts, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), holders that own or are treated as owning 10% or more of our stock by vote or value, persons holding ordinary shares as part of a hedging or conversion transaction or a straddle, persons whose functional currency is not the U.S. dollar, or persons holding our ordinary shares in connection with a trade or business outside the United States. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of acquiring, holding or disposing of ordinary shares.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of ordinary shares that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such ordinary shares.

You should consult your own tax advisors about the consequences of the acquisition, ownership, and disposition of the ordinary shares, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.

Taxation of Distributions

Subject to the discussion below under “—Passive Foreign Investment Company Status,” the gross amount of any distribution of cash or property with respect to our shares that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income on the day on which you receive the dividend and will not be eligible for the dividends-received deduction allowed to corporations under the Code.

We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

Subject to certain exceptions for short-term positions, dividends received by an individual with respect to the shares will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” Dividends paid on the shares will be treated as qualified dividends if:

•

the shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program; and

•	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (a “PFIC”).

The ordinary shares are expected to be listed on the Nasdaq, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our prior taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our current taxable year or in the foreseeable future. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividend distributions with respect to our shares generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation.

U.S. Holders that receive distributions of additional shares or rights to subscribe for shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. Holder has the right to receive cash or property, in which case the U.S. Holder will be treated as if it received cash equal to the fair market value of the distribution.

Taxation of Dispositions of Shares

Subject to the discussion below under “—Passive Foreign Investment Company Status,” upon a sale, exchange or other taxable disposition of the shares, U.S. Holders will realize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the shares, as determined in U.S. dollars as discussed below. Such gain or loss will be capital gain or loss, and will generally be long-term capital gain or loss if the shares have been held for more than one year. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Gain, if any, realized by a U.S. Holder on the sale or other disposition of the shares generally will be treated as U.S. source income.

Passive Foreign Investment Company Status

Special U.S. tax rules apply to companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if either:

•	75% or more of our gross income for the taxable year is passive income; or

•	the average percentage of the value of our assets that produce or are held for the production of passive income is at least 50%.

For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income.

We believe, and the following discussion assumes, that we were not a PFIC for our taxable year ending December 31, 2020 and that, based on the present composition of our income and assets and the manner in which we conduct our business, we will not be a PFIC in our current taxable year or in the foreseeable future. Whether we are a PFIC is a factual determination made annually, and our status could change depending, among other things, upon changes in the composition of our gross income and the relative quarterly average value of our assets. If we were a PFIC for any taxable year in which you hold ordinary shares, you generally would be subject to additional taxes on certain distributions and any gain realized from the sale or other taxable disposition of the ordinary shares regardless of whether we continued to be a PFIC in any subsequent year. You are encouraged to consult your own tax advisor as to our status as a PFIC, the tax consequences to you of such status, and the availability and desirability of making a mark-to-market election to mitigate the unfavorable rules mentioned in the preceding sentence.

Foreign Financial Asset Reporting

Individual U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or US$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the shares to a U.S. taxpayer generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. taxpayer provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. taxpayer will be allowed as a refund or credit against the U.S. taxpayer’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

A holder that is not a U.S. taxpayer may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we and Mubadala have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	17,532,407
BofA Securities, Inc.	12,009,259
J.P. Morgan Securities LLC	9,717,593
Citigroup Global Markets Inc.	4,629,630
Credit Suisse Securities (USA) LLC	4,629,630
Deutsche Bank Securities Inc.	1,388,889
HSBC Securities (USA) Inc.	1,388,889
Jefferies LLC	1,388,889
Robert W. Baird & Co. Incorporated	300,926
Cowen and Company, LLC	300,926
Needham & Company, LLC	300,926
Raymond James & Associates, Inc.	300,926
Wedbush Securities Inc.	300,926
Drexel Hamilton, LLC	289,352
Siebert Williams Shank & Co., LLC	289,352
Intesa Sanpaolo S.p.A.	231,480

Total:	55,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ordinary shares subject to their acceptance of the shares from us and Mubadala and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the ordinary shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the representatives.

Mubadala has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 8,250,000 additional ordinary shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ordinary shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed next to the names of all underwriters in the preceding table.

The cornerstone investors have indicated an interest in purchasing ordinary shares with an aggregate purchase price of approximately $1.05 billion in this offering at a price per share equal to the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may decide to purchase more, less or no ordinary shares in this offering, or the underwriters may decide to sell more, less or no ordinary shares in this offering to the cornerstone investors. The underwriters will receive the same discount from any ordinary shares sold to the cornerstone investors as they will from any other ordinary shares sold to the public in this offering.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and Mubadala. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 8,250,000 ordinary shares.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$47.00	$2,585,000,000	$2,972,750,000
Underwriting discounts and commissions to be paid by:
Us	$1.41	$42,652,500	$42,652,500
Mubadala	$1.41	$34,897,500	$46,530,000
Proceeds, before expenses, to us	$45.59	$1,379,097,500	$1,379,097,500
Proceeds, before expenses, to Mubadala	$45.59	$1,128,352,500	$1,504,470,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $30,000,000. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $50,000. The underwriters have agreed to reimburse us for up to $1,486,375 of expenses incurred by us in connection with this offering.

Morgan Stanley & Co. LLC is acting as placement agent in the Concurrent Private Placement and will receive a customary placement agent fee in connection therewith.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ordinary shares offered by them.

We have been approved to list our ordinary shares on the Nasdaq under the symbol “GFS.”

Evercore Group L.L.C. is acting as our Financial Advisor in connection with this offering. Evercore Group L.L.C. is not acting as an underwriter in connection with this offering.

First Abu Dhabi Bank PJSC (“FAB”) and Abu Dhabi Commercial Bank PJS (“ADCB”), of which Mubadala directly or indirectly owns 37.88% and 60.20%, respectively, are acting as our GCC Markets Advisors in connection with this offering. We have agreed to pay FAB and ADCB a fee of up to $743,188 and $743,188 respectively. FAB and ADCB are not acting as underwriters in connection with this offering.

We and all directors and officers and the holders of all of our outstanding stock and share options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares.

Whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the transfer of ordinary shares to the underwriters pursuant to the underwriting agreement;

•

the transfer of ordinary shares or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act (other than a required Form 5), reporting a reduction in beneficial ownership of such ordinary shares, shall be required or shall be voluntarily made during the restricted period;

•

the transfer of ordinary shares as a bona fide gift or as charitable contributions, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the lock-up agreements, and provided further that no filing under the Exchange Act (other than a required Form 5), reporting a reduction in beneficial ownership of ordinary shares, shall be required or shall be voluntarily made during the restricted period;

•	the transfer ordinary shares by operation of law;

•

distribution of ordinary shares to any corporation, partnership, limited partnership, limited liability company, governmental entity or other entity, in each case, that (i) controls, or is controlled by or is under common control with, the undersigned, or (ii) is directly or indirectly wholly owned by the Government of the Emirate of Abu Dhabi, or (iii) is otherwise an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of a lock-up party, provided that in the case of any such distribution, each distributee shall agree to be subject to the restrictions set forth in the lock-up agreements, and provided further that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of ordinary shares shall be required or shall be voluntarily made during the restricted period;

•

any reclassification or conversion of the ordinary shares, provided that any securities received upon such conversion or reclassification will be subject to the restrictions set forth in the lock-up agreements;

•

the establishment of a a trading plan pursuant to Rule 10b5-1 under the Exchange Act provided that (i) such plan does not provide for the transfer of ordinary shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of a lock-up party or the company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of ordinary shares may be made under such plan during the restricted period; and

•

transfer of ordinary shares pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors (or a duly authorized committee thereof) involving a change of control of the company in which the acquiring party becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of our voting stock following such transaction.

Morgan Stanley & Co. LLC, in its sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ordinary shares, the underwriters, pursuant to Regulation M of the Securities Act, may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We, Mubadala and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, do perform and may in the future perform in the ordinary course of business various financial advisory, investment banking, commercial banking services and other services for us, Mubadala and their affiliates, for which they received or will receive customary fees and expenses. Moreover, certain of the underwriters have granted credit facilities to us, Mubadala and their affiliates, including certain of our existing debt facilities and the RCF Upsize, for which they may have received customary fees and expenses.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect any offers or sales of any ordinary shares in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price was determined by negotiations between us, Mubadala and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to 2,750,000 ordinary shares, or up to 5% of the shares offered by us and Mubadala in this offering, for sale at the initial public offering price through a directed share program to certain employees and other related persons identified by us. The number of ordinary shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Except for shares purchased through the directed share program by certain of our officers and directors who have entered into lock-up agreements, shares purchased through the directed share program will not be subject to lock-up restrictions with the underwriters. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to ordinary shares sold pursuant to the directed share program. We will agree to indemnify the underwriters and their affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the shares reserved for the directed share program. Morgan Stanley & Co. LLC will administer our directed share program. In addition, we have requested that the underwriters make issuer directed allocations to certain investors in the aggregate of up to approximately $350 million in our ordinary shares.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged, and agreed to and with each of the underwriters and the company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

United Kingdom

No shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom, prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in the United Kingdom in accordance with the UK Prospectus Regulation and the FSMA, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA;

provided that no such offer of shares shall require the company or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the United Kingdom who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the company and the Underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the Underwriters has been obtained to each such proposed offer or resale.

The Company, the Underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

In connection with the offering, Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the ordinary shares.

Accordingly, the ordinary shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred en bloc without subdivision to a single investor.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
SEC registration fee	US$	275,574
Nasdaq listing fee		25,000
FINRA filing fee		225,500
Printing and engraving expenses		550,000
Legal fees and expenses		1,906,000
Accounting fees and expenses		2,100,000
Miscellaneous costs		24,917,926

Total	US$	30,000,000

All amounts in the table are estimates except the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee. We will pay all of the expenses of this offering. The underwriters have agreed to reimburse us for up to $1,486,375 of our expenses in connection with this offering.

LEGAL MATTERS

Certain matters of U.S. federal and New York State law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP and for the underwriters by Latham & Watkins LLP. The validity of the ordinary shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP.

EXPERTS

The consolidated financial statements of the company as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes appearing in this prospectus and the registration statement of which this prospectus is a part, have been audited by Ernst & Young LLP (“EY”), independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The offices of EY are located at 275 Shoreline Drive, Redwood City, California 94065.

Prior to the engagement of EY as our independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), certain member firms of Ernst & Young Global Limited (“EYG”) provided non-audit services to certain consolidated subsidiaries and commonly controlled (“sister”) affiliates of the company, described below, which are permissible under the American Institute of Certified Public Accountants (“AICPA”) independence rules, but are inconsistent with the SEC and PCAOB independence rules.

•	From November 2020 to May 2021, the EYG member firm in Germany provided tax litigation support services (expert services) to two subsidiaries of the company.

•	From March 2019 to December 2020, the EYG member firm in the United Arab Emirates (“UAE”) provided internal audit services under a loan staff arrangement to a sister affiliate.

•	During certain periods from July 2019 to May 2021, EYG member firms in the UAE, Spain and Austria provided legal services to two sister affiliates.

These non-audit services, which have been completed or terminated, do not impact the consolidated financial statements and internal controls over financial reporting of the company, nor EY’s related audit procedures or judgments. The fees for these non-audit services are not material to the respective parties.

After careful consideration of the facts and circumstances and the applicable independence rules, EY has concluded that (i) the aforementioned matters do not impair its ability to exercise objective and impartial judgment in connection with its audits of our consolidated financial statements, and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. After considering these matters, the company’s management and the audit, risk and compliance committee concur with EY’s conclusions.

The company, which is a controlled portfolio company of Mubadala, was regulated by the Abu Dhabi Accountability Authority, which requires companies to rotate their audit firms every four years under its Statutory Auditor Appointment Rules (“SAAR”). Due to the SAAR rotation requirement, EY was prohibited from serving as auditor for the company for the year ending December 31, 2021. KPMG LLP (“KPMG LLP (Singapore)”) was appointed in March 2021 as auditor of the company for the year ending December 31, 2021, under the independence rules of the Singapore Accounting & Corporate Regulatory Authority and the International Ethics Standards Board for Accountants Code of Ethics (“IESBA Code”). In addition, for the year ending December 31, 2021 and for any subsequent audit periods, KPMG LLP (Singapore) is now required to be independent under SEC and PCAOB independence rules and regulations. The consolidated financial statements of the company for the year ending December 31, 2021 will be audited by KPMG LLP (Singapore), independent registered public accounting firm, and is expected to be stated in its report appearing therein. Such financial statements will be included in that future filing in reliance upon the report of KPMG LLP (Singapore) and upon the authority of said firm as experts in accounting and auditing.

During the year ending December 31, 2021 and prior to its appointment as auditor of the company under PCAOB standards, one of KPMG LLP (Singapore)’s affiliates, referred to as a KPMG member firm, provided non-audit services to a consolidated subsidiary of the company. These services consisted of payroll processing and human resource administration, which included a management function, and immigration services, which included a legal service and cash handling, that was impermissible when evaluated under SEC and PCAOB independence rules and regulations. The KPMG member firm that delivered these services did not include KPMG LLP (Singapore) or any of its staff and did not provide any audit services to the company. Under local rules and the IESBA Code, these services were permissible.

These impermissible non-audit services were provided to an immaterial consolidated subsidiary that is a non-significant component for the purposes of the group audit and will have an immaterial impact on the consolidated financial statements. None of the deliverables under the service will be subject to audit procedures performed by KPMG LLP (Singapore) as part of its audit of the company, and the services had no impact on the internal control over financial reporting of the company. In aggregate, the KPMG member firm earned fees of approximately $29,100 in 2021 in connection with these non-audit services. These fees were insignificant to the business of the KPMG member firm and the company. The management of the consolidated subsidiary of the company retained all decision making and ultimate responsibility for the services provided, and the services were terminated in April 2021 (with respect to payroll processing and immigration services) and in June 2021 (with respect to human resource administration).

The company’s audit, risk and compliance committee and KPMG LLP (Singapore) have separately considered the impact that these impermissible non-audit services may have had on KPMG LLP (Singapore)’s objectivity and impartiality with respect to its audit of the company. Both the company’s audit, risk and compliance committee and KPMG LLP (Singapore) have concluded that these non-audit services will not affect KPMG LLP (Singapore)’s ability to exercise objective and impartial judgment on all issues encompassed within the audit engagement to be performed by KPMG LLP (Singapore) for the consolidated financial statements of the company for the year ending December 31, 2021, and that a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Prior to this offering, we were a wholly owned company of Mubadala, and subject to the Abu Dhabi Accountability Authority requirement that companies rotate their audit firms every four years under its SAAR. Due to the SAAR rotation requirement, EY is prohibited from serving as our auditor for the year ending December 31, 2021.

We notified EY on March 4, 2021 that it would be dismissed as our auditor, effective upon the completion of the December 31, 2020 audit. On March 3, 2021, our audit, risk and compliance committee approved the appointment of KPMG LLP (Singapore) as our auditor for the year ending December 31, 2021.

The audit report of EY on our consolidated financial statements as of December 31, 2020, and 2019, and for each of the three years in the period ended December 31, 2020 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2020 and 2019, and the subsequent interim period through March 4, 2021, there was no disagreement with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report, or any “reportable event” as that term is described in Item 16F(a)(1)(v) of Form 20-F.

We have provided a copy of the above statements to EY and requested that EY furnish us with a letter addressed to the SEC stating whether or not EY agrees with the above disclosure. A copy of that letter, dated September 13, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

Further, during the years ended December 31, 2020, and 2019, and the subsequent interim period through March 3, 2021, we have not consulted with KPMG LLP (Singapore) regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered with respect to our consolidated financial statements; or (ii) any matter that was either the subject of a disagreement as that term is defined in Item 16F(a)(1)(iv) of Form 20-F or a “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the sale of ordinary shares under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our ordinary shares, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete descriptions of all terms of such documents. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We currently do not file periodic reports with the SEC. As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with this law, will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.gf.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

GLOBALFOUNDRIES INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of GLOBALFOUNDRIES Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of GLOBALFOUNDRIES Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

IMPAIRMENT ASSESSMENT OF PROPERTY, PLANT AND EQUIPMENT

Description of the Matter

As of December 31, 2020, the net book value of the Company’s property, plant and equipment was $8.2 billion. As discussed in Notes 3 and 14 to the consolidated financial statements, the Company reviews, at each reporting date, the carrying amount of the Company’s property, plant and equipment to determine whether there is any indication that those assets have suffered an impairment loss.

The facilities and equipment utilized in the semiconductor manufacturing processes are highly integrated and inter-dependent in the production process. The recoverable amounts of the individual long-lived assets cannot be determined as the cash inflows are not largely independent of those from other assets. Where it is not possible to estimate the recoverable amount of an individual assets, the Company estimates the recoverable amount of the cash generating unit (“CGU”) to which the asset belongs. Therefore, the Company has concluded that each of its fabrication facilities constitute a separate CGU. When the carrying amount of a CGU exceeds its recoverable amount, the CGU is considered impaired and is written down to its recoverable amount.

The Company bases its impairment calculation on detailed budgets and forecast calculations, which include an approved formal five-year management plan for each of the CGUs to which the individual assets are allocated. The estimated future post-tax cash flows are discounted to their present value using a post-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

The Company has assessed indicators of impairment for its CGUs and performed impairment assessment during the fourth quarter of the year ended December 31, 2020. Based on this assessment the Company concluded there was no impairment of long-lived assets.

Auditing the Company’s impairment assessment was complex due to the high degree of estimation uncertainty in forecasting the future cash flows for each CGU. Specifically, the forecasted cash flows were sensitive to changes in significant assumptions, such as forecast sales volume and prices, and discount rates.

How We Addressed the Matter in Our Audit

Our testing of the Company’s CGU impairment assessment included, among others, testing the Company’s processes of identifying and assessing indicators that a CGU may be impaired and that an impairment assessment is required. Additionally, we evaluated the appropriateness of the methodology used to estimate the recoverable amount and the completeness, accuracy, and relevance of the underlying data used in the valuation model. We also compared projected cash flows used in the valuation model against the Company’s approved formal five-year management plan for each of the CGUs. We also evaluated the significant assumptions used by management, including the forecasted sales volumes and prices, and discount rates. We evaluated the reasonableness of management’s assumptions by comparing projected revenue by customers to customer contracts or customer demand forecasting, comparing key market related assumptions (including revenue growth rate) used in the model to external data, performing a retrospective comparison of forecasted cash flows to actual past performance and previous forecasts, and performing sensitivity analyses. We also involved our internal valuation specialists to assist in the evaluation of the Company’s discount rate assumptions. Our procedures also included evaluating the Company’s disclosures within Notes 3 and 14 to the consolidated financial statements.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

San Jose, California

August 6, 2021,

except for the fourth and fifth paragraphs of Note 37, as to which the date is

September 13, 2021

GLOBALFOUNDRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands)

		For the Years Ended December 31,
	Notes	2018	2019	2020
Net revenues	4	$6,196,039	$5,812,788	$4,850,505
Cost of revenues	5	6,646,090	6,345,032	5,563,225

Gross loss		(450,051)	(532,244)	(712,720)

Research and development expenses	6	926,220	582,974	475,769
Selling, general and administrative expenses	7	452,747	445,628	444,860

Operating expenses		1,378,967	1,028,602	920,629

Restructuring charges	8	112,026	—	—
Impairment charges	9	582,246	63,950	22,672

Other operating charges		694,272	63,950	22,672

Loss from operations		(2,523,290)	(1,624,796)	(1,656,021)
Finance income		10,283	11,379	3,098
Finance expenses	10	(164,804)	(230,176)	(154,387)
Share of profit of joint ventures and associates	16	6,900	7,859	3,876
Gain on sale of a fabrication facility and application specific integrated circuit business	11	—	614,554	—
Other income, net	12	61,331	74,055	440,307

Loss before income taxes from continuing operations		(2,609,580)	(1,147,125)	(1,363,127)
Income tax (expense) benefit	17	(16,446)	(224,061)	12,267

Net loss from continuing operations		(2,626,026)	(1,371,186)	(1,350,860)
Discontinued operations
Loss from discontinued operations, net tax of $1	13	(148,020)	—	—

Net loss for the year		$(2,774,046)	$(1,371,186)	$(1,350,860)

GLOBALFOUNDRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands, except share amounts)

		For the Years Ended December 31,
	Notes	2018	2019	2020
Attributable to:
Shareholder of GLOBALFOUNDRIES INC.		$(2,701,603)	$(1,371,186)	$(1,347,571)
Non-controlling interest		(72,443)	—	(3,289)

Net loss for the year		$(2,774,046)	$(1,371,186)	$(1,350,860)
Net loss per share attributable to the equity holders of the Company:
Basic and diluted loss per share:
From continuing operations	31	$(4.56)	$(2.72)	$(2.70)
From discontinued operations	31	(0.14)	—	—

Net loss per share		$(4.70)	$(2.72)	$(2.70)
Other comprehensive (loss) income, net of tax:
Items that may be reclassified subsequently to profit or loss:
Effective portion of changes in the fair value of cash flow hedges	20	$(21,811)	$12,351	$(22,802)
Income tax effect	17	7,629	(1,081)	(2,106)

		(14,182)	11,270	(24,908)
Items that will not be reclassified subsequently to profit or loss:
Remeasurement of existing equity interests	16	—	—	6,553
Share of foreign exchange fluctuation reserve of joint ventures and associates		(2,038)	(566)	13,890

Total other comprehensive (loss) income		$(16,220)	$10,704	$(4,465)
Attributable to:
Shareholder of GLOBALFOUNDRIES INC.		$(16,220)	$10,704	$(9,165)
Non-controlling interest		—	—	4,700

Total comprehensive (loss) income for the year		$(16,220)	$10,704	$(4,655)

Attributable to:
Shareholder of GLOBALFOUNDRIES INC.		$(2,717,823)	$(1,360,482)	$(1,356,736)
Non-controlling interest		(72,443)	—	1,411

Total comprehensive loss for the year		$(2,790,266)	$(1,360,482)	$(1,355,325)

Share amounts and per share data give retroactive effect to the reverse share split as described in Note 37 Subsequent Events footnote effective September 12, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Dollars in thousands)

		As of December 31,
	Notes	2019	2020
ASSETS
Noncurrent assets:
Property, plant and equipment, net	14	$9,611,269	$8,226,202
Goodwill and intangible assets, net	15	634,781	547,942
Investments in joint ventures and associates	16	77,331	36,702
Other noncurrent financial assets	20	12,558	34,054
Deferred tax assets	17	408,050	443,566
Restricted cash	21	1,774	1,583
Receivables, prepayments and other assets*	18, 32	237,593	44,860

Total noncurrent assets		10,983,356	9,334,909

Current assets:
Inventories, net	19	351,923	919,519
Other current financial assets	20	6,798	50,534
Receivables from government grants	21	234,140	51,660
Receivables, prepayments and other assets*	18, 32	1,887,197	1,022,863
Restricted cash	21	32,625	34,071
Cash and cash equivalents	21	997,315	908,077

		3,509,998	2,986,724
Assets held for sale		4,152	—

Total current assets		3,514,150	2,986,724

Total assets		$14,497,506	$12,321,633

EQUITY AND LIABILITIES
Equity:
Share capital
Ordinary shares, $0.02 par value, 1,500,000 thousand shares authorized, 500,000 thousand shares issued and outstanding as of December 31, 2019 and 2020	22	$10,000	$10,000
Additional paid-in capital	22	11,706,535	11,707,515
Loan from shareholder	32	11,167,687	10,680,687
Accumulated deficit		(13,870,938)	(15,218,509)
Accumulated other comprehensive income (loss)		5,846	(3,319)

Equity attributable to the shareholder of GLOBALFOUNDRIES INC.		9,019,130	7,176,374
Non-controlling interest		—	65,128

Total equity		9,019,130	7,241,502

Noncurrent liabilities:
Noncurrent portion of long-term debt*	23, 32	2,042,254	1,956,148
Noncurrent portion of finance lease obligations	24	388,257	333,242
Deferred tax liabilities	17	591	8,422
Noncurrent deferred revenue	27	45,818	12,112
Other noncurrent financial liabilities	20	—	33,345
Other noncurrent liabilities	28	177,319	358,787
Provisions	25	337,765	353,308
Noncurrent portion of deferred income from government grants	26	150,305	128,697

Total noncurrent liabilities		3,142,309	3,184,061

Current liabilities:
Current portion of long-term debt	23	686,913	381,807
Current portion of finance lease obligations	24	130,912	131,270
Current portion of deferred income from government grants	26	43,904	40,505
Current deferred revenue	27	98,744	94,081
Other current financial liabilities	20	5,275	1,318
Trade and other payables*	28, 32	1,333,262	1,216,480
Income tax payable	17	37,057	30,609

Total current liabilities		2,336,067	1,896,070

Total liabilities		5,478,376	5,080,131

Total liabilities and equity		$14,497,506	$12,321,633

*	Includes amounts of related party transactions. See Note 32 for details.

Share amounts and per share data give retroactive effect to the reverse share split as described in Note 37 Subsequent Events footnote effective September 12, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Dollars in thousands)

	Equity Attributable to Shareholder of GLOBALFOUNDRIES INC.
	Common Shares		Additional Paid-In Capital	Loan from Shareholder	Accumulated Deficit	Hedging Reserve	Foreign Currency Translation Reserve	Available- For-Sale Investment Reserve	Total	Non- controlling Interest	Total Equity
	Shares	Amount
As of December 31, 2017	576,902,150	$11,538	$11,699,467	$11,567,687	$(9,894,380)	$(10,372)	$(1,517)	$5,887	$13,378,310	$48,501	$13,426,811
Adoption of IFRS 9 and IFRS 15*	—	—	—	—	96,231	23,251	—	(5,887)	113,595	—	113,595
Non-controlling interest	—	—	—	—	—	—	—	—	—	23,942	23,942
Share-based payments	—	—	5,530	—	—	—	—	—	5,530	—	5,530
Net loss for the year	—	—	—	—	(2,701,603)	—	—	—	(2,701,603)	(72,443)	(2,774,046)
Other comprehensive loss	—	—	—	—	—	(14,182)	(2,038)	—	(16,220)		(16,220)

As of December 31, 2018	576,902,150	11,538	11,704,997	11,567,687	(12,499,752)	(1,303)	(3,555)	—	10,779,612	—	10,779,612
Surrender of issued shares	(76,902,150)	(1,538)	1,538	—	—	—	—	—	—	—	—
Repayment of loan from shareholder	—	—	—	(400,000)	—	—	—	—	(400,000)	—	(400,000)
Net loss for the year	—	—	—	—	(1,371,186)	—	—	—	(1,371,186)	—	(1,371,186)
Other comprehensive (loss) income	—	—	—	—	—	11,270	(566)	—	10,704	—	10,704

As of December 31, 2019	500,000,000	10,000	11,706,535	11,167,687	(13,870,938)	9,967	(4,121)	—	9,019,130	—	9,019,130
Share-based payments	—	—	980	—	—	—	—		980	—	980
Acquisition of subsidiaries	—	—	—	—	—	—	—	—	—	63,717	63,717
Repayment of loan from shareholder	—	—	—	(487,000)	—	—	—	—	(487,000)	—	(487,000)
Net loss for the year	—	—	—	—	(1,347,571)	—	—	—	(1,347,571)	(3,289)	(1,350,860)
Other comprehensive (loss) income	—	—	—	—	—	(24,908)	15,743	—	(9,165)	4,700	(4,465)

As of December 31, 2020	500,000,000	$10,000	$11,707,515	$10,680,687	$(15,218,509)	$(14,941)	$11,622	$—	$7,176,374	$65,128	$7,241,502

*	IFRS 9 and IFRS 15 are adopted for all years presented. The cumulative effect of adopting IFRS 9 and IFRS is reflected in the opening balance of Accumulated deficit as of January 1, 2018.

Share amounts and per share data give retroactive effect to the reverse share split as described in Note 37 Subsequent Events footnote effective September 12, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

		Years Ended December 31,
	Notes	2018	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		$(2,774,046)	$(1,371,186)	$(1,350,860)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	14	2,683,170	2,435,899	2,238,405
Amortization of intangible assets	15	264,754	242,325	284,109
Impairment charges	9	582,246	63,950	22,672
Impairment charge related to discontinued operations	13	127,403	—	—
Finance income		(10,427)	(11,379)	(3,098)
Finance expenses	10	166,930	230,176	154,387
Amortization of deferred income from government grants	26	(179,626)	(156,793)	(51,043)
Share of profit of joint ventures and affiliates	16	(6,900)	(7,859)	(3,876)
Change in fair value of investments in equity instruments		694	—	(3,800)
Write-off of investment in equity accounted investees		8,697	—	—
Deferred income taxes	17	3,693	214,272	(37,749)
Foreign currency exchange net loss		842	12,860	28,999
Gain on disposal of property, plant and equipment	14	(18,963)	(88,319)	(79,266)
Gain on remeasurement of existing equity interests	12, 16	—	—	(38,470)
Gain on sale of fabrication facilities	11	—	(614,554)	—
(Gain) loss on derivatives	20	(359)	486	(327)
Share-based payments	33	5,530	—	980
Other operating activities		2,204	14,745	(44,672)
Change in assets and liabilities:
Receivables, prepayments and other assets	18	(187,952)	(143,710)	752,862
Inventories	19	(28,524)	(42,325)	(559,876)
Trade and other payables	28	(69,406)	(96,868)	(154,514)
Deferred revenue relating to technology cooperation agreement		(168,245)	—	—
Income tax payable	17	5,211	(1,942)	20,920

		406,926	679,778	1,175,783
Interest received		9,914	15,196	3,886
Interest paid	10	(128,892)	(196,351)	(145,528)
Income tax paid	17	(8,639)	(1,804)	(28,244)

Net cash provided by operating activities		279,309	496,819	1,005,897

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	14	(1,150,255)	(587,934)	(449,288)
Payments from settlement of hedges	20	(720)	(1,382)	(261)
Purchases of intangible assets	15	(178,381)	(184,884)	(143,200)
Cash dividends received from equity accounted investees	16	1,544	1,962	2,548
Loans issued to related parties	28, 32	(29,715)	(22,386)	—
Advances and proceeds from sale of property, plant and equipment and intangible assets	14, 15, 16	85,312	252,158	109,052

GLOBALFOUNDRIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

		Years Ended December 31,
	Notes	2018	2019	2020
Advances and proceeds from sale of fabrication facilities and ASIC business	11	—	832,627	110,851
Proceeds from sale of interest in equity investee	16	36,300	—	—
Purchase and sale of investment in equity securities	16	29,977	4,020	—
Proceeds from settlement of loans issued to joint ventures and associates	32	38,759	49,568	—
Acquisition of subsidiaries	14	—	—	4,133

Net cash (used in) provided by investing activities		(1,167,179)	343,749	(366,165)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of shareholder loan	32	—	(400,000)	(487,000)
Proceeds from borrowings from shareholder	23, 32	358,000	—	—
Repayments of borrowings from shareholder	23, 32	(250,000)	(246,984)	(111,516)
Proceeds from borrowings	23	2,542,916	2,860,196	2,816,871
Payment of debt issuance costs	23	(15,652)	(45,369)	(16,082)
Repayments of debt and finance lease obligations	23, 24	(1,814,379)	(3,158,861)	(3,245,594)
Proceeds from government grants	21	231,467	335,222	311,833
Contribution from non-controlling interest	16	25,000	—	—
Decrease (increase) in restricted cash	21	54,732	(28,036)	(1,255)

Net cash provided by (used in) financing activities		1,132,084	(683,832)	(732,743)

Effect of exchange rate changes on cash and cash equivalents	34	(1,301)	(3,399)	3,773

Net increase (decrease) in cash and cash equivalents	21	242,913	153,337	(89,238)
Cash and cash equivalents at the beginning of the year	21	601,065	843,978	997,315

Cash and cash equivalents at the end of the year		$843,978	$997,315	$908,077

Noncash investing and financing activities:
Amounts payable for property, plant and equipment		$272,708	$19,644	$201,745

Property, plant and equipment acquired through lease		$137,192	$74,592	$8,933

Amounts payable for intangible assets		$74,680	$81,024	$159,295

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

1. Organization

GLOBALFOUNDRIES Inc. (“GLOBALFOUNDRIES”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The address of GLOBALFOUNDRIES’ registered office is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands.

GLOBALFOUNDRIES and its subsidiaries (together referred to as the “Company”) is one of the world’s largest pure-play semiconductor foundries and offer a full range of mainstream wafer fabrication services and technologies. The Company manufactures a broad range of semiconductor devices, including microprocessors, mobile application processors, baseband processors, network processors, radio frequency modems, microcontrollers, power management units and microelectromechanical systems.

The consolidated financial statements include the following subsidiaries which are all wholly owned, except for GLOBALFOUNDRIES (Chengdu) Integrated Circuit Manufacturing Co., Limited, Advanced Mask Technology Centre GmbH & Co. KG, Maskhouse Building Administration GmbH & Co. KH, Advanced Mask Technology Center Verwaltungs GmbH, and Maskhouse Building Administration Verwaltungs GmbH:

Subsidiary	Jurisdiction of Incorporation or Organization	December 31, 2018	December 31, 2019	December 31, 2020
GLOBALFOUNDRIES Dresden Module One LLC	United States	X	X	X
GLOBALFOUNDRIES Dresden Module Two LLC	United States	X	X	X
GLOBALFOUNDRIES Innovation Investments LLC	United States	X	X	X
GLOBALFOUNDRIES Investments LLC	United States	X	X	X
GLOBALFOUNDRIES U.S. Inc.	United States	X	X	X
GLOBALFOUNDRIES U.S. 2 LLC	United States	X	X	X
GLOBALFOUNDRIES Borrower LLC	United States	X	X	X
Hudson Valley Research Park Sewage Works Corporation	United States	X	X	X
GLOBALFOUNDRIES Dresden Module One Holding GmbH	Germany	X	X	X
GLOBALFOUNDRIES Dresden Module One LLC & Co. KG	Germany	X	X	X
GLOBALFOUNDRIES Dresden Module Two LLC & Co. KG	Germany	X	X	X
GLOBALFOUNDRIES Dresden Module Two Holding GmbH	Germany	X	X	X
GLOBALFOUNDRIES Management Services LLC & Co. KG	Germany	X	X	X
Advanced Mask Technology Centre GmbH & Co. KG (50%)	Germany	N/A	N/A	X
Maskhouse Building Administration GmbH & Co. KH (50%)	Germany	N/A	N/A	X
Advanced Mask Technology Center Verwaltungs GmbH (50%)	Germany	N/A	N/A	X
Maskhouse Building Administration Verwaltungs GmbH (50%)	Germany	N/A	N/A	X
GLOBALFOUNDRIES Europe Sales & Support GmbH	Germany	N/A	N/A	X

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Subsidiary	Jurisdiction of Incorporation or Organization	December 31, 2018	December 31, 2019	December 31, 2020
GLOBALFOUNDRIES Engineering Private Limited	India	X	X	X
GLOBALFOUNDRIES Japan Ltd.	Japan	X	X	X
GLOBALFOUNDRIES Netherlands Cooperatief U.A.	The Netherlands	X	X	X
GLOBALFOUNDRIES Netherlands Holding B.V.	The Netherlands	X	X	X
GLOBALFOUNDRIES Netherlands B.V.	The Netherlands	X	X	X
GLOBALFOUNDRIES Bulgaria EAD	Bulgaria	N/A	X	X
GF Asia Investments Pte. Ltd.	Singapore	X	X	X
GLOBALFOUNDRIES Singapore Pte. Ltd.	Singapore	X	X	X
GLOBALFOUNDRIES Taiwan Ltd.	Taiwan	X	X	X
GLOBALFOUNDRIES Europe Ltd.	United Kingdom	X	X	X
GLOBALFOUNDRIES (Chengdu) Integrated Circuit Manufacturing Co., Limited (51%)	China	X	X	X
GLOBALFOUNDRIES China (Beijing) Co., Limited	China	X	X	X
GLOBALFOUNDRIES China (Shanghai) Co., Limited	China	X	X	X
Nanjing APD Technologies Co. Ltd.	China	X	X	X
GLOBALFOUNDRIES Technologies LLC	Abu Dhabi	X	N/A	N/A
Avera Semiconductor LLC	United States	X	N/A	N/A

GLOBALFOUNDRIES is a wholly owned subsidiary of Mubadala Technology Investments LLC (“Shareholder”) through its subsidiaries, Mubadala Technology Investment Company and MTI International Investment Company LLC. Mubadala Technology Investments LLC is a subsidiary of Mamoura Diversified Global Holding PJSC (“MDGH”). Mubadala Investment Company PJSC (“MIC”) is the ultimate parent company. See Note 32 for further discussion of the Company’s related party disclosures including loans with its Shareholder.

On April 15, 2019, the Company entered into an agreement with Semiconductor Components Industries, LLC (“ON Semiconductor”) to sell the Company’s facility in East Fishkill, New York for $400,000, including buildings, facilities, certain equipment, inventories, certain contracts, furniture, employees and $30,000 for a technology license. Under the agreement the Company will manufacture 300mm wafers for ON Semiconductor until the end of 2022 for additional fees, allowing ON Semiconductor to increase its 300mm production at the East Fishkill fab over several years. Under the agreement, ON Semiconductor committed to minimum fixed cost payments in each year from 2020 through 2022. The agreement also includes a technology transfer and development agreement and a technology license agreement. The Company received $100,000 and recognized license revenue of $30,000 for the technology license in 2019. The sale is scheduled to close by the end of 2022 and the Company expects to recognize a gain upon the completion of the sale. The Company also expects to recognize revenue for the manufacture of 300mm wafers for ON Semiconductor. On October 1, 2020, the Company entered into an amendment to the agreement with ON Semiconductor Corporation. ON Semiconductor Corporation agreed to pay the Company an additional $100,000 non-refundable deposit on the purchase price in exchange for a reduction in the minimum fixed cost commitment for 2021. On October 5, 2020, the Company received $100,000 and recorded it as a deposit received. The Company continues to operate the facility until the sale is closed.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The consolidated financial statements were authorized by the GLOBALFOUNDRIES’ Board of Directors on August 5, 2021 to be issued and subsequent events have been evaluated for their potential effect on the consolidated financial statements through August 6, 2021. The Company evaluated the subsequent events for disclosures through October 4, 2021 for the reissuance of these financial statements.

2. Basis of Preparation

Statement of Compliance—The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The consolidated financial statements comprise the financial statements of GLOBALFOUNDRIES and its subsidiaries.

Basis of Measurement—The consolidated financial statements have been prepared on a historical cost basis, except for derivative instruments and investments in equity instruments, which have been measured at fair value and assets held for sale, which have been measured at the lower of carrying value and fair value less costs to sell.

Functional and Presentation Currency—The consolidated financial statements are presented in United States (U.S.) dollars ($), which is the Company’s functional and presentation currency.

Foreign Currency Translation—Assets and liabilities of foreign operations having a functional currency other than the U.S. dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at the rate of exchange prevailing at the dates of the transactions during the period. Gains or losses on translation of foreign subsidiaries are included in other comprehensive income (loss). Gains or losses on foreign currency denominated balances are reported in the same manner.

In preparing the consolidated financial statements of the company, foreign currency-denominated monetary assets and liabilities are translated into the functional currency using the closing rate at the applicable consolidated statement of financial position dates. Non-monetary assets and liabilities, denominated in a foreign currency and measured at fair value, are translated at the rate of exchange prevailing at the date when the fair value was determined and non-monetary assets measured at historical cost are translated at the historical rate. Revenues and expenses are measured in the functional currency at the rates of exchange prevailing at the dates of the transactions with gains or losses included in income.

Basis of Consolidation—The consolidated financial statements comprise the financial statements of GLOBALFOUNDRIES and its subsidiaries. Subsidiaries are fully consolidated from the date of acquisition, being the date on which GLOBALFOUNDRIES obtains control, and continue to be consolidated until the date when such control ceases. All intercompany transactions, balances, income and expenses are eliminated in full on consolidation. Wholly owned subsidiaries and controlled entities included in these consolidated financial statements are disclosed in Note 16.

Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. Specifically, the Company controls a subsidiary if, and only if, the Company (a) has a power over the subsidiary, (b) is exposed, or has rights, to variable returns from its involvement with subsidiary, and (c) has the ability to use the power to affect its returns.

Generally, there is a presumption that a majority of the voting rights results in control. To support this presumption and when the Company has less than a majority of the voting or similar rights of a subsidiary, the

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Company considers all relevant facts and circumstances in assessing whether it has power over a subsidiary, including (a) the contractual arrangements with the other vote holders of the subsidiary, (b) rights arising from other contractual arrangements, and (c) the Company’s voting rights and potential voting rights.

The Company re-assesses whether or not it controls a subsidiary if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Company gains control until the date the Company ceases to control the subsidiary.

Profit or loss and each component of other comprehensive loss (“OCI”) are attributed to the equity holder of the Company and to the non-controlling interests.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

If the Company loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resulting gain or loss is recognized in profit or loss. Any investment retained is recognized at fair value.

3. Summary of Significant Accounting Policies, Judgements, Estimates and Assumptions

Business Combinations—Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Company elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in selling, general and administrative expenses.

When the Company acquires a business, assets acquired and liabilities assumed are measured at their respective fair values on the acquisition date. The Company assesses the assets acquired and liabilities assumed for appropriate classification in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

Investments in Joint Ventures—Joint ventures are those entities over whose activities the Company has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions.

Investments in jointly controlled entities are accounted for using the equity method of accounting (herein after referred to as “equity accounted investees”) and are recognized initially at cost. The consolidated financial statements include the Company’s share of the income and expenses and equity movements of equity accounted investees, after adjustments to align the accounting policies with those of the Company, from the date that joint control commences until the date that joint control ceases. The most recent available financial statements of the equity accounted investees are used in applying the equity method. When the end of the reporting period of the equity accounted investees is different from the Company, and it is impracticable for the equity accounted

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

investees to prepare financial statements as of the same date as the Company, the Company’s share of the income and expenses and equity movements of equity accounted investees may be recorded with up to a one-month lag. After application of the equity method, the Company determines whether it is necessary to recognize an impairment loss on its investment in its joint venture. At each reporting date, the Company determines whether there is objective evidence that the investment in the joint venture is impaired. If there is such evidence, the Company calculates the amount of impairment as the difference between the recoverable amount of the joint venture and its carrying value, and then recognizes the loss as share of profit (loss) of joint ventures and associates in the consolidated statements of operations and comprehensive loss.

When the Company’s share of losses exceeds its interest in an equity accounted investee, the carrying amount of that interest, including any long-term investments, is reduced to zero, and the recognition of further losses is discontinued except to the extent that the Company has an obligation on behalf of the investee.

Cash and Cash Equivalents—Cash and cash equivalents includes cash on hand and balances at banks, deposits held on call with banks, and financial instruments that are not subject to significant risk of changes in value, are readily convertible into cash and have original maturities of three months or less at the time of purchase.

Trade Accounts Receivable—Trade accounts receivable are recognized initially at fair value. A provision for impairment of trade accounts receivable is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables.

Financial Instruments:

Category of financial instruments and measurement

Classification and Measurement—All recognized financial assets are measured based on amortized cost or fair value. The classification is based on two criteria: the Company’s business model for managing the assets and whether the instrument’s contractual cash flows represent “solely payments of principal and interest” (“SPPI”) criterion.

The assessment of whether contractual cash flows on debt instruments are solely comprised of principal and interest is made based on the facts and circumstances as at the initial recognition of assets.

Financial assets are recorded at amortized cost when such financial assets are held with the objective to collect contract cash flows that meet the SPPI criterion. This category includes debt, trade and other receivables and loans to related parties included under receivables, prepayments and other assets.

Financial assets recorded at fair value recognized in profit and loss (“FVPL”) comprise unquoted equity instruments which the Company had not irrevocably elected, at initial recognition, to classify at fair value through other comprehensive income (“FVOCI”). This category would also include debt instruments (including loans to related parties) whose cash flow characteristics fail the SPPI criterion or are not held to either to collect contractual cash flows or to both collect contractual cash flows and sell financial assets.

Financial assets recorded at FVOCI comprise unquoted equity investments which the Company irrevocably elects, at initial recognition, to classify at fair value through other comprehensive income when they meet the definition of equity and are not held for trading. The classification is determined on an instrument-by-instrument basis. Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognized as

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

other income in the consolidated statements of operations and comprehensive income when the right of payment has been established, except when the Company benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at FVOCI are not subject to impairment assessment.

Impairment of financial assets

The Company will record an allowance for expected credit losses (“ECL”) for all loans and other debt financial assets not recorded at FVPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive. The shortfall is then discounted at an approximation to the asset’s original effective interest rate.

The Company estimated its expected credit losses for its contract assets, loans to related parties, trade receivables and other receivables and other receivables at an amount equal to lifetime credit losses.

Offsetting of Financial Instruments—Financial assets and financial liabilities are offset and the net amount reported in the consolidated statements of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Fair Value of Financial Instruments—The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. Such techniques may include using recent arm’s-length market transactions; reference to the current fair value of another instrument that is substantially the same; a discounted cash flow analysis or other valuation models.

Derivative Financial Instruments and Hedge Accounting—The Company uses derivative financial instruments, such as foreign currency forward contracts, interest rate swaps, cross currency swaps and commodity forward contracts to mitigate the risks associated with changes in foreign currency exchange, interest rates and commodity price. The Company does not use derivative financial instruments for trading or speculative purposes. Derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value at each reporting date. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

In applying its strategy, from time to time, the Company uses foreign currency forward contracts to hedge certain forecasted expenses denominated in foreign currencies, primarily the Euro and Singapore Dollar. The Company hedges future cash flow for capital expenditures denominated in foreign currencies, primarily Euro and Yen. In addition, the Company uses pay-fixed/receive-float interest rate swaps and cross-currency swaps to protect the Company against adverse fluctuations in interest rates and foreign currency rates and to reduce its exposure to variability in cash flows on the Company’s forecasted floating-rate debts and foreign currency-denominated debts. The Company also uses commodity forward contracts to hedge forecasted electricity consumption to minimize the impact of commodity price movements on the reported earnings of the Company and on future cash flows related to fluctuations of the contractually specified, separately identifiable and reliably measurable commodity risk component.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

At the inception of the hedge relationship, the Company documents the relationship between the hedging instrument and the hedged item along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge, and on an ongoing basis, the Company documents whether a hedging relationship meets the hedge effectiveness requirements under IFRS 9 and whether there continues to be an economic relationship between the hedged item and the hedging instrument. The Company designates these contracts and swaps as cash flow hedges of forecasted expenses, capital expenditures or floating-rate and foreign currency denominated debts, as applicable, and evaluates hedge effectiveness prospectively.

As such, the effective portion of the gain or loss on these contracts and swaps is reported as a component of OCI and reclassified to the consolidated statements of operations and comprehensive loss in the same line item as the associated forecasted transaction for expenses and in the same period during which the hedged item affects earnings. For hedges of capital expenditures, the amount in OCI is incorporated into the initial carrying amounts of the non-financial assets and depreciated over the average useful life of the underlying assets. Any ineffective portion of hedges for expenses or capital expenditures is immediately recorded in the consolidated statements of operations and comprehensive loss.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or when it no longer meets the criteria for hedge accounting. Any gain or loss recognized in the cash flow hedge reserve remains in equity and is recognized in profit or loss when the forecast transaction is ultimately recognized in profit or loss. When a forecast transaction is no longer expected to occur, the gain or loss accumulated in equity is recognized immediately in profit or loss.

Derecognition of financial assets

The Company derecognizes a financial asset only when the contractual rights to the cash flows from the financial asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the financial asset to another entity. On derecognition of a financial asset at amortized cost in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.

On derecognition of an investment in a debt instrument at FVOCI, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income is recognized in profit or loss. However, on derecognition of an investment in an equity instrument at FVOCI, the cumulative gain or loss that had been recognized in other comprehensive income is transferred directly to retained earnings, without recycling through profit or loss.

Current Versus Noncurrent Classification of Derivative Instruments—Derivative instruments are classified as current or noncurrent or separated into a current and noncurrent portion based on an assessment of the facts and circumstances. Derivative financial instruments are classified as current assets or current liabilities where they have maturity period within 12 months. Where derivative financial instruments have a maturity period greater than 12 months, they are classified within either noncurrent assets or noncurrent liabilities.

Where the Company will hold a derivative as an economic hedge (and does not apply hedge accounting) for a period beyond 12 months after the reporting date, the derivative is classified as noncurrent (or separated into current and noncurrent portions) consistent with the classification of the underlying item.

•	Embedded derivatives that are closely related to the host contract are classified consistent with the expected timing of the cash flows of the host contract.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

•	Derivative instruments that are designated as, and are effective hedging instruments, are classified based on the settlement date.

Inventories—Inventories are stated at standard cost adjusted to the lower of cost or net realizable value. The cost of raw materials is determined using applicable raw material purchase prices. The cost of supplies is determined based on a weighted-average cost formula. Work in process and finished goods are valued at the cost of direct materials and a proportion of manufacturing labor and overhead costs based on normal operating capacity.

Inventory allowances are made on an item-by-item basis, except where it may be appropriate to group similar or related items. An allowance is made for the estimated losses due to obsolescence based on expected future demand and market conditions. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

Property, Plant and Equipment—Construction in progress, property, plant and equipment are stated at historical cost, net of accumulated depreciation and accumulated impairment losses. The assets’ residual values and useful life are reviewed, and adjusted if appropriate, at each balance sheet date. Major additions and improvements are capitalized as appropriate, only when it is probable that future economic benefits associated with the item and the cost of the item can be measured reliably; minor replacements and repairs are charged to the consolidated statement of operations and comprehensive loss. The Company also capitalizes interest on borrowings related to eligible capital expenditures. Capitalized interest is added to the cost of qualified assets and depreciated together with that asset cost. The Company also records capital-related government grants, not subject to forfeiture, as a reduction to property, plant and equipment.

Depreciation begins when the asset is in the location and condition necessary for it to be capable of operating in the manner intended by management (available for use). Depreciation is calculated on a straight-line basis over the estimated useful life of the assets as follows:

Building and leasehold/land improvements	Up to 26 years (or the remaining lease term of related land on which the buildings are erected, if shorter)
Equipment	2 to 8 years
Computers	5 years

An item of property, plant and equipment or any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of operations and comprehensive loss when the asset is derecognized.

Intangible Assets—Technology, patent, software licenses and similar rights acquired separately are stated at cost or are adjusted to fair value when impaired. Intangible assets acquired through business combinations which include customer relationships and manufacturing and process technology, are recorded at estimated fair values at the date of acquisition. Intangible assets are amortized based on the pattern in which the economic benefits of the respective intangible asset are consumed, which is in general on a straight-line basis over their estimated useful lives of between three and nine years. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the consolidated statements of operations and comprehensive loss in the expense category that is consistent with the function of the intangible assets.

Impairment of Non-Financial Assets—The Company reviews, at each reporting date, the carrying amount of the Company’s property, plant and equipment and finite lived intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. Factors that the Company considers important in deciding when to perform an impairment review include, but are not limited to:

•	Significant underperformance relative to historical or projected future operating results;

•	Significant changes in the manner of the Company’s use of the acquired assets or the Company’s overall business strategy; and

•	Significant unfavorable industry or economic trends.

If any indication exists, the recoverable amount of the asset is estimated in order to determine the extent, if any, of the impairment loss. Where it is not possible to estimate the recoverable amount of an individual assets, The Company estimates the recoverable amount of the cash generating unit (“CGU”) to which the asset belongs. The recoverable amount of an asset or CGU is estimated to be the higher of an asset’s or CGU’s fair value less costs to dispose and its value in use. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset or CGU is considered impaired and is written down to its recoverable amount. The Company also evaluates, and adjusts if appropriate, the asset’s useful lives, at each reporting date or when impairment indicators exist.

In assessing value in use, the estimated future post-tax cash flows are discounted to their present value using a post-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. The Company bases its impairment calculation on detailed budgets and forecast calculations, which include an approved formal five-year management plan for each of the CGUs to which the individual assets are allocated. In determining fair value less costs to sell, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used.

Impairment losses are recognized in the consolidated statements of operations and comprehensive loss to the extent of the recoverable amount, measured at the present value of discounted cash flows attributable to the assets, is less than their carrying value.

The Company also performs periodic reviews to identify assets that are no longer used and are not expected to be used in future periods and record an impairment charge to the extent that the carrying amount of the tangible and intangible assets exceeds the recoverable amount.

If the recoverable amount subsequently increases, the impairment loss previously recognized will be reversed to the extent of the increase in the recoverable amount, provided that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. The impairment loss reversal is recognized immediately in the consolidated statements of operations and comprehensive loss.

Non-Financial Assets or Disposal Groups Held for Sale—Asset groups are classified as assets held for sale when their carrying amount is to be recovered principally through a sale transaction rather than through

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

continuing use. The asset groups are classified as assets held for sale when the following conditions have been met: management has approved the plan to sell; assets are available for immediate sale; assets are actively being marketed; sale is probable of occurring within one year; price is reasonable in the market and it is unlikely that there will be significant changes in the assets to be sold or a withdrawal of the plan to sell. Asset groups classified as held for sale are reported in current assets in the consolidated statements of financial position at the lower of their carrying amount and fair value less costs to sell. Long-lived assets classified as held for sale are no longer depreciated. When the held for sale accounting treatment requires an impairment charge for the difference between the carrying amount and fair value, such impairment is reflected in the consolidated statements of operations and comprehensive loss in the line item “Impairment charges”.

An impairment loss is recognized for any initial or subsequent write-down of the asset to fair value less costs to sell. A gain is recognized for any subsequent increases in fair value less costs to sell off an asset, but not in excess of any cumulative impairment loss previously recognized. A gain or loss not previously recognized by the date of the sale of the noncurrent asset is recognized at the date of derecognition.

A discontinued operation is a component of the entity that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operations, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the statement of profit or loss.

Provisions—Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are mainly made up of site restoration obligations.

The Company records site restoration obligations in the period in which they are incurred at their estimated fair value. Site restoration obligations consist of the present value of the estimated costs of dismantlement, removal, site reclamation and similar activities associated with facilities built on land held under long-term operating leases. The site restoration obligations are recorded as a liability at the estimated present value as of the related long-lived asset’s inception discounted using a pre-tax rate that reflects the current market assessment of the time value of money and risks specific to the site restoration obligations. After initial recognition, the liability is increased for the passage of time, with the increase being reflected as accretion expense in the line item “finance expenses” in the consolidated statements of operations and comprehensive loss. The associated site restoration costs are capitalized as part of the carrying amount of the underlying asset and depreciated over the estimated useful life of the related long-lived asset. Subsequent adjustments in the discount rates, estimated amounts, timing and probability of the estimated future costs and changes resulting from the passage of time are recognized as an increase or decrease in the carrying amount of the liability and the related site restoration cost capitalized as part of the carrying amount of the related long-lived asset on a prospective basis. If the decrease in the liability exceeds the remaining carrying amount of the related site restoration costs, the excess is recognized as a credit in the line item selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Leasing—

2018

A lease is an agreement whereby a lessor assigns to a lessee the right to use an asset for an agreed period of time in return for a payment or series of payments. Leases were classified as either finance or operating leases.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Leasing transactions that transfer substantially all the risks and rewards associated with ownership of a leased asset to the lessee were classified as finance leases. All other leasing agreements were classified as operating leases.

Leasing arrangements may include arrangements which are not in the legal form of a lease but convey the right to use a tangible asset in return for a payment or a series of payments. Determining whether an arrangement was, or contained a lease, was based on the substance of the arrangement and an assessment of whether the arrangement was dependent on the use of a specific asset or conveyed the right to use the asset. The Company entered into certain arrangements with suppliers with characteristics of leasing arrangements. These arrangements were accounted for as finance leases.

Where the Company was the lessee in a finance lease, the leased asset was capitalized at the lower of the fair value or present value of the minimum lease payments at the beginning of the lease term, and this amount was simultaneously recognized as a financial liability. The minimum lease payments essentially comprised financing costs and the principal portion of the remaining obligation. The leased asset was depreciated by the straight-line method. If subsequent transfer of title to the leased asset was uncertain, it was depreciated over the shorter of its estimated useful life or the lease term. Lease payments were apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges were recognized in finance expenses in the consolidated statements of operations and comprehensive loss.

Where the Company was the lessee in an operating lease, lease payments were generally recognized as an operating expense in the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term. Contingent rentals were charged to expense when they were incurred.

2019 and 2020

On January 1, 2019, the Company adopted IFRS 16, Leases, using the modified retrospective approach by applying the new standard to all leases existing at the adoption date and not restating comparative periods. The Company assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Right-of-use assets—The Company recognizes right-of-use assets at the commencement date of the lease (i.e. the date the underlying asset is available for use). Right-of-use assets are reported within property, plant and equipment, and are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets.

If ownership of the leased asset transfers to the Company at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.

Lease liabilities—At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of the lease payments to be made over the lease term. Only lease payments that are fixed and determinable are considered at the time of commencement. The lease payment includes fixed payments (including in-substance fixed payments) less any lease incentives, variable lease payments that depend on an

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating the lease, if the lease term reflects the Company exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognized as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying assets.

The Company’s lease liabilities are separately reported in the consolidated statements of financial position under noncurrent portion of lease obligations and current portion of lease obligations.

Short-term leases and leases of low-value assets—The Company applies the short-term lease recognition exemption to leases that have a lease term not exceeding 12 months, or for leases of low-value assets. The payment for such leases is recognized in the Company’s consolidated statement of operations and comprehensive loss on a straight-line basis over the lease term.

Share-based payments—Share-based payment expense related to share awards is recognized based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The option pricing model requires the input of highly subjective assumptions, including the estimated fair value of the Company’s stock, expected term of the option, expected volatility of the price of the Company’s shares, risk free interest rate and the expected dividend yield of ordinary shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The Company estimates the expected forfeiture for options utilizing historical data, and only recognizes expense when a defined liquidity event (change in control or IPO) is deemed probable on the number of awards that are expected to vest. After applying a forfeiture estimate during each reporting period for when the options are probable of vesting, the Company recognizes expense on a graded attribution basis for each tranche of the award over the period from the grant date to the later of the one-year anniversary of estimated time following a liquidity event or the legal vesting dates (see Note 33).

Earnings Per Share—Basic earnings per share is calculated by dividing the profit or loss attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding, adjusted for the effects of all dilutive potential ordinary shares. The weighted average number of ordinary shares outstanding is increased by the number of additional ordinary shares that would have been issued by the Company assuming exercise of all options with exercise prices below the average market price for the year.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Revenue Recognition—The Company derives revenue primarily from fabricating semiconductor wafers using the Company’s manufacturing processes for the Company’s customers based on their own or third parties’ proprietary integrated circuit designs and, to a lesser extent, from design, mask making, bumping, probing, assembly and testing services.

The Company recognizes revenue from contracts with customers by applying the following steps: (i) identify the contracts with the customers; (ii) identify performance obligations in the contracts; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations per the contracts; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The majority of the Company’s revenue is derived from contracts with customers for wafer fabrication and engineering and other pre-fabrication services such as rendering of non-recurring engineering (“NRE”) services and mask production. The Company accounts for a contract with a customer when it has approval and commitment from parties, the rights and obligations of the parties are identified, payments terms are identified, the contract has commercial substance, and collectability of consideration is probable.

The Company generally requires a purchase order from all of its customers, to which the Company responds with an order acknowledgement and a copy of the Company’s standard terms and conditions. The Company also enters into master supply agreements (“MSA”) with certain of its customers that may specify additional terms and conditions, such as pricing formulas based on volume, volume discounts, calculation of yield adjustments, indemnifications, transfer of title and risk of loss, and payment terms. Under these agreements, volumes are usually not guaranteed. The Company also requires a purchase order from its customers with which it has MSAs for specific products and quantities. As a result, the Company has concluded that the combination of a purchase order and order acknowledgement, including the Company’s standard terms and conditions, and the MSA, if applicable, create enforceable rights and obligations between the Company and its customers.

Typically, goods and services provided under the Company’s contracts are accounted for as a single performance obligation. However, in some contracts, the Company provides multiple distinct goods or services to a customer. In those cases, the Company accounts for the distinct contract deliverables as separate performance obligations at the stated contract value, which appropriately represents the individual performance obligation’s estimated standalone selling price.

The Company fabricates wafers for its customers to the customers’ specifications. Since the wafers in process have no alternative use, and the Company has an enforceable right to payment including a reasonable profit (due to the existence of cancellation clauses for each arrangement), the Company concluded that it met the criteria to recognize revenue over time as a percentage of costs incurred over total expected costs.

As discussed in Note 4, a change in cancellation terms in certain wafer orders during the year ended December 31, 2020 resulted in the Company no longer meeting the criteria to account for revenue recognition from contracts with customers over time. As such, the Company recognizes revenue for such modified wafer orders at the point at which control of the wafers is transferred to the customer, which is determined to be at the point of wafer shipment from the Company’s facilities or delivery to the customer location. This modification did not have an impact to its contracts to provide NRE services. For its contracts to provide NRE services to the customers’ specifications, the Company recognizes revenue as it delivers the service as a percentage of costs incurred over total expected costs.

Certain of the Company’s contracts with its customers include potential price adjustments such as volume rebates and yield adjustments that may be refundable to customers. The Company estimates the variable

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

consideration related to these price adjustments as part of the total transaction price and recognizes revenue in accordance with the pattern applicable to the performance obligation, subject to a constraint. The Company constrains the amount of revenues recognized for these contractual provisions based on its best estimate of the amount which will not result in a significant reversal of revenue in a future period. The Company determines the amounts to be recognized based on the amount of potential refund required by the contract, historical experience and other surrounding facts and circumstances. These obligations are typically settled with the customer after shipment through the issuance of a credit note applied against the customer’s accounts receivable balance. Any difference between the amount accrued upon shipment for potential refunds and the actual amount agreed to with the customer is recorded as an increase or decrease in revenue. These potential price adjustments are accrued and netted against accounts receivable on the consolidated statements of financial position.

The Company’s contracts with its customers also warrant that products and services will meet the specified functionality. Defective products returned by customers are compensated through replacements, repairs or credit notes.

A contract asset (“unbilled accounts receivables”) is recognized when the Company has recognized revenue, but not issued an invoice for payment. The Company has determined that unbilled receivables are not considered a significant financing component of the Company’s contracts. Contract assets are included in receivables, prepayments and other assets and transferred to receivables when invoiced (See Note 18).

A contract liability is recognized when the Company receives payments in advance of the satisfaction of performance obligations and are included in deferred revenue on the consolidated statements of financial position (See Note 27).

Costs to obtain a contract are incremental direct costs incurred to obtain a contract with a customer, including sales commissions, and are capitalized if material. Costs to fulfill a contract include costs directly related to a contract or specific anticipated contract (e.g., certain design costs) that generate or enhance the Company’s ability to satisfy the Company’s performance obligations under these contracts. These costs are capitalized to the extent they are expected to be recovered from the associated contract and are material.

Product Warranties—The Company warrants that products will meet the stated functionality as agreed to in each sales arrangement. The Company provides for the estimated warranty costs under these arrangements based upon historical experience and management’s estimate of the level of future claims, and accrues for specific items at the time their existence is known and the amounts are estimable. Expenses for warranty costs were not significant in any of the periods presented.

Government Grants—The Company has received investment grants from the Federal Republic of Germany, the State of Saxony, various agencies of the Government of Singapore and the Empire State Development Corporation in New York (collectively referred to as “Government Grants”). These grants are primarily provided in connection with construction and operation of the Company’s wafer manufacturing facilities, employment and research and development.

In 2020, the Company has received non-refundable cash grants from the Government of Singapore as part of the Government’s relief measures to help businesses deal with the impact from the COVID-19 pandemic under the Job Support Scheme totaling $29,113, which was recorded as a reduction of staff costs. The Company has received $26,313 in 2020 and the remaining $2,800 will be received in 2021.

Government grants are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as deferred

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

income and released to the consolidated statements of operations and comprehensive loss over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate, and is presented as a reduction of those costs. Where the grant relates to an asset, it is recognized as a reduction in the basis of the asset and released as a reduction to depreciation expense in equal amounts over the expected useful life of the related asset.

Research and Development Costs—Research costs are expensed as incurred. Development costs are recognized as intangible assets only when it is probable that expected future economic benefits, attributable to the development activities, will accrue to the Company.

Borrowing Costs—Borrowing costs directly attributable to the construction phase of property, plant and equipment are capitalized as part of the cost of assets which are constructed by the Company and for which a considerable period of time (at least six months) is planned for construction. Borrowing costs are capitalized from the start of construction until the date the asset is ready for its intended use. All other borrowing costs are recognized as an expense in the period in which they are incurred.

Current and Deferred Income Tax—Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

Deferred income tax is provided using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•

Where the deferred income tax liability arises from the initial recognition of goodwill or of an asset acquired or liability assumed in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carryforward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses can be utilized except in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Deferred income tax relating to items recognized directly in equity is recognized in equity and not in profit or loss, except in the United States where operating losses offset tax otherwise incurred on items booked in equity.

Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Consumption Taxes—Revenues, expenses and assets are recognized net of the amount of consumption taxes except where the consumption taxes incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the consumption tax is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of consumption taxes included. The net amount of consumption tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the consolidated statements of financial position.

Current versus noncurrent classification—The Company presents assets and liabilities in the statement of financial position based on current and noncurrent classification. An asset is current when it is:

•	Expected to be realized on intended to be sold or consumed in the normal operating cycle;

•	Held primarily for the purpose of trading;

•	Expected to be realized within twelve months after the reporting period; or

•	Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

All other assets are classified as noncurrent.

A liability is current when:

•	It is expected to be settled in the normal operating cycle;

•	It is held primarily for the purpose of trading;

•	It is due to be settled within twelve months after the reporting period; or

•	There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

The Company classifies all other liabilities as noncurrent. Deferred tax assets and liabilities are classified as noncurrent assets and liabilities.

Recent Accounting Pronouncements, Adopted:

Amendments to IFRS 7, IFRS 9 and IAS 39 Interest Rate Benchmark Reform (“IBOR”)—The Company considered the impact of IBOR reform on its hedge accounting. The Company adopted the “Amendments to IFRS 7, IFRS 9 and IAS 39 Interest Rate Benchmark Reform” issued in September 2019. In accordance with the transition provisions, the amendments have been adopted retrospectively to hedging relationships that existed at the start of the reporting period or were designated thereafter. The amendments provide temporary relief from applying specific hedge accounting requirements to hedging relationships directly affected by IBOR reform. The

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

reliefs have the effect that IBOR reform should not generally cause hedge accounting to terminate. However, any hedge ineffectiveness will continue to be recorded in the consolidated statements of operations and comprehensive loss.

Furthermore, the amendments set out triggers for when the reliefs will end, which include the uncertainty arising from interest rate benchmark reform no longer being present.

In summary, the reliefs provided by the amendments that apply to the Company are:

•

In assessing whether the hedge is expected to be highly effective on a forward-looking basis, the Company has assumed that the LIBOR interest rate on which the cash flows of the interest rate swaps and cross currency swaps that hedges the EUR Equipment Financing, EUR Term Loan B, EUR Term Loan A, USD Equipment Financing, USD Term Loan B and USD Term Loan A is not altered by IBOR reform.

•	The Company has assessed whether the hedged LIBOR risk component is a separately identifiable risk only when it first designates the hedge and not on an ongoing basis.

The Company has evaluated the extent to which its cash flow hedging relationships are subject to uncertainty driven by IBOR reform as at December 31, 2020. The Company’s hedged items and hedging instruments continue to be indexed to EURIBOR and LIBOR. These benchmark rates are quoted each day and the IBOR cash flows are exchanged with counterparties as usual.

The Company has also evaluated the extent to which contracts reference IBOR cash flows, whether such contracts will need to be amended as a result of IBOR reform and there has been communication about IBOR reform with counterparties. As of December 31, 2020, there is uncertainty about when and how replacement may occur with respect to the relevant hedged items and hedging instruments. The Company will continue to apply the amendments to IFRS 9 until the uncertainty arising from the IBOR reform with respect to the timing and the amount of the underlying cash flows that the Company is exposed to is no longer present. This uncertainty will not end until the Company’s contracts that reference IBOR are amended to specify the date on which the interest rate benchmark will be replaced, the cash flows of the alternative benchmark rate and the relevant adjustment. This will, in part, be dependent on the introduction of fall back clauses which have yet to be added to the Company’s contracts and the negotiation with the counterparties. No amendment has been made on existing derivative and loan contracts as at December 31, 2020.

The Company has a limited exposure to changes in the IBOR benchmark. The Company has $1,190,752 of interest rate swaps which are in a cash flow hedge relationship of USD Equipment Financing and USD Term Loan A. Also, the Company has EUR503,278 thousand of cross currency swaps which are in cash flow hedge relationships of EUR Equipment Financing and EUR Term Loan A.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The table below indicates the nominal amount and weighted average maturity of derivatives in hedging relationships that will be affected by IBOR reform as financial instruments transition to risk-free rates, analyzed by interest rate basis. The derivative hedging instruments provide a close approximation to the extent of the risk exposure the Company manages through hedging relationships.

As of December 31, 2020 Interest rate swaps	Currency	Nominal amount	Maturity
Three-month LIBOR	USD	168,750	2023
Three-month LIBOR	USD	794,688	2024
Six-month LIBOR	USD	227,314	2026

Total		1,190,752

Cross currency swaps (in thousand Euro)
Three-month LIBOR	EUR	83,000	2024
Six-month LIBOR	EUR	334,564	2024
Six-month LIBOR	EUR	85,714	2026

Total		503,278

Recent Accounting Pronouncements, Not Yet Adopted:

Interest Rate Benchmark Reform—Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, and IFRS 16)—The amendments address issues that might affect financial reporting as a result of the reform of an interest rate benchmark, including the effects of changes to contractual cash flows or hedging relationships arising from the replacement of an interest rate benchmark with an alternative benchmark rate. The amendments provide practical relief from certain requirements in IFRS 9, IAS 39, IFRS 7, and IFRS 16 relating to changes in the basis for determining contractual cash flows of financial assets, financial liabilities and lease liabilities and hedge accounting. Application of the relief is effective for annual periods beginning on or after January 1, 2021, with early application permitted. The requirements must be applied retrospectively. The Company does not expect that the adoption of these amendments will have a material impact to its consolidated financial statements.

Significant Accounting Judgments, Estimates and Assumptions—The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses as well as the disclosure of commitments and contingencies. Actual results may differ from these estimates and such differences may be material to the consolidated financial statements.

Enterprise Value. Given the absence of a public trading market of the Company’s ordinary shares, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, the Company’s board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of the Company’s ordinary shares at each grant date. These factors include:

•	valuations of the Company’s ordinary shares performed by independent third-party specialists;

•	lack of marketability of the Company’s ordinary shares;

•	the Company’s actual operating and financial performance;

•	current business conditions and projections;

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

•	hiring of key personnel and the experience of the Company’s management;

•	the history of the Company and the introduction of new products;

•	the Company’s stage of development;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

In valuing the Company’s ordinary shares, the Company’s board of directors determined the equity value of the Company’s business using various valuation methods including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in the Company’s industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in the Company’s cash flows. For the market approach, the Company reviews the performance of a set of guideline comparable public companies, and considers the guideline companies’ various financial characteristics, including size, profitability, balance sheet strength, and diversification as compared to the Company.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses, and future cash flows, discount rates, market multiples, and the selection of comparable companies. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact the Company’s valuations as of each valuation date and may have a material impact on the valuation of the Company’s ordinary shares.

Impairment Assessment of Non-Financial Assets—Impairment exists when the carrying value of an asset or CGU exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The fair value less costs to sell calculation is based on a discounted cash flow analysis that a potential buyer would perform in determining a transaction value of the CGU less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. When preparing the discounted cash flow analysis, the Company makes subjective judgments in determining the independent cash flows that can be related to a specific CGU based on its asset usage model and manufacturing capabilities in addition to the discount rate used in the analysis. In addition, because subjective judgments are made regarding the remaining useful lives of assets and expected future revenue and expenses associated with the assets, changes in these estimates based on changes in economic conditions or business strategies could result in material impairment charges in future periods. The key assumptions used to determine the recoverable amount for the different CGUs, including sensitivity analysis, are disclosed and further explained in Note 14.

Income Taxes—In determining taxable income for financial statement reporting purposes, management makes certain estimates and judgments specific to taxation issues. These estimates and judgments are applied in the calculation of certain tax liabilities and in the determination of the recoverability of deferred tax assets, which arise from temporary differences between the recognition of assets and liabilities for income tax and financial statement reporting purposes.

Deferred taxes are recognized for unused losses, among other events, to the extent that it is probable that taxable profit will be available against which the losses can be utilized.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

This evaluation requires the exercise of judgment with respect to, among other things, benefits that could be realized from available tax strategies and future taxable income, as well as other positive and negative factors. The ultimate realization of deferred tax assets is dependent upon, among other things, the Company’s ability to generate future taxable income that is sufficient to utilize loss carry-forwards or tax credits before their expiration or the Company’s ability to implement prudent and feasible tax planning strategies.

If estimates of projected future taxable income and benefits from available tax strategies are reduced as a result of a change in the assessment or due to other factors, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilize net operating losses and tax credit carry-forwards in the future, the Company may be required to reduce the amount of total deferred tax assets resulting in a decrease of total assets. Likewise, a change in the tax rates applicable in the various jurisdictions or unfavorable outcomes of any ongoing tax audits could have a material impact on the future tax provisions in the periods in which these changes could occur.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax rules and the potential for future adjustment of uncertain tax positions by the tax authorities in the countries in which the Company operates. If estimates of these taxes are greater or less than actual results, an additional tax benefit or charge may result.

Risk and uncertainty—All of the Company’s manufacturing facilities continue to remain open and are operating at normal production levels. The Company has been classified as an essential business in the United States, Germany and Singapore and facilities are expected to remain open throughout the COVID-19 crisis. The Company’s manufacturing sites are limited to essential personnel only and the Company is able to maintain appropriate staffing levels to support production.

The Company’s customers have not signaled material demand shifts at this point and non-cancellable revenue coverage is within the normal historical range. The Company continues to closely monitor the business environment for changes and is prepared to adjust capital and operational spending as appropriate.

4. Net Revenues

The following table presents the Company’s revenue disaggregated based on revenue source and timing of revenue recognition. The Company believes these categories best depict how the nature, timing, and uncertainty of revenue cash flows are affected by economic factors.

	2018	2019	2020
Type of goods and services:
Wafer fabrication	$5,712,583	$5,442,550	$4,440,291
Engineering and other pre-fabrication services	483,456	370,238	410,214

	$6,196,039	$5,812,788	$4,850,505

Timing of revenue recognition:
Revenue recognized over time	$6,122,478	$5,736,926	$4,227,448
Revenue recognized at a point in time	73,561	75,862	623,057

	$6,196,039	$5,812,788	$4,850,505

During the year ended December 31, 2020, due to operational and commercial reasons, the Company modified the cancellation terms of its contracts with customers that are applicable to wafer fabrication products.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

As a result, the Company no longer has an enforceable right to payment covering cost incurred plus a reasonable profit margin for work completed to date when a customer cancels its wafers purchase order at any stage of production. The change was effective to all wafer outstanding purchase orders as at the date of contract modification and future purchase orders thereafter. The contract modification had no impact on the originally agreed wafer volume, the related wafer price, and other terms and conditions of its existing contracts with customers. Likewise, the modification did not have an impact to its contracts to provide NRE services to the customers’ specifications; therefore, the Company continuously recognizes revenue as it delivers the NRE service as a percentage of costs incurred over total expected costs.

Prior to the contract modification, the Company satisfied its performance obligations over time because of the customer’s contractual obligation to pay for work completed to date with a reasonable profit. The change in cancellation terms substantively modified the contracts with customers. As a result, the Company no longer meets the criteria to account for revenue recognition from contracts with customers over time on the outstanding purchase orders at the contract modification date and future orders thereafter. Consequently, the Company recognizes revenue on the impacted outstanding wafers orders and future orders at the point at which control of the wafers is transferred to the customer, which is determined to be at the point of wafer shipment from the Company’s facilities or delivery to the customer location, as determined by the agreed shipping terms.

In 2020, the Company recognized a cumulative decrease in revenue of $315,308 and a corresponding decrease in unbilled accounts receivable, and a cumulative decrease in cost of revenues of $255,557 and a corresponding increase in inventories, with a net decrease in gross margin of $59,751 on the impacted outstanding purchase orders on the date of contract modification.

5. Cost of Revenues

	2018	2019	2020
Depreciation of property, plant and equipment(1)	$2,411,565	$2,290,531	$2,087,376
Staff costs	859,105	984,515	1,096,915
Maintenance costs and utilities	1,175,898	1,136,492	1,092,566
Material costs	881,296	843,807	740,948
Amortization of intangible assets	101,904	91,668	99,581
Subcontractor costs	68,427	44,920	88,469
Costs relating to TCA(2)	91,871	—	—
Inventory changes, facilities costs, and other	1,056,024	953,099	357,370

	$6,646,090	$6,345,032	$5,563,225

(1)	Amounts are net of amortization of government grants relating to assets. See Note 14 for the detailed movements of property, plant and equipment.
(2)	Relates to the Company’s Technology Cooperation Agreement (“TCA”), which ended in 2018.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

6. Research and Development Expenses

	2018	2019	2020
Staff costs	$425,658	$273,432	$202,774
Depreciation of property, plant and equipment	149,465	105,113	121,078
Amortization of intangible assets	114,114	104,226	99,397
Material costs	136,319	67,275	66,124
Maintenance costs and utilities	59,870	26,692	27,222
Other(1)	40,794	6,236	(40,826)

	$926,220	$582,974	$475,769

(1)

Other primarily includes net (income) expenses related to research funding agreements and wafer, labor, software license costs allocated (to) and from cost of revenues. During the year ended December 31, 2018, the Company recognized nonrefundable Albany Cooperation Agreement fees of $60,000 in expenses. Following the Company’s announcement of the suspension of its 7nm development program, the Company terminated this arrangement.

7. Selling, General and Administrative Expenses

	2018	2019	2020
Staff costs(1)	$294,019	$292,152	$297,591
Amortization of intangible assets	48,736	46,431	85,131
Maintenance costs and utilities	49,453	50,853	42,137
Depreciation of property, plant and equipment	29,289	40,255	29,951
Other(2)	31,250	15,937	(9,950)

	$452,747	$445,628	$444,860

(1)

Staff costs include share-based payments of $5,530, $0 and $980 for share options for the year ended December 31, 2018, 2019, and 2020, respectively. See Note 3 for further discussion on the timing of expense recognition.

(2)

Other primarily includes net professional charges, marketing expenses and facility costs allocated to and from selling, general and administrative expenses. Real estate transfer taxes are also included in Other.

8. Restructuring Charges

During the year ended December 31, 2018, the Company committed to a company-wide transformation program to help bring its operating margin in line with industry peers that resulted in the reorganization of the Company’s global business infrastructure with all sites impacted. Part of the company-wide transformation was to “Pivot” away from a strategy based primarily on investment in leading-edge technology and to focus on investments in technologies demonstrating GLOBALFOUNDRIES’ differentiation. The Company then decided to put its 7nm development program on hold indefinitely and to restructure certain aspects of the organization. As a result of putting the 7nm development program on an indefinite hold an impairment charge was taken for $494,060 (see Note 9 for further details). The impairment charge comprised primarily of charges to plant, property and equipment.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The company-wide transformation program resulted in restructuring charges amounting to $112,026 for the year ended December 31, 2018. These charges related to employee separation costs which include one-time termination benefits that were recognized as a liability at estimated fair value at the time of communication to employees. These restructuring charges were fully paid at December 31, 2018.

9. Impairment Charges

During the year ended December 31, 2018, the Company announced the realignment of its leading-edge FinFET roadmap to shift development resources to the 14/12nm FinFET platform, and away from its 7nm FinFET development program which has been placed on indefinite hold. At December 31, 2018, the fabrication and other equipment related to the 7nm development program that could not be repurposed to other product lines was offered for sale. Immediately before the classification of the 7nm development program fabrication and other equipment as assets held for sale, the recoverable amount was estimated and a write-down of $431,914 was recognized during the year to reduce the carrying amount of the assets in the disposal group to their fair value less costs to sell. The Company also recorded impairment charges for 7nm specific intellectual property that had no future use.

In addition, the Company identified certain underutilized fabrication tools and also offered them for sale. These assets were no longer being depreciated while awaiting sale. The carrying values of these assets exceeded the recoverable values based on agreements to sell or a valuation report obtained from a third-party valuation firm.

The recoverable amount was determined on the basis of fair value less cost to sell and totaled $218,944 which was reclassified to assets held for sale as at December 31, 2018.

The Company recorded the following impairment charges:

	2018	2019	2020
Equipment	$431,914	$17,886	$22,672
Equipment held for sale	88,186	43,880	—
Intellectual property and other	62,146	2,184	—

Total impairment charges	$582,246	$63,950	$22,672

10. Finance Expenses

	2018	2019	2020
Interest on long-term debt	$102,973	$159,114	$97,855
Interest on lease obligations	38,705	43,666	34,807
Commitment fees and amortization of debt issuance costs	19,611	23,457	18,366
Capitalized interest	(4,170)	(332)	—
Accretion costs and other	7,685	4,271	3,359

Total Finance Expenses	$164,804	$230,176	$154,387

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

11. Gain on Sale of a Fabrication Facility and Application Specific Integrated Circuit Business

For the year ended December 31, 2019, the Company recognized the following gain from sale of a fabrication facility and Application Specific Integrated Circuit (“ASIC”) business-related assets:

2019
Facility in Tampines, Singapore	$196,554
ASIC Business	418,000

Total gain on sale of a fabrication facility and ASIC business	$614,554

Facility in Tampines, Singapore

On January 31, 2019, the Company entered into an agreement with Vanguard International Semiconductor Corporation (“VIS”) to sell the Company’s facility in Tampines, Singapore for $236,000, including buildings, facilities, equipment and intellectual properties associated with the Company’s Micro Electro Mechanical Systems, or MEMS, business. Under the terms of the agreement, the Company continued to operate the facility through the end of 2019, providing a transition period to facilitate technology transfers for VIS and the Company’s remaining customers. The sale closed on December 31, 2019 and the Company recognized a gain upon the completion of the sale amounting to $196,554 after derecognition of net assets of $39,446. The following is the breakdown of the net assets that were derecognized:

December 31, 2019
Property, plant and equipment	$54,061
Inventories	1,908
Receivables	800

Total Assets	56,769

Lease liabilities	(9,681)
Other current and noncurrent liabilities	(6,739)
Other	(903)

Total Liabilities	(17,323)

Net Assets	$39,446

ASIC Business

On May 20, 2019, the Company entered into an agreement with Marvell Technology Group Ltd. to sell certain ASIC assets, contracts, intellectual properties, inventories and employees. On November 5, 2019, the sale closed for a consideration of $555,977. The Company recognized a gain of $418,000 after derecognition of net assets of $124,067, and commission and termination costs of $13,900. Under the agreement, the Company will manufacture wafers for Marvell Technology Group Ltd for additional fees and the Company received advanced fees of $40,000 in 2019. As of December 31, 2020, $28,766 of advanced fees continue to be recorded in trade and other payables and other noncurrent liabilities.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The following is the breakdown of the net assets that were derecognized:

December 31, 2019
Property, plant and equipment	$18,894
Intangible assets	10,239
Unbilled accounts receivable	95,857
Inventories	30,285
Other current and noncurrent assets	8,039

Total Assets	163,314

Lease liabilities	(619)
Deferred revenue	(36,417)
Other current and noncurrent liabilities	(2,211)

Total Liabilities	(39,247)

Net Assets	$124,067

12. Other Income, Net

	2018	2019	2020
Gain on legal settlement	$—	$—	$294,217
Gain on remeasurement of existing equity interests (Note 16)	—	—	38,470
Other(1)	61,331	74,055	107,620

Total other income, net	$61,331	$74,055	$440,307

(1)	Relate to gains on the sales of property, plant and equipment and certain intangible assets.

Gain on legal settlement

On October 28, 2019, the Company and a competitor (the “Competitor”) agreed to dismiss all pending patent litigation based on their respective patents and products. The Company and the Competitor also agreed to a broad life-of-patent cross-license to each other’s worldwide existing semiconductor manufacturing process patents as well as patents that will be filed during the next ten years. On April 10, 2020, under the terms of a settlement agreement, the Company received a settlement from the Competitor and recorded total gains of $294,217 related to this settlement for the year ended December 31, 2020.

13. Discontinued Operations

In 2018, the Company and the Chengdu Gaoxin Industry Investment Co., Ltd. agreed to cease operations of GLOBALFOUNDRIES (Chengdu) Integrated Circuit Manufacturing Co., Limited (“GFCD”) due to changes in market conditions that made it no longer financially feasible to continue to develop the project in Chengdu, China. The Company impaired the net assets of GFCD as the carrying value of the assets may not be recovered through use. The Company recorded an impairment charge totaling $127,403.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The results of GFCD are presented below:

December 31, 2018
Net revenues	$—
Cost of revenues	—
Gross loss	—
Research and development expenses	15,375
General and administrative expenses	3,205
Impairment charges	127,403

Loss of discontinued operations	(145,983)
Finance income	144
Finance expenses	(2,126)
Other expenses, net	(54)

Loss before income taxes from discontinued operations	(148,019)
Income tax expense	(1)

Total loss from discontinued operations	$(148,020)

The major classes of assets of GFCD that were impaired as of December 31, 2018 are as follows:

December 31, 2018
Inventories	$751
Receivables, prepayments and other assets	1,967
Property, plant and equipment	119,841
Intangible assets	4,844

Impairment charges related to discontinued operations	$127,403

GFCD has outstanding non-cancellable purchase commitments of $213,000 and $146,400 as of December 31, 2019 and 2020, respectively, which the Company does not anticipate will be fully remunerated. In 2019 and 2020, the Company continues to negotiate with vendors to settle these outstanding purchase commitments. As of December 31, 2019 and 2020, the Company has cash and restricted cash of $34,399 and $35,654, respectively, for future settlement with vendors. Payments to vendors are subject to approval of the minority shareholder. The Company has assessed and concluded that potential payments beyond the available cash and restricted cash amount in GFCD to be remote.

Below are the cash flows associated with discontinued operations:

	December 31, 2018	December 31, 2019	December 31, 2020
Operating	$1,396	$(24,615)	$(5,192)
Investing	(13,660)	—	—
Financing	22,621	—	—

Net cash (outflow) inflow	$10,357	$(24,615)	$(5,192)

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

14. Property, Plant and Equipment

The Company has lease contracts for various facilities, plant, machinery, vehicles and other equipment. Before the adoption of IFRS 16 on January 1, 2019, the Company classified each of its leases (as lessee) at the inception date as either a finance lease or an operating lease. A lease was classified as a finance lease if it transferred substantially all of the risk and profit incidentals of the leased asset to the Company; otherwise it was classified as an operating lease.

Upon adoption of IFRS 16, the Company applied a single recognition and measurement approach for all leases that it is the lessee, except for leases with terms of 12 months or less, and leases of low value items. The Company recognized lease liabilities for lease payments and right of use (“ROU”) assets representing the right to use the underlying assets.

On January 1, 2019, the Company recognized total ROU assets of $358,518 with corresponding liabilities of $525,543 on the consolidated financial position, which includes $280,415 of pre-existing ROU assets and $417,850 of pre-existing lease liabilities.

The gross amount of assets recorded under ROU leases, which are included in property, plant and equipment amounted to $791,875 and $858,138 as of December 31, 2019 and 2020, respectively. The net carrying value of ROU leases amounted to $348,163 and $292,193 as of December 31, 2019 and 2020, respectively. Amortization of ROU assets is included in depreciation expense. Depreciation expense for the years ended December 31, 2018, 2019 and 2020 for all ROU assets was $39,822, $55,798 and $56,964, respectively.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

	Land and Land Improvements	Building and Leasehold Improvements	Equipment	Computer	Construction in Progress	Total
As of December 31, 2018	$76,427	$7,004,526	$21,848,513	$424,257	$711,733	$30,065,456
Adoption of IFRS 16	47,320	29,769	1,014	—	—	78,103
Additions(1)	16	138,738	28,217	1,278	206,381	374,630
Transfers from construction in progress	—	287,965	379,135	17,235	(684,335)	—
Transfers from assets held for sale	—	18,095	317,084	—	6,242	341,421
Disposals	(16,752)	(148,204)	(823,596)	(38,996)	(7,643)	(1,035,191)

As of December 31, 2019	107,011	7,330,889	$21,750,367	403,774	232,378	29,824,419
Additions(1)	—	15,016	31,494	276	570,576	617,362
Transfers from construction in progress	—	43,833	373,359	7,928	(425,120)	—
Transfers from assets held for sale	—	—	75,158	—	—	75,158
Acquisition of subsidiaries	9,362	57,426	167,509	—	76,491	310,788
Disposals	(11,926)	(6,781)	(358,502)	(1,266)	(3,538)	(382,013)

As of December 31, 2020	$104,447	$7,440,383	$22,039,385	$410,712	$450,787	$30,445,714

Accumulated Depreciation and Impairment
As of December 31, 2018	$20,153	$3,129,286	$14,865,184	$331,225	$6,635	$18,352,483
Additions(1)	10,161	428,298	1,965,568	31,872	—	2,435,899
Transfers from assets held for sale	—	17,890	275,316	—	—	293,206
Impairments	—	—	17,886	—	—	17,886
Disposals	(2,405)	(136,785)	(722,738)	(24,396)	—	(886,324)

As of December 31, 2019	27,909	3,438,689	16,401,216	338,701	6,635	20,213,150
Additions(1)	3,960	424,304	1,783,572	26,569	—	2,238,405
Impairments	—	5,331	18,786	—	—	24,117
Transfers from assets held for sale	—	—	71,681	—	—	71,681
Disposals	(582)	(2,172)	(323,916)	(1,171)	—	(327,841)

As of December 31, 2020	$31,287	$3,866,152	$17,951,339	$364,099	$6,635	$22,219,512

Net book value as of December 31, 2019	$79,102	$3,892,200	$5,349,151	$65,073	$225,743	$9,611,269

Net book value as of December 31, 2020	$73,160	$3,574,231	$4,088,046	$46,613	$444,152	$8,226,202

(1)

The Company earned investment tax credits related to the Company’s construction of a wafer fabrication facility in Saratoga County, New York (which were netted against additions relating to Building and Leasehold Improvements and Equipment). These credits were generally earned based on when the related assets were placed in service. The Company recorded the investment tax credits as a reduction of property and equipment costs. As of December 31, 2019, and 2020, the investment tax credits included in property and equipment amounted to $326,262 and $259,969, respectively.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Depreciation expenses on property, plant and equipment are as follows:

	2018	2019	2020
Cost of revenues	$2,498,835	$2,290,531	$2,087,376
Research and development expenses	154,838	105,113	121,078
Selling, general and administrative expenses	29,497	40,255	29,951

	$2,683,170	$2,435,899	$2,238,405

Identification of cash-generating units—The facilities and equipment utilized in the semiconductor manufacturing processes are highly integrated and inter-dependent in the production process. The recoverable amounts of the individual long-lived assets cannot be determined as the cash inflows are not largely independent of those from other assets. Therefore, the Company has concluded that each of its fabrication facilities constitute a separate CGU.

The Company has assessed indicators of impairment for its CGUs and performed impairment assessment during the fourth quarter of the years ended December 31, 2018, 2019, and 2020. Based on this assessment the Company concluded there was no impairment of long-lived assets.

Assets pledged as security—Various assets have been pledged to secure borrowings under mortgages for the Company. Property, plant and equipment, inventories, and financial assets with carrying values of $4,984,595, $397,915, and $1,688, respectively, have been pledged to secure borrowings under mortgages for the Company. The Company is not allowed to pledge these assets as security for other borrowings or to sell them to other entities.

Impairment of Long-lived Assets

Substantially all of the long-lived assets are comprised of the Malta CGU, Dresden CGU and Singapore CGU. The recoverable amount of each CGU was estimated based on the fair value less cost to sell calculation using a discounted cash flow model. The free cash flows used in the discounted cash flow model are consistent with the financial budgets approved by senior management covering the initial five-year period. If necessary, free cash flow beyond the initial five-year period is extrapolated for future periods. The Dresden and Malta CGUs continue to invest in development expansion opportunities and thus, the Company has projected cash flows for the Dresden CGU through 2036 and for the Malta CGU through 2045 based on a 30-year life from the commencement of production at those locations. Cash flows beyond the initial five-year period for the Dresden and Malta CGUs are estimated assuming a 1-2% growth rate over forecast periods. Free cash flow for the Singapore CGU did not extend beyond the initial four-year period. The post-tax discount rate applied to the cash flow projections for identified CGUs is 8.0%. Terminal values were estimated based on guideline companies’ benchmark using a 9.0 - 11.0 times terminal year EBITDA included in the discounted cash flows for the Dresden, Malta and Singapore CGUs. The recoverable amounts exceeded the carrying amounts for the Dresden, Malta and Singapore CGUs, resulting in no impairment.

Key assumptions used in the fair value less cost to sell and sensitivity to changes in assumptions

The calculation of fair value less cost to sell for the CGUs is most sensitive to the following assumptions:

•	Revenues (pricing)

•	Cost

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

•	Volume

•	Discount rate

Sensitivity analysis

The hypothetical changes in the following table to assumptions used in the impairment review would, in isolation, have led to the recoverable value equaling the carrying value for Q4 2020.

	Dresden CGU	Malta CGU	Singapore CGU
Revenues (pricing)	(20.8)%	(15.7)%	(25.3)%
Costs	34.8%	32.4%	44.2%
Volume	(51.9)%	(30.5)%	(59.3)%
Discount rate	13.8%	4.6%	57.4%

The semiconductor industry is subject to significant and rapid changes. However, the inputs used in the Company’s projections represent the Company’s best estimates based on the information available to us as of the issuance of the financial statements. Further information about the basis for the Company’s estimates follows:

Revenues (pricing)—Management estimates selling prices by customer based on industry trends, historical and expected trends in cost reductions, customer experience and competitive pressures. The estimated selling prices are used, along with volume estimates, to forecast revenues. For example, a decrease in estimated average selling prices by 15.7%, in isolation, would result in the elimination of the passing margin for the Malta CGU.

Cost—Estimates are obtained from published indices for the countries from which materials are sourced, as well as data relating to specific commodities. Forecast figures are used if data is publicly available, otherwise past actual raw material price movements are used as an indicator of future price movements. Management has considered the possibility of greater than forecasted increases in raw material price inflation. This may occur if demand for material rises faster than supply. For example, an increase in the prices of raw materials and other inputs forecasted above by 32.4%, in isolation, would result in the elimination of the passing margin for the Malta CGU.

Volume—Estimates of customer volumes are made by management of each Fab based upon customer committed and forecasted orders. Senior management may adjust customer forecasted orders to reflect the uncertainty associated with these orders. The volume forecasts used to develop forecasted revenues are based on assumed volumes from the customers’ committed and forecasted orders combined with the anticipated production timing. For example, a decrease in volumes by 30.5%, in isolation, would result in the elimination of the passing margin for the Malta CGU.

Discount rate—The discount rate represents the current market assessment of the risks specific to each CGU, taking into consideration the time value of money and individual risks of the underlying assets that have not been incorporated in the cash flow estimates. The discount rate calculation is based on the specific circumstances of the Company and its operating units and is derived from its weighted average cost of capital (“WACC”). The WACC considers both debt and equity. The cost of equity is derived from the expected return on investment by the Company’s investors. The cost of debt is based on the interest-bearing borrowings the Company is obligated to service. The specific risk is incorporated by applying the Company’s beta factors. The beta factors are evaluated annually based on publicly available market data. For example, the discount rate used to calculate the recoverable amount of the Malta CGU was 8.0%. An increase of 4.6% to the 8.0% discount rate, in isolation, would result in the elimination of the passing margin for the Malta CGU.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

15. Goodwill and Intangible Assets

Cost	Technology, Licenses and Similar Rights	Software	Patents	Goodwill	Others	Total
As of December 31, 2018	$1,172,530	$258,463	$276,667	$—	$131,200	$1,838,860
Additions	129,728	12,381	—	5,477	—	147,586
Disposals	(27,711)	—	(11,841)	—	—	(39,552)

As of December 31, 2019	1,274,547	270,844	264,826	5,477	131,200	1,946,894
Additions	192,507	12,323	—	—	610	205,440
Acquisitions of subsidiaries	—	326	—	12,547	—	12,873
Disposals	(217,825)	(4,192)	(30,349)	—	—	(252,366)

As of December 31, 2020	$1,249,229	$279,301	$234,477	$18,024	$131,810	$1,912,841

Accumulated Amortization
As of December 31, 2018	$681,416	$216,590	$141,964	$—	$57,290	$1,097,260
Additions	159,195	27,148	39,252	—	16,730	242,325
Impairments	2,184	—	—	—	—	2,184
Disposals	(21,497)	—	(8,159)	—	—	(29,656)

As of December 31, 2019	821,298	243,738	173,057	—	74,020	1,312,113
Additions	166,707	20,748	39,474	—	57,180	284,109
Impairments	(1,445)	—	—	—	—	(1,445)
Disposals	(201,674)	(1,891)	(26,313)	—	—	(229,878)

As of December 31, 2020	$784,886	$262,595	$186,218	$—	$131,200	$1,364,899

Net book value as of December 31, 2019	$453,249	$27,106	$91,769	$5,477	$57,180	$634,781

Net book value as of December 31, 2020	$464,343	$16,706	$48,259	$18,024	$610	$547,942

Amortization expenses on intangible assets are as follows:

	2018	2019	2020
Cost of revenues	$101,904	$91,668	$99,581
Research and development expenses	114,114	104,226	99,397
Selling, general and administrative expenses	48,736	46,431	85,131

	$264,754	$242,325	$284,109

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

16. Business Combinations and Acquisition of Non-Controlling Interest and Investments in Joint Ventures

The Company has the following investments and voting rights in joint ventures:

	Country of Incorporation	December 31, 2019	December 31 2020
Silicon Manufacturing Partners Pte Ltd. (“SMP”)	Singapore	49%	49%
Sensry GmbH (“Sensry”)	Germany	46%	25%
Advanced Mask Technology Centre GmbH & Co. KG (“AMTC”)	Germany	50%	N/A
Maskhouse Building Administration GmbH & Co. KG (“BAC”)	Germany	50%	N/A

•

SMP is an independent foundry that fabricates semiconductor integrated circuits on silicon wafers using advanced production facilities and the propriety integrated circuit designs of its customers in the semiconductor industry.

•	Sensry manufactures customized industrial sensor modules.

•	AMTC operates a photomask facility in Dresden, Germany and provides photomasks for use in manufacturing microprocessors and other integrated circuits.

•	BAC owns the premises in which AMTC operates, and leases these to AMTC.

On January 1, 2020, the Company executed amendments to its joint venture agreement and limited partnership agreements related AMTC and BAC under which the terms of the agreements were extended to March 31, 2022 and the Company obtained the determining vote over changes in the business plans of AMTC and BAC. The Company has concluded that it has obtained control over the AMTC and BAC joint venture and has consolidated the joint venture effective January 1, 2020.

The Company evaluated whether the legal form of joint ventures gave the owning parties rights to the underlying assets and liabilities of the joint ventures and concluded that the Company only had access to its net investment (and not a specific share of the assets and liabilities). Further, the Company evaluated the associated joint ventures agreements to support the acquisition of output noting that the agreements allowed external third parties to acquire the output. Considering these factors, the Company has concluded that these entities would be classified as joint ventures. According to the provisions of IAS 28 (revised 2011) and IFRS 11, the joint ventures have been recognized through the equity method of accounting.

The following table presents the movement in investment in joint ventures:

	2019	2020
Beginning balance	$79,193	$77,331
Share of profits for the period	7,859	3,876
Capital reduction	(15,333)	(50)
Dividends declared during the period	(2,564)	(2,586)
Reduction in investments due to the consolidation of AMTC and BAC	—	(41,869)
Additions during the period	8,742	—
Share of foreign exchange fluctuation reserves for the period	(566)	—

Ending balance	$77,331	$36,702

As part of a cost reduction strategy, the Company decided in 2019 to wind down its mask production operations at its Burlington, Vermont location and transfer those operations to its joint venture mask house,

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

AMTC in Dresden, Germany and increase its share of the joint venture mask house’s productive capacity. On January 1, 2020, the Company obtained control of the AMTC and BAC joint ventures through an amendment of the joint venture agreement granting the Company the determining vote over changes in the business plans of AMTC and BAC. The Company consolidated the joint venture effective January 1, 2020. No consideration was paid to the non-controlling shareholder as a result of the amendment to the joint venture agreement. The Company recognized a non-operating gain on remeasurement of existing equity interest of $38,470 upon the remeasurement of its previously held ownership interest to fair value, which was $86,896 and release of the foreign currency translation reserve related to its ownership interest of $6,553.

The Company has elected to measure the non-controlling interests in the acquiree at fair value.

The Company has made an assessment of the fair value of assets and liabilities of AMTC and BAC at the date control was obtained as follows:

	Fair value recognized on deemed acquisition
	AMTC	BAC	Total
Assets:
Property, plant and equipment	$243,974	$66,815	$310,789
Intangible assets	310	16	326
Inventories	7,720	—	7,720
Receivables from government grants	161	—	161
Receivables, prepayments and other assets	31,022	1,335	32,357
Cash and cash equivalents	1,812	2,321	4,133

	284,999	70,487	355,486

Liabilities:
Debt	$179,217	$9,071	$188,288
Deferred tax liabilities	3,370	7,009	10,379
Deferred income from government grants	3,143	3,039	6,182
Trade and other payables	9,866	1,800	11,666
Income taxes payable	865	—	865

	196,461	20,919	217,380

Total identifiable net assets acquired at fair value	88,538	49,568	138,106
Goodwill arising on acquisition	5,498	7,009	12,507
Less: Non-controlling interest measured at fair value	(35,411)	(28,306)	(63,717)

Fair value of equity interest held	$58,625	$28,271	$86,896

Receivables, prepayments and other assets include the fair value of trade receivables amounting to $31,079. The gross amount of trade receivables is $31,079 and it is expected that the full contractual amounts will be collected.

The goodwill is attributed to the synergies expected to arise after the acquisition and is allocated to the Company’s mask house cash generating unit, AMTC. None of the goodwill recognized is expected to be deductible for income tax purposes.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The fair value of the non-controlling interest has been estimated based on a proportional allocation of the fair value of the net tangible assets based on a valuation obtained by the Company from a third party valuation firm. The fair value measurements are based on significant inputs that are not observable in the market. The fair value estimate is based on:

•	An assumed discount rate of 8.5% to 9.0%.

•	A terminal value, calculated based on the Gordon Growth Model with a perpetual growth rate of 3.0%.

During the year ended December 31, 2020, AMTC contributed $35,956 of net revenues after intercompany eliminations and $2,028 to loss before income taxes from operations of the Company, while BAC contributed $0 of revenue and $4,505 to loss before income taxes from operations of the Company.

The Company has allocated $3,289 in the statements of operations and comprehensive loss for the year ended December 31, 2020 to the non-controlling interest.

Analysis of cash flows on acquisition:

	AMTC	BAC	Total
Net cash acquired with the subsidiary (included in cash flows from investing activities)	$1,812	$2,321	$4,133

Net cash flow on acquisition	$1,812	$2,321	$4,133

17. Income Taxes

For tax reporting purposes, the Company consolidates its entities under GLOBALFOUNDRIES Inc., a Cayman Islands entity as described in Note 1. Accordingly, the Company has presented the domestic portion of the disclosures below based on its country of domicile in the Cayman Islands.

As a Cayman Islands corporation, the Company’s domestic statutory income tax rate is 0.0%. The difference between the Company’s domestic statutory income tax rate and its (provision) benefit for income taxes is due to the effect of the tax rates in the other jurisdictions in which the Company operates. Principally, for the years ended December 31, 2019 and 2020, the Company is subject to United States’ federal and state taxes with a combined statutory tax rate of 22.24% and 22.05%, respectively; German corporation and trade taxes with a combined statutory tax rate of 31.58%; and Singapore’s statutory tax rate of 17%.

Income tax benefit (expense) consisted of the following:

	December 31, 2018	December 31, 2019	December 31, 2020
Current income tax expense:
Current income tax expense	$(4,534)	$(6,205)	$(28,713)
Adjustments in respect of current income tax of previous year	540	103	98
Deferred tax
Net operating and investment allowance carryforwards	(33,876)	(216,582)	34,561
Currency effect on non-monetary assets of subsidiary	(7,608)	8,961	43,155
Other change in temporary differences	29,032	(10,338)	(36,834)

Income tax benefit (expense) reported in the consolidated statements of operations and comprehensive loss	$(16,446)	$(224,061)	$12,267

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

A reconciliation between tax benefit and accounting profit multiplied by the Company’s statutory rate of 0% is as follows:

	December 31,	December 31,	December 31,
	2018	2019	2020
Loss before income taxes	$(2,609,110)	$(1,147,125)	$(1,363,127)
Tax at Enacted Statutory Rate	$—	$—	$—
Foreign tax rate differential	15,222	10,567	58,505
Adjustments in respect to current income tax of previous years	540	103	98
Government grants exempt from tax	23,555	20,094	12,950
Deductible expense for tax purpose	3,552	1,944	(8,033)
Impact of unrecognized deferred tax assets	(24,650)	(246,465)	(62,734)
Non-deductible expenses for tax purposes	(9,781)	569	—
Effects of foreign exchange gains (loss)	(24,861)	(10,347)	40,256
Impact of change in liability for uncertain tax positions	(95)	(77)	8,922
Withholding Tax	—	—	(33,504)
Other effects	72	(449)	(4,193)

Income tax benefit (expense)	$(16,446)	$(224,061)	$12,267

Effective income tax rate	0.63%	19.53%	(0.90)%

In 2019 and 2020, the Company assessed that it is probable that 100% of deferred tax assets can be realized in Singapore. The Company has determined that realization of deferred taxes associated with loss carryforwards is limited to reserves for uncertain tax positions in the United States that would generate future taxable income, and deferred tax assets resulting from consolidation of AMTC and BAC.

In 2019, a decrease in net deferred tax assets of $189,614 was recorded for the Company’s German subsidiary mainly due to a write-down of deferred tax assets on loss carryforwards because the Company has changed how the German operations are compensated from a cost-plus-reimbursement approach to a resale, or buy-sell compensation arrangement. The ability to forecast future profit under the new intercompany pricing approach is less certain compared to prior cost plus concept, which requires an incremental tax expense write-down of German deferred tax assets.

In 2020, Singapore recorded a tax benefit of $63,655 (included under “Foreign tax rate differential” of $(58,505) relating to a revaluation of deferred tax liabilities after satisfying investment conditions necessary for an extension of a lower tax rate incentive during the year. The conditions that were required for the reduced tax rate related to fixed asset investment, increased wafer production, targeted research projects, and increased employment.

In 2020, the Company recorded withholding tax amounting to $33,504, triggered primarily from a legal settlement.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Components of the Company’s deferred tax assets and liabilities are attributable as follows:

	December 31,	December 31,
	2019	2020
Accelerated depreciation on property, plant and equipment	$(746,817)	$(589,699)
Losses, credits and investment allowances available for offsetting against future taxable income	759,275	648,141
Accrued expenses	314,528	313,404
Inventory	62,863	67,692
Other comprehensive income	(571)	(2,677)
Currency effect	(469)	(718)
Deferred income	20,905	13,363
Other	(2,255)	(14,362)

Net deferred tax assets	$407,459	$435,144

The classification of the net deferred tax assets (liabilities) in the statements of financial position is as follows:

	December 31,	December 31,
	2019	2020
Deferred tax assets	$408,050	$443,566
Deferred tax liabilities	(591)	(8,422)

Net deferred tax assets	$407,459	$435,144

Total unrecognized deferred tax assets as of December 31, 2019 and 2020 was $2,959,136 and $3,231,522, respectively. The Company does not anticipate any significant changes to the total amounts of unrecognized deferred tax assets within the next 12 months of the reporting date.

As of December 31, 2019 and 2020, the Company has accumulated corporate losses in Germany of $972,795 and $1,305,372, respectively, and trade tax losses in Germany of $694,346 and $998,114, respectively. Except for a fully deductible base amount, utilization of German net operating loss carryforwards is limited to 60% of taxable income in any one year. German net operating losses do not expire with the passage of time, but may forfeit partially or completely as a result of legal entity restructurings.

As of December 31, 2019 and 2020, the Company has unutilized capital allowances on the property and equipment held in Singapore of $1,802,601 and $1,609,695, respectively, and unutilized tax losses available for carryforward of $58,484 and $58,484, respectively. Under Singapore tax law, unutilized capital allowances and unutilized tax losses are deductible to the extent of income available. Unutilized capital allowances and unutilized tax losses can be carried forward indefinitely subject to compliance with the conditions that there is no substantial change in shareholders and no change in the Company’s principal activities, where applicable. As of December 31, 2019 and 2020, the Company has investment allowances of $843,336 and $843,336, respectively in Singapore which can be carried forward indefinitely.

As of December 31, 2019 and 2020, the Company has gross operating loss carryforwards in the United States of $7,593,319 and $8,042,617, respectively; $6,535,163 will expire in years 2029 through 2037. As of December 31, 2019 and 2020, the Company has $847,636 and $908,287, respectively of California gross

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

operating loss carryforwards and, in the other states in which it operates, it has gross operating loss carryforwards of $830,555 and $912,259, respectively. The state carryforwards expire beginning in 2023. In addition, the Company has U.S. research and development tax credit carryforwards of $158,692 and $150,927 for the years December 31, 2019 and 2020, respectively, that will expire in years 2030 through 2033. The Company has California research and development tax credits of $16,687 and $15,046 as of December 31, 2019 and 2020, respectively, that do not expire. In addition, the Company has nonrefundable New York Empire Zone credit carryforwards of $1,115,806 and $1,122,132 as of December 31, 2019 and 2020, respectively, that do not expire. Six other states have research and development tax credits, Texas, Minnesota, Vermont, North Carolina, Massachusetts and New Jersey for which the Company has calculated a total credit carryforward of $9,262 and $9,218 for the years December 31, 2019 and 2020, respectively. These credits have a carryforward that expire between 2030 through 2039.

At December 31, 2019 and 2020, no deferred tax liabilities were recorded for taxes that would be payable on the undistributed earnings of certain of the Company’s subsidiaries as the Company is able to control the timing of the distributions and does not anticipate requiring any distributions for the foreseeable future.

A reconciliation of deferred taxes, net is as follows:

	December 31, 2019	December 31, 2020
Beginning balance	$626,969	$407,459
Tax expense recognized to consolidated statements of operations	(217,959)	40,882
Tax benefit (expense) recognized to other comprehensive loss	(1,081)	(2,106)
Tax benefit (expense) recognized from acquisition of subsidiaries	—	(10,379)
Uncertain tax positions and others	(470)	(712)

Ending balance	$407,459	$435,144

As of December 31, 2019 and 2020, the Company’s current tax receivables were $6,986 and $113, respectively, related to its subsidiaries in Europe.

As of December 31, 2019 and 2020, the Company’s current income tax payable of $37,057 and $30,609, respectively, is composed of $263 and $2,491, $9,206 and $11,836 and $27,632 and $16,282 for entities incorporated in Europe, the United States and Singapore, respectively. The current income tax payable amounts include the following uncertain tax provisions: $9,276 in the United States for both December 31, 2019 and 2020, and $25,118 and $16,175 in Singapore for December 31 2019 and 2020, respectively, for exposure arising from unutilized capital allowances and domestic related party transactions. Europe had no current income taxable amounts included in uncertain tax provisions for either December 31, 2019 or 2020.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

18. Receivables, Prepayments and Other Assets

	December 31, 2019	December 31, 2020
Noncurrent:
Non-trade receivables	$18,857	$11,993
PILOT Bonds (Note 23)	28,559	20,037
Investments in equity instruments	8,169	12,737
Loans to related parties (Note 32)	125,557	—
Employee incentive credits (Note 21)	22,057	—
Investment tax credits (Note 21)	19,178	—
Other	15,216	93

	$237,593	$44,860

Current:
Trade receivables, other than related parties(2)	$639,074	$767,257
Non-trade receivables	105,212	70,482
Recoverable sales tax	45,788	49,104
Unbilled accounts receivable(1)	956,663	62,226
Prepaid expenses	26,834	22,283
Advances and deposits paid	17,161	21,722
Investment tax credits (Note 21)	26,063	19,178
Trade receivables from related parties (Note 32)	7,921	7,455
Loans to related parties (Note 32)	49,213	—
Amounts due from Related Parties	1,309	1,279
Other	11,959	1,877

	$1,887,197	$1,022,863

(1)

Unbilled accounts receivable represents amounts recognized on revenue contracts less associated advances and progress billings. These amounts will be billed in accordance with the agreed-upon contractual terms or upon shipment of products or rendering services.

(2)

The Company’s trade receivables, other than related parties, are all classified as current and are expected to be collected within one year. The Company’s provision for sales returns was not material for either for the years ended December 31, 2019 or 2020. See the table below for the aging of the Company’s trade receivables, other than related parties.

The following table presents the activities in unbilled accounts receivable as of December 31, 2019 and 2020:

	December 31, 2019	December 31, 2020
Beginning balance	$944,634	$956,663
Revenue recognized during the year	5,740,326	4,548,456
Cumulative catch-up adjustment to revenue	—	(315,308)
Amounts invoiced	(5,625,523)	(5,127,585)
Transferred as part of the sale of ASIC business	(102,774)	—

Ending balance	$956,663	$62,226

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

	December 31, 2019	December 31, 2020
Receivables neither past due nor impaired	$603,182	$754,308
Receivables past due—not impaired individually:
Less than 30 days	26,032	12,706
31 to 60 days	1,752	198
61 to 90 days	5,033	—
90 to 120 days	3,075	45

	$639,074	$767,257

19. Inventories

	December 31, 2019	December 31, 2020
Work in progress	$209,530	$930,107
Raw materials and supplies	285,586	232,407
Inventory reserve	(143,193)	(242,995)

	$351,923	$919,519

The following table presents the movement in the inventory reserve:

	December 31,	December 31,
	2019	2020
Beginning balance	$189,041	$143,193
Additions(1)	95,259	228,559
Previously fully reserved inventory
Written-off and scrapped	(80,676)	(96,972)
Elimination of reserve upon sale of inventory	(60,431)	(31,785)

Ending balance	$143,193	$242,995

(1)

This includes additional inventory reserve of $26,149 arising from the adjustment to cost of revenues recorded by the Company in 2020 in conjunction with the modification of its customer contracts as discussed in Note 4.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

20. Other Financial Assets and Liabilities

The following foreign currency forward contracts are outstanding at December 31, 2019 and 2020 (in thousands, except average foreign currency/US$):

	Fair Value of Derivative Instruments
Derivative Instruments	Other Current Financial Assets	Other Noncurrent Financial Assets	Other Current Financial Liabilities	Other Noncurrent Financial Liabilities	Notional Amount	Average Foreign Currency/ US$	Average Strike Price	Maturity
Outstanding as of December 31, 2019:
Forward contracts:
Euro forward contracts (receive euros/pay US$)	$2,447	$—	$(4,454)	$—	$666,733	$0.88	—	2020
Singapore dollar forward contracts (receive Singapore$/pay US$)	75	—	(534)	—	396,516	1.36	—	2020
Japanese yen forward contracts (receive Japanese yen/pay US$)	4,276	—	(287)	—	32,266	107.03	—	2020
Interest rate swaps	—	7,045	—	—	749,425	—	1.4810% - 1.731%	2024 - 2026
Cross currency swaps	—	5,513	—	—	743,058	0.90	4.098% - 6.725%	2024 - 2026

	$6,798	$12,558	$(5,275)	$—	$2,587,998

Outstanding as of December 31, 2020:
Forward contracts:
Euro forward contracts (receive Euros/Pay US$)	$28,489	$—	$(818)	$—	$594,169	$0.85	—	2021
Singapore dollar forward contracts (receive Singapore$/Pay US$)	13,266	—	(439)	—	360,328	1.37	—	2021
Japanese yen forward contracts (receive Japanese yen/Pay US$)	444	—	(61)	—	23,939	104.77	—	2021
Interest rate swaps	—	—	—	(33,287)	1,190,752	—	0.382% - 1.731%	2023 - 2026
Cross currency swaps	—	33,169	—	—	566,497	0.89	3.8343% - 4.182%	2024 - 2026
Commodity hedge	8,335	885	—	(58)	56,262	235.20		2021 - 2022

	$50,534	$34,054	$(1,318)	$(33,345)	$2,791,947

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The following table presents the fair values and locations of these derivative instruments recorded in the consolidated statements of financial position:

	Fair Value of Derivative Instruments
	Assets Derivatives		Liabilities Derivatives
	Statement of Financial Position Location	Fair Value	Statement of Financial Position Location	Fair Value
As of December 31, 2019:
Derivatives designated as hedging instruments
- foreign currency forward contracts	Other current financial assets	$5,181	Other current financial liabilities	$(4,968)
- interest rate swaps	Other noncurrent financial assets	7,045	Other noncurrent financial liabilities	—
- cross currency swaps	Other noncurrent financial assets	5,513	Other noncurrent financial liabilities	—
Derivatives not designated as hedging instruments
- foreign currency forward contracts	Other current financial assets	1,617	Other current financial liabilities	(307)

Total derivatives		$19,356		$(5,275)

As of December 31, 2020:
Derivatives designated as hedging instruments
- foreign currency forward contracts	Other current financial assets	$37,602	Other current financial liabilities	$(375)
- interest rate swaps	Other noncurrent financial assets	—	Other noncurrent financial liabilities	(33,287)
- cross currency swaps	Other noncurrent financial assets	33,169	Other noncurrent financial liabilities	—
- commodity hedge	Other current financial assets	8,335	Other current financial liabilities	—
	Other noncurrent financial assets	885	Other noncurrent financial liabilities	(58)
Derivatives not designated as hedging instruments
- foreign currency forward contracts	Other current financial assets	4,597	Other current financial liabilities	(943)

Total derivatives		$84,588		$(34,663)

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The following table presents the effect of derivatives designated as hedging instruments on the consolidated statements of operations and comprehensive loss (net of tax):

As of December 31, 2020, the estimated amount of loss from cash flow hedges currently retained in consolidated statements of comprehensive loss expected to be reclassified into consolidated statements of operations within the next 12 months is approximately $37,227.

	Amount of Gains (Losses) Recognized in Accumulated OCI on Derivatives (effective Portion)	Amount of Gains (Losses) Reclassified from Accumulated OCI to cost of Property, Plant and Equipment	Location of Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)	Amounts of Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gains (Losses) Recognized into Income (Ineffective Portion)	Amount of Gain (Losses) Recognized into income (Ineffective Portion)
Year ended December 31, 2018
Derivatives designated as hedging instruments— Forward currency	$8,897	$7,102	Cost of revenues and operating expenses	$15,978	Selling, general and administrative expenses	$359

Year ended December 31, 2019
Derivatives designated as hedging instruments— Forward currency	$3,357	$(310)	Cost of revenues and operating expenses	$(7,997)	Selling, general and administrative expenses	$(495)
Derivatives designated as hedging instruments— Interest rate swaps	$7,036	$—	Cost of revenues and operating expenses	$—	Selling, general and administrative expenses	$9
Derivatives designated as hedging instruments— Cross currency swaps	$(716)	$—	Cost of revenues and operating expenses	$—	Selling, general and administrative expenses	$—

Year ended December 31, 2020
Derivatives designated as hedging instruments— Forward currency forward contracts	$37,481	$(470)	Cost of revenues and operating expenses	$12,294	Selling, general and administrative expenses	$40
Derivatives designated as hedging instruments— Interest rate swaps	$(36,726)	$—	Finance expense	$—	Selling, general and administrative expenses	$(277)
Derivatives designated as hedging instruments— Cross currency swaps	$(23,001)	$—	Cost of revenues and operating expenses	$—	Selling, general and administrative expenses	$564
Derivatives designated as hedging instruments – Commodity hedge	$9,162	$—	Cost of revenues and operating expenses	$—	Selling, general and administrative expenses	$—

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The following table presents the effect of derivatives not designated as hedging instruments on the consolidated statements of operations and comprehensive loss:

	Location of Gains (Losses) Recognized in Income on Derivative	Amount of Gains (Losses) Recognized in Income on Derivative
Year ended December 31, 2018
Derivatives not designed as hedging instruments—foreign currency forwards contracts	Selling, general and administrative expenses	$(26,916)

Year ended December 31, 2019
Derivatives not designed as hedging instruments—foreign currency forwards contracts	Selling, general and administrative expenses	$(14,240)

Year ended December 31, 2020
Derivatives not designed as hedging instruments—foreign currency forwards contracts	Selling, general and administrative expenses	$6,342

21. Cash and Cash Equivalents

	December 31, 2019	December 31, 2020
Cash balances on hand and at banks	$396,718	$347,879
Investments in money market funds	370,197	560,198
Time deposits	230,400	—

Total	$997,315	$908,077

Movements in cash and cash equivalents are presented in the Company’s consolidated statements of cash flows.

The following are the reconciliation of assets and liabilities arising from financing activities:

	As of December 31, 2018 Assets (Liabilities)	Cash Flows (Inflows)/ Outflows	Non-cash changes			As of December 31, 2019 Assets (Liabilities)
			Addition	Foreign exchange movement	Others
Restricted cash	$6,363	$28,036	$—	$—	$—	$34,399
Government grants receivable(1)	84,774	(161,353)	204,043	(1,324)		126,140
Employee Incentive Credits(1)	254,404	(146,501)	22,154	—		130,057
Investment tax credits	55,977	(27,368)	16,632	—		45,241
Debt	(3,204,142)	525,160	—	(2,817)	(47,368)	(2,729,167)
Lease obligations	(417,850)	65,858	(180,376)	2,919	10,280	(519,169)
Advance receipt from sale of equipment	(36,300)	—	—	—	—	(36,300)
Loan from shareholder	(11,567,687)	400,000	—	—	—	(11,167,687)
Non-controlling interest	(79,000)	—	—	—	—	(79,000)

Total	$(14,903,461)	$683,832	$62,453	$(1,222)	$(37,088)	$(14,195,486)

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

	As of December 31, 2019 Assets (Liabilities)	Cash Flows (Inflows)/ Outflows	Non-cash changes			As of December 31, 2020 Assets (Liabilities)
			Addition	Foreign exchange movement	Others

Restricted cash	$34,399	$1,255	$—	$—	$—	$35,654
Government grants receivable(2)	126,140	(177,322)	80,065	720	—	29,603
Employee Incentive Credits(2)	130,057	(109,006)	1,006	—	—	22,057
Investment tax credits	45,241	(25,505)	(558)	—	—	19,178
Debt	(2,729,167)	483,072	(13,529)	(64,473)	(13,858)	(2,337,955)
Lease obligations	(519,169)	73,249	(623)	(19,236)	1,267	(464,512)
Loan from shareholder	(11,167,687)	487,000	—	—	—	(10,680,687)

Total	$(14,080,186)	$732,743	$66,361	$(82,989)	$(12,591)	$(13,376,662)

(1)

Government grant receivable and the current portion of the employee incentive credits amounting to $126,140 and $108,000 (See Note 18), respectively, are reflected in the Receivables from government grants in the consolidated statements of financial position amounting to $234,140, as of December 31, 2019.

(2)

Government grant receivable and the current portion of the employee incentive credits amounting to $29,603 and $22,057 (See Note 18), respectively, are reflected in the Receivables from government grants in the consolidated statements of financial position amounting to $51,660, as of December 31, 2020.

Geographical concentration of cash and cash equivalents is as follows:

	December 31, 2019	December 31, 2020
United States of America	$521,148	$632,707
Republic of Singapore	400,902	207,031
Federal Republic of Germany	56,015	52,499
Netherlands	7,554	10,172
United Kingdom	1,962	2,238
People’s Republic of China	7,272	608
United Arab Emirates	283	—
Others	2,179	2,822

Total	$997,315	$908,077

22. Issued Capital and Reserves

Share Capital—On January 20, 2019, the Company accepted the surrender of 76,902,150 shares for no consideration from MIC. The Company cancelled the shares and transferred $1,538 from common shares to additional paid-in capital.

Additional Paid-In Capital—Additional paid-in capital represents the excess of assets less liabilities contributed to GLOBALFOUNDRIES by shareholders over the share capital issued in exchange for those contributions and share-based compensation charges for share-based payments.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Reserves

All other reserves as stated in the consolidated statements of changes in equity:

Hedging Reserve—The cash flow hedge reserve contains the effective portion of the cash flow hedge relationships incurred as at the reporting date.

Foreign Currency Translation Reserve—The foreign currency translation reserve is used to record exchange differences arising from the translation of AMTC and BAC’s financial statements for consolidation purpose.

23. Long-Term Debt

	December 31, 2019	December 31, 2020
Noncurrent:
Term loans	$2,042,254	$1,956,148
Current:
Term loans	686,913	381,807

Total	$2,729,167	$2,337,955

The above balances are net of $27,638 and $19,106 of unamortized debt issuance costs for the years ended December 31, 2019 and 2020, respectively.

Movements in interest bearing borrowings during the reporting period were as follows:

	December 31, 2019	December 31, 2020
Opening balance	$3,204,142	$2,729,167
New loans and borrowings	2,860,196	2,816,871
Repayments	(3,339,987)	(3,283,861)
Other	4,816	75,778

Ending balance	$2,729,167	$2,337,955

Terms and Debt Repayment Schedule

The following table summarizes term loan facilities. The below arrangements are all considered to be secured with the exception of the Mubadala Treasury Holding Company Loan Facility, which is unsecured.

Description	Currency	Nominal Interest Rate	Interest Payment Terms	Principal Payment Terms	Year of Maturity	2019 Carrying Amount	2020 Carrying Amount
2016 Tied Commercial Facility	USD	LIBOR + 2.00%	Semi-annual	At Maturity	2020	$54,927	$—
2016 Commerzbank Term Loan	USD	LIBOR + 2.00%	Semi-annual	At Maturity	2020	20,970	—
2017 Barclays Term Loan	USD	LIBOR + 2.00%	Semi-annual	At Maturity	2020	11,974	—
PILOT Bonds	USD	Variable Rate Note(1)	Monthly	Annually	2021	9,425	10,457
2016 Atradius Credit Facilities	USD	LIBOR + 0.80%	Semi-annual	Semi-annual	2021	78,716	—

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Description	Currency	Nominal Interest Rate	Interest Payment Terms	Principal Payment Terms	Year of Maturity	2019 Carrying Amount	2020 Carrying Amount
2016 Atradius Credit Facilities	EUR	EURIBOR + 0.85%	Semi-annual	Semi-annual	2021	22,398	—
Accounts Receivable Factoring	USD	LIBOR +0.60%-0.90%	Monthly	Monthly	2022	143,814	86,944
2018 Tool Equipment Purchase and Lease Financing(2)	USD	LIBOR + 1.60%	Quarterly	Quarterly	2023	73,831	74,250
2019 Tool Equipment Purchase and Lease Financing(3)	USD	LIBOR + 1.75%	Quarterly	Quarterly	2024	83,374	83,812
2019 USD Dresden Equipment Financing(4)	USD	LIBOR + 1.75%	Semi-Annual	Semi-Annual	2024	37,157	35,473
2018 IKB Term Loan	EUR	EURIBOR + 2.50%	Semi-annual	Semi-annual	2024	11,199	12,240
2020 USD Equipment Financing(5)	USD	LIBOR + 1.90%	Quarterly	Quarterly	2025	—	58,539
2019 EUR Dresden Equipment Financing(4)	EUR	EURIBOR + 1.75%	Semi-Annual	Semi-Annual	2026	14,604	15,366
TPI Loan	EUR	2.60%	Quarterly	Monthly	2026	—	2,687
USD Term Loan B	USD	LIBOR + 4.75%	Quarterly	Quarterly	2026	6,509	—
EUR Term Loan B	EUR	EURIBOR + 5.00%	Quarterly	Quarterly	2026	3,186	—
i. Park East Fishkill(6)	USD	0.30%	Monthly	Monthly	2027	2,832	2,039
Mubadala Treasury Holding Company Loan Facility	USD	LIBOR + 2.25%	Annual	Annual	2020	111,997	—

Current total						686,913	381,807

Noncurrent:
2016 Atradius Credit Facilities	USD	LIBOR + 0.80%	Semi-annual	Semi-annual	2021	80,318	—
2016 Atradius Credit Facilities	EUR	EURIBOR + 0.85%	Semi-annual	Semi-annual	2021	22,398	—
PILOT Bonds	USD	Variable Rate Note	Annually	Annually	2021	10,292	—
2018 Tool Equipment Purchase and Lease Financing(2)	USD	LIBOR + 1.60%	Quarterly	Quarterly	2023	167,651	93,401
2019 Tool Equipment Purchase and Lease Financing(3)	USD	LIBOR + 1.75%	Quarterly	Quarterly	2024	273,999	190,186
2019 USD Dresden Equipment Financing(4)	USD	LIBOR + 1.75%	Semi-Annual	Semi-Annual	2024	225,321	179,779
2018 IKB Term Loan	EUR	EURIBOR + 2.50%	Semi-annual	Semi-annual	2024	44,586	36,815
2020 USD Equipment Financing(5)	USD	LIBOR + 1.90%	Quarterly	Quarterly	2025	—	211,382
USD Term Loan A	USD	LIBOR + 2.90%	Quarterly	Semi-Annual	2025	—	646,005
EUR Term Loan A	EUR	EURIBOR + 2.60%	Quarterly	Semi-Annual	2025	—	101,380

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Description	Currency	Nominal Interest Rate	Interest Payment Terms	Principal Payment Terms	Year of Maturity	2019 Carrying Amount	2020 Carrying Amount
2019 EUR Dresden Equipment Financing(4)	EUR	EURIBOR + 1.75%	Semi-Annual	Semi-Annual	2026	464,722	474,522
TPI Loan	EUR	2.60%	At Maturity	At Maturity	2026	—	11,053
USD Term Loan B	USD	LIBOR + 4.75%	Quarterly	Quarterly	2026	515,595	—
EUR Term Loan B	EUR	EURIBOR + 5.00%	Quarterly	Quarterly	2026	223,381	—
i. Park East Fishkill(6)	USD	0.30%	Monthly	Monthly	2027	13,991	11,625

Noncurrent total						2,042,254	1,956,148

Total						$2,729,167	$2,337,955

(1)

The interest rate for the 2013 PILOT bonds is reset on a weekly basis by the bank based on prevailing market conditions, not to exceed 12% per annum. The weighted average interest rates were 2.29% and 0.91% for 2019 and 2020, respectively.

(2)

On March 2, 2018, GLOBALFOUNDRIES SINGAPORE PTE, LTD. (“GFS”) entered into several Equipment Purchase and Lease Agreements with four banks to sell and leaseback certain semiconductor manufacturing equipment located in GFS’ Fabs in Singapore for a total of $375,000. The total minimum lease payments amount to $375,000, to be paid in equal quarterly installments through March 1, 2023.

(3)

On January 21, 2019, GFS entered into several Equipment Purchase Agreements and Lease Agreements with five banks to sell and leaseback certain semiconductor manufacturing equipment located in GFS’ Fabs in Singapore for a total of $425,000.

(4)

On October 31, 2019, the Company, GLOBALFOUNDRIES Dresden Module One Limited Liability Company & Co., KG. and GLOBALFOUNDRIES Dresden Module Two Limited Liability Company & Co. KG. entered into a term facilities agreement with Bank of America Merrill Lynch International Designated Activity Company and ING Bank, a branch of ING-DIBA AG, as coordinating mandated lead arrangers, and Bank of America Merrill Lynch International Designated Activity Company as facility and security agent, which provides a maximum incremental facility commitment totaling $750,000 secured by certain qualifying equipment assets.

(5)

On April 23, 2020, GLOBALFOUNDRIES SINGAPORE PTE, LTD. (“GFS”) entered into several Equipment Purchase Agreements and Lease Agreements with four banks to sell and leaseback certain semiconductor manufacturing equipment located in GFS’ fabrication facilities in Singapore for a total of $300,000.

(6)

On September 1, 2017, the Company completed a sale and partial leaseback transaction of a portion of its facilities in East Fishkill, New York to i. Park East Fishkill LLC and ii. Park East Fishkill I LLC. Due to the Company’s ongoing involvement with the properties sold and leased back, the transaction has been accounted for as financing. The total transaction amounted to $22,950, which consists of $17,150 cash and buyer’s assumption of certain liabilities of $5,800.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The following table summarizes unutilized credit facilities available to the Company to maintain liquidity to fund operations:

		December 31, 2019	December 31, 2020
Citibank Revolving Credit Facility	Committed	$239,153	$403,271
Societe Generale Singapore Revolving Credit Facility	Uncommitted	23,434	23,958
JPMorgan Chase PILOT Letter of Credit	Committed	23,042	12,211
Societe Generale Singapore Factoring	Committed	59,200	34,756
Deutsche Bank	Uncommitted	2,416	3,122
Citibank—USD	Uncommitted	570	780
Mubadala Development Corporation Revolving Credit Facility	Committed	400,000	400,000
Mubadala Development Corporation Shareholder Loan	Committed	52,500	—

Total		$800,315	$878,098

The Company’s interest-bearing loans and borrowings have certain financial covenants. Restrictive covenants in the Company’s credit facilities may prevent the Company from pursuing certain transactions or business strategies, including by limiting the Company’s ability to, in certain circumstances:

•	incur additional indebtedness;

•	pay dividends or make distributions;

•	acquire assets or make investments outside of the ordinary course of business;

•	sell, lease, license, transfer or otherwise dispose of assets;

•	enter into transactions with the Company’s affiliates;

•	create or permit liens;

•	guarantee indebtedness; and

•	engage in certain extraordinary transactions.

In addition, the Company’s interest-bearing loans and borrowings have certain change of control provisions that could be triggered if the Shareholder owns less than 51% of our voting securities and does not otherwise control the Company.

As of December 31, 2020, the Company is in compliance with the financial covenants.

24. Leases

The Company has various lease agreements for certain of its offices, facilities, and equipment. Leases may include one or more options to renew. Renewals are not in the determination of the lease term unless the renewals are deemed to be reasonably certain at lease commencement. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. All leases were measured under a single criterion with the exception of those with terms not exceeding 12 months and low-value leases.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The components of lease costs, lease term and discount rate are as follows:

	December 31, 2019	December 31, 2020
Amortization of right-of-use assets	$55,798	$56,964
Interest expense on lease liabilities	43,666	34,807
Short-term and low-value leases expense	490	1,409

Total net lease cost	$99,954	$93,180

Weighted average remaining lease term	7.48 years	7.35 years
Weighted average discount rate	7.99%	7.99%

The following is a schedule, by years, of maturities of lease liabilities as of December 31, 2019 and 2020:

	December 31, 2019		December 31, 2020
	Minimum Lease Payments	Present Value of Payments	Minimum Lease Payments	Present Value of Payments
Within 1 year	$169,803	$130,912	$165,621	$131,270
2-5 years	293,172	200,274	256,997	185,261
After 5 years	224,130	187,983	175,778	147,981

	687,105	519,169	598,396	464,512
Less: amounts representing
finance charges	(167,936)	—	(133,484)	—

Present value of minimum
lease payments	$519,169	$519,169	$464,912	$464,512

Noncurrent		$388,257		$333,242
Current		130,912		131,270

		$519,169		$464,512

Supplemental cash flow information related to leases is as follows:

	December 31, 2019	December 31, 2020
Cash flows used in operating activities:
Payments of short-term and low-value leases	$(490)	$(1,409)
Interest paid	(43,666)	(34,807)
Cash flows used in financing activities:
Payment of lease obligations	(65,858)	(73,249)

Note the Company adopted IFRS 16 in 2019.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The following table summarizes the movement of right-of-use assets during the years ended December 31, 2019 and 2020 is as follows:

	December 31, 2019	December 31, 2020
Beginning balance	$358,518	$348,163
(Reductions) Additions	45,443	994
Amortization	(55,798)	(56,964)

Ending balance	$348,163	$292,193

25. Provisions

The movement in provision for asset retirement obligations during the years ended December 31, 2019 and 2020 is as follows:

	December 31, 2019	December 31, 2020
Beginning balance	$347,370	$337,765
Arising during the period	889	14,888
Accretion cost	6,372	655
Utilized	(16,866)	—

Ending balance	$337,765	$353,308

26. Deferred Income From Government Grants

The following table presents the movement in deferred income from government grants for the years ended December 31, 2019 and 2020:

	December 31, 2019	December 31, 2020
Beginning balance	$253,715	$194,209
Received/receivable during the period	97,287	19,854
Acquisition of subsidiaries	—	6,182
Released to the consolidated statements of operations and comprehensive loss	(156,793)	(51,043)

Ending balance	$194,209	$169,202

Noncurrent	$150,305	$128,697
Current	43,904	40,505

	$194,209	$169,202

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Government grants were recognized in the consolidated statements of operations and comprehensive loss as follows:

	December 31, 2018	December 31, 2019	December 31, 2020
Cost of revenues	$174,618	$155,451	$49,025
Research and development expenses	4,971	1,342	2,018
Selling, general and administrative	37	—	—

Total balance	$179,626	$156,793	$51,043

The Company has received government support in the form of investment grants. Certain investment grants are subject to forfeiture in declining amounts over the life of the agreement if the Company does not maintain agreed upon conditions specified in the relevant subsidy agreements. The Company continues to comply with the government grant conditions mainly relating to qualifying property, plant and equipment and employment levels.

27. Deferred Revenue

Deferred revenue comprises contract liabilities for payments received in advance of the satisfaction of performance obligations, as well as non-recurring engineering services.

	December 31, 2019	December 31, 2020

Beginning deferred revenue balance	$224,521	$144,562
Cash receipts in advance of satisfaction of performance obligations	204,885	122,168
Released to the consolidated statements of operations and comprehensive loss(1)	(284,844)	(160,537)

Ending deferred revenue balance	$144,562	$106,193

Noncurrent	$45,818	$12,112
Current	98,744	94,081

	$144,562	$106,193

(1)

Of revenue released to the consolidated statements of operations and comprehensive loss for the years ended December 31, 2019 and 2020, $127,821 and $73,435, respectively were included in the beginning balance of the deferred revenue.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

28. Trade and Other Payables

	December 31, 2019	December 31, 2020
Noncurrent:
Advances and deposits	$133,425	$224,912
Amounts payable for intangible assets	41,990	109,451
Other	1,904	24,424

	$177,319	$358,787

Current:
Payable to non-related parties	$539,329	$414,547
Accrued expenses	325,682	215,405
Accrued employee related expenses, bonuses and long-term incentive plan	225,013	255,395
Amounts payable for property, plant and equipment	19,643	185,945
Advances and deposits	183,880	78,411
Amounts payable for intangible assets	—	49,844
Payable to related parties	27,562	10,793
Interest payable	8,115	3,272
Other	4,038	2,868

	$1,333,262	$1,216,480

29. Employee Benefit Plans

Retirement Savings Plans—The Company has a retirement savings plan, commonly known as a 401(k) plan, that allows participating employees in the United States to contribute a portion of their pre-tax salary up to Internal Revenue Service limits. The Company matches employee contributions dollar for dollar for the first 3% of participants’ contributions and 50 cents on each dollar of additional 3% of participants’ contributions, to a maximum of 4.5% of eligible compensation. The Company’s contributions to the 401(k) plan were $35,386, $33,809 and $31,986 for the years ended December 31, 2018, 2019 and 2020, respectively.

The Company also has an employee benefits plan that requires the Company to make monthly contributions based on the statutory funding requirement into a Central Provident Fund (“CPF”) for substantially all Singapore citizens and permanent residents. The Company’s contributions under this plan was $24,986, $34,434 and $22,023 for the years ended December 31, 2018, 2019 and 2020, respectively.

30. Commitments and Contingencies

Commitments—The Company’s unconditional purchase commitments are as follows:

	December 31, 2019	December 31, 2020
Contracts for capital expenditures	$484,085	$952,604
Contracts for operating expenditures	677,037	1,044,560

	$1,161,122	$1,997,164

Due within the next 12 months	$826,460	$1,316,090

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

In addition to the above, the Company obtained letters of credit to primarily guarantee the PILOT bonds’ interest payments, payments for utility supplies and foreign statutory payroll related charges. The Company has obtained letters of credit of $56,571 and $36,211 at December 31, 2019 and 2020, respectively, and bank guarantees of $4,014 and $3,098 at December 31, 2019 and 2020, respectively.

Leases of low-value items and short-term leases that do not meet the capitalization criteria under the Company’s lease policy are treated as operating expenses. The following summarizes the Company’s non-cancellable operating lease arrangements which were not capitalized and the minimum future rental payments under these arrangements:

	December 31, 2019	December 31, 2020
Within one year	$490	$1,409
After one year but not more than five years	672	1,557

	$1,162	$2,966

The Company has a patent license agreement with LSI Technology Corporation (“LSI”) under which the parties grant to one another a license to use certain of each other’s patents. Under the terms of the patent license agreement, the Company may provide wafer capacity in lieu of payment for royalties. Such royalties under the patent license agreement are waived until such time the interest of LSI in SMP falls below 49%. In exchange, the Company has waived capacity shortfall obligations from LSI. Should the interest of LSI in SMP fall below 49%, the Company may be required to make royalty payments to LSI under this patent license agreement. The Company has not made any royalty payments to LSI. The patent license agreement continues for as long as the joint venture agreement between the parties remains.

Contingencies—From time to time, the Company is a party to claims that arise in the normal course of business. These claims include allegations of infringement of intellectual property rights of others as well as other claims of liability. In addition, the Company, on a case-by-case basis, includes intellectual property indemnification provisions in the terms of sale and technology licenses with third parties. The Company is also subject to various taxes in the different jurisdictions in which it operates. These include property, goods and services, and other non-income taxes. The Company accrues costs associated with these matters when they become probable and reasonably estimable. The Company does not believe it is probable that losses associated with these matters beyond those already recognized will be incurred in amounts that would be material to the consolidated statements of financial position or consolidated statements of operations and comprehensive loss.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

31. Earnings Per Share

Basic and diluted loss per share have been calculated for the years ended December 31, 2018, 2019, and 2020 as follows:

	2018	2019	2020
	(in thousands, except for share amounts)
Net loss available to equity shareholder of the Company

From continuing operations	$(2,626,026)	$(1,371,186)	$(1,350,860)

From discontinued operations	$(75,490)	$—	$—

Weighted average common shares outstanding	576,902,150	504,003,126	500,000,000

Basic and diluted earnings per share:
From continuing operations	$(4.56)	$(2.72)	$(2.70)

From discontinued operations	$(0.14)	$(0.00)	$(0.00)

Total basic and diluted earnings per share attributable to equity shareholders	$(4.70)	$(2.72)	$(2.70)

For the years ended December 31, 2018, 2019, and 2020, there were 34,305,235, 32,560,289, and 22,286,278 share options outstanding, respectively, which were not included in the calculation of diluted earnings per share as their inclusion would have been anti-dilutive.

32. Related Party Disclosures

Related parties represent associated companies, the shareholder, directors and key management personnel of the Company and entities controlled, or significantly influenced by such parties. Pricing policies and terms of these transactions are approved by the audit, risk and compliance committee or the Company’s management, as applicable.

Below are the related parties which the Company has entered into transactions with:

Related Party Name	December 31, 2019	December 31, 2020
SMP	Joint venture	Joint venture
Mubadala Treasury Holding Company (“MTHC”)	Shareholder entity	Shareholder entity
AMTC(1)	Joint venture	N/A
BAC(1)	Joint venture	N/A
Mubadala Technology	Shareholder entity	Shareholder entity

(1)	Fully consolidated as of January 1, 2020.

Related parties represent associated companies, the shareholder, directors and key management personnel of the Company and entities controlled, or significantly influenced by such parties. Pricing policies and terms of these transactions are approved by the Company’s management.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Balances with related parties included in the consolidated statements of financial positions are as follows:

	December 31, 2019		December 31, 2020
	Due from Related Parties	Due to Related Parties	Due from Related Parties	Due to Related Parties
SMP	$9,045	$8,716	$8,734	$10,480
Mubadala Treasury Holding Company (“MTHC”)	—	111,997	—	—
AMTC(1)	165,698	18,496	—	—
BAC(1)	9,072	—	—	—
Mubadala Technology	185	350	—	313

Total(2)	$184,000	$139,559	$8,734	$10,793

(1)

Loans made to a joint venture, AMTC, amounted to $165,698 in 2019. The current portion and noncurrent portion amounted to $47,952 and $117,746 in 2019, respectively. The loan carries a fixed interest rate of 4.0% and repayments are paid quarterly over eight years. Loans made to a joint venture, BAC, amounted to $9,072 in 2019. The current portion and noncurrent portion amounted to $1,261 and $7,811 in 2019, respectively. This loan carries a fixed interest rate of 5.081% and repayments are paid quarterly over five years. These loans were fully eliminated as a result of the consolidation of AMTC and BAC starting on January 1, 2020.

(2)

The total amounts of $184,000 and $8,734 due from related parties as of the years ended December 31, 2019 and 2020, respectively, has been included in receivables, prepayments and other assets (see Note 18). The amounts of $111,997 and $0 of the due to related parties balance as of the years ended December 31, 2019 and 2020, respectively, has been included in current portion of long-term debt (see Note 23). The remaining due to related parties’ balance of $27,562 and $10,793 for the years ended December 2019 and 2020, respectively, has been included in trade and other payables (see Note 28).

The following table presents the related party transactions included in the consolidated statements of operations and comprehensive loss:

	December 31, 2018	December 31, 2019	December 31, 2020
Purchases from:
SMP(1)	$54,712	$61,950	$57,579
AMTC	131,990	124,196	—

	$186,702	$186,146	$57,579

Other transactions with:
SMP (reimbursement of expenses and contribution of tools)	$55,829	$51,251	$47,065
AMTC	7,517	27,527	—
Mubadala Technology (reimbursement of expenses)	3,851	496	618
BAC	152	263	—

	$67,349	$79,537	$47,683

(1)	Purchases from SMP were primarily comprised of wafers.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Terms and Conditions of Transactions with Related Parties

Outstanding balances at the year-end are unsecured and settlement occurs in cash. The Company has not recorded any allowance of receivables relating to amounts owed by related parties for the years ended December 31, 2018, 2019 and 2020. This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

Transactions with Shareholder:

Shareholder Loan Agreement—The Company, as a borrower, entered into loan facilities with its shareholder in 2012 to 2016 (collectively the “Shareholder Loans”). The Shareholder Loans are non-interest bearing and principal repayment, in whole or in part, is entirely at the Company’s discretion as explicitly stated in the loan agreement. The Shareholder Loans are subordinated to any claims of other unsubordinated and subordinated creditors, including beneficiaries under guarantees issued, of the Company. The loans have no maturity date and remain outstanding until the loans are paid in full. Further, there are no contingent settlements in the agreements. Since the Shareholder Loans do not contain any contractual obligations to deliver cash, but rather allows the Company to make repayment at its absolute discretion and further prohibits the shareholder from demanding repayment, the Company treated the Shareholder Loans as equity.

The Company repaid $400,000 and $487,000 during the years ended December 31, 2019 and 2020, respectively.

Transactions with MTHC:

On June 5, 2019, the Company entered into a credit agreement with Morgan Stanley and several lenders, including MTHC. MTHC provided the Company facilities of $36,438 and EUR17,160. MTHC’s share of the debt issuance costs were $364 and EUR343. As of December 31, 2020, the Company has repaid the facilities.

Compensation of Key Management Personnel

The compensation of key management personnel during the following years were as follows:

	2019	2020
Chief Executive Officer and Chief Financial Officer
Short-term benefits	$3,329	$6,065
Employees’ end of service benefits (on accrual basis)	1,432	5,195
Board of Directors	784	800

	$5,545	$12,060

33. Share-Based Payments

In 2017, the Company approved the Share Incentive Plan, which is intended to attract and retain talented employees and align shareholder and employee interests. Share options under the Share Incentive Plan will be deemed vested shares over a five-year period.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

In 2019, the Company offered to exchange the share options under the Share Incentive Plan with new share options under the “2018 Share Incentive Plan,” under which the Company may grant up to 25 million options to purchase shares in the Company with an exercise price of $10.00 per share. The options vest based on service over four or five years, depending on the timing of the grant and contingent upon a liquidity event (change in control or IPO) with the earliest vesting date on the one-year anniversary of a liquidity event. On April 19, 2019, the Company issued the share options subject to the tender offer.

The share options are effective for a term of ten years from the grant date. Because the vesting and exercisability of these share options are dependent on a qualified liquidity event, the Company had to assess the probability of such an event in order to determine the expenses related to the share-based payments for the period. Based on the Company’s assessment, the Company believes that a qualified liquidity event is not probable as of December 31, 2020 and therefore did not record any expense related to the share-based payments for the share options granted to the employees for the year ended December 31, 2020. The incremental expense from the awards exchanged under the tender offer was added to the amounts to be recognized in the future.

Upon the tender offer, the Company measured the pre-modification value of the old share options and compared that to the fair value of the new share options using the Black-Scholes option pricing model. The equity volatility was determined based on the historical volatilities of comparable publicly traded companies over a period equal to the expected average share-based payments life. The risk-free rate of interest was interpolated from the U.S. Constant Maturity Treasury rate curve to reflect the remaining expected life of share options.

The assumptions used to value the Company’s options granted during the period presented and their expected lives were as follows:

	December 31,
	2018	2019	2020
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	33.77%—35.08%	40.9%	43.5%
Expected term	6.5 years	6.0 years	5.5 years
Risk-free interest rate	2.43%—2.59%	1.59%—2.41%	0.32%—1.46%
Estimated ordinary shares valuation	$18.60—$18.84	$18.52—$20.48	$20.48—$24.62

As of December 31, 2019 and 2020, the additional paid-in capital related to the share options amounted to $33,592, and $34,572, respectively. The share-based payment expenses amounted to $5,530, $0, and $980 for the years ended December 31, 2018, 2019 and 2020, respectively.

The Company did not capitalize share-based compensation cost as part of the cost of an asset because the cost was insignificant.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

	Number of Share options	Weighted average exercise price per Share
Outstanding as of December 31, 2017	37,099,995	$21.54
Granted	5,843,623	$21.54
Forfeited	(8,638,383)	$21.54

Balance as of December 31, 2018	34,305,235	$21.54
Exchanged	(18,837,010)	$21.54
Granted	19,954,794	$10.00
Forfeited	(2,862,730)	$17.69

Outstanding as of December 31, 2019	32,560,289	$14.80
Granted	5,078,456	$10.00
Forfeited	(15,352,467)	$20.14

Outstanding as of December 31, 2020	22,286,278	$10.04

The following table summarizes information about employees’ share options outstanding as of December 31, 2020:

Outstanding
Range of exercise prices	Number Outstanding	Weighted average remaining contractual life (in years)	Weighted average Exercise price
$10.00—$26.00	22,286,278	8.7	$10.04

The weighted average remaining contractual life is calculated based on the 10-year contract terms of the options. And the weighted average exercise price is calculated using the exercise price of the outstanding options, which pertain to the 2018 Share Incentive Plan.

As of December 31, 2018, 2019 and 2020, there was $93,675, $200,591, and $251,483, respectively, of total unrecognized compensation cost related to outstanding stock options.

As of December 31, 2019 and 2020, the Company had 6,000,455 and 2,790,590 share options available for future grant.

34. Financial Risk Management Objectives and Policies

Capital Management—GLOBALFOUNDRIES has implemented a cash investment policy which determines the overall objectives of the Company’s investment strategy. This policy is aimed to ensure the preservation of capital and the maintenance of sufficient liquidity necessary to fund operations while balancing the needs for appropriate returns. The cash investment policy limits permissible investments and credit quality.

The primary objective of the Company’s capital management is to ensure that it maintains a healthy capital ratio in order to support its business and maximize shareholder value.

The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions. There are no regulatory imposed requirements on the level of share capital which the Company has to maintain.

The Company monitors capital using a gearing ratio, which is net debt divided by total capital plus net debt. The Company’s policy is to keep the gearing ratio within a range to meet the business needs of the Company.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The Company includes within net debt, interest bearing loans and borrowings and obligations under lease less bank balances and cash. Capital includes total equity including non-controlling interests less cumulative changes in fair value.

The Company’s interest-bearing loans and borrowings have certain financial covenants. Restrictive covenants in the Company’s credit facilities may prevent the Company from pursuing certain transactions or business strategies, including by limiting the Company’s ability to, in certain circumstances:

•	incur additional indebtedness;

•	pay dividends or make distributions;

•	acquire assets or make investments outside of the ordinary course of business;

•	sell, lease, license, transfer or otherwise dispose of assets;

•	enter into transactions with the Company’s affiliates;

•	create or permit liens;

•	guarantee indebtedness; and

•	engage in certain extraordinary transactions.

As of December 31, 2020, the Company is in compliance with the financial covenants.

Risks Arising from Financial Instruments—The main risks arising from the Company’s financial instruments are market risk (including foreign currency risk and interest rate risk), credit risk and liquidity risk. The Board of Directors reviews and approves policies for managing each of these risks which are summarized below.

Market Risk—Market price risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise the following types of risk: interest rate risk, foreign currency risk and equity price risk.

Financial instruments affected by market risk include receivables, prepayments and other assets, cash and cash equivalents, restricted cash, interest bearing loans and borrowings, trade and other payables and derivative financial instruments.

The sensitivity analyses are prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives and the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations in place at December 31, 2020.

The following assumptions are made in calculating the sensitivity analyses:

•	The consolidated statement of financial position sensitivity relates to derivatives.

•

The sensitivity of profit or loss in the consolidated statement of comprehensive income is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities held at December 31, 2020 including the effect of hedge accounting.

Interest Rate Risk—The Company’s exposure to market risk for changes in interest rates relates primarily to interest-earning financial assets and interest-bearing financial liabilities. The Company’s interest-earning

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

financial assets are mostly highly liquid investments and consist of primarily money market funds and time deposits. As these financial assets are mainly short-term in nature, the Company’s exposure to mark-to-market risk is limited. The Company’s interest-bearing financial liabilities include fixed and floating rate loans and lease obligations. Floating rate loans bear interest at Base Rate or LIBOR or EURIBOR plus a premium, which is fixed. The Company uses pay-fixed / receive-float interest rate swaps to protect the Company against adverse fluctuations in interest rates and to reduce its exposure to variability in cash flows on the Company’s forecasted floating-rate debt facility to the extent that it is practicable and cost effective to do so.

At the reporting date, the interest rate profile of the Company’s interest-bearing financial instruments was:

	December 31, 2019	December 31, 2020
Fixed rate instruments:
Financial assets	$230,400	$—
Financial liabilities	535,992	491,916

	$766,392	$491,916

Variable rate instruments:
Financial liabilities	$2,712,344	$2,310,551

Fair Value Sensitivity Analysis for Fixed Rate Instruments—The Company does not account for any fixed rate financial assets and liabilities at fair value through profit or loss, and the Company does not designate derivatives (interest rate swaps) as hedging instruments under a fair value hedge accounting model. Therefore, a change in market interest rates would not affect profit or loss.

Cash Flow Sensitivity Analysis for Variable Rate Instruments—The sensitivity of profit or loss in the consolidated statement of comprehensive income is the effect of the assumed changes in interest rates on the Company’s profit or loss for one year, based on the floating rate financial assets and financial liabilities held on December 31, 2020.

The following table demonstrates the sensitivity of profit or loss in the consolidated statement of operations to reasonably possible changes in interest rates, with all other variables held constant.

	Increase/ (Decrease) in Percentages	Effects on Loss before Tax
December 31, 2018	10%	$6,388
	(10%)	(6,388)
December 31, 2019	10%	$2,164
	(10%)	(2,164)
December 31, 2020	10%	$19,194
	(10%)	(19,194)

Foreign Currency Risk—As a result of foreign operations, the Company has costs, assets and liabilities that are denominated in foreign currencies, primarily the Euro, the Japanese Yen and the Singapore Dollar. Therefore, movements in exchange rates could cause foreign currency denominated expenses to increase as a percentage of net revenue, affecting profitability and cash flows. The Company uses foreign currency forward contracts to reduce exposure to foreign currency fluctuations. The Company also incurs certain portion of its interest expense

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

in Euro, exposing the Company to exchange rate fluctuations between USD and EUR. The Company uses cross-currency swaps to reduce its exposure to variability from foreign exchange impacting cash flows arising from Company’s foreign currency denominated debt cash flows to the extent than it is practicable and cost effective to do so.

Exposure to Currency Risk—The Company’s exposure to foreign currency risk against financial assets and financial liabilities was as follows, based on notional amounts:

	EUR	JPY	SGD
December 31, 2019
Receivables and prepayments	$295,767	$426	$36,673
Cash and cash equivalents	46,388	3,930	33,664
Loans and borrowings	(94,589)	—	17
Trade and other payables	(150,611)	(15,942)	(81,170)

	$96,955	$(11,586)	$(10,816)

December 31, 2020
Receivables and prepayments	$141,603	$353	$12,020
Cash and cash equivalents	54,043	2,150	8,531
Loans and borrowings	(26,992)	—	42
Trade and other payables	(150,127)	(13,820)	(65,966)

	$18,527	$(11,317)	$(45,373)

The following significant exchange rates applied during the year:

	$-EUR	$-JPY	$-SGD
December 31, 2018
Closing rate	1.1446	110.2800	1.3659
Average	1.1369	112.5300	1.3717
December 31, 2019
Closing rate	0.8929	108.8800	1.3487
Average	0.9017	109.1000	1.3587
December 31, 2020
Closing rate	0.8131	103.1900	1.3234
Average	0.8256	103.8800	1.3345

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The objective of foreign currency forward contracts is to minimize the impact of foreign currency exchange rate movements on the Company’s operating results and on the cost of capital asset acquisitions. With all other variables held constant, and ignoring the offsetting impact on the underlying exposures being hedged, a 10% strengthening/weakening of the US dollar against the following currencies would results in gains/(losses) on the foreign exchange contracts in place at year end December 31, 2020, and would increase/(decrease) loss before taxes by the amounts shown below.

	Foreign Currency	Increase/ (Decrease) in Percentages	Effects on Loss before Tax
2018	EUR	10%	$90,435
	EUR	(10%)	(90,435)
	JPY	10%	5,146
	JPY	(10%)	(5,146)
	SGD	10%	36,556
	SGD	(10%)	(36,556)

2019	EUR	10%	$65,830
	EUR	(10%)	(65,830)
	JPY	10%	3,172
	JPY	(10%)	(3,172)
	SGD	10%	39,995
	SGD	(10%)	(39,995)

2020	EUR	10%	$62,000
	EUR	(10%)	(62,000)
	JPY	10%	2,431
	JPY	(10%)	(2,431)
	SGD	10%	37,308
	SGD	(10%)	(37,308)

Credit Risk—Credit risk can be defined as the risk of suffering financial loss from financial instruments due to the failure by a counterparty to fulfill an obligation. Financial instruments that subject the Company to concentrations of credit risk include investments and cash equivalents and foreign exchange transactions. With respect to credit risk arising from the Company’s cash and cash equivalents, the Company’s exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments.

GLOBALFOUNDRIES has implemented a surplus cash policy. The objective of the policy is to ensure the preservation of capital and maintain sufficient liquidity necessary to fund operations while balancing the needs for appropriate returns, in that order. The surplus cash policy limits permissible investments, the concentration of investments and credit quality. The portfolio currently includes mainly investments in money market funds and time deposits. The Company invests in time deposits and certificates of deposit with banks having combined capital of not less than $500,000. All investments have a short-term rating of A1+, P1 or better and a long-term rating of AA-, Aa3 or better. The Company invests in money market funds that have a rating of A-1/P-1 or better.

With regards to foreign exchange transactions, the credit exposure is limited to the market value of the instruments. The Company requires netting agreements with its foreign exchange counterparties to minimize

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

credit risk. The Company transacts foreign currency with highly rated banks and financial institutions. The Company constantly positions its investment and foreign currency portfolio to respond appropriately to a significant reduction in a credit rating of any counterparty or investment issuer.

The Company generally does not require collateral to secure accounts receivable. The risk with respect to trade receivables is mitigated by credit evaluations the Company performs on the Company’s customers, the short duration of the Company’s payments terms for the significant majority of the Company’s customer contracts and by the diversification of the Company’s customer base. Accounts receivable from the Company’s largest customer totaled 22% and 17% of the accounts receivable balance as of December 31, 2019 and 2020, respectively. The Company also has one other customer that represented 15% and 16% of the total accounts receivable amount as of December 31, 2019 and 2020, respectively.

The Company’s five largest customers account for approximately 60% and 63% of the outstanding trade receivables balance as of December 31, 2019 and 2020, respectively. These five customers account for approximately 55% and 51% of the Company’s revenue for the years ended December 31, 2019 and 2020, respectively. The Company’s largest customer accounts for 27% and 21% of Company’s revenue for the years ended December 31, 2019 and 2020, respectively.

Exposure to Credit Risk—The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	December 31, 2019	December 31, 2020
Receivables and prepayments
Trade receivables	$646,995	$774,712
Prepayments and other assets	1,152,612	209,317
Short-term deposits and money market funds	600,597	560,198
Cash in hand and at bank	396,718	347,879
Derivative financial assets	19,356	84,588
Receivables from government grants	234,140	51,660
Restricted cash	34,399	35,654

	$3,084,817	$2,064,008

The aging of financial assets including trade receivables is as follows:

			Past Due but Not Impaired
	Total	Neither Past Due Nor Impaired	< 30 Days	31-90 Days	91-120 Days	Great than 120 Days
December 31, 2019	$2,030,347	$1,994,555	$26,032	$6,785	$2,975	$—
December 31, 2020	$1,041,389	$1,026,367	$14,795	$197	$30	$—

Liquidity Risk—The Company monitors its risk to a shortage of funds by monitoring its cash flow situation. Ongoing cash forecasting and review processes have been set up to determine the amount of external funding needed. The Company has set up a process of mid- and long-term financial planning. The Company’s financing structure, including maturities of debt, is determined in response to the financing requirements identified with the long-term business planning process.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

The table below summarizes the maturity profile of the Company’s financial liabilities:

	Carrying Value	Contractual Cash Flows	1 Year or Less	1 to 5 Years	Greater than 5 Years	Total
December 31, 2019
Loans and borrowings	$2,729,167	$3,265,853	$664,067	$1,700,974	$900,812	$3,265,853
Lease obligations	519,169	687,105	169,803	293,172	224,130	687,105
Derivative financial liability	5,275	5,275	5,275	—	—	5,275
Trade payables and other payables	1,193,276	1,193,276	1,149,425	43,851	—	1,193,276

	$4,446,887	$5,151,509	$1,988,570	$2,037,997	$1,124,942	$5,151,509

December 31, 2020
Loans and borrowings	$2,337,955	$2,507,456	$447,490	$2,000,928	$59,038	$2,507,456
Lease obligations	464,512	597,996	165,621	256,997	175,778	598,396
Derivative financial liability	34,663	34,663	1,318	33,345	—	34,663
Trade payables and other payables	1,271,944	1,271,944	1,138,069	133,875	—	1,271,944

	$4,109,074	$4,412,059	$1,752,498	$2,425,145	$234,816	$4,412,459

In preparing the maturity profile, undiscounted payments are calculated based on contractually agreed interest rates where these are fixed, or, in the case of discounted liabilities for leases, where the interest rate is implicit in the financing arrangement. For variable interest arrangements undiscounted payments are determined based on the interest rate prevailing at the reporting date.

Assets and Liabilities Measured at Fair Value—The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1—Quoted (unadjusted) prices in active markets for identical assets or liabilities

Level 2—Other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

Level 3—Techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

Time deposits and money market funds are primarily classified within Level 1 or Level 2 because time deposits and money market funds are valued primarily using quoted market prices of similar instruments or alternative pricing sources and models utilizing market observable inputs.

For assets and liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. Foreign currency forward contracts are classified within Level 2. The fair values of foreign currency forward contracts are determined using quantitative models that require the use of multiple market inputs, including interest rates, prices and maturity dates to generate pricing curves, which are used to value the positions. The market inputs are generally actively quoted and can be validated through external sources. For foreign currency forward contract asset and liability positions with maturity dates which fall between the dates of quoted prices, interpolation of rate or maturity scenarios are used in determining fair values.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

During the years ended December 31, 2019 and 2020, there were no transfers between Level 1 and Level 2 fair value measurements.

Financial Instruments Measured at Fair Value on a Recurring Basis

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurement at Reporting Date Using
	Total	Quoted Prices Identical Assets/ Liabilities (Level 1)	Significant Other Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2019
Assets:
Cash equivalents:
Time deposits(1)	$230,400	$—	$230,400	$—
Money market funds(1)	370,197	370,197	—	—

Total cash equivalents	$600,597	$370,197	$230,400	$—

Investments in equity instruments(2)	$8,169	$—	$—	$8,169

Total investments in equity instruments	$8,169	$—	$—	$8,169

Derivatives:
Foreign currency forward contracts	$6,798	$—	$6,798	$—
Interest rate swaps	7,045	—	7,045	—
Cross currency swaps	5,513	—	5,513	—

Total derivatives(3)	$19,356	$—	$19,356	$—

Liabilities:
Derivatives—foreign currency forward contracts(4)	$5,275	$—	$5,275	$—

Total derivatives	$5,275	$—	$5,275	$—

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

	Fair Value Measurement at Reporting Date Using
	Total	Quoted Prices Identical Assets/ Liabilities (Level 1)	Significant Other Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Assets:
Cash equivalents:
Money market funds(1)	$560,198	$560,198	$—	$—

Total cash equivalents	$560,198	$560,198	$—	$—

Investments in equity instruments(2)	$12,737	$—	$—	$12,737

Total investments in equity instruments	$12,737	$—	$—	$12,737

Derivatives:
Foreign currency forward contracts	$42,199	$—	$42,199	$—
Cross currency swaps	33,169	—	33,169	—
Commodity hedge	9,220	—	9,220	—

Total derivatives(3)	$84,588	$—	$84,588	$—

Liabilities:
Derivatives:
Foreign currency forward contracts	$1,318	$—	$1,318	$—
Interest rate swaps	33,287	—	33,287	—
Commodity hedge	58	—	58	—

Total derivatives(4)	$34,663	$—	$34,663	$—

(1)	Included in cash and cash equivalents on the Company’s consolidated statements of financial position.
(2)	Included in current and noncurrent receivables, prepayments and other assets on the Company’s consolidated statements of financial position.
(3)	Included in other current and noncurrent financial assets on the Company’s consolidated statements of financial position.
(4)	Included in other current and noncurrent financial liabilities on the Company’s consolidated statements of financial position.

Assets Measured and Recorded at Fair Value on a Non-Recurring Basis

Certain assets and liabilities, such as non-marketable equity securities, equity method investments, intangible assets and property, plant and equipment, and other non-financial assets, are recorded at fair value only if an impairment or observable price adjustment is recognized in the current period. If an observable price adjustment or impairment is recognized on the Company’s non-marketable equity securities during the period, the Company will classify these assets as Level 3 within the fair value hierarchy based on the nature of the fair value inputs.

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

For the Company’s assets held for sale, the carrying amounts were $4,152 and $0 at December 31, 2019 and 2020, respectively, and fair values amounted to $30,075 and $0 at December 31, 2019 and 2020, respectively. The Company determined the asset’s carrying value to be within a reasonable fair value range of estimates.

Financial Instruments Not Recorded at Fair Value on a Recurring Basis

Financial instruments not recorded at fair value on a recurring basis include non-marketable equity securities (that have not been re-measured or impaired in the current period), grants receivable, loans receivable, lease obligations and the Company’s short-term and long-term debt.

The carrying and fair values of the Company’s financial instruments not recorded at fair value on a recurring basis are presented in the following table, classified according to the categories of loans and receivables (“LaR”) and financial liabilities at amortized cost (“FLAC”):

		December 31, 2019		December 31, 2020
Financial Liabilities	Category	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Trade and other payables		$1,193,276	$1,193,276	$1,271,944	$1,271,944
Other long-term debt	FLAC	2,729,167	2,724,502	2,337,955	2,336,114
Lease obligations	FLAC	519,169	593,704	464,512	464,422

Total		$4,441,612	$4,511,482	$4,074,411	$4,072,480

Estimated fair values of loans and borrowings is based on quoted prices for similar liabilities for which significant inputs are observable and represents a Level 2 valuation. The fair values are estimated based on the type of loan and maturity. The Company estimates the fair value using market interest rates for the Company’s debts with similar maturities.

35. Operating Segment Information

(a)	Operating segments, segment revenue, operating results

The Company’s chief operating decision-maker is the Company’s Chief Executive Officer who makes resource allocation decisions and assesses performance based on financial information presented on a consolidated basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for operations, operating results, and planning for levels or components below the consolidated unit level. Accordingly, the Company has determined that the Company has a single reportable segment and operating segment structure.

(b)	Revenue and non-current assets by geography and major customers’ representing at least 10% of revenue based on customer’s headquarters were as follows:

	For the years ended December 31,
Revenue by Geography	2018	2019	2020
United States	$4,408,710	$4,140,201	$3,368,262
Europe, the Middle East, and Africa	608,371	695,193	451,283
Taiwan	469,628	401,543	456,465
China	421,799	411,231	381,606
Others	287,531	164,620	192,889

	$6,196,039	$5,812,788	$4,850,505

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

Noncurrent Assets by Geography	2019	2020
United States	$7,470,185	$5,843,023
Germany	1,406,962	1,404,202
Singapore	1,270,538	1,114,603
Other	415,063	495,461

Total	$10,562,748	$8,857,289

Non-current assets include property, plant, equipment, right-of-use assets, intangible assets, investments in joint venture and associates, restricted cash (non-current) and receivables, prepayments and other assets (non-current).

	For the years ended December 31,
Major Customer	2018		2019		2020
	Amount	%	Amount	%	Amount	%
Customer A	$1,675,039	27	$1,600,131	28	$1,000,750	21
Customer B	578,097	9	442,537	8	536,915	11

36. Customer and Supplier Concentration

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

The Company earned a substantial portion of revenue from two customers in 2018, 2019 and 2020: Customer A amounted to 27%, 28% and 21% of total revenues, respectively, and Customer B amounted to 9%, 8%, and 11% of total revenues, respectively. As of December 31, 2019 and 2020, the amounts due from Customer A included in accounts receivable were $143,585 and $129,895, respectively, and the amounts due from Customer B included in accounts receivable were $124,289 and $100,410, respectively. The loss of the significant customers or the failure to attract new customers could have a material adverse effect on our business, results of operations and financial condition for the Company.

The Company purchased 33%, 42% and 52% of its SOI wafers, a key input into its products, from a single supplier in 2018, 2019 and 2020, respectively. As of December 31, 2019 and 2020, the net amount due to the supplier was $50,777 and $32,450 respectively. Any failure in the supplier’s ability to provide SOI wafers could materially and adversely affect the Company’s results of operations, financial condition, business and prospects.

37. Subsequent Events

The Company periodically assesses the estimated useful lives of our property, plant, and equipment. Based on the assessment of the longer product life cycles, the versatility of production equipment to provide better flexibility to meet changes in customer demands, and the ability to re-use production equipment over several technology cycles, the Company revised the estimated useful lives of its 200mm and 300mm production equipment from 5 and 8 years, respectively, to 10 years, beginning the first quarter of 2021. The impacts of the change in estimate are prospective and do not impact the periods presented.

In 2017, the Company and the local government of Chengdu, China (“CD”) entered into a set of agreements related to the establishment of a joint venture in Chengdu, China to establish and operate a greenfield wafer

GLOBALFOUNDRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(Dollars in thousands)

production site in Chengdu. The parties contemplated that the manufacturing operations would be implemented in two phases. Due to a variety of factors, including unanticipated market conditions, the manufacturing operations did not proceed as planned and the parties have been working to wind-down operations of the joint venture. On April 26, 2021, the Company received a claim from CD requesting that the Company share in CD’s alleged losses and related costs incurred to support the joint venture. The Company and CD are engaged in negotiations to settle the claim and the Company recorded an estimated provision of $34,000 in June 2021.

On April 28, 2021, International Business Machines (“IBM”) sent the Company a letter alleging for the first time that the Company did not fulfill the Company’s obligations under the contracts the Company entered into with IBM in 2014 associated with the Company’s acquisition of IBM’s Microelectronics business. IBM asserted that the Company engaged in fraudulent misrepresentations during the underlying negotiations, and claimed the Company owed them $2,500,000 in damages and restitution. The Company believes, based on discussions with legal counsel, that it has meritorious defenses against IBM’s claims and on June 7, 2021, the Company filed a complaint with the New York State Supreme Court seeking a declaratory judgment that the Company did not breach the relevant contracts. IBM subsequently filed its complaint with the New York State Supreme Court on June 8, 2021. The Company does not currently anticipate this proceeding to have a material impact on the Company’s results of operations, financial condition, business and prospects.

On September 3, 2021, the Company entered into a loan agreement with a lender, which provided for loan facilities with maximum drawdown of SGD1,541,000 thousand (US$1,148,500) at fixed interest rates. The loan matures on June 1, 2041, with interest-only payments for the first five years and principal repayments commence thereafter, payable on a semi-annual basis. No amounts have been drawn down on the facility.

On September 12, 2021, the Company amended the authorized share capital from $30,000 divided into 3,000,000,000 ordinary shares of a par value of $0.01 each; to $30,000 divided into 1,500,000,000 ordinary shares of a par value of $0.02 each, and effected a 1-for-2 reverse share split to reclassify all 1,153,804,300, 1,000,000,000 and 1,000,000,000 of our ordinary shares outstanding as of December 31, 2018, 2019, and 2020 respectively, to 576,902,150, 500,000,000 and 500,000,000 ordinary shares, respectively, which was approved by the Company’s board of directors and sole shareholder on September 9, 2021. As a result, the accompanying consolidated financial statements and related notes to the consolidated financial statements give retroactive effect to the reverse share split for all periods presented.

38. Subsequent Event (Unaudited)

For purpose of this filing, the Company has evaluated the effects of subsequent events through October 4, 2021.

On October 1, 2021, the Company’s board approved the conversion of the Shareholder Loan to additional paid-in-capital, and October 3, 2021, the Company executed an agreement with Mubadala to convert the remaining $10,112,687 of the Shareholder Loan balance into additional paid-in-capital (“the Conversion”). The Conversion did not have an impact on shares outstanding or have any dilutive effects, as no additional shares were issued.

These consolidated financial statements were issued on behalf of the Company on October 4, 2021 by:

Thomas Caulfield, Chief Executive Officer

David Reeder, Senior Vice President—Finance and Chief Financial Officer

******

GLOBALFOUNDRIES INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands, except share amounts)

	Note	Six Months Ended June 30
		2020	2021
Net revenues	3	$2,697,483	$3,038,186
Cost of revenues		3,058,108	2,708,171

Gross profit (loss)		(360,625)	330,015

Research and development expenses		243,245	234,658
Selling, general and administrative expenses		209,559	293,289

Operating expenses		452,804	527,947
Impairment charges		1,672	—

Other operating expenses		1,672	—

Loss from operations		(815,101)	(197,932)
Finance income		2,274	2,863
Finance expenses		(82,334)	(57,911)
Share of profit of joint ventures	4	1,984	1,933
Other income (expense), net		395,169	(19,690)

Loss before income taxes from operations		(498,008)	(270,737)
Income tax expense	5	(35,605)	(30,481)

Net loss for the period		$(533,613)	$(301,218)

Attributable to:
Shareholder of GLOBALFOUNDRIES INC.		$(532,296)	$(299,454)
Non-controlling interest		(1,317)	(1,764)

Net loss for the period		$(533,613)	$(301,218)

Net loss per share attributable to the equity holders of the Company:
Basic and diluted loss per share	6	$(1.06)	$(0.60)
Other comprehensive loss, net of tax:
Items that may be reclassified subsequently to profit or loss:
Share of foreign exchange fluctuation reserve of Subsidiaries		—	(4,994)
Effective portion of changes in the fair value of cash flow hedges		(74,499)	(18,548)
Income tax effect	5	461	832

		(74,038)	(22,710)
Items that will not be reclassified subsequently to profit and loss:
Remeasurement of existing equity interests		6,553	—
Share of foreign exchange fluctuation reserve of Subsidiaries		516	—

Total other comprehensive income (loss)		(66,969)	(22,710)

Total comprehensive loss for the period		$(600,582)	$(323,928)

Attributable to:
Shareholder of GLOBALFOUNDRIES INC.		$(599,265)	$(320,725)
Non–controlling interest		(1,317)	(3,203)

Total comprehensive loss for the period		$(600,582)	$(323,928)

Share amounts and per share data give retroactive effect to the reverse share split as described in the Subsequent Events footnote effective September 12, 2021.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

GLOBALFOUNDRIES INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2020 AND JUNE 30, 2021

(dollars in thousands)

	Note	December 31,	June 30,
		2020	2021
ASSETS
Noncurrent assets:
Property, plant and equipment, net	7	$8,226,202	$8,290,481
Goodwill and intangible assets, net	8	547,942	471,103
Investments in joint ventures	4	36,702	37,942
Other noncurrent financial assets		34,054	20,094
Deferred tax assets		443,566	418,753
Restricted cash		1,583	1,203
Receivables, prepayments and other assets	9	44,860	148,767

Total noncurrent assets		9,334,909	9,388,343

Current assets:
Inventories, net	10	919,519	1,005,320
Other current financial assets		50,534	22,227
Receivables from government grants		51,660	46,625
Receivables, prepayments and other assets*	9,13	1,022,863	1,129,308
Restricted cash		34,071	—
Cash and cash equivalents		908,077	804,688

Total current assets		2,986,724	3,008,168

Total assets		$12,321,633	$12,396,511

LIABILITIES AND EQUITY
Equity:
Share capital Ordinary shares, $0.02 par value, 1,500,000 thousand shares authorized, 500,000 thousand shares issued and outstanding as of December 31, 2020 and June 30, 2021		$10,000	$10,000
Additional paid-in capital		11,707,515	11,848,304
Loan from shareholder	13	10,680,687	10,554,687
Accumulated deficit		(15,218,509)	(15,517,963)
Accumulated other comprehensive loss		(3,319)	(24,590)

Equity attributable to the shareholder of GLOBALFOUNDRIES INC.		7,176,374	6,870,438
Non-controlling interest		65,128	61,925

Total equity		7,241,502	6,932,363

Noncurrent liabilities
Noncurrent portion of long-term debt	11	1,956,148	1,794,155
Noncurrent portion of finance lease obligations		333,242	373,133
Deferred tax liabilities		8,422	10,182
Noncurrent deferred revenue		12,112	362,345
Other noncurrent financial liabilities		33,345	20,950
Other noncurrent liabilities	12	358,787	277,689
Provisions		353,308	350,895
Noncurrent portion of deferred income from government grants		128,697	128,583

Total noncurrent liabilities		3,184,061	3,317,932

Current liabilities:
Current portion of long-term debt	11	381,807	381,690
Current portion of lease obligations		131,270	96,945
Current portion of deferred income from government grants		40,505	28,929
Current deferred revenue		94,081	169,808
Other current financial liabilities		1,318	18,180
Trade and other payables*	12,13	1,216,480	1,420,931
Income tax payable		30,609	29,733

Total current liabilities		1,896,070	2,146,216

Total liabilities		5,080,131	5,464,148

Total liabilities and equity		$12,321,633	$12,396,511

*	Includes amounts of related party transactions. See Note 13 for details.

Share amounts and per share data give retroactive effect to the reverse share split as described in the Subsequent Events footnote effective September 12, 2021.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

GLOBALFOUNDRIES INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

	Equity Attributable to Shareholder of GLOBALFOUNDRIES Inc.
	Common Shares		Additional Paid-In Capital	Loan from Shareholder	Accumulated Deficit	Hedging Reserve	Foreign Currency Translation Reserve	Total	Non- controlling Interest	Total Equity
	Shares	Amount
As of December 31, 2019	500,000,000	$10,000	$11,706,535	$11,167,687	$(13,870,938)	$9,967	$(4,121)	$9,019,130	$—	$9,019,130
Acquisition of subsidiaries	—	—	—	—	—	—	—	—	63,717	63,717
Repayment of loan from shareholder	—	—	—	(350,000)	—	—	—	(350,000)	—	(350,000)
Share-based payments	—	—	980	—	—	—	—	980	—	980
Net loss	—	—	—	—	(532,296)	—	—	(532,296)	(1,317)	(533,613)
Other comprehensive (loss) income	—	—	—	—	—	(74,038)	7,069	(66,969)	—	(66,969)

As of June 30, 2020	500,000,000	$10,000	$11,707,515	$10,817,687	$(14,403,234)	$(64,071)	$2,948	$8,070,845	$62,400	$8,133,245

As of December 31, 2020	500,000,000	$10,000	$11,707,515	$10,680,687	$(15,218,509)	$(14,941)	$11,622	$7,176,374	$65,128	$7,241,502
Repayment of loan from shareholder	—	—	—	(126,000)	—	—	—	(126,000)	—	(126,000)
Share-based payments	—	—	140,789	—	—	—	—	140,789	—	140,789
Net loss	—	—	—	—	(299,454)	—	—	(299,454)	(1,764)	(301,218)
Other comprehensive loss	—	—	—	—	—	(17,716)	(3,555)	(21,271)	(1,439)	(22,710)

As of June 30, 2021	500,000,000	$10,000	$11,848,304	$10,554,687	$(15,517,963)	$(32,657)	$8,067	$6,870,438	$61,925	$6,932,363

Share amounts and per share data give retroactive effect to the reverse share split as described in the Subsequent Events footnote effective September 12, 2021.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

GLOBALFOUNDRIES INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

	Note	Six Months Ended June 30
		2020	2021
Cash flows from operating activities
Net loss		$(533,613)	$(301,218)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	7	1,156,090	680,237
Amortization of intangible assets	8	128,473	104,430
Finance income		(2,274)	(2,863)
Finance expenses		82,334	57,911
Amortization of deferred income from government grants		(27,134)	(15,892)
Share of profit of joint ventures	4	(1,984)	(1,933)
Deferred income taxes		1,693	33,210
Foreign currency exchange net loss (gain)		1,132	(364)
Impairment charges		1,672	—
Gain on disposal of property, plant and equipment		(45,338)	(11,252)
Gain on remeasurement of existing equity interests		(38,470)	—
Gain on fair value of investment in equity instruments		—	(2,531)
Loss (gain) on derivatives		211	(641)
Share-based payments		980	143,775
Other operating activities		(51,507)	(7,110)
Change in assets and liabilities:
Receivables, prepayments and other assets		137,340	(245,964)
Inventories		28,705	(85,801)
Trade and other payables		(224,314)	289,525
Income tax payable		(6,051)	3,012

		607,945	636,531
Interest received		3,062	363
Interest paid		(76,471)	(50,918)
Income tax received (paid)		4,602	(3,886)

Net cash provided by operating activities		539,138	582,090

Cash flows from investing activities
Purchases of property, plant and equipment		(186,776)	(656,931)
Payments from settlement of hedges		(985)	(2,265)
Purchases of intangible assets		(79,934)	(68,499)
Cash dividends received from equity accounted investees		1,317	693
Advances and proceeds from sale of property, plant and equipment and intangible assets		81,020	264,713
Advances and proceeds from sale of a fabrication facility and application specific integrated circuit business		15,159	—
Acquisition of subsidiaries		4,133	—

Net cash used in investing activities		(166,066)	(462,289)

GLOBALFOUNDRIES INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

	Note	Six Months Ended June 30
		2020	2021
Cash flows from financing activities
Repayments of shareholder loan	13	(350,000)	(126,000)
Repayments of borrowings from shareholder		(111,516)	—
Proceeds from borrowings		1,724,342	265,275
Payment of debt issuance costs		(6,250)	(722)
Repayment of debt and finance lease obligations		(1,600,216)	(447,913)
Proceeds from government grants		244,139	50,652
Decrease in restricted cash		335	34,451

Net cash used in financing activities		(99,166)	(224,257)

Effect of exchange rate changes on cash and cash equivalents		(2,550)	1,067

Net increase (decrease) in cash and cash equivalents		271,356	(103,389)
Cash and cash equivalents at the beginning of the period		997,315	908,077

Cash and cash equivalents at the end of the period		$1,268,671	$804,688

Noncash investing and financing activities:
Amounts payable for property, plant and equipment		$71,395	$269,638

Property, plant and equipment acquired through lease		$1,731	$91,952

Amounts payable for intangible assets		$91,894	$121,830

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

1. CORPORATE INFORMATION

GLOBALFOUNDRIES Inc. (“GLOBALFOUNDRIES”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The address of GLOBALFOUNDRIES’ registered office is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands.

GLOBALFOUNDRIES and its subsidiaries (together referred to as the “Company”) is one of the world’s largest pure-play semiconductor foundries and offer a full range of mainstream wafer fabrication services and technologies. The Company manufactures a broad range of semiconductor devices, including microprocessors, mobile application processors, baseband processors, network processors, radio frequency modems, microcontrollers, power management units and microelectromechanical systems.

2. BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance—The unaudited interim condensed consolidated financial statements of GLOBALFOUNDRIES as of December 31, 2020 and June 30, 2021 and for the six months ended June 30, 2020 and 2021, have been prepared in accordance with International Accounting Standard (“IAS”) 34, Interim Financial Reporting.

The unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in the annual consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, and should be read in conjunction with the Company’s annual consolidated financial statements as of and for the year ended December 31, 2020.

The unaudited interim condensed consolidated financial statements were authorized by the Audit, Risk and Compliance Committee of GLOBALFOUNDRIES’ Board of Directors on September 8, 2021 to be issued and subsequent events have been evaluated for their potential effect on the unaudited interim condensed consolidated financial statements through September 13, 2021.

Significant Accounting Policies—The accounting policies (including accounting judgments, estimates and assumptions) adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements as of and for the year ended December 31, 2020, except for the following:

Recent Accounting Pronouncements, Adopted:

Amendments to IFRS 9, IAS 39, IFRS 7 and IFRS 16 Interest Rate Benchmark Reform (“IBOR reform”)

Phase 1 Amendments—On January 1, 2020, the Company adopted the Phase 1 amendments arising from the IBOR reform amendments issued in September 2019, which provides temporary relief from applying specific hedge accounting requirements to hedge relationships directly affected by IBOR reform, such that the effect is that IBOR reform should not generally cause hedge accounting to terminate.

Phase 2 Amendments—On January 1, 2021, the Company adopted the Phase 2 amendments arising from the IBOR reform issued in August 2020. The Phase 2 amendments address issues that arise from the implementation

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

of the IBOR reform, including the replacement of an interest rate benchmark with an alternative benchmark rate. The key reliefs provided to the Company are as follows:

•

financial instruments measured at amortized cost are allowed to account for changes in the basis for determining contractual cash flows as a direct consequence of the IBOR reform by updating the effective interest rate, provided that the new basis is economically equivalent to the previous basis, such that there is no immediate gain or loss recognized; and

•	most IFRS 9 hedge relationships that are directly affected by the IBOR reform are allowed to continue.

The Company has evaluated the extent to which its cash flow hedging relationships are subject to uncertainty driven by IBOR reform as of June 30, 2021. The Company’s hedged items and hedging instruments continue to be indexed to EURIBOR and LIBOR. These benchmark rates are quoted each day and the IBOR cash flows are exchanged with counterparties as usual. The Company has also evaluated the extent to which its loan and derivative contracts reference IBOR, whether such contracts will need to be amended as a result of IBOR reform. There has been communication about the IBOR reform with the counterparties. However, no amendment has been made to the Company’s existing IBOR-referenced loan and derivative contracts as of June 30, 2021.

As of June 30, 2021, there is still uncertainty about when and how replacement may occur with respect to the relevant hedged items and hedging instruments. Accordingly, the Company will continue to apply the Phase 1 amendments until the uncertainty arising from the IBOR reform with respect to the timing and the amount of the underlying cash flows that the Company is exposed to is no longer present. This uncertainty will not end until the Company’s contracts that reference IBOR are amended to specify the alternative benchmark rate and the relevant adjustment, if any. This will, in part, be dependent on the negotiation with the counterparties and the introduction of fall back clauses which have yet to be added to the Company’s contracts.

Earnings per share—Basic earnings per share is calculated by dividing the profit or loss attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted income per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding, adjusted for the effects of all dilutive potential ordinary shares. The weighted average number of ordinary shares outstanding is increased by the number of additional ordinary shares that would have been issued by the Company assuming exercise of all options with exercise prices below the average market price for the year. The Company did not hold any dilutive instruments as of June 30, 2020 and 2021.

Significant accounting judgments, estimates and assumptions—The preparation of the unaudited interim condensed consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses as well as the disclosure of commitments and contingencies. Actual results may differ from these estimates and such differences may be material to the unaudited interim condensed consolidated financial statements.

Changes in estimates—We periodically assess the estimated useful lives of our property, plant, and equipment. Based on our assessment of the longer product life cycles, the versatility of production equipment to provide better flexibility to meet changes in customer demands, and the ability to re-use production equipment over several technology cycles, we revised the estimated useful lives of our 200mm and 300mm production equipment from 5 and 8 years, respectively, to 10 years, beginning the first quarter of 2021. As a

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

result, this benefited net loss for the period by approximately $310,000 for the six months ended June 30, 2021. This change increased the Company’s total basic and diluted earnings per share by approximately $0.62 for the six months ended June 30, 2021.

Risk and uncertainty—The Company is subject to risks and uncertainties as a result of the COVID-19 pandemic. The extent of the impact of the COVID-19 pandemic on the Company’s business is highly uncertain and difficult to predict, as the response to the pandemic is rapidly evolving. While the Company did not experience a significant financial disruption from COVID-19 during the six months ended June 30, 2021, its business, financial condition, liquidity, and cash flow may subsequently be adversely affected, but it is impossible to predict the extent of any such impact as the circumstances rapidly evolve.

3. NET REVENUES

The following table presents the Company’s revenue disaggregated based on revenue source and timing of revenue recognition.

	Six Months Ended June 30
	2020	2021
Type of goods and services:
Wafer fabrication	$2,542,251	$2,854,920
Engineering and other pre-fabrication services	155,232	183,266

	$2,697,483	$3,038,186

Timing of revenue recognition:
Revenue recognized over time	$2,670,741	$170,634
Revenue recognized at a point in time	26,742	2,867,552

	$2,697,483	$3,038,186

During the year ended December 31, 2020, due to operational and commercial reasons, the Company modified the cancellation terms of its contracts with customers that are applicable to wafer products. As a result, the Company no longer has an enforceable right to payment covering cost incurred plus a reasonable profit margin for work completed to date when a customer cancels its wafers purchase order at any stage of production. The change was effective to all wafer outstanding purchase orders as of the date of contract modification and future purchase orders thereafter. The contract modification had no impact to the originally agreed wafer volume, the related wafer price, and other terms and conditions of its existing contracts with customers. Likewise, the modification did not have an impact to its contracts to provide non-recurring engineering (“NRE”) services to the customers’ specifications. Therefore, the Company continuously recognizes revenue as it delivers the NRE service as a percentage of costs incurred over total expected costs.

Prior to the contract modification, the Company satisfied its performance obligations over time because of the customer’s contractual obligation to pay for work completed to date with a reasonable profit. The change in cancellation terms substantively modified the contracts with customers. As a result, the Company no longer meets the criteria to account for revenue recognition from contracts with customers over time on the outstanding purchase orders at the contract modification date and future orders thereafter. Consequently, the Company recognizes revenue on the impacted outstanding wafers orders and future orders at the point at which control of the wafers is transferred to the customer, which is determined to be at the point of wafer shipment from our facilities or delivery to the customer location, as determined by the agreed shipping terms.

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

4. INVESTMENTS IN JOINT VENTURES

The Company has the following investments and voting rights in joint ventures:

	Country of Incorporation	Ownership
		December 31, 2020	June 30, 2021
Silicon Manufacturing Partners Pte Ltd. (“SMP”)	Singapore	49%	49%
Sensry GmbH (“Sensry”)	Germany	25	25

The following table presents the movement in investment in joint ventures:

	December 31, 2020	June 30, 2021
Beginning balance	$77,331	$36,702
Share of profits for the period	3,876	1,933
Capital reduction	(50)	—
Dividends declared during the period	(2,586)	(693)
Disposal of investments in joint ventures	(41,869)	—

Ending balance	$36,702	$37,942

5. INCOME TAXES

The Company calculates its consolidated income tax benefit (expense) using the effective tax rate that would be applicable to each jurisdiction’s expected total annual earnings (loss). The tax benefit (expense) for the six months ended June 30, 2020, a total tax benefit (expense) of ($35,605), which was composed of $1,984, ($30,812) and ($6,777) for entities comprising the Europe, United States and Singapore regions, respectively.

The tax benefit (expense) for the six months ended June 30, 2021, the total tax benefit (expense) totaled ($30,481), which was composed of ($2,186), $0 and ($28,295) for entities comprising the Europe, the United States and Singapore regions, respectively.

A further tax benefit (expense) for the six months ended June 30, 2020 and 2021 of $461 and $832, respectively, related to mark-to-market hedge gains (losses) is recorded in other comprehensive loss.

The United States tax provision for the six months ended June 30, 2020 and 2021 was ($30,812) and $0, respectively.

The Singapore tax provision was a tax benefit (expense) of ($6,777) and ($28,295) for the six months ended June 30, 2020 and 2021, respectively. The Singapore effective tax rate was 8.80% for the six months ended June 30, 2020 and 2021.

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

6. EARNINGS PER SHARE

Basic and diluted loss per share have been calculated for the six months ended June 30, 2020 and 2021 as follows:

	Six Months Ended June 30
	2020	2021
	(in thousands, except for share amounts)
Net (loss) available to equity shareholder of the Company	$(532,296)	$(299,454)
Weighted average common shares outstanding	500,000,000	500,000,000
Total basic and diluted EPS attributable to equity shareholders	$(1.06)	$(0.60)

7. PROPERTY, PLANT AND EQUIPMENT

During the six months ended June 30, 2020 and 2021, the Company acquired property, plant and equipment with costs of $222,196 and $748,471, respectively, excluding property, plant and equipment acquired through a business combination.

Property, plant and equipment with net book values of $25,355 and $3,955 were disposed by the Company during the six months ended June 30, 2020, and 2021, respectively. For the six months ended June 30, 2020 and 2021, the Company recorded net gains on disposal of $45,338 and $11,252, respectively, in other income, net in the unaudited interim condensed consolidated statement of operations and comprehensive loss.

8. GOODWILL AND INTANGIBLE ASSETS

During the six months ended June 30, 2020 and 2021, the Company acquired intangible assets with costs of $68,936 and $27,598, respectively, excluding goodwill and intangible assets acquired through a business combination.

Intangible assets with net book values of $22,745 and $7 were disposed by the Company during the six months ended June 30, 2020 and 2021, respectively, and with no net gain or loss on disposal.

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

9. RECEIVABLES, PREPAYMENTS AND OTHER ASSETS

	December 31, 2020	June 30, 2021
Noncurrent:
Advances and deposits paid	$—	$99,245
Non-trade receivables**	11,993	13,368
PILOT Bonds	20,037	20,037
Investments in equity instruments	12,737	16,097
Other	93	20

	$44,860	$148,767

Current:
Trade receivables, other than related parties	$767,257	$895,223
Prepaid expenses	22,283	62,360
Non-trade receivables**	70,482	53,871
Recoverable sales tax	49,104	50,892
Unbilled accounts receivable*	62,226	43,891
Advances and deposits paid	21,722	14,867
Trade receivables from related parties (Note 13)	7,455	5,335
Amounts due from related parties (Note 13)	1,279	1,161
Investment tax credits	19,178	—
Other	1,877	1,708

	$1,022,863	$1,129,308

*

Unbilled accounts receivable represent revenue recognized on revenue contracts less associated advances and progress billings. These amounts will be billed in accordance with the agreed-upon contractual terms or upon shipment of products or rendering services.

**	Non-trade receivables include property tax credits receivable.

The following table summarized the activity in the Company’s unbilled accounts receivable during the year ended December 31, 2020 and six months ended June 30, 2021, respectively:

	December 31, 2020	June 30, 2021

Beginning balance	$956,663	$62,226
Revenue recognized during the period	4,548,456	18,428
Cumulative catch-up adjustment to revenue	(315,308)	—
Amounts invoiced	(5,127,585)	(42,763)
Reclassification	—	6,000

Ending balance	$62,226	$43,891

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

10. INVENTORIES

The following table presents the activities in inventory reserve as of December 31, 2020 and June 30, 2021, respectively:

	December 31, 2020	June 30, 2021

Beginning balance	$143,193	$242,995
Additions	228,559	93,881
Previously fully reserved inventory
Written-off and scrapped	(96,972)	(20,130)
Elimination of reserve upon sale of inventory	(31,785)	(181,905)

Ending balance	$242,995	$134,841

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

11. LONG TERM DEBT

The following table outlines the terms and amounts of the Company’s debt:

Particulars	Description	Currency	Nominal Interest Rate	Year of Maturity	December 31, 2020 Carrying Amount	June 30, 2021 Carrying Amount
Secured term loan	PILOT Bonds	USD	Variable Rate Note	2021	$10,457	$10,457
Secured term loan	Accounts Receivable Factoring	USD	LIBOR + 0.90%	2022	86,944	87,101
Secured term loan	2018 Tool Equipment Purchase and Lease Financing	USD	LIBOR + 1.60%	2023	74,250	74,459
Secured term loan	2019 Tool Equipment Purchase and Lease Financing	USD	LIBOR + 1.75%	2024	83,812	84,032
Secured term loan	2019 USD Dresden Equipment Financing	USD	LIBOR + 1.75%	2024	35,473	35,550
Secured term loan	2018 IKB Term Loan	EUR	EURIBOR + 2.50%	2024	12,240	11,847
Secured term loan	2020 USD Equipment Financing	USD	LIBOR + 1.90%	2025	58,539	58,716
Secured term loan	2019 EUR Dresden Equipment Financing	EUR	EURIBOR + 1.75%	2026	15,366	14,848
Secured term loan	TPI Loan	EUR	2.60%	2026	2,687	2,621
Secured term loan	i. Park East Fishkill	USD	0.30%	2027	2,039	2,059

Current total					381,807	381,690

Noncurrent:
Secured term loan	2018 Tool Equipment Purchase and Lease Financing	USD	LIBOR + 1.60%	2023	93,401	56,119
Secured term loan	2019 USD Dresden Equipment Financing	USD	LIBOR + 1.75%	2024	179,779	161,984
Secured term loan	2019 Tool Equipment Purchase and Lease Financing	USD	LIBOR + 1.75%	2024	190,186	148,115
Secured term loan	2018 IKB Term Loan	EUR	EURIBOR + 2.50%	2024	36,815	29,687
Secured term loan	USD Term Loan A	USD	LIBOR + 2.90%	2025	646,005	646,405
Secured term loan	2020 USD Equipment Financing	USD	LIBOR + 1.90%	2025	211,382	181,982
Secured term loan	EUR Term Loan A	EUR	EURIBOR + 2.60%	2025	101,380	98,162
Secured term loan	2019 EUR Dresden Equipment Financing	EUR	EURIBOR + 1.75%	2026	474,522	451,627
Secured term loan	TPI Loan	EUR	2.60%	2026	11,053	9,400
Secured term loan	i. Park East Fishkill	USD	0.30%	2027	11,625	10,674

Noncurrent total					1,956,148	1,794,155

Total					$2,337,955	$2,175,845

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

The following table summarizes available unutilized credit facilities available to the Company to maintain liquidity necessary to fund operations:

		December 31, 2020	June 30, 2021
Citibank Revolving Credit Facility	Committed	$403,271	$406,955
Societe Generale Singapore Revolving Credit Facility	Uncommitted	23,958	23,503
JPMorgan Chase PILOT Letter of Credit	Committed	12,211	12,211
Societe Generale Singapore Factoring	Committed	34,756	4,599
Deutsche Bank	Uncommitted	3,122	3,305
Citibank—USD	Uncommitted	780	799
Mubadala Treasury Holding Company LLC Revolving Credit Facility	Committed	400,000	400,000

		$878,098	$851,372

Accounts Receivable Factoring—On February 17, 2021, the Company entered into agreements to amend and restate the terms of the original Accounts Receivable Factoring arrangements to factor certain of its accounts receivable up to a maximum outstanding amount of $91,700. The Company agreed to pay financing costs of LIBOR plus 0.90%.

12. TRADE AND OTHER PAYABLES

	December 31, 2020	June 30, 2021
Noncurrent:
Advances and deposits	$224,912	$190,989
Payables for purchases of intangible assets	109,451	77,668
Other	24,424	9,032

	$358,787	$277,689

Current:
Payable to non-related parties	$414,547	$529,142
Amounts payable for property, plant and equipment	185,945	269,638
Accrued employee related expenses, bonuses and long-term incentive plan	255,395	204,941
Accrued expenses	215,405	229,112
Advances and deposits	78,411	95,501
Amounts payable for intangible assets	49,844	44,162
Payable to related parties (Note 13)	10,793	9,081
Interest payable	3,272	2,491
Other	2,868	36,863

	$1,216,480	$1,420,931

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

13. RELATED PARTY DISCLOSURES

Balances with related parties disclosed in the unaudited interim condensed consolidated statements of financial positions are as follows:

	December 31, 2020		June 30, 2021
	Due from Related Parties	Due to Related Parties	Due from Related Parties	Due to Related Parties
SMP	$8,734	$10,480	$6,496	$8,818
Mubadala Technology	—	313	—	263

Total*	$8,734	$10,793	$6,496	$9,081

*

The total amounts of $8,734 and $6,496 due from related parties as of December 31, 2020 and June 30, 2021, respectively, have been included in receivables, prepayments and other assets (see Note 9). The $10,793 and $9,081 of the due to related parties balances as of December 31, 2020 and June 30, 2021, respectively, have been included in trade and other payables (see Note 12).

The following table presents the related party transactions included in the unaudited interim condensed consolidated statements of operations and comprehensive loss:

	Six Months Ended June 30
	2020	2021
Purchases from:
SMP*	$31,029	$29,435

Other transactions with:
SMP (reimbursement of expenses and contribution of tools)	$22,692	$21,948
Mubadala Technology (reimbursement of expenses)	19	161

	$22,711	$22,109

*	Purchases from SMP primarily comprised wafer purchases.

Transactions with Shareholder:

Shareholder Loan Agreement—The Company, as a borrower, entered into loan facilities with its shareholder in 2012 to 2016 (collectively the “Shareholder Loans”). The Shareholder Loans are non-interest bearing and principal repayment, in whole or in part, is entirely at the Company’s discretion as explicitly stated in the loan agreement. The Shareholder Loans are subordinated to any claims of other unsubordinated and subordinated creditors, including beneficiaries under guarantees issued, of the Company. The loans have no maturity date and remain outstanding until the loans are paid in full. Further, there are no contingent settlements in the agreements. Since the Shareholder Loans do not contain any contractual obligations to deliver cash, but rather allow the Company to make repayment at its absolute discretion and further prohibit the shareholder from demanding repayment, the Company treated the Shareholder Loans as equity.

The Company repaid $487,000 and $126,000 during the year ended December 31, 2020 and the six months ended June 30, 2021, respectively.

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

On July 7, 2021 and August 4, 2021, the Company has repaid an additional $225,000 and $217,000 respectively.

14. COMMITMENTS AND CONTINGENCIES

Commitments—The Company’s unconditional purchase commitments are as follows:

	December 31, 2020	June 30, 2021
Contracts for capital expenditures	$952,604	$1,655,175
Contracts for operating expenditures	1,044,560	3,048,408

	$1,997,164	$4,703,583

Due within the next 12 months	$1,316,090	$2,031,727

In addition to the above, the Company obtained letters of credit to primarily guarantee the PILOT bonds’ interest payments, payments for utility supplies and foreign statutory payroll related charges. The Company has available letters of credit facilities of $36,211 and $36,211 as of December 31, 2020 and June 30, 2021, respectively, and has drawn down bank guarantees of $3,098 and $2,895 as of December 31, 2020 and June 30, 2021, respectively.

Leases of low value items and short-term leases that do not meet the capitalization criteria under the Company’s lease policy are treated as operating expenses. The following summarizes the Company’s non-cancellable operating lease arrangements which were not capitalized and the minimum future rental payments under these arrangements:

	December 31, 2020	June 30, 2021
Within one year	$1,409	$1,209
After one year but not more than five years	1,557	1,074

	$2,966	$2,283

Contingencies—From time to time, the Company is a party to claims that arise in the normal course of business. These claims include allegations of infringement of intellectual property rights of others as well as other claims of liability. In addition, the Company, on a case by case basis, includes intellectual property indemnification provisions in the terms of sale and technology licenses with third parties. The Company is also subject to various taxes in the different jurisdictions in which it operates. These include property, goods and services, and other non-income taxes. The Company accrues costs associated with these matters when they become probable and reasonably estimable. The Company does not believe it is probable that losses associated with these matters beyond those already recognized will be incurred in amounts that would be material to the unaudited interim condensed consolidated statements of financial position or unaudited interim condensed consolidated statements of operations and comprehensive loss.

On April 26, 2021, the Company received a claim from the Chengdu, China local government (“CD”) requesting that the Company share in CD’s alleged losses and related costs incurred to support the joint venture. The Company and CD are engaged in negotiations to settle the claim and the Company recorded an estimated provision of $34,000 in June 2021.

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

On April 28, 2021, International Business Machines (“IBM”) sent the Company a letter alleging for the first time that the Company did not fulfill the Company’s obligations under the contracts the Company entered into with IBM in 2014 associated with the Company’s acquisition of IBM’s Microelectronics business. IBM asserted that the Company engaged in fraudulent misrepresentations during the underlying negotiations, and claimed the Company owed them $2,500,000 in damages and restitution. On June 7, 2021, the Company filed a complaint with the New York State Supreme Court seeking a declaratory judgment that the Company did not breach the relevant contracts. IBM subsequently filed its complaint with the New York State Supreme Court on June 8, 2021. The Company believes, based on discussions with legal counsel, that it has meritorious defenses against IBM’s claims. The Company does not currently anticipate this proceeding to have a material impact on the Company’s results of operations, financial condition, business and prospects.

15. FAIR VALUE MEASUREMENT OF ASSETS AND LIABILITIES

Financial Instruments Measured at Fair Value on a Recurring Basis

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurement at Reporting Date Using
	Total	Quoted Prices Identical Assets/ Liabilities (Level 1)	Significant Other Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Assets:
Cash equivalents:
Money market funds(1)	$560,198	$560,198	$—	$—

Total cash equivalents	$560,198	$560,198	$—	$—

Investments in equity instruments(2)	$12,737	$—	$—	$12,737

Total investments in equity instruments	$12,737	$—	$—	$12,737

Derivatives:
Foreign currency forward contracts	$42,199	$—	$42,199	$—
Cross currency swaps	33,169	—	33,169	—
Commodity hedge	9,220	—	9,220	—

Total derivatives(3)	$84,588	$—	$84,588	$—

Liabilities:
Derivatives:
Foreign currency forward contracts	$1,318	$—	$1,318	$—
Interest rate swaps	33,287	—	33,287	—
Cross currency swaps	58	—	58	—

Total derivatives(4)	$34,663	$—	$34,663	$—

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

	Fair Value Measurement at Reporting Date Using
	Total	Quoted Prices Identical Assets/ Liabilities (Level 1)	Significant Other Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2021
Assets:
Cash equivalents:
Money market funds(1)	$70,198	$70,198	$—	$—

Total cash equivalents	$70,198	$70,198	$—	$—

Investments in equity instruments(2)	$16,097	$1,031	$—	$15,066

Total investments in equity instruments	$16,097	$1,031	$—	$15,066

Derivatives:
Foreign currency forward contracts	$3,937	$—	$3,937	$—
Cross currency swaps	17,334	—	17,334	—
Commodity hedge	21,050	—	21,050	—

Total derivatives(3)	$42,321	$—	$42,321	$—

Liabilities:
Derivatives:
Foreign currency forward contracts	$18,177	$—	$18,177	$—
Interest rate swaps	20,885	—	20,885	—
Commodity hedge	68	—	68	—

Total derivatives(4)	$39,130	$—	$39,130	$—

(1)	Included in cash and cash equivalents on the Company’s unaudited interim condensed consolidated statement of financial position.
(2)	Included in current and noncurrent receivables, prepayments and other assets on the Company’s unaudited interim condensed consolidated statement of financial position.
(3)	Included in other current and noncurrent financial assets on the Company’s unaudited interim condensed consolidated statement of financial position.
(4)	Included in other current and noncurrent financial liabilities on the Company’s unaudited interim condensed consolidated statement of financial position.

During the year ended December 31, 2020 and the six months ended June 30, 2021, there were no transfers between Level 1 and Level 2 fair value measurements.

Assets Measured and Recorded at Fair Value on a Non-Recurring Basis

Certain assets and liabilities, such as equity method investments, intangible assets and property, plant and equipment, and other non-financial assets, are recorded at fair value only if an impairment or observable price adjustment is recognized in the current period.

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

Financial Instruments Not Recorded at Fair Value on a Recurring Basis

Financial instruments not recorded at fair value on a recurring basis include grants receivable, loans receivable, lease obligations and the Company’s short-term and long-term debt.

The carrying and fair values of the Company’s financial instruments not recorded at fair value on a recurring basis are presented in the following table, classified according to the categories of financial liabilities at amortized cost (“FLAC”):

	Category	December 31, 2020		June 30, 2021
Financial Liabilities		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	FLAC	$2,337,955	$2,336,114	$2,175,845	$2,173,801

Estimated fair values of long-term debt are based on quoted prices for similar liabilities for which significant inputs are observable and represents a Level 2 valuation. The fair values are estimated based on the type of loan and their maturities. The Company estimates the fair value using market interest rates of debts with similar maturities.

16. SHARE-BASED PAYMENTS

In 2017, the Company approved the Share Incentive Plan, which was intended to attract and retain talented employees and align shareholder and employee interests. Share options under the Share Incentive Plan will be deemed vested shares over a five-year period.

In 2019, the Company offered to exchange the share options under the Share Incentive Plan with new share options under the “2018 Share Incentive Plan,” under which the Company granted up to 25 million options to purchase shares in the Company with an exercise price of $10.00 per share. The options vest over four or five years, depending on the timing of the grant. Options are settled in ordinary shares upon exercise. The options are not exercisable and do not vest until twelve months after the occurrence of a liquidity event. On April 19, 2019, the Company issued the share options subject to the tender offer.

The share options are effective for a term of ten years from the grant date. Because the vesting and exercisability of these share options are dependent on a qualified liquidity event, the Company had to assess the probability of such an event in order to determine the expenses related to the share-based payments for the period. On June 30, 2021, the Company deemed an IPO to be probable under IFRS, and recognized equity-settled share-based compensation expense of $140,789 based on the graded vesting of the awards outstanding as of the IPO probable date. The Company incurred $2,986 of payroll taxes associated with the share-based compensation expense.

The share options were valued using the Black-Scholes option pricing model. Upon the tender offer, the Company accounts for the modifications only if they are beneficial to the share option holders. The incremental fair value at the date of modification was estimated using the Black-Scholes option pricing model and will be recognized in addition to the grant-date fair value. The equity volatility was determined based on the historical volatilities of comparable publicly traded companies over a period equal to the expected average share-based payments life. The risk-free rate of interest was interpolated from the U.S. Constant Maturity Treasury rate curve to reflect the remaining expected life of share options.

GLOBALFOUNDRIES INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021

(dollars in thousands)

The assumptions used to value the Company’s options granted during the period presented and their expected lives were as follows:

	December 31, 2020	June 30, 2021
Expected dividend yield	0.0%	0.0%
Expected volatility	43.5%	45.0%
Expected term	5.5 years	4.5 years
Risk-free interest rate	0.32%—1.46%	0.56%
Estimated common stock valuation	$20.48—$24.62	$24.64—$26.04

As of June 30, 2021 there were 22,217,638 share options outstanding with exercise prices ranging from $10.00 to $26.00.

17. SUBSEQUENT EVENTS

On September 3, 2021, the Company entered into a loan agreement with a lender, which provided for loan facilities with maximum drawdown of SGD1,541,000 thousand (US$1,148,500) at fixed interest rates. The loan matures on June 1, 2041, with interest-only payments for the first five years and principal repayments commence thereafter, payable on a semi-annual basis. No amounts have been drawn down on the facility.

On September 12, 2021, the Company amended the authorized share capital from $30,000 divided into 3,000,000,000 ordinary shares of a par value of $0.01 each; to $30,000 divided into 1,500,000,000 ordinary shares of a par value of $0.02 each, and effected a 1-for-2 reverse share split to reclassify all 1,000,000,000 of our ordinary shares outstanding as of December 31, 2020 and June 30, 2021, to 500,000,000 ordinary shares, which was approved by the Company’s board of directors and sole shareholder on September 9, 2021. As a result, the accompanying unaudited interim condensed consolidated financial statements and related notes to the unaudited interim condensed consolidated financial statements give retroactive effect to the reverse share split for all periods presented.

These unaudited interim condensed consolidated financial statements were issued on behalf of the Company on September 13, 2021 by:

Thomas Caulfield, Chief Executive Officer

David Reeder, Senior Vice President—Finance and Chief Financial Officer

******

$32Bn
design wins
since 2018

~80%
of 2020 design wins were
single-sourced business

Five
Manufacturing sites
across three continents

~2MM
2020 Wafer shipments
(300mm eq.)

~15,000
Employees

~10,000
Patents

>200
Customers in 2020

~$20Bn
in aggregate revenue
commitments drives
high visibility